Form 10-K, Exhibit 13
period 1993-12-31
CLEVELAND CLIFFS INC
filed 1994-03-28
CIK 764065

MANAGEMENT'S DISCUSSION AND ANALYSIS                            Exhibit 13(a)
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

In 1993, Cleveland-Cliffs earned $31.4 million, or $2.62 a share, excluding the recovery on the settlement of the Company's bankruptcy claim against The LTV Corporation (including its wholly-owned, integrated steel company subsidiary, LTV Steel Company, Inc.; collectively "LTV"). Including the $23.2 million net recovery, earnings were $54.6 million, or $4.55 per share.


   Following is a summary of results for the years 1993, 1992, and 1991:

                                                           (In Millions, Except Per Share)
                                                          --------------------------------
                                                          1993        1992         1991
- ------------------------------------------------------------------------------------------
Net Income Before Cumulative
  Effect of Accounting Changes
    - Amount                                              $ 54.6      $ 30.8       $ 53.8
    - Per Share                                             4.55        2.57         4.55

Cumulative Effect of Accounting Changes,
  Net of Income Taxes
     Other Post Employment Benefits                                    (42.5)
     Income Taxes                                                        3.8
                                                          -------     -------      -------
         Total Cumulative Effect                                       (38.7)
                                                          -------     -------      -------

Net Income (Loss)
       - Amount                                           $ 54.6      $( 7.9)      $ 53.8
                                                          =======     =======      =======
       - Per Share                                        $ 4.55      $( .66)      $ 4.55
                                                          =======     =======      =======

Year 1991 results included a $14.4 million net gain on the sale of timberlands.

1993 VERSUS 1992
- ----------------

Revenues were $355.9 million in 1993, an increase of $28.9 million from 1992. Revenues included a $35.7 million pre-tax recovery on the LTV bankruptcy claim in 1993 and a $2.4 million residual recovery of a bankruptcy claim against Wheeling-Pittsburgh Steel Corporation ("Wheeling") in 1992. Without these items, revenues in 1993 were $320.2 million, down $4.4 million from 1992. Revenues from product sales and services in 1993 totaled $268.1 million, up $1.2 million from 1992, mainly due to higher sales volume, partially offset by lower coal revenues related to the Company's exit from the coal business in 1993 and lower average iron ore sales price. North American pellet sales were
6.4 million tons in 1993 compared with 6.0 million tons in 1992. Royalty and management fee revenues in 1993 totaled $39.7 million, a decrease of $4.1 million from 1992 due primarily to decreased production as a result of a six-week labor strike in the third quarter of 1993 at the Empire, Hibbing and Tilden mines, and higher payments to mineral owners.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

Net income for the year 1993, excluding a $23.2 million gain on the LTV bankruptcy settlement, was $31.4 million, an increase of $2.2 million from the comparable 1992 period, before a $38.7 million after-tax charge in 1992 for the cumulative effect of adopting two new accounting standards and a $1.6 million after-tax residual Wheeling bankruptcy recovery in 1992.

The earnings improvement of $2.2 million reflected a $13.0 million after-tax provision for doubtful accounts receivable in 1992, higher sales volume, inventory reduction, and higher Australian earnings, partially offset by an estimated $5.4 million after-tax cost of the six-week strike, lower sales margin, a non-recurring state tax credit in 1992, and lower royalties.

In 1993, the Company recorded a $23.2 million, or $1.93 per share, after-tax gain on the receipt of securities in settlement of its bankruptcy claim against LTV. In January, 1992, the Company recorded a $38.7 million, or $3.23 per share, charge for the cumulative effect of adopting new accounting standards covering retiree medical costs and income taxes. In 1992, the Company received a $2.4 million supplemental recovery on a prior year settlement of its bankruptcy claim against Wheeling, which resulted in an after-tax gain of $1.6 million, or 13 cents per share.

Including the special items, year 1993 net income was $54.6 million, versus a net loss of $7.9 million in 1992.

1992 VERSUS 1991
- ----------------

Revenues were $327.0 million in 1992, a decrease of $36.3 million from 1991. Revenues in 1992 included a $2.4 million pre-tax recovery on bankruptcy claims. Revenues in 1991 included a $21.5 million pre-tax gain on the sale of forest lands and $5.8 million of pre-tax recoveries on bankruptcy claims. Without these items, revenues in 1992 were $324.6 million, down $11.4 million from 1991. Revenues from product sales and services in 1992 totaled $266.9 million, a decrease of $4.7 million from 1991 mainly due to the sale of coal interests in 1992 and reduced Savage River sales realization, partially offset by increased service revenues. North American pellet sales were 6.0 million tons in both years. Royalties and management fee revenue in 1992 totaled $43.8 million, a decrease of $2.0 million from 1991 due primarily to the Company's reduced coal business and higher payments to mineral owners.

Net income before the cumulative effect of accounting changes of $30.8 million in 1992 decreased $23.0 million from results in 1991. The decrease primarily reflected a $21.5 million pre-tax gain on the sale of timberlands in 1991 and a $17.5 million provision for doubtful accounts receivable in 1992, a less favorable sales mix, higher effective income tax rate, and lower net interest income, partially offset by lower mine development costs, a $3.9 million credit for resolution of a state tax dispute, and higher dividend income.

In 1992, the Company adopted Financial Accounting Standards ("FAS") 106 and 109 effective January 1, 1992. (See Note A to Consolidated Financial Statements).

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

The prior years' cumulative effect of FAS 106, "Accounting for Post-Retirement Benefits Other than Pensions" ("OPEB"), resulted in a one-time, after-tax charge against first quarter 1992 results of $42.5 million, or $3.54 per common share.

The prior years' cumulative effect of FAS 109, "Accounting for Income Taxes," which changes the accounting for income taxes from the deferred method to the liability method, resulted in a non-cash credit to income of $3.8 million, or 31 cents per share, in the first quarter of 1992.

OPERATING RESULTS IN 1994
- -------------------------

The following items are expected to affect 1994 results of operations versus
1993:

    bullet     Higher labor contract costs
    bullet     Lower Australian pellet price
    bullet     Increased pension and OPEB costs due to lower interest rates
    bullet     Development costs for reduced iron projects
    bullet     Higher average North American pellet price
    bullet     Extremely severe winter weather in U.S. mining regions in
               early 1994
    bullet     Non-recurring strike impact in 1993, including inventory
               liquidation

CASH FLOW AND LIQUIDITY
- -----------------------

At December 31, 1993, the Company had cash and equivalents totaling $67.9 million, including $3.1 million dedicated to fund Australian mine
obligations.   During the year 1993, the Company  converted $90.0 million of cash equivalents to  highly-liquid marketable securities to improve its  return
on  those funds.   At year-end, these  marketable securities  were $93.1
million. In addition, the full amount of a $75.0 million unsecured revolving credit agreement was available.

Since December 31, 1992, cash and marketable securities have increased by $32.4 million to $161.0 million due mainly to cash flow from operating activities (excluding changes in operating assets and liabilities), $33.8 million, and decreases in operating assets and liabilities other than marketable securities, $36.5 million, partially offset by cash dividends, $26.4 million, capital expenditures, $5.0 million, and debt repayments, $4.4 million.

Excluding the $93.1 million investment in marketable securities, working capital decreased by $36.5 million primarily due to a decrease in product inventories, $21.9 million, decreased receivables from associated companies, $5.6 million, and lower deferred tax assets, $3.6 million.

North American pellet inventories at December 31, 1993 were .8 million tons or $19.4 million, a decrease of .7 million tons, or $20.1 million, from December 31, 1992. The decrease reflected lower production due to the six-week strike and increased sales, partially offset by strike-related pellet purchases.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED


FOLLOWING IS A SUMMARY OF 1993 CASH FLOW:

                                                                    (Millions)
                                                                    -----------
Cash Flow from Operating Activities
  excluding changes in operating assets and liabilities...........  $  33.8
Changes in Operating Assets and Liabilities:
  Marketable Securities...........................................   ( 93.1)
  Other ..........................................................     36.5
                                                                    --------
   Net Cash (Used by) Operations..................................   ( 22.8)
Dividends.........................................................   ( 26.4)
Capital Expenditures..............................................   (  5.0)
Debt Payments.....................................................   (  4.4)
Purchase of Long-Term Investments.................................   (  3.6)
Other (net) ......................................................      1.5
                                                                    --------
   Net (Decrease) in Cash and Cash Equivalents....................  $( 60.7)
Increase in short-term Marketable Securities......................     93.1
                                                                    ---------
   Net Increase in Cash and Marketable Securities.................  $  32.4
                                                                    =========


FOLLOWING IS A SUMMARY OF KEY LIQUIDITY MEASURES:

                                                                               At December 31
                                                                               (Millions)
                                                                        ------------------------------------
                                                                        1993           1992            1991
                                                                       ------        --------        --------
Cash and Temporary Investments
   Cash and Cash Equivalents .................                         $ 67.9        $128.6          $ 95.9
   Marketable Securities......................                           93.1            --              --
                                                                       ------        -------         -------
       Total                                                           $161.0        $128.6          $ 95.9
                                                                       ======        =======         =======
Working Capital..............................                          $186.0        $188.9          $139.7
                                                                       ======        =======         =======

Ratio of Current Assets to Current
  Liabilities................................                           3.9:1         4.1:1           3.1:1

LONG-TERM INVESTMENTS
- ---------------------

Total cash and long-term securities at December 31, 1993 dedicated to fund the eventual Savage River closedown liability were $15.5 million, including Australian government securities, $12.4 million, and cash of $3.1 million.

Additionally at December 31, 1993, the Company had other long-term investments as follows:

       bullet Weirton Steel Corporation 12-1/2 percent redeemable issue of preferred stock, with a par value of $25.0 million, due in 2003.
       bullet LTV Common Stock, .8 million shares with a market value of $13.2 million.
       bullet  Long-term government and corporate bonds, $6.9 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

NORTH AMERICAN IRON ORE
- -----------------------

Since the integrated steel industry in North America has experienced difficult business conditions and substantial financial losses over a period of years, the major business risk faced by the Company is the potential financial failure and shutdown of one or more of its significant customers and partners, with the resulting loss of ore sales and royalty and management fee income. If any such shutdown were to occur without mitigation through replacement sales volume or cost reduction, it would represent a significant adverse financial development to the Company. The iron mining business has relatively high operating leverage because "fixed" costs are a large portion of the cost structure. Therefore, loss of sales volume due to failure of a customer or other loss of business would have an adverse income effect proportionately greater than the revenue effect.

Sharon Steel Corporation ("Sharon"), which was a significant customer, suspended its blast furnace operations in September, 1992, and filed for protection from its creditors under Chapter 11 of the U. S. Bankruptcy Code on November 30, 1992. The Company's sales of iron ore to Sharon, which for the year 1992 totaled .7 million tons through August, were suspended when Sharon's blast furnace operations were idled prior to the bankruptcy filing. No shipments of iron ore were made to Sharon in the fourth quarter of 1992 or for the entire year 1993. Sharon is attempting to reorganize, but it is highly unlikely that such reorganization efforts will be successful in restarting blast furnace operations. The Company was able to replace the lost Sharon sales for the year 1993.

Another significant customer of the Company, McLouth Steel Corporation ("McLouth") continues to encounter financial difficulties. Temporary concessions were extended by the Company, other suppliers and McLouth employees
during 1993.   Sales to McLouth totaled 1.5 million tons in 1993 which
represented 23 percent of sales volume and contributed $8.9 million to net income before fixed cost absorption. Included in the Company's December 31, 1993 inventory was .2 million tons consigned to McLouth in accordance with long-standing practice.

The Company has fully reserved its accounts receivable from McLouth and Sharon.

Algoma Steel Inc. ("Algoma"), one of the Company's significant partners, emerged from Canadian financial restructuring proceedings on June 5, 1992. The Company purchased Algoma's Tilden Mine hematite production rights as part of the restructuring in return for certain commercial and financial benefits. Algoma also renewed its guarantee of the Tilden obligations of Algoma's wholly-owned subsidiary.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

In February, 1994, the Company reached agreement in principle with Algoma and Stelco Inc. to restructure and simplify the Tilden Mine operating agreement effective January 1, 1994. The principal terms of the new agreement are (1) the participants' tonnage entitlements and cost-sharing will be based on a
6.0 million ton target normal production level instead of the previous 4.0 million ton base production level, (2) the Company's interest in the Tilden Magnetite Partnership increases from 33.33% to 40.0% with an associated increase in the Company's obligation for mine costs, (3) the Company will receive an increased royalty, (4) the Company has the right to supply any additional iron ore pellet requirements of Algoma from Tilden or the Company, and (5) a partner may take additional production with certain fees paid to the Partnership. The agreement is not expected to have a material financial effect on the Company's consolidated financial statements. In a related transaction, Algoma repaid $4.2 million to the Company on December 30, 1993, in connection with cancellation of the Hematite Entitlement Agreement. The Company's investments in associated companies, $152.2 million, reflect an $8.8 million reduction, related to such cancellation. The new Tilden arrangements reflect an underlying plan of operating improvements and will allow a lengthening of the magnetite ore reserve life. Additional capital and development expenditures are expected in connection with the improvement plan.

On June 28, 1993, LTV, another significant partner of the Company, emerged from Chapter 11 bankruptcy. In final settlement of its allowed claim, the Company received 2.3 million shares of LTV Common Stock and 4.4 million Contingent Value Rights. The settlement, reflected in the Company's operating results, totaled $35.7 million before tax and $23.2 million after-tax.

Labor contracts expired at four of the mines managed by the Company during 1993. The Wabush Mines' contract expired on February 28, 1993; however, the employees have continued to work under the terms of the previous agreement. Six-year, no strike agreements between the United Steelworkers of America and three U.S. iron ore mining operations managed by the Company were ratified by the union members after the six-week strike that began August 1. The agreements cover the Empire and Tilden Mines in Michigan and the Hibbing Mine in Minnesota.

The agreements follow the wage and signing bonus pattern of the earlier settlements by major steel companies, grant higher pension benefits during the six-year term, increase vacation time and incentive pay, and allow certain work force productivity gains. On-going employment costs per hour are expected to rise approximately 10 percent by July 31, 1996. At that time, the agreements can be reopened for limited economic and other matters, subject to binding arbitration or conformity to certain steel company contract changes.

Important objectives achieved were the six-year term, limited economic reopener, and improved work rule flexibility. Also, the agreements do not have the employment guarantee, joint decision-making, and asset lien provisions of the recent steel company labor contracts. The union obtained certain economic gains beyond the steel company pattern.

The Company's inventory and contingent purchase agreements in 1993 were sufficient to satisfy customer requirements during the strike period.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED


Domestic steel shipments, which were 88 million tons in 1993, are expected to exceed 90 million tons in 1994, the highest level since 1979. Continuing strong demand from the automotive industry combined with improving markets for other steel products are resulting from strengthening U.S. and Canadian economies.

The five North American mines operated  by the Company have initially scheduled
34.5 million tons of  pellet production for 1994 which is nearly 100 percent of active capacity. The Company's share of scheduled production is 6.0 million tons. In 1993, total production at the Company-managed mines was
32.3 million tons and the Company's share totaled 5.3 million tons. Production schedules are subject to change throughout the year.

The Company's North American pellet sales under the Company's current multi-year contracts are expected to total about 5.0 million tons in 1994, which represents 83% of its 1994 production nomination. In 1993, total pellet sales were 6.4 million tons including spot market sales. Each year, the Company makes substantial sales in the spot market. Multi-year contracts generally have pre-determined price escalation provisions.

AUSTRALIA
- ---------

Savage River Mines in Tasmania, Australia operated at its capacity of 1.5 million tons in 1993 with continued satisfactory financial results. A decrease in the international pellet price in 1993 was largely offset by a favorable currency exchange effect. International iron ore prices are expected to decrease in 1994 due to weak markets in Japan and Europe. The current operation is projected to continue until early 1997. Potential mine life extension is under study. Savage River closedown costs are included in the Capacity Rationalization Reserve with investments in Australian government securities and cash to fund the obligations.

COAL
- ----

The Company's sale of the Turner Elkhorn Mining Company and the termination of management and administrative support of the Chisholm Mine in early 1993 completed the Company's exit from the coal business. No material effect on the Company's consolidated financial statements resulted.


Pursuant to the Coal Industry Retiree Health Benefit Act of 1992, the Trustees of the UMWA Combined Benefit Fund have assigned responsibility to the Company for premium payments with respect to 366 retirees and dependents and 111 "orphans" (unassigned beneficiaries), representing less than one-half of one percent of all "assigned beneficiaries." The Company is evaluating each assignment and expects to contest those it believes were incorrectly
assigned. Premium  payments by the Company in 1993 were $.3 million.   In
December, 1993, a complaint was filed by the Trustees of the United Mine Workers of America 1992 Benefit Plan against the Company demanding the payment of premiums on 75 beneficiaries related to two formerly operated joint venture coal mines. The Company is actively contesting the complaint. Monthly premium payments are being paid into an escrow account (80% by a former joint venture participant and 20% by the Company) by joint agreement with the Trustee, pending outcome of the litigation. In 1993, the Company increased its coal retiree reserve to $11.0 million, of which $1.3 million is current, net of the 1993 payments. The reserve is reflected at present

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

value, utilizing an assumed discount rate of 7.25%. The Company's liability has been adequately covered in its capacity rationalization costs. Constitutional and other legal challenges to various provisions of the Act by other former coal producers are pending in the Federal Courts.

ACTUARIAL ASSUMPTIONS
- ---------------------

As a result of declining long-term interest rates, the Company has re-evaluated the interest rates used to calculate its pension and OPEB obligations. Financial accounting standards require that the discount rates used to calculate the actuarial present value of such benefits reflect the rate of interest on high quality fixed income securities. The discount rates used to calculate the Company's pension and OPEB obligations were reduced to 7.25% at December 31, 1993. At December 31, 1992, the discount rates used for determining pension and OPEB obligations were 8.0% and 8.5%, respectively. The Company also reduced its assumed long-term rate of return on pension assets from 9% at December 31, 1992 to 8% at December 31, 1993.

The decrease in interest rates did not affect year 1993 financial results; however, in 1994 and subsequent years, the Company will realize a non-cash decrease in pension credits and a non-cash increase in OPEB expense. The decrease in annual net income resulting from the lower discount rate and decreased long-term rate of return assumptions is estimated to approximate $1.7 million.

ENVIRONMENTAL COSTS
- -------------------

The Company's policy is to conduct business in a manner that promotes environmental quality. Environmental costs at active operations are included in current operating and capital costs. The Company's environmental obligations for idle and closed mining and other sites have been recognized based on specific estimates for known conditions and required investigations. Any potential insurance recoveries have not been reflected in the determination of the reserve.

At December 31, 1993, the Company has provided an environmental reserve of $10.3 million, of which $3.1 million is current. The components are as follows:

  bullet $4.2 million for the Cliffs-Dow sites under the Federal Superfund and Michigan Environmental Response and Liability Act, based on a clean-up plan prepared by outside consultants engaged by the several responsible parties. Remediation activities are in progress at these non-mining sites and costs to date are consistent with the estimate.

  bullet $6.1 million for other actual and potential exposures for long-terminated activities, including the Arrowhead Refining site in Minnesota, the Rio Tinto mine site in Nevada, and the Summitville mine and Colorado School of Mining Research Institute sites in Colorado, which are independent of the Company's iron mining operations. The reserve is based on the estimated cost of investigation and remediation, to the extent determinable, of sites where expenditures may be required. Final obligations, plans and cost allocations among the involved parties are undetermined. Therefore, additional costs could be incurred but the range is unknown.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED


Environmental expenditures are not expected to materially impact the Company's consolidated financial statements. However, operations owned and managed by the Company are subject to numerous federal, state and local environmental laws and regulations. These laws and regulations have been constantly evolving and becoming more complex and more stringent. Their impact may not be immediately known or determinable.

CAPITAL EXPENDITURES
- --------------------

The Company's corporate strategy includes extending its business scope to produce and supply direct reduced iron for steelmakers. Current activities involve investigation of various potential projects, including reactivation of the Company's idle Republic Mine to produce hot briquetted iron in conjunction with several steel companies. A commercial decision could occur on this $65 to $75 million project during the first half of 1994 with production beginning by late 1995 or early 1996. The Company expects to have approximately a 33 percent interest in the project or, depending on contractual arrangements, a higher interest. The Company's share of the project expenditures in 1994 would range between $5.1 and $15.0 million. The project may be organized as a partnership with financing of a substantial portion of the investment. Other capital expenditures in 1994 are expected to total $8.3 million, including the Company's $4.7 million share of associated companies' expenditures. The year 1993 capital expenditures totaled $5.0 million.

CAPITALIZATION
- --------------
On May 21, 1992, the Company completed a private placement  of $75.0 million of medium term, unsecured senior notes pursuant  to agreements with an insurance company group. The  proceeds were partially used to retire  the Company's existing
$41.0 million term loan. One-third of  the notes have an  interest rate of 8.5 percent, and two-thirds have an interest  rate of 8.8 percent.  The notes require annual  repayments of principal beginning in 1995  and 1996, respectively,  with final maturities of 1999  and 2002, respectively. The  aggregate maturities for the five years succeeding  December 31,  1993 are  $5.0  million for  1995 and  $12.1 million for  1996 through  1998.  Following is  a  summary of  long-term obligations:

                                  LONG-TERM OBLIGATIONS AT DECEMBER 31
                                            (In Millions)
           ------------------------------------------------------------------------------------
                   Effectively Serviced Obligations
           ----------------------------------------------
                                  Share of
                                 Associated                     Guaranteed            Total
           Consolidated          Companies         Total        Obligations         Obligations
           ------------          ----------        -----        -----------         -----------
1993          $ 75.0               $ 13.6          $ 88.6          $ 20.8             $109.4
1992            75.1                 17.0            92.1            27.9              120.0
1991            41.2                 23.8            65.0            35.4              100.4


On April 30, 1992, the Company entered into a $75.0 million three-year revolving credit agreement. No borrowings are outstanding under the revolving credit facility which expires on April 30, 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED


At December 31, 1993, guaranteed obligations principally represented the Empire Mine debt obligations of LTV and Wheeling. In June, 1993, LTV emerged from bankruptcy pursuant to its reorganization plan approved by the Bankruptcy Court. As part of the settlement of the Company's claim asserted against LTV and in the bankruptcy proceedings, LTV has affirmed its ongoing interest in the Empire Mine, substantially reducing the Company's financial exposure on the guaranteed obligations. On January 1, 1992, the Company transferred 2.4875% of its Empire Mine interest to Wheeling which reduced the Company's share of effectively serviced Empire Mine debt obligations by $2.3 million with a corresponding increase in guaranteed obligations. The Empire Mine long-term debt is scheduled to be fully extinguished in December, 1996 (the Company's share of Empire long-term debt principal payments is $4.3 million in 1994 and 1995 and $3.9 million in 1996).

The ratio of effectively serviced long-term obligations to shareholders' equity was .3:1 at December 31, 1993 versus
.3:1 at December 31, 1992, and .2:1 at December 31, 1991.





(The "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains two graphs, one entitled "Cumulative Earnings & Dividends" and the other entitled "Components of Invested Capital". For a description of the graph of "Cumulative Earnings & Dividends" see graph A in Appendix A to this report, and for a description of the graph of "Components of Invested Capital" see graph B in Appendix A to this report.)