Form 10-K, Exhibit 13
period 1993-12-31
CLEVELAND CLIFFS INC
filed 1994-03-28
CIK 764065

                                                                   Exhibit 13(b)

                        REPORT OF INDEPENDENT AUDITORS
                        ------------------------------



Shareholders and Board of Directors
Cleveland-Cliffs Inc



We have audited the accompanying statement of consolidated financial position of Cleveland-Cliffs Inc and consolidated subsidiaries as of December 31, 1993 and 1992, and the related statements of consolidated income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. Our audits also included the financial statement schedules listed in the index at
Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cleveland-Cliffs Inc and consolidated subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note A to the consolidated financial statements, in 1992 the Company changed its methods of accounting for post-retirement benefits other than pensions and income taxes.



                                       Ernst & Young



Cleveland, Ohio
February 14, 1994





                                       41