Form 10-K, Exhibit 13
period 1993-12-31
CLEVELAND CLIFFS INC
filed 1994-03-28
CIK 764065

                                                                  Exhibit 13(c)

STATEMENT OF CONSOLIDATED FINANCIAL POSITION
Cleveland-Cliffs Inc and Consolidated Subsidiaries


                                                          (In Millions)
                                                           December 31
                                                      --------------------
                                                      1993            1992
- ----------------------------------------------------------------------------
ASSETS

CURRENT ASSETS

    Cash and cash equivalents                        $  67.9         $ 128.6
    Marketable securities                               93.1             --
                                                     -------         -------
                                                       161.0           128.6
    Trade accounts receivable (net of allowance,
     1993 - $19.5 and 1992 - $20.8)                     27.6            27.4
    Receivables from associated companies                9.3            14.9
    Product inventories                                 27.5            49.4
    Deferred income taxes                               14.1            17.7
    Other                                               10.5            11.2
                                                     -------         -------
         TOTAL CURRENT ASSETS                          250.0           249.2

PROPERTIES
    Plant and Equipment                                157.6           161.7
    Minerals                                            15.0            15.2
                                                     -------         -------
                                                       172.6           176.9
    Allowances for depreciation and depletion         (137.3)         (141.2)
                                                     -------         -------
         TOTAL PROPERTIES                               35.3            35.7

INVESTMENTS IN ASSOCIATED COMPANIES                    152.3           167.1

OTHER ASSETS
    Long-term investments                               57.4            38.2
    Deferred charges                                     9.2            10.7
    Deferred income taxes                                6.5             5.8
    Miscellaneous                                       34.7            30.5
                                                     -------         -------
         TOTAL OTHER ASSETS                            107.8            85.2
                                                     -------         -------





         TOTAL ASSETS                                $ 545.4         $ 537.2
                                                     =======         =======

                 STATEMENT OF CONSOLIDATED FINANCIAL POSITION
                 Cleveland-Cliffs Inc and Consolidated Subsidiaries


                                                                              (In Millions)
                                                                               December 31
                                                                           ----------------------
                                                                           1993           1992
                 --------------------------------------------------------------------------------
                 LIABILITIES AND SHAREHOLDERS' EQUITY
                 CURRENT LIABILITIES
                     Trade accounts payable                                $ 11.5         $  11.8
                     Payables to associated companies                         4.9             4.4
                     Accrued employment costs                                17.7            16.1
                     Accrued expenses                                        10.0             7.4
                     Income taxes payable                                    14.6            12.7
                     Current portion of long-term obligations                 --               .1
                     Reserve for capacity rationalization                     1.7             2.7
                     Other                                                    3.6             5.1
                                                                         ---------       --------
                          TOTAL CURRENT LIABILITIES                          64.0            60.3

                 LONG-TERM OBLIGATIONS                                       75.0            75.0

                 POST-EMPLOYMENT BENEFIT LIABILITIES                         71.2            70.5

                 RESERVE FOR CAPACITY RATIONALIZATION                        21.7            26.3

                 OTHER LIABILITIES                                           32.8            35.5

                 SHAREHOLDERS' EQUITY
                     Preferred Stock
                          Class A - no par value
                              Authorized - 500,000 shares;
                              Issued-none                                    --                --
                          Class B - no par value
                              Authorized - 4,000,000 shares;
                              Issued-none                                    --                --
                     Common Shares-par value $1 a share
                          Authorized - 28,000,000 shares;
                          Issued - 16,827,941 shares                         16.8            16.8
                     Capital in excess of par value of shares                61.4            61.2
                     Retained income                                        315.8           308.0
                     Foreign currency translation adjustments                ( .3)           ( .3)
                     Unrealized gain on available for sale securities,
                       net of tax                                             1.3              --
                     Cost of 4,763,824 Common Shares in
                       treasury (1992 - 4,839,387 shares)                  (114.3)         (116.1)
                                                                         --------        --------
                     TOTAL SHAREHOLDERS' EQUITY                             280.7           269.6
                                                                         --------        --------

                 COMMITMENTS - Note B
                     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $ 545.4         $ 537.2
                                                                         ========        ========

                 See notes to consolidated financial statements.





                                       43