Form 10-K, Exhibit 13
period 1993-12-31
CLEVELAND CLIFFS INC
filed 1994-03-28
CIK 764065

         STATEMENT OF CONSOLIDATED INCOME                                                             Exhibit 13(d)
         Cleveland-Cliffs Inc and Consolidated Subsidiaries





                                                                             (In Millions, Except Per Share Amounts)
                                                                                      Year Ended December 31
                                                                             ---------------------------------------------
                                                                             1993             1992               1991
         -----------------------------------------------------------------------------------------------------------------
         REVENUES
           Product sales and service                                         $ 268.1          $ 266.9            $   271.6
           Royalties and management fees                                        39.7             43.8                 45.8
                                                                             -------          --------           ----------
                Total Operating Revenues                                       307.8            310.7                317.4
           Recoveries on bankruptcy claims                                      35.7              2.4                  5.8
           Gains on sales of assets                                               --               .8                 21.5
           Interest income                                                       6.0              6.5                  8.6
           Other income                                                          6.4              6.6                 10.0
                                                                             --------         --------           ----------
                Total Revenues                                                 355.9            327.0                363.3
         COSTS AND EXPENSES
           Cost of goods sold and operating expenses                           252.8            241.1                255.3
           Administrative, selling and general expenses                         15.2             16.6                 19.7
           Bad debt expense                                                       --             17.5                   --
           Interest expense                                                      6.6              5.0                  3.8
           Other expenses                                                        5.6              5.4                 14.4
                                                                             --------         --------           ----------
                Total Costs and Expenses                                       280.2            285.6                293.2
                                                                             --------         --------           ----------
         INCOME BEFORE INCOME TAXES AND
           THE CUMULATIVE EFFECT OF CHANGES
           IN ACCOUNTING PRINCIPLES                                             75.7             41.4                 70.1
         Income taxes                                                           21.1             10.6                 16.3
                                                                            --------         --------           ----------
         INCOME BEFORE THE CUMULATIVE EFFECT
           OF CHANGES IN ACCOUNTING PRINCIPLES                                  54.6             30.8                 53.8
         Cumulative effect on prior years
          of changes in accounting principles                                     --           ( 38.7)                  --
                                                                             --------         --------           ----------
         NET INCOME (LOSS)                                                   $  54.6          $(  7.9)           $    53.8
                                                                             ========         ========           ==========


         INCOME (LOSS) PER COMMON SHARE
         Before the cumulative effect
          of changes in accounting principles                                $  4.55          $  2.57            $    4.55
         Cumulative effect on prior years
          of changes in accounting principles                                    --            ( 3.23)                 --
                                                                             ---------        ---------          -----------
         NET INCOME (LOSS)                                                   $  4.55          $(  .66)           $    4.55
                                                                             =========        =========          ===========


         See notes to consolidated financial statements.





                                       44