Form 10-K, Exhibit 13
period 1993-12-31
CLEVELAND CLIFFS INC
filed 1994-03-28
CIK 764065

         STATEMENT OF CONSOLIDATED CASH FLOWS                                                                   Exhibit 13(e)
         Cleveland-Cliffs Inc and Consolidated Subsidiaries




                                                                                                    (In Millions,
                                                                                           Brackets Indicate Cash Decrease)
                                                                                               Year Ended December 31
                                                                                       -------------------------------------------
                                                                                       1993           1992               1991
         -------------------------------------------------------------------------------------------------------------------------
         OPERATING ACTIVITIES
             Net income (loss)                                                         $  54.6        $ (7.9)            $ 53.8
             Adjustments to reconcile net income (loss)
              to net cash from operations:
                 Depreciation and amortization:
                     Consolidated                                                          2.6           2.8                2.8
                     Share of associated companies                                        10.9          11.3               13.2
                 Cumulative effect of change in accounting
                     principle-other post-retirement benefits                              -0-          64.3                -0-
                 Provision for deferred income taxes                                       2.2         (27.4)             (21.5)
                 Gains on sales of assets                                               (   .2)        (  .8)             (21.5)
                 Recovery on bankruptcy claims                                          ( 31.6)          -0-               71.3
                 Provision for doubtful accounts                                           -0-          17.5                -0-
                 Increases (charges) to capacity rationalization reserve                   2.5            .5              ( 1.5)
                 Other                                                                  (  7.2)        (10.6)               9.4
                                                                                       ---------      --------           --------
                     Total before changes in operating assets and liabilities             33.8          49.7              106.0
                 Changes in operating assets and liabilities:
                     Marketable securities (increase) decrease                          ( 93.1)          -0-                -0-
                     Inventories and prepaid expenses (increase) decrease                 22.3         (13.9)                .3
                     Receivables (increase) decrease                                       6.7         ( 7.0)             ( 3.0)
                     Payables and accrued expenses increase (decrease)                     7.5         ( 2.5)             (11.2)
                                                                                       ---------      -------            --------
                        Total changes in operating assets and liabilities               ( 56.6)        (23.4)             (13.9)
                                                                                       ---------      -------            --------
                        Net cash from (used by) operating activities                    ( 22.8)         26.3               92.1

         INVESTING ACTIVITIES
             Purchase of plant, property and equipment:
                 Consolidated                                                           (  2.8)        ( 2.9)             ( 2.9)
                 Share of associated companies                                          (  2.2)        ( 2.3)             ( 4.4)
             Proceeds from sales of assets                                                  .3           1.0               23.0
             Purchase of long-term investments                                          (  3.6)        ( 5.5)             (33.1)
                                                                                       ---------      --------           --------
                 Net cash (used by) investing activities                                (  8.3)        ( 9.7)             (17.4)
         FINANCING ACTIVITIES
             Proceeds from long-term debt                                                  -0-          75.0                -0-
             Principal payments on long-term debt:
                 Consolidated                                                           (   .1)        (41.1)             (11.8)
                 Share of associated companies                                          (  4.3)        ( 4.4)             ( 5.6)
             Dividends *                                                                ( 26.4)        (14.1)             (59.1)
             Other                                                                         1.2           1.2                1.7
                                                                                       ---------      -------            --------
                 Net cash from (used by) financing activities                           ( 29.6)         16.6              (74.8)
         EFFECT OF EXCHANGE RATE CHANGES ON CASH                                           -0-         (  .5)               -0-
                                                                                       ---------      -------            -------
         INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               ( 60.7)         32.7              (  .1)
         CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                  128.6          95.9               96.0
                                                                                       ---------      -------            -------
         CASH AND CASH EQUIVALENTS AT END OF YEAR                                      $  67.9        $128.6             $ 95.9
                                                                                       =========      =======            =======

         Taxes paid on income                                                          $  16.6        $ 18.6             $ 32.4
         Interest paid on debt obligations                                             $   6.5        $  4.0             $  3.9

         *Excludes non-cash distribution of 1.5 million shares ($20.4  million) of the 2.3 million shares of LTV Corporation common stock received in the bankruptcy settlement.

         See notes to consolidated financial statements.



                                       45