Form 10-K, Exhibit 13
period 1993-12-31
CLEVELAND CLIFFS INC
filed 1994-03-28
CIK 764065

 STATEMENT OF CONSOLIDATED SHAREHOLDERS' EQUITY                                                         Exhibit 13(f)
 Cleveland-Cliffs Inc and Consolidated Subsidiaries



                                                                         (In Millions)
                                        --------------------------------------------------------------------------------------
                                                  Capital In                  Foreign
                                                  Excess of                  Currency        Available       Common
                                        Common    Par Value      Retained   Translation      For Sale        Shares
                                        Shares    Of Shares       Income    Adjustments     Securities    In Treasury    Total
                                        ------    ---------      --------   -----------     ----------    -----------   ------
 BALANCE December 31, 1990              $ 16.8     $ 61.6        $ 335.3     $   .4          $    --      $(123.3)      $290.8
    Net income                                                      53.8                                                  53.8
    Cash dividends-$5.03 a share                                  ( 59.1)                                                (59.1)
    Issuance of 203,163 Common Shares
       under stock plans                            (  .5)                                                    4.9          4.4
    Other                                                                        .3                            .6           .9
                                        ------    ---------      --------   -----------     ----------    ----------    -------



 BALANCE December 31, 1991                16.8       61.1          330.0         .7                       ( 117.8)       290.8
    Net loss                                                      (  7.9)                                                ( 7.9)
    Cash dividends-$1.18 a share                                  ( 14.1)                                                (14.1)
    Issuance of 65,968 Common Shares
       under stock plans                               .1                                                     1.6          1.7
    Other                                                                     ( 1.0)                           .1        (  .9)
                                        ------    ---------      --------   -----------     ----------    --------      -------



 BALANCE December 31, 1992                16.8       61.2          308.0      (  .3)                      ( 116.1)       269.6
    Net income                                                      54.6                                                  54.6
    Cash dividends:
       Regular - $1.20 a share                                    ( 14.4)                                                (14.4)
       Special - $1.00 a share                                    ( 12.0)                                                (12.0)
    Non-cash dividend - $1.70 a share                             ( 20.4)                                                (20.4)
    Change in unrealized gains,
       net of tax                                                                                1.3                       1.3
    Issuance of 60,286 Common Shares
       under stock plans                               .3                                                     1.4          1.7
    Other                                            ( .1)                                                     .4           .3
                                        ------    ---------      --------   -----------     ---------     --------      -------



 BALANCE December 31, 1993               $16.8     $ 61.4         $315.8     $(  .3)          $  1.3      $(114.3)      $280.7
                                         =====    ========       =======    ========        =========     ========      =======




 See notes to consolidated financial statements.





                                       46