Form 10-K, Exhibit 13
period 1993-12-31
CLEVELAND CLIFFS INC
filed 1994-03-28
CIK 764065

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                      Exhibit 13(g)
Cleveland-Cliffs Inc and Consolidated Subsidiaries

ACCOUNTING POLICIES

BASIS OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries, and references to the "Company" include the Company and consolidated subsidiaries. "Investments in Associated Companies" are comprised of partnerships and unconsolidated companies which the Company does not control. Such investments are accounted by the equity method (see Note B). The Company's equity in earnings of mining partnerships from which the Company purchases iron ore production is credited to cost of goods sold upon sale of the product.

BUSINESS: The Company's dominant business is the production and sale of iron ore pellets. The Company controls, develops, and leases reserves to mine owners; manages and owns interests in mines; sells iron ore; and owns interests in ancillary companies providing services to the mines. Iron ore production activities are conducted in the United States, Canada and Australia. The Australian operations had total revenues and operating profit of $41.9 million and $3.2 million, $40.3 million and $2.2 million, and $44.0 million and $.2 million, in 1993, 1992 and 1991, respectively. Total Australian assets, including securities to fund eventual shutdown cost ($12.4 million, 1993 and $9.4 million, 1992), were $29.8 million at December 31, 1993 (1992-$28.6 million).

Iron ore is marketed in North America, Europe, Asia, and Australia. The three largest steel company customers' contribution to the Company's revenues were 14%, 12% and 11% in 1993; 13%, 13% and 12% in 1992; and 14%, 13% and 10% in 1991.

CASH EQUIVALENTS: The Company considers investments in highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents.

INVESTMENTS: The Company determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date.

Securities are classified as held-to-maturity when the Company has the intent and ability to hold the securities to maturity.
Held-to-maturity securities are stated at cost and investment income is included in earnings.

The Company classifies certain highly liquid securities as trading securities. Trading securities are stated at fair value and unrealized holding gains and losses are included in income.

Securities that are not classified as held-to-maturity or trading are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized holding gains and losses, net of tax, reported as a separate component of shareholders' equity.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

FORWARD FOREIGN EXCHANGE CONTRACTS: The Company had $20.0 million and $24.0 million of forward foreign exchange contracts at December 31, 1993 and 1992, respectively, to hedge against fluctuations of the Australian dollar. The fair value of foreign currency exchange contracts which have varying maturity dates to November 30, 1994 is estimated to be $20.5 million, based on the December 31, 1993 forward rates.

INVENTORIES: Product inventories, primarily finished goods, are stated at the lower of cost or market. The cost of product inventories is determined using the last-in, first-out ("LIFO") method. The excess of current cost over LIFO cost of product inventories was $1.8 million and $2.0 million at December 31, 1993 and 1992, respectively. The cost of other inventories is determined by the average cost method.

PROPERTIES: Depreciation of plant and equipment is computed principally by the straight-line method based on estimated useful lives. Depreciation is not reduced when operating units are temporarily idled. Depletion of mineral lands is computed using the units of production method based upon proven mineral reserves.

EXPLORATION, RESEARCH AND DEVELOPMENT COSTS: Exploration, research and continuing development costs of mining properties are charged to operations as incurred. Initial development and startup costs of major new facilities are deferred and amortized over five years from commencement of commercial production.

INCOME TAXES:   Effective January  1, 1992,  the Company  adopted the
Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." Prior years financial statements have not been restated, as further explained in Note A.

INCOME (LOSS) PER COMMON SHARE:   Income or loss per common  share is
based on the average number of common shares outstanding during each year.

RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform to current year classifications.

NOTE A - ACCOUNTING CHANGES

In December, 1990, the Financial Accounting Standards Board issued Statement 106, "Accounting for Post-retirement Benefits Other than Pensions," which requires that the projected future expense of providing post-retirement benefits, such as health care and life insurance, be recognized as employees render service instead of when the benefits are paid. The Statement requires the assumption that present benefit plans continue at escalating costs. The Company adopted the provisions of the new standard in its financial statements for the year ended December 31, 1992. The cumulative effect as of January 1, 1992 of adopting Statement 106 decreased 1992 net income by $42.5 million, or $3.54 per share (after deferred income tax benefit of $21.8 million).

Cleveland-Cliffs Inc and Consolidated Subsidiaries

In February, 1992, the Financial Accounting Standards Board issued Statement 109, "Accounting for Income Taxes." The Company adopted the provisions of the new standard in its financial statements for
the year ended December 31, 1992.   The cumulative effect as of
January 1, 1992 of adopting Statement 109 increased net income by $3.8 million, or $.31 per share.

Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates and laws applicable when the differences are expected to reverse. Deferred tax assets and liabilities will be adjusted for enacted tax rate changes ($.7 million benefit was recognized in 1993 when the tax rate changed from 34% to 35%). Prior to the adoption of Statement 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rates in effect in the years the differences originated.

In November, 1992, the Financial Accounting Standards Board issued Statement 112, "Employers' Accounting for Postemployment Benefits." Statement 112 requires accrual accounting for benefits provided to former or inactive employees after employment but before retirement. Although Statement 112 is effective for years beginning after December 15, 1993, the Company has elected to adopt the provisions of this standard for the year ended December 31, 1993. The effect of adopting this statement was not material to the consolidated financial statements.

In May, 1993, the Financial Accounting Standards Board issued Statement 115, "Accounting for Certain Investments in Debt and Equity Securities," which establishes standards of financial accounting and reporting investments in equity securities that have readily determinable fair values and for investments in debt securities. This statement, which is effective for years beginning after December 15, 1993, has been adopted for the year ended December 31, 1993. The effect of adopting this statement was not material to the consolidated financial statements.

NOTE B - INVESTMENTS IN ASSOCIATED COMPANIES

The Company's investments in associated companies are accounted by the equity method and consist primarily of its 22.5625% interest (25.05% in 1991) in Empire Iron Mining Partnership ("Empire"), 15% interest in Hibbing Taconite Company ("Hibbing"), 33.33% interest in Tilden Magnetite Partnership ("Tilden Magnetite"), 60% interest in Tilden Mining Company ("Tilden"), and 7.01% interest (5.2% in 1992 and 1991) in Wabush Mines ("Wabush"). These iron ore mining ventures are managed by the Company in North America. The other interests in these ventures are owned by U.S., Canadian and European steel companies. The Company's investments in associated companies also include interests in other non-operating iron ore mining ventures and mining service companies.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Following is a summary of combined financial information of the operating iron ore mining ventures.

                                                    (In Millions)
                                          ------------------------------
                                            1993        1992       1991
- ------------------------------------------------------------------------
Income
        Gross revenue                       $ 896.5     $ 967.4    $ 944.2
        Equity income                          82.2        91.7       91.5

Financial Position
        Properties - net                    $ 812.4     $ 848.3    $ 909.1
        Other assets                           95.8       114.1      114.3
        Debt obligations                     ( 61.0)     ( 91.1)    (112.9)
        Other liabilities                    (123.1)     (124.5)    (112.1)
                                            --------    --------   --------

           Net assets                       $ 724.1     $ 746.8    $ 798.4
                                            ========    ========   ========

        Company's equity in
           underlying net assets            $ 266.8     $ 278.8    $ 299.2
        Company's investment                  152.2       166.8      164.9

The Company manages and operates all of the iron ore ventures and leases or subleases mineral rights to certain ventures. In addition, the Company is required to purchase its applicable current share, as defined, of the production decided by the venture participants. The Company purchased $196.0 million in 1993 (1992-$214.4 million; 1991-$206.2 million) of iron ore from certain associated companies. During 1993, the Company earned royalties and management fees of $39.5 million (1992-$41.9 million; 1991-$42.6 million) from iron ore mining ventures of which $10.7 million in 1993 (1992-$12.8 million; 1991-$12.5 million) was paid by the Company as a participant in the ventures.

Costs and expenses incurred by the Company, on behalf of the ventures, are charged to such ventures in accordance with management and operating agreements. The Company's equity in the income of iron ore mining ventures is credited to the cost of goods sold and includes the amortization to income of the excess of the Company's equity in the underlying net assets over its investment on the straight-line method based on the useful lives of the underlying assets. The difference between the Company's equity in underlying net assets and recorded investment results from the assumption of interests from former participants in the mining ventures and from acquisition. The Company's equity in the income of iron ore mining ventures was $23.5 million in 1993 (1992-$32.8 million; 1991-$23.5 million).

         Cleveland-Cliffs Inc and Consolidated Subsidiaries

         On June 5, 1992, Algoma Steel Inc. ("Algoma"), an equity participant in Tilden Magnetite and Tilden, emerged from Canadian reorganization proceedings. As part of Algoma's reorganization plan, the Company entered into a Hematite Entitlement Agreement to purchase Algoma's Tilden hematite pellet production rights in return for certain commercial and financial benefits. Algoma also renewed guarantee of its Tilden obligations. Algoma repaid $4.2 million to the Company on December 30, 1993 in connection with cancellation of the Hematite Entitlement Agreement. The agreement did not have a material effect on the Company's consolidated financial statements. Algoma's guarantee of its Tilden obligations remains in place.

         On July 17, 1986, The LTV Corporation (including its wholly-owned, integrated steel company subsidiary, LTV Steel Company, Inc.; collectively, "LTV") filed for protection under Chapter 11 of the
         U. S. Bankruptcy laws. At that time, through subsidiaries, LTV held a 100% interest in LTV Steel Mining Company ("LTV Mining"), a
         35% interest in Empire, a 15.6% interest in Wabush, and a 12% interest in Tilden.

         On June 28, 1989, the Company and LTV executed a settlement agreement (the "Agreement"), which was subsequently approved by the bankruptcy court, covering substantially all of the Company's bankruptcy claims against LTV. The Agreement granted to the Company a $205.0 million allowed unsecured claim, (subsequently reduced by an assignment of $4.0 million of the allowed claim), the transfer of a 10% ownership interest in Empire together with related debt service and other obligations from LTV to the Company effective January 1, 1990, the rejection by LTV of its remaining interest in Tilden which was transferred to the Company in 1989, the dismissal of substantially all of the Company's bankruptcy claims against LTV, the indemnification of LTV against further liability relating to such claims, and the rejection by LTV of certain affiliated business ventures with the Company and the terms of various commercial relationships with the Company. LTV's subsidiary continued its Empire participation, including its proportionate share of Empire debt service and related operating expense payments, as reduced by the 1990 transfer of the 10% interest in Empire to the Company.

         The Company continues to guarantee the partnership debt applicable to LTV's remaining 25% interest in Empire which at December 31, 1993 was $13.9 million. On June 28, 1993, LTV emerged from bankruptcy. In addition to the items noted above, the Company received in final settlement of its allowed claim, 2.3 million shares of LTV common stock and 4.4 million Contingent Value Rights. The value of the settlement reflected in the Company's operating results totalled $35.7 million before tax and $23.2 million after-tax.

         LTV in bankruptcy rejected its Wabush interest. On December 20, 1991, the Wabush Participants and LTV executed a settlement agreement for an allowed unsecured claim totalling $60.0 million, which was approved by the bankruptcy court on April 2, 1992. The allowed claim included LTV's share ($10.3 million including accrued interest at June 30, 1993) of bonded debt.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

On July 27, 1993, the Wabush Participants entered into an agreement with the Wabush Iron Co. Limited Bondholders for the retirement of the LTV and Wheeling- Pittsburgh Steel Corporation ("Wheeling") respective shares of the debt obligation ($13.2 million including accrued interest at June 30, 1993) in exchange for (1) transfer of $1.8 million held in trust for the benefit of the Bondholders, (2) the LTV bankruptcy claim proceeds, and (3) other limited and specific venture related income of the Wabush Joint Venturers. This agreement extinguished the mortgage on the Wabush joint venture assets.

The Company's  effectively serviced  share of  long-term obligations of associated companies, including current portion, was $13.6 million as of December 31, 1993 (1992-$17.0 million). In addition, the Company guaranteed $20.8 million of Empire long- term obligations which are effectively serviced by LTV and Wheeling (see Note H). The fair value of the guarantees is nominal because advances against the guarantees would be supported by ownership interests in Empire. Effective January 1, 1992, the Company transferred 2.4875% of its Empire interest to Wheeling which reduced the Company's effectively serviced obligations by $2.3 million, with a corresponding increase in guaranteed obligations, and decreased annual
maturities  of  long-term obligations by $.5 million.   Maturities of
the Company's share of long-term obligations for the three years after December 31, 1993 are $4.3 million in 1994 and 1995, and a final $3.9 million in 1996. The Company's share of plant and equipment and other property interests which secure the effectively serviced obligations was $46.8 million at December 31, 1993.

NOTE C - INVESTMENTS

The Company elected early adoption of FAS 115 for recording investments in debt and equity securities. Following is a summary of investment securities:

                                                                        December 31, 1993
                                                                            (In Millions)
                                                           ------------------------------------------
                                                                         Estimated
                                                           Gross         Unrealized         Fair
                                                           Cost          Gains              Value
                                                           ----          ----------         ---------
Long-Term Investments
- ----------------------
 Available-for-Sale
 -------------------
    Municipal Securities                                   $ 6.6          $  --             $  6.6
    Other Debt Securities                                     .2             .1                 .3
                                                           ------         -----              -----
     Total Debt Securities                                   6.8             .1                6.9
    Equity Securities                                       11.2            2.0               13.2
                                                           ------         -----              -----
                                                            18.0            2.1               20.1
 Held-to-Maturity
 -----------------
    Redeemable Equity Securities                            25.0             --               25.0
    Australian Government Securities                        12.4             .9               13.3
                                                           -----          -----              -----
                                                            37.4             .9               38.3
                                                           -----          -----              -----
     Total Long-Term Investments                           $55.4          $ 3.0              $58.4
                                                           =====          =====              =====

Marketable Securities
- ---------------------
 Trading
 --------
    Debt and Equity Securities                             $93.0          $  .1              $93.1
                                                           =====          =====              =====

Cleveland-Cliffs Inc and Consolidated Subsidiaries


The amortized cost and estimated fair value of the Available-for-Sale and Held-to-Maturity securities at December 31, 1993 are shown below.

                                                                            December 31, 1993
                                                                              (In Millions)
                                                                    -----------------------------------
                                                                                            Estimated
                                                                                            Fair
                                                                      Cost                  Value
                                                                    --------                ----------
Available-for-Sale
- ------------------
 Debt Instruments:
    Due in one year or less                                         $   --                  $   --
    Due after one year through three years                              .5                      .5
    Due after three years                                              6.3                     6.4
                                                                    --------                ---------
                                                                       6.8                     6.9
 Equity Securities                                                    11.2                    13.2
                                                                    --------                ---------
                                                                    $ 18.0                  $ 20.1
                                                                    ========                =========

Held-to-Maturity
- ----------------
 Debt Instruments:
    Due in one year or less                                         $   .7                  $   .7
    Due after one year through three years                            11.7                    12.6
                                                                    --------                --------
                                                                      12.4                    13.3
 Redeemable Equity Securities                                         25.0                    25.0
                                                                    --------                --------
                                                                    $ 37.4                  $ 38.3
                                                                    ========                ========


Expected maturities may differ from contractual maturities because the issuers of certain securities have the right to prepay obligations.

On July 13, 1993, the Company received 2.3 million shares of LTV Common Stock and other consideration in satisfaction of the Company's bankruptcy settlement. The Company then distributed to its shareholders 1.5 million shares of the LTV stock plus a special cash dividend of $1.00 per share of the Company's common stock. The Company intends to retain the remaining .8 million shares, $13.2 million fair value at December 31, 1993, as an investment.

In October, 1991, the Company invested $25.0 million in a special nonmarketable issue of redeemable preferred stock of Weirton Steel Corporation ("Weirton"). The terms of the preferred stock include a 12-1/2% cumulative cash dividend, mandatory redemption at par value of $25 million in 2003, certain rights to convert into new equity security issues, and various protective features. Weirton has the right to call the preferred stock, at par plus full cumulative dividends, at any time. The estimated discounted cash flow value of Weirton preferred stock approximates its carrying value at December 31, 1993.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE D - RESERVE FOR CAPACITY RATIONALIZATION

The Company initially established a reserve of $70 million in 1983 to provide for expected costs of reorienting its mining joint ventures and facilities to adjust to market conditions. During 1990, the Company increased the reserve by $24.7 million as a result of restructuring Savage River Mines. During 1993 and 1992, $5.6 million and $5.7 million, respectively, were charged and in 1991, $1.3 million was credited to the reserve. The balance at December 31, 1993 was $30.5 million, with $7.1 million classified as a reduction of other current assets.

The reserve balance is principally for the eventual shutdown of Savage River Mines, currently scheduled for early 1997, and the holding cost and eventual permanent shutdown of the Republic Mine. The year of Republic Mine permanent shutdown has not been determined. The Republic Mine is being considered as a potential site for a direct reduced iron project. The Savage River Mines shutdown provision has been funded.

NOTE E - LONG-TERM OBLIGATIONS

                                                                    (In Millions)
                                                                     December 31
                                                               -----------------------
                                                                1993            1992
                                                               -------         -------
Term notes                                                     $75.0           $ 75.0
Other                                                             --               .1
                                                               ------          -------
  Total                                                         75.0             75.1
Less current portion                                              --               .1
                                                               ------          -------
                                                               $75.0           $ 75.0
                                                               ======          =======

On May 21, 1992, the Company completed a $75.0 million, medium-term, unsecured senior note agreement with an insurance company group. One-third of the notes have an interest rate of 8.5 percent, and two-thirds have an interest rate of 8.8 percent. The notes require annual repayments of principal beginning in 1995 and 1996, respectively, with final maturities in 1999 and 2002, respectively.

The senior unsecured note agreement requires the Company to maintain a consolidated adjusted net worth of not less than $200.9 million for 1993 (excluding the effects of adoption of FAS 106), with such amount to increase by a percent of net income over time, an interest expense cash coverage ratio of 2.5 to 1, and a leverage ratio of consolidated funded debt to consolidated total capitalization of .6 to
1. The Company was in compliance with these covenants at December 31, 1993.

On April 30, 1992, the Company entered into a $75.0 million three-year revolving credit agreement. No borrowings are outstanding under the revolving credit facility. The Company may convert amounts outstanding at the end of three years to a three-year term loan. The new revolving credit agreement contains interest rate alternatives including LIBOR plus 1/2 percent, certificate of deposit rates plus 5/8 percent, and prime, and various financial covenants and restrictions. The credit agreement requires the Company to maintain at December 31, 1993 a consolidated tangible net worth of not less than $257.4 million (excluding the

Cleveland-Cliffs Inc and Consolidated Subsidiaries


effect of adoption of FAS 106), with such amount to increase over time by a percent of net income, and a leverage ratio of total debt to total debt plus consolidated tangible net worth not to exceed .45 to 1. The Company was in compliance with these covenants at December 31, 1993.

Aggregate maturities of long-term obligations in the five years succeeding December 31, 1993 are $5.0 million for 1995 and $12.1 million for 1996 through 1998.

The fair value of the Company's long-term debt (which had a carrying value of $75.0 million) at December 31, 1993, was estimated at $81.3 million based on a discounted cash flow analysis and estimates of current borrowing rates.

NOTE F - RETIREMENT BENEFITS

The Company and its associated companies sponsor defined benefit plans covering substantially all employees. The plans are noncontributory and benefits generally are based on employees' years of service and average earnings for a defined period prior to retirement. Pension costs are funded to the extent necessary to meet Federal requirements.

Pension costs, including the Company's proportionate share of the costs of  associated companies, were credits of $2.7  million,
$2.1 million,  and $3.7 million, in 1993, 1992,  and 1991, respectively. The  credits included $3.2 million,  $3.0 million, and
$2.8 million in  1993, 1992, and 1991, respectively, related  to an idled operation which increased the Capacity Rationalization
Reserve and were not credited to income. Components of the credits are as follows:
                                                                        (In Millions)
                                                           ------------------------------------------
                                                             1993             1992             1991
                                                           --------         --------         --------
Service cost-benefits earned during
  the period                                                $ 3.0           $  3.1           $  3.0
Interest cost on projected benefit
  obligation                                                 13.4             13.1             13.3
Actual return on plan assets                                (27.7)           (10.9)           (35.8)
Net amortization and deferral                                 8.6            ( 7.4)            15.8
                                                           -------          -------          -------
                                                            $(2.7)          $( 2.1)          $( 3.7)
                                                           =======          =======          =======

Most of the Company's pension funds are held in diversified collective trusts with the funds contributed by the other partners of the mining ventures. Plan assets principally include diversified marketable equity securities and corporate and government debt securities, which are selected by professional asset managers. The following table presents a reconciliation of the funded status of the Company's plans, including its proportionate share of the plans of associated companies, at December 31, 1993 and 1992.

         Cleveland-Cliffs Inc and Consolidated Subsidiaries


                                                                                        (In Millions)
                                                                                 ----------------------------
                                                                                     1993              1992
                                                                                 ------------       ---------
         Plan assets at fair value                                                 $ 239.6            $ 221.4
         Actuarial present value of benefit
           obligation:
                Vested benefits                                                      168.8              146.2
                Nonvested benefits                                                    24.3               16.7
                                                                                   --------           --------

                Accumulated benefit obligation                                       193.1              162.9
         Effect of projected compensation levels                                      21.8               24.7
                                                                                   --------           --------

                Projected benefit obligation                                         214.9              187.6
                                                                                   --------           --------

         Plan assets in excess of projected
           benefit obligation                                                         24.7               33.8
         Unrecognized prior service costs                                             10.2                3.7
         Unrecognized net asset at date of adoption
           of FAS 87, net of amortization                                            (36.7)             (40.1)
         Unrecognized net loss                                                        22.2               19.9
                                                                                   --------           --------

                Prepaid cost                                                       $  20.4            $  17.3
                                                                                   ========           ========

         The weighted average discount rate and rate of increase in compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.25% and 4.0% at December 31, 1993 (8.0% and 4.4% at December 31, 1992),
         respectively. The expected long-term rate of return on plan assets was 8.0% in 1993 (9.0% in 1992 and 1991).

         In the event of plan termination, the sponsors could be required to fund shutdown and early retirement obligations which are not included in the accumulated benefit obligation.

         In addition to the Company's defined benefit pension plans, the Company and its managed associated companies currently provide retirement health care and life insurance benefits to full-time employees who have 30 years of service with the Company or who are age 60 with 15 years of service. These benefits are provided through programs administered by insurance companies whose charges are based on the benefits paid during the year. If such benefits are continued, most of the active employees would become eligible for these benefits when they retire. The expense applicable to retired employees, including the Company's proportionate share of associated companies' costs, was $3.2 million in 1991.

         In 1992, the Company adopted Financial Accounting Standard 106, "Accounting for Post-retirement Benefits Other than Pensions" (see Note A).

         Cleveland-Cliffs Inc and Consolidated Subsidiaries


The following table  presents a reconciliation of the funded status  of the Company's plans, including  its proportionate share of the plans of associated companies, at December 31, 1993 and 1992.

                                                                                (In Millions)
                                                                         ------------------------------
                                                                           1993                 1992
                                                                         --------             ---------
Accumulated postretirement benefit obligation:
  Retirees                                                               $  55.4                $ 47.3
  Fully eligible active plan participants                                    5.2                   3.8
  Other active plan participants                                            21.6                  15.9
                                                                         --------             ---------
                                                                            82.2                  67.0
Plan assets                                                                    0                     0
                                                                         --------            ---------
Accrued postretirement benefit cost                                         82.2                  67.0
Unamortized prior service cost                                                 0                 (  .5)
Unamortized gain (loss)                                                    (11.8)                  1.2
                                                                         --------             ---------
  Accumulated postretirement benefit obligation                          $  70.4                $ 67.7
                                                                         ========             =========

Net  periodic postretirement benefit cost, including  the Company's proportionate share  of the costs  of associated companies, includes the following components:


                                                                                (In Millions)
                                                                         ------------------------------
                                                                           1993                 1992
                                                                         --------             ---------
Service cost                                                             $   1.2                $ 1.0
Interest cost                                                                5.7                  5.5
                                                                         --------              --------
  Net periodic postretirement benefit cost                               $   6.9                $ 6.5
                                                                         ========              ========

The incremental increase in 1993 and 1992 postretirement benefit cost was $2.8 million and $2.7 million, respectively. The weighted average annual assumed rate of increase in the per capita cost of covered benefits was 13 percent for 1993, 11% for 1994, decreasing gradually to 5 percent for 1997 and remaining at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, changing the assumed health care cost trend rate by one percentage point in each year would change the accumulated postretirement benefit obligation, as of December 31, 1993 by $15.7 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1993 by $2.1 million. Amounts include the Company's proportionate share of the costs of associated companies. As part of the 1993 labor contracts at Empire, Hibbing, and Tilden Magnetite, Voluntary Employee Benefit Association Trusts ("VEBAs") will be established. Funding of the VEBAs will begin in 1994 and cover a portion of the postretirement benefit obligations of these associated companies. As a participant, the Company's minimum annual contribution is $.7 million per year. The Company's estimated actual contribution will approximate $1.3 million per year based on its share of tons produced.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25 percent at December 31, 1993 (8.5 percent at December 31, 1992).

Cleveland-Cliffs Inc and Consolidated Subsidiaries

NOTE G - INCOME TAXES

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1993 and 1992 are as follows:
                                                                                         (In Millions)
                                                                                    -----------------------
                                                                                      1993            1992
                                                                                    -------          ------
     Deferred tax assets:
           Post-retirement benefits other than pensions                              $21.1            $22.5
           Other liabilities                                                          10.6              5.2
           Deferred development                                                        7.1              3.7
           Reserve for capacity rationalization                                        6.9              9.9
           Product inventories                                                         4.0              7.0
           Accounts receivable                                                         3.9              3.1
           Current liabilities                                                         3.7              3.3
           Plant and equipment                                                         1.5              4.3
           All other                                                                   2.1              5.2
                                                                                    ------           ------
               Total deferred tax assets                                              60.9             64.2

     Deferred tax liabilities:
           Investment in associated companies                                         28.9             34.0
           All other                                                                  11.4              6.7
                                                                                    ------           ------
               Total deferred tax liabilities                                         40.3             40.7
                                                                                    ------           ------
               Net deferred tax assets                                               $20.6            $23.5
                                                                                    ======           ======

COMPONENTS OF PROVISION FOR INCOME TAXES FROM
CONTINUING OPERATIONS ARE AS FOLLOWS:

                                                                                       (In Millions)
                                                                               ------------------------------
                                                                               1993        1992          1991
                                                                              -----       -----         -----
Current                                                                       $19.0       $12.4         $37.8
Deferred                                                                        2.1        (1.8)        (21.5)
                                                                              -----       -----         -----
                                                                              $21.1       $10.6         $16.3
                                                                              =====       =====         =====

COMPONENTS OF DEFERRED TAX PROVISION FOR YEAR
ENDED DECEMBER 31, 1991 ARE AS FOLLOWS:
                                                                                                 (In Millions)
                                                                                                 -------------
                                                                                                      1991
                                                                                                     -------

Recovery from bankruptcy claims                                                                       $(24.2)
Deferred foreign development costs                                                                     ( 3.8)
Effect of associated companies                                                                         ( 2.7)
Effect of alternative minimum tax
    credit carryforwards                                                                                 4.0
Depreciation                                                                                             1.4
Pensions                                                                                               (  .1)
Investment tax credit carryovers
    recognized                                                                                           3.1
Inventory reserves                                                                                     ( 1.3)
Other items - net                                                                                        2.1
                                                                                                      ------
                                                                                                      $(21.5)
                                                                                                      =======

         Cleveland-Cliffs Inc and Consolidated Subsidiaries


         RECONCILIATION OF EFFECTIVE INCOME TAX RATE AND UNITED STATES FEDERAL STATUTORY RATE IS AS FOLLOWS:


                                                                                       (In Millions)
                                                                             ----------------------------------
                                                                             1993          1992           1991
                                                                             ----          ----          ------
         Statutory tax rate                                                  35.0%          34.0%        34.0%
         Increase (decrease) due to:
             Percentage depletion in excess
                 of cost depletion                                           (4.5)         (10.9)        (5.7)
             Effect of foreign taxes                                           --             .2         ( .9)
             Prior years' tax adjustment                                     (2.9)           2.2         ( .1)
             Corporate dividends received                                    (1.0)         ( 1.8)        ( .3)
             Investment Credit Employee
                 Stock Ownership
                 Plan contribution                                             --             --         (2.1)
             Other items - net                                                1.2            1.9         (1.6)
                                                                             -----         ------       ------

         Effective tax rate                                                  27.8%          25.6%        23.3%
                                                                             =====         ======        ======

         In 1991, the Company recorded $2.3 million as a reduction in Federal income tax and charged administrative, selling, and general expenses as compensation expense for investment tax credit benefits realized pursuant to the Company's Investment Credit Employee Stock Ownership Plan. No tax reduction or corresponding investment tax credit benefits were realized in 1993 or 1992.

         NOTE H - BANKRUPTCY SETTLEMENTS

         On January 8, 1991, the Company declared a $46.9 million ($4.00 per share) special dividend paid on February 15, 1991, principally representing recoveries and anticipated recoveries from Wheeling and Sharon Steel Corporation following their emergence from bankruptcy in 1990.

         Following a 1986 filing, LTV emerged from bankruptcy in June, 1993. In final settlement of its allowed claim, the Company received 2.3 million shares of LTV Common Stock and 4.4 million Contingent Value Rights, valued at $31.6 million and $4.1 million, respectively, resulting in a total gain in 1993 of $35.7 million ($23.2 million after-tax, or $1.93 per share).

         On July 13, 1993, the Company distributed to its common stockholders, a special dividend of 1.5 million shares of LTV Common Stock, valued at $20.4 million, and $12.0 million ($1.00 per share) cash. The Company currently intends to retain the remaining .8 million shares of LTV stock as an investment.

         NOTE I - SALE OF ASSETS

         In 1991, the Company sold its forest lands and associated assets in the Upper Peninsula of Michigan, resulting in an after-tax gain of $14.4 million or $1.22 per share.

         The Company completed its exit from the coal business with the sale of Turner Elkhorn Mining Company in early 1993 resulting in an after-tax loss of $.4 million.

         Cleveland-Cliffs Inc and Consolidated Subsidiaries


         NOTE J - STOCK PLANS

         The 1987 Incentive Equity Plan authorizes the Company to make grants and awards of stock options, stock appreciation rights and restricted or deferred stock awards to officers and key employees, for up to 750,000 Common Shares (plus an additional 89,045 Common Shares reserved for issuance, but not issued, under the Company's 1979 Restricted Stock Plan). The 1992 Incentive Equity Plan authorizes the Company to issue up to 595,000 Common Shares upon the exercise of Options Rights, as Restricted Shares, in payment of Performance Shares or Performance Units that have been earned, as Deferred Shares, or in payment of dividend equivalents paid with respect to awards made under the Plan. Such shares may be shares of original issuance or treasury shares or a combination of both. Stock options may be granted at a price not less than the fair market value of the stock on the date the option is granted and must be exercisable not later than ten years and one day after the date of grant. Stock appreciation rights may be granted either at or after the time of grant of a stock option. Common shares may be awarded or sold to certain employees with restrictions as to disposition over specified periods. The market value of the awards, as determined on the date of award, is charged to expense when the restrictions on the common shares are removed. Option prices were adjusted in 1991 and 1993 to recognize the effect of special dividends.

         Stock option and restricted award transactions are summarized as follows:

                                                                  1993                     1992                      1991
                                                         ---------------------     ---------------------     ----------------------
         Stock options:                                   Shares       Price        Shares       Price        Shares       Price
                                                         --------    ---------     --------   ----------     --------    ----------
           Options outstanding
              beginning of year                           160,650  $6.68-37.50       229,433  $6.68-28.13     422,783  $ 6.68-28.13
           Granted                                          5,000        32.56         5,000        37.50        -0-            --
           Exercised                                      (60,525)  6.68-26.31       (66,783)  6.68-26.31    (191,683)   6.68-26.31
           Cancelled                                         -0-       --            ( 7,000)       21.77    (  1,667)  21.77-26.19
                                                          --------                   --------                ---------

           Options outstanding at end of year             105,125   8.51-34.80       160,650   6.68-37.50     229,433    6.68-28.13
           Options exercisable at end of year             105,125   8.51-34.80       114,275   6.68-37.50     125,183    6.68-28.13
         Restricted awards:
           Awarded and restricted at beginning
              of year                                      10,990                     20,083                   21,977
           Awarded during the year                         15,277                        500                   12,059
           Cancelled                                         -0-                        -0-                       334
           Awarded and restricted at end of year           20,218                     10,990                   20,083
         Reserved for future grants or awards at end
              of year                                     576,224                    596,501                      -0-

         Cleveland-Cliffs Inc and Consolidated Subsidiaries

         NOTE K - SHAREHOLDERS' EQUITY

         As of December 31, 1993, the Company is authorized to issue up to 500,000 shares of Class A voting preferred stock, without par value, and up to 4,000,000 shares of Class B non-voting preferred stock, without par value.

         A share purchase right ("Right") is attached to each of the Company's Common Shares outstanding as of December 31, 1993, or subsequently issued. Each Right entitles the holder to buy from the Company one one-hundredth of one Common
         Share at an exercise price per whole share of $42.50. The Rights become exercisable if a person or group acquires, or tenders for, 20% or more of the Company's Common Shares. The Company is entitled to redeem the Rights at 5 cents per Right at any time until ten days after any person or group has acquired 20% of the Common Shares and in certain circumstances thereafter. If a party owning 20% or more of the Company's Common Shares merges with the Company or engages in certain other transactions with the Company, each Right, other than Rights held by the acquiring party, entitles the holder to buy $85.00 worth of the shares of the surviving company at a 50% discount. The Rights expire on September 18, 1997 and are not exercisable until the occurrence of certain triggering events, which include the acquisition of, or a tender or exchange offer for, 15% or
         more of the Company's Common Shares.   There are 168,279
         Common Shares reserved for these Rights.

         NOTE L - LITIGATION

         The Company and its associated companies are periodically involved in litigation incidental to their operations. Management believes that any pending litigation will not result in a material liability in relation to the Company's consolidated financial statements.