Form 10-K, Exhibit 13
period 1993-12-31
CLEVELAND CLIFFS INC
filed 1994-03-28
CIK 764065

                 QUARTERLY RESULTS OF OPERATIONS-(Unaudited)                               Exhibit 13(h)
                 (In Millions Except Per Share Amounts)

                                                                                   1993
                                                   --------------------------------------------------------------------
                                                                  Quarters
                                                   -----------------------------------------------------
                                                   First         Second          Third            Fourth          Year
                                                   -----         ------          -----            ------         ------
                 Total Revenues                    $43.3         $121.7          $87.6            $103.3         $355.9
                 Gross Profit                        3.4           19.2           12.3              20.1           55.0
                 Net Income (Loss)
                   Amount                            (.1)          33.5            7.2              14.0           54.6
                   Per Common Share                 (.01)          2.79            .60              1.17           4.55


                 Second quarter results included income of $34.8 million pre-tax ($23.0 million after tax) from the bankruptcy recovery; third quarter results included the effect of the six-week strike, $6.9 million pre-tax ($5.4 million after tax); and fourth quarter results included a $1.3 million tax credit representing a prior year adjustment.

                                                                                   1992
                                                   ---------------------------------------------------------------------
                                                                  Quarters
                                                   -----------------------------------------------------
                                                   First         Second          Third            Fourth          Year
                                                   -----         ------          -----            ------         -------
                 Total Revenues                    $53.4         $ 93.7          $107.7           $72.2          $327.0
                 Gross Profit                        9.5           24.3            20.9            14.9            69.6
                 Net Income (Loss)
                   Amount                          (33.6)          11.7            14.5             (.5)           (7.9)
                   Per Common Share                (2.80)           .98            1.21            (.05)           (.66)


                 First quarter results included a $38.7 million, or $3.23 per share, after-tax charge for the cumulative effect of accounting changes; second quarter results included a $5.0 million pre-tax ($3.7 million after tax) provision for doubtful accounts receivable; third quarter results included $2.3 million after-tax income from unusual transactions; and fourth quarter results included a $12.5 million pre-tax ($9.3 million after tax) additional provision for doubtful accounts receivable and a $1.1 million tax credit due to a prior year tax adjustment.
                 --------------------------------------------------------------


                 COMMON SHARE PRICE PERFORMANCE AND DIVIDENDS

                                                       Price Performance
                                            -----------------------------------------------
                                                   1993                          1992                     Dividends
                                            -----------------             -----------------           --------------------
                                              High          Low             High          Low          1993          1992
                                            -------       -------         -------       -------       ------        ------
                 First Quarter              $36-7/8       $32-1/2         $40-3/8       $35-7/8       $ .30         $ .275
                 Second Quarter              34-7/8        31-1/2          39-1/4        33             .30           .30
                 Third Quarter               35-5/8        28-3/4          34-3/4        29-1/2        3.00*          .30
                 Fourth Quarter              37-1/2        31              38-1/2        32-3/8         .30           .30
                                                                                                      ------        ------

                   Year                      37-1/2        28-3/4          40-3/8        29-1/2       $3.90         $1.175
                                                                                                      ======        ======

                 *Includes a $2.70 per share special dividend.




                                       62