Form 10-K, Exhibit 13
period 1993-12-31
CLEVELAND CLIFFS INC
filed 1994-03-28
CIK 764065

                 INVESTOR AND CORPORATE INFORMATION             Exhibit 13(i)

                 STOCK EXCHANGE INFORMATION

                 The principal market for Cleveland-Cliffs Inc common shares (ticker symbol CLF) is the New York Stock Exchange. The common shares are also listed on the Chicago Stock Exchange.






















                                      63