Form 10-K, Exhibit 13
period 1993-12-31
CLEVELAND CLIFFS INC
filed 1994-03-28
CIK 764065

    11-YEAR SUMMARY OF FINANCIAL AND  OTHER STATISTICAL DATA                                                  Exhibit 13(j)
    Cleveland-Cliffs Inc and Consolidated Subsidiaries

                                                                                 1993          1992          1991       1990
   -----------------------------------------------------------------------------------------------------------------------------
    FINANCIAL
    (In Millions Except Per Share Amounts)
    For The Year
        Net Income (Loss):
            Continuing Operations (a)                                            $   54.6     $   (7.9)   $  53.8       $  73.8
            Discontinued Operations                                                   -            -          -             -
                                                                                 ----------------------------------------------
                Total                                                                54.6         (7.9)      53.8          73.8
        Net Income (Loss) Per Common Share:
            Continuing Operations (a)                                                4.55         (.66)      4.55          6.31
            Discontinued Operations                                                   -            -          -             -
                                                                                 ----------------------------------------------
                Total                                                                4.55         (.66)      4.55          6.31
        Cash Flow (Deficit) From Continuing Operations                              (22.8)        26.3       92.1          22.6
        Revenues From Continuing Operations                                         355.9        327.0      363.3         400.2
        Cash Dividends:
            Per Common Share                                                         2.20         1.18       5.03           .80
            Per Preferred Share                                                       -            -          -             -
        Non-Cash Dividends:
            Per Common Share                                                         1.70 (b)      -          -             -
        Capital Expenditures (c)                                                      5.0          5.2        7.3          11.2

    At Year-End
        Working Capital                                                             186.0        188.9      139.7         169.8
        Total Assets                                                                545.4        537.2      478.7         510.9
        Long-Term Debt:
            Consolidated                                                             75.0         75.1       41.2          53.0
            Effectively Serviced (c)                                                 88.6         92.1       65.0          82.4
        Shareholders' Equity                                                        280.7        269.6      290.8         290.8
        Book Value Per Common Share                                                 23.27        22.47      24.40         24.88

    (a)  Results have been affected by non-recurring items including net bankruptcy recoveries of $23.2 million and $47.1 million in 1993 and 1990, respectively, and a $38.7 million after-tax charge for accounting changes in 1992.  See Management's Discussion and Analysis.
    (b)  Non-cash distribution of 1.5 million shares ($20.4 million) of LTV Corporation common stock.
    (c)  Includes the Company's share of associated companies.
    ----------------------------------------------------------------------------------------------------------------------------

    OPERATIONS
        Iron Ore Production From Mines Managed by Cliffs
          (Millions of Gross Tons)
            United States                                                            27.8        28.4        27.6          25.5
            Canada                                                                    4.5         4.5         4.5           6.2
            Australia                                                                 1.5         1.5         1.3           2.2
                                                                                 ----------------------------------------------
                Total                                                                33.8        34.4        33.4          33.9
- -------------------------------------------------------------------------------------------------------------------------------
    OTHER INFORMATION
        Common Shares Outstanding (Millions):
            Average For Year                                                         12.0        12.0        11.8          11.7
            At Year-End                                                              12.1        12.0        11.9          11.7
        Common Shares Sales Price Range:
            High                                                                     $ 37 1/2    $ 40 3/8    $ 36 1/2     $  35
            Low                                                                        28 3/4      29 1/2      25            19 5/8

        Employees At Year-End (d)                                                   5,973       6,388       6,500         6,695




    (d)  Includes employees of managed mining ventures.

    At December 31, 1993, the Company had 3,722 record holders of its common shares.





1989       1988        1987         1986        1985        1984        1983
- ------------------------------------------------------------------------------




$  62.5    $  42.6    $  30.2      $ (19.0)  $    28.3     $  24.8     $   4.8
   (1.9)      (3.4)     (17.5)       (22.7)      (11.1)       (0.7)         .1
- ------------------------------------------------------------------------------
   60.6       39.2       12.7        (41.7)       17.2        24.1         4.9

   5.37       3.12       1.88        (1.94)       2.13        2.00         .39
   (.17)      (.26)     (1.31)       (1.82)       (.90)       (.06)          -
- ------------------------------------------------------------------------------
   5.20       2.86        .57        (3.76)       1.23        1.94         .39
   79.8       56.1       21.1          9.1        39.7        39.3        25.7
  372.4      317.5      412.0        241.0       267.9       321.3       259.8

    .40          -          -          .35        1.00        1.00        1.00
      -       2.00       2.00         2.00         .68           -           -

      -        .79          -            -           -           -           -
   14.6        8.4        2.0          3.4         4.4        10.5         4.2


  104.7       45.0      220.3        110.0       114.0        77.3        72.0
  415.2      390.6      665.6        527.2       511.7       481.5       500.7

   71.3      119.6      153.5         80.5        35.4        50.0        62.4
   93.4      145.7      183.5        305.3       200.9       234.9       297.4
  226.0      168.6      395.4        325.5       363.9       316.7       307.1
  19.36      14.53      21.02        22.16       25.24       25.52       24.77






- ------------------------------------------------------------------------------







   31.0       31.1       27.1         10.6        12.5        12.9         9.3
    8.3        7.9        7.2          2.0         2.1         2.1         1.6
    2.3        2.4        2.0            -        14.7        15.3        13.1
- ------------------------------------------------------------------------------
   41.6       41.4       36.3         12.6        29.3        30.3        24.0
- ------------------------------------------------------------------------------


   11.6       13.2       13.4         12.4        12.4        12.4        12.4
   11.7       11.6       16.4         12.4        12.4        12.4        12.4

$    34     $   28       $ 21 3/8     $ 19 3/8    $ 22 1/4   $  26        $ 25 1/4
     25 3/4     14 1/4      9 1/4        6          16 5/8      17          18 1/8

  7,522      7,638      8,328        8,972       6,387       7,248       7,203









                                                         65