Form 10-K405, Exhibit 13
CLEVELAND CLIFFS INC
filed 1995-03-27
CIK 764065

MANAGEMENT'S DISCUSSION AND ANALYSIS                               Exhibit 13(a)
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In 1994, Cleveland-Cliffs earned $42.8 million, or $3.54 a share. Earnings for the year 1993 were $31.4 million, or $2.62 per share, excluding a $23.2 million gain on the settlement of the Company's bankruptcy claim against LTV Steel Company, Inc. (an integrated steel company subsidiary of The LTV Corporation, or collectively "LTV"). Including the bankruptcy gain, 1993 earnings were $54.6 million, or $4.55 per share.

 Following is a summary of results for the years 1994, 1993, and 1992:

                                                              (In Millions, Except Per Share)
                                                          ----------------------------------------
                                                            1994            1993             1992
--------------------------------------------------------------------------------------------------
Net Income Before Cumulative
  Effect of Accounting Changes
    - Amount...................................            $ 42.8          $ 54.6           $ 30.8
    - Per Share................................              3.54            4.55             2.57

Cumulative Effect of Accounting Changes,
  Net of Income Taxes
     Other Post Employment Benefits............                                              (42.5)
     Income Taxes..............................                                                3.8
                                                           -------         -------          -------
         Total Cumulative Effect...............                                              (38.7)
                                                           -------         -------          -------

Net Income (Loss)
       - Amount................................             $ 42.8         $ 54.6           $( 7.9)
                                                            =======        =======          =======
       - Per Share.............................             $ 3.54         $ 4.55           $( .66)
                                                            =======        =======          =======

1994 VERSUS 1993
----------------

Revenues were $388.9 million in 1994, an increase of $33.0 million from 1993. Revenues in 1993 included a $35.7 million pre-tax recovery on the LTV bankruptcy claim. Without this item, revenues in 1994 were $68.7 million higher than 1993. Revenues from product sales and services in 1994 totaled $334.8 million, an increase of $66.7 million from 1993, mainly due to higher North American sales volume and prices and increased Australian sales volume. North American iron ore sales were 8.2 million tons in 1994 compared to 6.4 million tons in 1993. Royalties and management fee revenue in 1994 totaled $44.7 million, an increase of $5.0 million due primarily to increased production in 1994 over strike-depressed 1993.

Net income for the year 1994 was $42.8 million, an increase of $11.4 million from 1993, excluding the $23.2 million gain on the LTV settlement. The increase was due to higher sales volume and prices in North America, increased royalties and management fees, higher Australian earnings, and the $5.4 million after-tax cost of the labor strike in 1993. These gains were partly offset by higher operating costs, certain non-recurring costs, lower investment income, and a favorable income tax adjustment in 1993.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

1993 VERSUS 1992
----------------

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

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

NORTHSHORE ACQUISITION
----------------------

On September 30, 1994, Cliffs Minnesota Minerals Company, a subsidiary of the Company, completed the acquisition of Cyprus Amax Minerals Company's ("Cyprus Amax") iron ore operations and power plant (renamed Northshore Mining Company or "Northshore") in Minnesota for $66 million plus net working capital of $28 million. The principal Northshore assets acquired were 4.0 million annual tons of active capacity for production of standard pellets (equivalent to 3.5 million tons of flux pellet capacity), supported by 6.0 million tons of active concentrate capacity, a 115 megawatt power generation plant, and an estimated
1.2 billion tons of magnetite crude iron ore reserves, leased mainly from the Mesabi Trust. Additional payments to Cyprus Amax would be required under certain expansion conditions. Any such payments would occur over a period of years under conditions expected to be favorable to the Company and are not expected to be material in any year.

In January, 1995, the Company announced a $6 million expansion of Northshore. The expansion, which involves the re-activation of one idle pelletizing line, is expected to be completed by June, 1995, and increase the mine's annual production capacity by approximately 25 percent, or .9 million tons. Production in 1995, originally scheduled to be 3.6 million tons of iron ore is now scheduled to be 4.1 million tons.

CASH FLOW AND LIQUIDITY
-----------------------

At December 31, 1994, the Company had cash and marketable securities totaling $141.4 million. In addition, the full amount of a $75.0 million unsecured revolving credit facility was available.

Since December 31, 1993, cash and marketable securities decreased by $19.6 million. The acquisition of Northshore for $97.3 million ($94 million plus acquisition costs) was largely offset by cash flow from operating activities (before changes in operating assets and liabilities), $50.9 million, Weirton Steel Corporation's ("Weirton") redemption of its preferred stock held by the Company, $25.0 million, and decreased working capital, $24.7 million. Capital expenditures were $10.9 million in 1994 versus $5.0 million in 1993. Dividends in 1994 were $14.8 million. In the fourth quarter of 1994, the Company increased its quarterly dividend to $.325 per share, raising the annual payout to $15.7 million.

The working capital decrease was primarily due to a reduction in product inventories, $16.1 million, and increased payables and accrued expenses, $14.8 million, partially offset by increased trade accounts receivable, $9.3 million, reflecting higher sales in December, 1994.

North American pellet inventories at December 31, 1994 were .7 million tons or $16.9 million, a decrease of .1 million tons, or $2.5 million, from December 31, 1993. The decrease occurred despite .7 million tons of pellet purchases and .5 million tons of inventory acquired in the Northshore purchase.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

FOLLOWING IS A SUMMARY OF 1994 CASH FLOW:

                                                                                            (In Millions)
                                                                                            -------------
Cash Flow from Operations
   Before Changes in Operating Assets and Liabilities.............                              $ 50.9
   Changes in Operating Assets and Liabilities:
      Marketable Securities Decrease..............................                                92.3
      Other ......................................................                                24.7
                                                                                                ------
         Net Cash From Operations.................................                               167.9
Northshore Acquisition............................................                               (97.3)
Dividends.........................................................                               (14.8)
Capital Expenditures..............................................                               (10.9)
Debt Payments.....................................................                                (4.3)
Weirton Preferred Stock Redemption................................                                25.0
Sale of Long-Term Investments.....................................                                 5.3
Other (net).......................................................                                 1.8
                                                                                                ------
   Net Increase in Cash and Cash Equivalents......................                                72.7
Decrease in Short-term Marketable Securities......................                               (92.3)
                                                                                                ------
   Net Decrease in Cash and Marketable Securities.................                              $(19.6)
                                                                                                ======

FOLLOWING IS A SUMMARY OF KEY LIQUIDITY MEASURES:

                                                                At December 31
                                                                 (In Millions)
                                                    --------------------------------------
                                                      1994          1993            1992
                                                    --------      --------        --------
Cash and Temporary Investments
   Cash and Cash Equivalents ................        $140.6        $ 67.9          $128.6
   Marketable Securities.....................            .8          93.1              --
                                                     ------        ------          ------
       Total.................................        $141.4        $161.0          $128.6
                                                     ======        ======          ======
Working Capital..............................        $169.5        $186.0          $188.9
                                                     ======        ======          ======

Ratio of Current Assets to Current
  Liabilities................................         2.7:1         3.7:1           4.1:1

Additionally, at December 31, 1994, the Company had long-term investments as follows:

   -   LTV Common Stock, .8 million shares with a market value of $13.5 million.

   - Long-term government and corporate bonds (denominated primarily in Australian currency), $13.6 million, largely dedicated to fund the shutdown of the Savage River Mine in Australia.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

In October, 1991, the Company invested $25 million in a special nonmarketable redeemable preferred stock of Weirton with mandatory redemption at par in 2003. On September 30, 1994, Weirton exercised its right to redeem the preferred stock for $25 million plus accrued dividends. The redemption of this investment (previously classified as a held-to-maturity security) did not result in a gain or loss. The stock paid quarterly dividends totaling $3.1 million per year. In conjunction with the preferred stock redemption, the Company's iron ore sales contract with Weirton was extended by two years through 2005. The contract calls for the Company to supply Weirton with approximately 1.0 million tons of pellets annually.

NORTH AMERICAN IRON ORE
-----------------------
The North American steel industry experienced high operating rates and improved financial results in 1993 and 1994 which are expected to continue in 1995. The Company's steel company partners and customers have generally improved their financial condition as a result of higher earnings and increased equity capital.

The improvement in most steel companies' financial positions has significantly reduced the major near-term business risk previously faced by the Company, i.e., the potential financial failure and shutdown of one or more of its significant customers or partners, with the resulting loss of ore sales or royalty and management fee income. However, if any such shutdown were to occur without mitigation through replacement sales or cost reduction, it would represent a significant adverse financial development to the Company. The iron mining business has high operating leverage because "fixed" costs are a large portion of the cost structure. Therefore, loss of sales or other income due to failure of a customer or partner would have an adverse income effect proportionately greater than the revenue effect.

McLouth Steel Products Company ("McLouth"), a significant customer, continues to be substantially undercapitalized. The Company has periodically extended financial support to McLouth in the form of deferred payment terms and other considerations. Sales to McLouth were 1.5 million tons in 1994 which represented 18 percent of the Company's sales volume and a higher percentage contribution to income before fixed cost absorption. Included in the Company's December 31, 1994 inventory was .2 million tons consigned to McLouth in accordance with long-standing practice. The Company has no earnings exposure to consigned inventory and accounts receivable from McLouth as of December 31, 1994.

Sharon Steel Corporation ("Sharon"), which was a significant customer, suspended its blast furnace operations in September, 1992, and filed for protection from its creditors under Chapter 11 of the U. S. Bankruptcy Code on November 30, 1992. No shipments of iron ore were made to Sharon since the third quarter of 1992. The Company was able to replace the lost Sharon sales in 1993 and 1994. In November, 1994, Sharon liquidated substantially all of its assets through an approved Bankruptcy Court sale. The Company had filed a substantial claim against Sharon in the Bankruptcy Court for amounts owed and contractual damages; however, the Company does not expect to receive any material proceeds from asset liquidation. All amounts due from Sharon were previously reserved.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

In February, 1994, the Company reached general agreement with Algoma Steel Inc. ("Algoma") and Stelco Inc. to restructure and simplify the Tilden Mine operating agreement effective January 1, 1994. The principal terms of the new agreement are (1) the participants' tonnage entitlements and cost-sharing are based on a 6.0 million ton target normal production level instead of the previous 4.0 million ton base production level, (2) the Company's interest in the Tilden Magnetite Partnership has increased from 33.33% to 40.0% with an associated increase in the Company's obligation for its share of mine costs,
(3) the Company is receiving a higher royalty, (4) the Company has the right to supply any additional iron ore pellet requirements of Algoma from Tilden or the Company, and (5) any partner may take additional production with payment of certain fees to the Partnership. The parties implemented the general agreement effective January 1, 1994 and are negotiating the detailed provisions of the definitive agreement. The agreement has not had a material financial effect on the Company's consolidated financial statements.

On June 28, 1993, LTV, a significant partner of the Company, emerged from Chapter 11 bankruptcy. In final settlement of its allowed claim, the Company received 2.3 million shares of LTV Common Stock and 4.4 million Contingent Value Rights. The settlement, reflected in the Company's year 1993 operating results, totaled $35.7 million before tax and $23.2 million after-tax. On July 13, 1993, the Company distributed to its shareholders a special dividend consisting of 1.5 million shares of LTV Common Stock and $12.0 million ($1.00 per share) cash.

Six-year, no strike agreements between the United Steelworkers of America and three U.S. iron ore mining operations managed by subsidiaries of the Company were ratified by the union members after a six-week strike that began August 1, 1993. The agreements cover the Empire and Tilden Mines in Michigan and the Hibbing Mine in Minnesota. The Wabush Mines' contract expired on February 28, 1993; however, the employees continued to work under the terms of the previous agreement until a new agreement was reached in March, 1994. The new Wabush agreement expires on February 29, 1996.

North American steel shipments increased from 104 million tons in 1993 to 110 million tons in 1994, the highest level since 1979. Reflecting the continued high level of steel demand, the six North American mines operated by the Company have initially scheduled 39.5 million tons of pellet production for 1995 which is approximately 100 percent of active capacity. The Company's share of scheduled production is 10 million tons. In 1994, total production at the Company's managed mines was 35.2 million tons and the Company's share was 6.8 million tons. Production schedules are subject to change throughout the year.

The Company expects improved financial results in 1995 due to the full year contribution of the Northshore acquisition and an improved pricing environment created by higher worldwide demand for iron ore. North American sales are expected to approximate 10 million tons, including 8 million tons under multi-year contracts.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

AUSTRALIA
---------

Savage River Mines in Tasmania, Australia operated at its capacity of 1.5 million tons in 1994 and 1993 with continued satisfactory financial results. Decreased cost and higher sales volume were partially offset by lower international pellet prices in 1994 and unfavorable currency exchange effects. Australian sales are projected to be about 1.5 million tons in 1995. The international pellet price has increased in 1995.

In October, 1994, the Company announced that Savage River operations would terminate as scheduled in the first quarter of 1997, the exhaustion date of the economically recoverable iron ore from surface mining. This is two years beyond the original exhaustion schedule established when the Company acquired sole ownership in 1990. A mine life extension study was conducted to evaluate underground mining of additional ore; however, the projected financial results did not justify the mining risks and substantial investment. Mine closure costs have previously been provided in the Capacity Rationalization Reserve and have been funded.

COAL
----

Sale of the Turner Elkhorn Mining Company and the termination of management and administrative support of the Chisholm Mine in early 1993 completed the Company's exit from the coal business.

Pursuant to the Coal Industry Retiree Health Benefit Act of 1992 ("Act"), the Trustees of the UMWA Combined Benefit Fund have assigned responsibility to the Company for premium payments with respect to retirees, dependents, and "orphans" (unassigned beneficiaries), representing less than one-half of one percent of all "assigned beneficiaries." The Company is making premium payments under protest and is contesting the assignments that it believes were incorrect. Premium payments by the Company in 1994 were $1.3 million ($.3 million in 1993). At December 31, 1994, the Company continues to pay premiums on 338 assigned retirees and dependents and 116 "orphans." Additionally, in December, 1993, a complaint was filed by the Trustees of the United Mine Workers of America 1992 Benefit Plan against the Company demanding the payment of premiums on an additional 79 beneficiaries related to two formerly operated joint venture coal mines. The Company is actively contesting the complaint. Monthly premiums are being paid into an escrow account (80% by a former joint venture participant and 20% by the Company) by joint agreement with the Trustee, pending outcome of the litigation. Company payments in 1994 were approximately $.1 million. At December 31, 1994, the Company's coal retiree reserve was $11 million, of which $.9 million is current. The reserve is reflected at present value, using a discount rate of 8.5%. The Company's liability has been adequately covered in its capacity rationalization costs. Constitutional and other legal challenges to various provisions of the Act by other former coal producers are pending in the Federal Courts.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

ACTUARIAL ASSUMPTIONS
---------------------

As a result of increases in long-term interest rates, the Company has re-evaluated the interest rates used to calculate its pension and other postemployment benefit ("OPEB") obligations. Financial accounting standards require that the discount rate used to calculate the actuarial present value of such benefits reflect the rate of interest on high-quality fixed income securities. The discount rate used to calculate the Company's pension and OPEB obligations was increased to 8.50% at December 31, 1994 from 7.25% at December 31, 1993. The Company also increased its assumed long-term rate of return on pension assets from 8% at December 31, 1993 to 8.5% at December 31, 1994.

The increase in interest rates did not affect year 1994 financial results; however, in 1995 and subsequent years, the Company will realize a non-cash increase in pension credits and a non-cash decrease in OPEB expense. The increase in annual net income resulting from the higher discount rate and increased long-term rate of return assumptions is estimated to approximate $1.5 million.

ENVIRONMENTAL COSTS
-------------------

The Company's policy is to conduct business in a manner that promotes environmental quality. The Company's obligations for any environmental problems at wholly-owned active mining operations and idle and closed mining and other sites have been recognized based on specific estimates for known conditions and required investigations. Environmental costs of associated companies for active operations are included in current operating and capital costs. Any potential insurance recoveries have not been reflected in the determination of the financial reserve.

At December 31, 1994, the Company has an environmental reserve of $12.0 million, of which $3.6 million is current. At December 31, 1993, the environmental reserve was $10.3 million. The reserve includes the Company's obligations related to:

       - Federal and state Superfund and Clean Water Act sites where the Company is named as a potential responsible party, including the Cliffs-Dow and Kipling sites in Michigan, the Arrowhead Refinery site in Minnesota, the Summitville mine site in Colorado, and the Rio Tinto mine site in Nevada, all of which sites are independent of the Company's iron mining operations. The reserves are based on engineering studies prepared by outside consultants engaged by the potential responsible parties. The Company continues to evaluate the recommendations of the studies and other means for site clean-up. Significant site clean-up activities have taken place at Cliffs-Dow in 1993 and 1994. An agreement in principle has been reached among the federal and state governments and approximately 237 individuals and companies whereby clean-up at the Arrowhead site will begin in 1995 with significant funding provided by the federal and state governments. The agreement is expected to be filed with the U.S. District Court early in 1995. The Company's share of Arrowhead costs is expected to be approximately $145,000 which includes $31,000 of funded remediation costs and $114,000 of incurred legal and other costs.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

       - Wholly-owned active and idle operations, including the recently acquired Northshore mine and Silver Bay power plant in Minnesota and the idled Republic mine and processing facilities in Michigan. The Northshore reserve is based on an environmental investigation conducted by the Company and an outside consultant in connection with the acquisition and reflects expected future Company expenditures, primarily for asbestos abatement and power plant fly ash disposal. The Republic Mine reserve primarily reflects the cost of underground fuel oil storage tank removal and related soil remediation.

       - Reserves for other sites, including former operations, are based on the Company's estimated cost of investigation and remediation of sites where expenditures may be incurred.

Environmental expenditures under current laws and regulations are not expected to materially impact the Company's consolidated financial statements.

CAPITAL INVESTMENT
------------------

NORTH AMERICAN IRON ORE
-----------------------

The Company and its North American mine partners are substantially increasing capital expenditures in 1995 to satisfy orebody development requirements and reduce operating costs. Capital equipment additions, including equipment acquired through lease, are expected to total approximately $113 million in 1995 at the six Company-managed mines in North America, of which $55 million will be classified as capital expenditures. The Company's share of the capital expenditures is expected to approximate $24 million, including the $6 million Northshore expansion capital. Excluding years of major capacity additions, the 1995 program represents record total capital spending at Company-managed mines.

CORPORATE STRATEGY
------------------

The Company's strategy is to grow its basic iron ore business and to extend its business scope to produce and supply reduced iron ore feed for steel and iron production. Reduced iron products contain approximately 90% iron versus 65% for traditional iron ore pellets and contain less undesirable chemical elements than most scrap steel feed. The market for reduced iron is presently small, but is projected to increase at a greater rate than other iron ore products.

The Company continues to explore various technologies and markets for reduced iron products, including the investigation of domestic and international site alternatives. Commercial plants are estimated to require capital expenditures of $75 to $100 million, depending on location and process. Commercial decisions are expected in 1995 on one or more projects. The Company's total 1995 expenditures are not expected to exceed $25 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

CAPITALIZATION
--------------

In 1992, the Company completed a private placement of $75 million of medium term, unsecured senior notes pursuant to agreements with an insurance company group. One-third of the notes have an interest rate of 8.5 percent, and two-thirds have an interest rate of 8.8 percent. The notes require annual repayments of principal beginning in 1995 and 1996, respectively, with final maturities of 1999 and 2002, respectively. The aggregate maturities for the five years succeeding December 31, 1994 are $5 million for 1995 and $12.1 million each for 1996 through 1999.

Following is a summary of long-term obligations:

                                      LONG-TERM OBLIGATIONS AT DECEMBER 31
                                                  (In Millions)
          -------------------------------------------------------------------------------------
                  Effectively Serviced Obligations

                                  Share of
                                 Associated                     Guaranteed             Total
           Consolidated          Companies         Total        Obligations         Obligations
           ------------          ----------        -----        -----------         -----------
1994          $ 75.0               $  9.2          $ 84.2          $ 13.7             $ 97.9
1993            75.0                 13.6            88.6            20.8              109.4
1992            75.1                 17.0            92.1            27.9              120.0

Effective March 1, 1995, the Company terminated its existing $75 million three-year revolving credit agreement, originally due to expire on April 30, 1995, and entered into a five-year, $100 million agreement. No borrowings are outstanding under the revolving credit facilities.

At December 31, 1994, guaranteed obligations principally represented the Empire Mine debt obligations of LTV and Wheeling. The Empire Mine long-term debt is scheduled to be fully extinguished in December, 1996 (the Company's share of Empire long-term debt principal payments is $4.3 million in 1994 and 1995 and $3.9 million in 1996).

The ratio of effectively serviced long-term obligations to shareholders' equity was .3:1 at December 31, 1994, 1993, and 1992.

In January, 1995, the Company announced a program to periodically repurchase up to 600,000 shares of its Common Stock in the open market or in negotiated transactions. The program represents approximately 5% of outstanding shares. The stock will initially be retained as Treasury Stock.




(The "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains two graphs, one entitled, "Cumulative Earnings &
Dividends" and the other entitled "Components of Invested Capital". For a description of the graph of "Cumulative Earnings & Dividends" see Graph A in Appendix A to this exhibit, and for a description of the graph of "Components of Invested Capital" see Graph B in Appendix A to this exhibit.)

                    APPENDIX A - IMAGE AND GRAPHIC MATERIAL
                    ---------------------------------------



Item 7 - Management's Discussion and Analysis of Financial Condition and
------------------------------------------------------------------------
Results of Operations (Graphs)
------------------------------

GRAPH A
-------

 This graph is captioned "Cumulative Earnings & Dividends". The graph contains two lines depicting cumulative earnings and cumulative dividends over the five-year period 1990-1994. Cumulative earnings were $73.8 million, $127.6 million, $158.4 million, $213.0 million and $255.8 million, respectively, for the years 1990-1994. Cumulative dividends were $9.3 million, $68.4 million, $82.5 million, $108.9 million, and $123.7 million, respectively, for the years 1990-1994. The graph also indicates that the cumulative payout ratio of dividends to earnings was 13%, 54%, 52%, 51%, and 48%, respectively, for the years 1990-1994.

Graph B
-------

This graph is captioned "Components of Invested Capital". The graph contains five bars depicting the components of invested capital at December 31, 1990, 1991, 1992, 1993, and 1994, each bar reflecting Effectively Serviced Debt and
Shareholders' Equity, as follows:

                                Amount in (Millions)                                    Percent
                  ----------------------------------------------     --------------------------------------------
                  Effectively                                        Effectively
                   Serviced          Shareholders'                    Serviced        Shareholders'
December 31          Debt                Equity           Total          Debt             Equity            Total
-----------       -----------        -------------        ------     -----------      -------------         -----
   1990              $82.4              $290.8            $373.2         22%                78%              100%
   1991               65.0               290.8             355.8         18                 82               100
   1992               92.1               269.6             361.7         26                 74               100
   1993               88.6               280.7             369.3         24                 76               100
   1994               84.2               311.4             395.6         21                 79               100





                                     41-A