Form 10-K405, Exhibit 13
CLEVELAND CLIFFS INC
filed 1995-03-27
CIK 764065

                                                                   Exhibit 13(b)

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------



Shareholders and Board of Directors
Cleveland-Cliffs Inc



We have audited the accompanying statement of consolidated financial position of Cleveland-Cliffs Inc and consolidated subsidiaries as of December 31, 1994 and 1993, and the related statements of consolidated income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. Our audits also included the financial statement schedule listed in the index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cleveland-Cliffs Inc and consolidated subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note A to the consolidated financial statements, in 1992 the Company changed its methods of accounting for postretirement benefits other than pensions and income taxes.


                                                             ERNST & YOUNG LLP


Cleveland, Ohio
February 14, 1995





                                       42