Form 10-K405, Exhibit 13
CLEVELAND CLIFFS INC
filed 1995-03-27
CIK 764065

STATEMENT OF CONSOLIDATED FINANCIAL POSITION                       Exhibit 13(c)
Cleveland-Cliffs Inc and Consolidated Subsidiaries

                                                                                   (In Millions)
                                                                                    December 31
                                                                             -------------------------
                                                                               1994             1993
------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS

    Cash and cash equivalents                                                  $140.6           $ 67.9
    Marketable securities                                                          .8             93.1
                                                                               ------           ------
                                                                                141.4            161.0
    Trade accounts receivable
     (net of allowance, $19.5 in 1994 and 1993)                                  50.3             27.6
    Receivables from associated companies                                        15.6             13.3
    Inventories
         Finished products                                                       24.5             27.5
         Work in process                                                           .6
         Supplies                                                                14.6              4.2
                                                                               ------           ------
                                                                                 39.7             31.7
    Deferred income taxes                                                        14.7             14.1
    Other                                                                         7.4              6.3
                                                                               ------           ------
         TOTAL CURRENT ASSETS                                                   269.1            254.0

PROPERTIES
    Plant and equipment                                                         228.5            157.6
    Minerals                                                                     20.2             15.0
                                                                               ------           ------
                                                                                248.7            172.6
    Allowances for depreciation and depletion                                  (138.3)          (137.3)
                                                                               ------           ------
         TOTAL PROPERTIES                                                       110.4             35.3

INVESTMENTS IN ASSOCIATED COMPANIES                                             151.7            152.3

OTHER ASSETS
    Long-term investments                                                        27.1             57.4
    Deferred charges                                                              7.2              9.2
    Deferred income taxes                                                         8.7              6.5
    Miscellaneous                                                                42.3             34.4
                                                                               ------           ------
         TOTAL OTHER ASSETS                                                      85.3            107.5
                                                                               ------           ------



         TOTAL ASSETS                                                          $616.5           $549.1
                                                                               ======           ======

STATEMENT OF CONSOLIDATED FINANCIAL POSITION
Cleveland-Cliffs Inc and Consolidated Subsidiaries

                                                                                   (In Millions)
                                                                                    December 31
                                                                             -------------------------
                                                                               1994             1993
------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Trade accounts payable                                                     $ 15.1           $ 11.5
    Payables to associated companies                                             15.6              8.9
    Accrued employment costs                                                     21.2             17.7
    Accrued expenses                                                             16.3             10.0
    Income taxes payable                                                         14.3             14.6
    Current portion of long-term obligations                                      5.0               --
    Reserve for capacity rationalization                                          1.5              1.7
    Other                                                                        10.6              3.6
                                                                               ------           ------
         TOTAL CURRENT LIABILITIES                                               99.6             68.0

LONG-TERM OBLIGATIONS                                                            70.0             75.0

POST-EMPLOYMENT BENEFIT LIABILITIES                                              74.4             71.2

RESERVE FOR CAPACITY RATIONALIZATION                                             25.7             21.7

OTHER LIABILITIES                                                                35.4             32.8

SHAREHOLDERS' EQUITY
    Preferred Stock
         Class A - no par value
             Authorized - 500,000 shares;
             Issued-none                                                           --               --
         Class B - no par value
             Authorized - 4,000,000 shares;
             Issued-none                                                           --               --
    Common Shares-par value $1 a share
         Authorized - 28,000,000 shares;
         Issued - 16,827,941 shares                                              16.8             16.8
    Capital in excess of par value of shares                                     63.1             61.4
    Retained income                                                             343.8            315.8
    Foreign currency translation adjustments                                       .9              (.3)
    Unrealized gain on available for sale securities,
      net of tax                                                                  1.5              1.3
    Cost of 4,728,081 Common Shares in
      treasury (1993 - 4,763,824 shares)                                       (113.4)          (114.3)
    Unearned compensation                                                        (1.3)             (.3)
                                                                               ------           ------
    TOTAL SHAREHOLDERS' EQUITY                                                  311.4            280.4
                                                                               ------           ------

COMMITMENTS - Note C

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                 $616.5           $549.1
                                                                               ======           ======

See notes to consolidated financial statements.



                                       44