Form 10-K405, Exhibit 13
CLEVELAND CLIFFS INC
filed 1995-03-27
CIK 764065

STATEMENT OF CONSOLIDATED INCOME                                   Exhibit 13(d)
Cleveland-Cliffs Inc and Consolidated Subsidiaries






                                                                         (In Millions, Except Per Share Amounts)
                                                                                 Year Ended December 31
                                                                    -------------------------------------------------
                                                                      1994                1993                 1992
---------------------------------------------------------------------------------------------------------------------
REVENUES
   Product sales and service                                         $334.8              $268.1               $266.9
   Royalties and management fees                                       44.7                39.7                 43.8
                                                                     ------              ------               ------
       Total Operating Revenues                                       379.5               307.8                310.7
   Recoveries on bankruptcy claims                                       --                35.7                  2.4
   Investment income (securities)                                       7.9                 9.1                  9.6
   Other income                                                         1.5                 3.3                  4.3
                                                                     ------              ------               ------
       Total Revenues                                                 388.9               355.9                327.0
COSTS AND EXPENSES
   Cost of goods sold and operating expenses                          299.9               252.8                241.1
   Administrative, selling and general expenses                        15.9                15.7                 16.9
   Bad debt expense                                                      --                  --                 17.5
   Interest expense                                                     6.6                 6.6                  5.0
   Other expenses                                                       9.0                 5.1                  5.1
                                                                     ------              ------               ------
       Total Costs and Expenses                                       331.4               280.2                285.6
                                                                     ------              ------               ------
INCOME BEFORE INCOME TAXES AND
   THE CUMULATIVE EFFECT OF CHANGES
   IN ACCOUNTING PRINCIPLES                                            57.5                75.7                 41.4
Income taxes                                                           14.7                21.1                 10.6
                                                                     ------              ------               ------
INCOME BEFORE THE CUMULATIVE EFFECT
   OF CHANGES IN ACCOUNTING PRINCIPLES                                 42.8                54.6                 30.8
Cumulative effect on prior years
   of changes in accounting principles                                   --                  --                (38.7)
                                                                     ------              ------               ------
NET INCOME (LOSS)                                                    $ 42.8              $ 54.6               $ (7.9)
                                                                     ======              ======               ======
INCOME (LOSS) PER COMMON SHARE
Before the cumulative effect
 of changes in accounting principles                                 $ 3.54              $ 4.55               $ 2.57
Cumulative effect on prior years
 of changes in accounting principles                                     --                  --                (3.23)
                                                                     ------              ------               ------
NET INCOME (LOSS) PER COMMON SHARE                                   $ 3.54              $ 4.55               $ (.66)
                                                                     ======              ======               ======


See notes to consolidated financial statements.





                                       45