Form 10-K405, Exhibit 13
CLEVELAND CLIFFS INC
filed 1995-03-27
CIK 764065

STATEMENT OF CONSOLIDATED CASH FLOWS                               Exhibit 13(e)
Cleveland-Cliffs Inc and Consolidated Subsidiaries


                                                                                              (In Millions,
                                                                                     Brackets Indicate Cash Decrease)
                                                                                         Year Ended December 31
                                                                               -------------------------------------------
                                                                                 1994            1993            1992
--------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income (loss)                                                           $ 42.8          $ 54.6          $ (7.9)
    Adjustments to reconcile net income (loss)
     to net cash from operations:
         Depreciation and amortization:
             Consolidated                                                          3.7             2.6             2.8
             Share of associated companies                                        10.7            10.9            11.3
         Cumulative effect of change in accounting
             principle-other postretirement benefits                               -0-             -0-            64.3
         Provision for deferred income taxes                                      (1.8)            2.2           (27.4)
         Recovery on bankruptcy claims                                             -0-           (31.6)            -0-
         Provision for doubtful accounts                                           -0-             -0-            17.5
         Increases to capacity rationalization reserve                             3.8             2.5              .5
         Other                                                                    (8.3)           (7.4)          (11.4)
                                                                                ------          ------          ------
             Total before changes in operating assets and liabilities             50.9            33.8            49.7
         Changes in operating assets and liabilities:
             Marketable securities (increase) decrease                            92.3           (93.1)            -0-
             Inventories and prepaid expenses (increase) decrease                 13.6            22.3           (13.9)
             Receivables (increase) decrease                                     (11.6)            2.7            (7.0)
             Payables and accrued expenses increase (decrease)                    22.7            11.5            (2.5)
                                                                                ------          ------          ------
               Total changes in operating assets and liabilities                 117.0           (56.6)          (23.4)
                                                                                ------          ------          ------
               Net cash from (used by) operating activities                      167.9           (22.8)           26.3

INVESTING ACTIVITIES
    Acquisition of Northshore Mining                                             (97.3)            -0-             -0-
    Weirton Preferred Stock Redemption                                            25.0             -0-             -0-
    Purchase of property, plant and equipment:
         Consolidated                                                             (6.9)           (2.8)           (2.9)
         Share of associated companies                                            (4.0)           (2.2)           (2.3)
    Proceeds from sales of assets                                                  -0-              .3             1.0
    Sale (purchase) of long-term investments                                       5.3            (3.6)           (5.5)
                                                                                ------          ------          ------
         Net cash (used by) investing activities                                 (77.9)           (8.3)           (9.7)
FINANCING ACTIVITIES
    Proceeds from long-term debt                                                   -0-             -0-            75.0
    Principal payments on long-term debt:
         Consolidated                                                              -0-             (.1)          (41.1)
         Share of associated companies                                            (4.3)           (4.3)           (4.4)
    Dividends *                                                                  (14.8)          (26.4)          (14.1)
    Other                                                                           .6             1.2             1.2
                                                                                ------          ------          ------
         Net cash from (used by) financing activities                            (18.5)          (29.6)           16.6
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                            1.2             -0-             (.5)
                                                                                ------          ------          ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  72.7           (60.7)           32.7
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                    67.9           128.6            95.9
                                                                                ------          ------          ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                        $140.6          $ 67.9          $128.6
                                                                                ======          ======          ======

Taxes paid on income                                                            $ 17.6          $ 16.6          $ 18.6
Interest paid on debt obligations                                               $  6.5          $  6.5          $  4.0

*The 1993 dividends exclude the non-cash distribution of 1.5 million shares ($20.4 million) of the 2.3 million shares of LTV Corporation common stock received in the 1993 bankruptcy settlement.

See notes to consolidated financial statements.





                                       46