Form 10-K405, Exhibit 13
CLEVELAND CLIFFS INC
filed 1995-03-27
CIK 764065

STATEMENT OF CONSOLIDATED SHAREHOLDERS' EQUITY                     Exhibit 13(f)
Cleveland-Cliffs Inc and Consolidated Subsidiaries



                                                                               (In Millions)
                                      ---------------------------------------------------------------------------------------------
                                              Capital In               Foreign
                                              Excess of               Currency      Available      Common
                                      Common  Par Value   Retained   Translation    For Sale       Shares       Unearned
                                      Shares  Of Shares    Income    Adjustments   Securities   In Treasury   Compensation    Total
                                      ------  ---------   --------   -----------   ----------   -----------   ------------   ------
BALANCE December 31, 1991              $16.8    $61.1      $330.0        $ .7                     $(117.8)        $ (.2)     $290.6
   Net loss                                                  (7.9)                                                             (7.9)
   Cash dividends-$1.18 a share                             (14.1)                                                            (14.1)
   Stock plans
     Restricted stock/stock options                .1                                                 1.6            .1         1.8
   Other                                                                 (1.0)                         .1                       (.9)
                                       -----    -----      ------        ----         ----        -------         -----      ------


BALANCE December 31, 1992               16.8     61.2       308.0         (.3)                     (116.1)          (.1)      269.5
   Net income                                                54.6                                                              54.6
   Cash dividends:
     Regular - $1.20 a share                                (14.4)                                                            (14.4)
     Special - $1.00 a share                                (12.0)                                                            (12.0)
   Non-cash dividend - $1.70 a share                        (20.4)                                                            (20.4)
   Change in unrealized gains,
      net of tax                                                                       1.3                                      1.3
   Stock plans
     Restricted stock/stock options                .2                                                 1.8           (.2)        1.8
                                       -----    -----      ------        ----         ----        -------         -----      ------


BALANCE December 31, 1993               16.8     61.4       315.8         (.3)         1.3         (114.3)          (.3)      280.4
   Net income                                                42.8                                                              42.8
   Cash dividends - $1.23 a share                           (14.8)                                                            (14.8)
   Change in unrealized gains,
     net of tax                                                                         .2                                       .2
   Stock plans
     Restricted stock/stock options                .2                                                  .9                       1.1
     Performance shares                           1.5                                                              (1.0)         .5
   Other                                                                  1.2                                                   1.2
                                       -----    -----      ------        ----         ----        -------         -----      ------


BALANCE December 31, 1994              $16.8    $63.1      $343.8        $ .9         $1.5        $(113.4)        $(1.3)     $311.4
                                       =====    =====      ======        ====         ====        =======         =====      ======


See notes to consolidated financial statements.


                                       47