Form 10-K405, Exhibit 13
CLEVELAND CLIFFS INC
filed 1995-03-27
CIK 764065

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                         Exhibit 13(g)
Cleveland-Cliffs Inc and Consolidated Subsidiaries

ACCOUNTING POLICIES

BASIS OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries, and references to the "Company" include the Company and consolidated subsidiaries. "Investments in Associated Companies" are comprised of partnerships and unconsolidated companies which the Company does not control. Such investments are accounted by the equity method (see Note C). The Company's equity in earnings of mining partnerships from which the Company purchases iron ore production is credited to cost of goods sold upon sale of the product.

BUSINESS: The Company's dominant business is the production and sale of iron ore pellets. The Company controls, develops, and leases reserves to mine owners; manages and owns interests in mines; sells iron ore; and owns interests in ancillary companies providing services to the mines. Iron ore production activities are conducted in the United States, Canada and Australia. The Australian operations had total revenues and pre-tax operating profit of $43.5 million and $5.4 million, $41.9 million and $4.4 million, and $40.3 million and $3.3 million, in 1994, 1993 and 1992, respectively. Total Australian assets, including long-term investments ($12.9 million, 1994 and $12.4 million, 1993) to fund eventual shutdown cost, were $38.8 million at December 31, 1994 (1993 - $29.8 million).

Iron ore is marketed in North America, Europe, Asia, and Australia. The three largest steel company customers' contribution to the Company's revenues were 14%, 14% and 12% in 1994; 14%, 12% and 11% in 1993; and 13%, 13% and 12% in
1992.

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

Cleveland-Cliffs Inc and Consolidated Subsidiaries

FORWARD CURRENCY EXCHANGE CONTRACTS: The Company had $6 million and $20 million of Australian forward currency exchange contracts at December 31, 1994 and 1993, respectively, and $6 million of Canadian forward currency exchange contracts at December 31, 1994. These forward exchange contracts are hedging transactions that have been entered into with the objective of managing the risk associated with currency fluctuations with respect to the on-going obligations of the Company's Australian and Canadian operations denominated in those currencies. Gains and losses are recognized in the same period as the hedged transaction. The fair value of these currency exchange contracts which have varying maturity dates to December 30, 1995, is estimated to be $6.4 million for the Australian contracts and $6 million for the Canadian contracts, based on the December 31, 1994 forward rates.

INVENTORIES: Product inventories, primarily finished products, are stated at the lower of cost or market. The cost of product inventories is determined using the last-in, first-out ("LIFO") method. The excess of current cost over LIFO cost of product inventories was $.9 million and $1.5 million at December 31, 1994 and 1993, respectively. The cost of other inventories is determined by the average cost method.

PROPERTIES: Depreciation of plant and equipment is computed principally by the straight-line method based on estimated useful lives. Depreciation is not reduced when operating units are temporarily idled. Depletion of mineral lands is computed using the units of production method based upon proven mineral reserves.

EXPLORATION, RESEARCH AND DEVELOPMENT COSTS: Exploration, research and continuing development costs of mining properties are charged to operations as incurred. Development costs which benefit extended periods are deferred and amortized over the period of benefit. At December 31, 1994, deferred development costs were less than $1.0 million. Startup costs of major new facilities are deferred and amortized over five years from commencement of commercial production.

INCOME TAXES: Effective January 1, 1992, the Company adopted the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes."

INCOME (LOSS) PER COMMON SHARE: Income or loss per common share is based on the average number of common shares outstanding during each period.

RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform to current year classifications.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE A - ACCOUNTING AND DISCLOSURE CHANGES

In December, 1990, the Financial Accounting Standards Board issued Statement 106, "Accounting for Post-retirement Benefits Other than Pensions," which requires that the projected future expense of providing post-retirement benefits, such as health care and life insurance, be recognized as employees render service instead of when the benefits are paid. The Statement requires the assumptions that present benefit plans continue at escalating costs. The Company adopted the provisions of the new standard in its financial statements for the year ended December 31, 1992. The cumulative effect as of January 1, 1992 of adopting Statement 106 decreased 1992 net income by $42.5 million, or $3.54 per share (after deferred income tax benefit of $21.8 million).

In February, 1992, the Financial Accounting Standards Board issued Statement 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates and laws applicable when the differences are expected to reverse. The Company adopted the provisions of the new standard in its financial statements for the year ended December 31, 1992. The cumulative effect as of January 1, 1992 of adopting Statement 109 increased net income by $3.8 million, or $.31 per share.

In October, 1994, the Financial Accounting Standards Board issued Statement 119, entitled, "Disclosure about Derivative Financial Instruments," which requires expanded disclosure about such instruments. The Company's exposure to risk associated with derivative instruments is limited to forward currency exchange contracts (see Accounting Policies).


NOTE B - NORTHSHORE MINE AND POWER PLANT ACQUISITION

On September 30, 1994, Cliffs Minnesota Minerals Company, a subsidiary of Cleveland-Cliffs Inc, completed the acquisition of Cyprus Amax Minerals Company's ("Cyprus Amax") iron ore operation and power plant (renamed Northshore Mining Company or "Northshore") in Minnesota for $66 million, plus net working capital of $28 million. The principal Northshore assets are 4 million annual tons of active capacity for production of standard pellets (equivalent to 3.5 million tons of flux pellet capacity), supported by 6 million tons of active concentrate capacity, a 115 megawatt power generation plant, and an estimated 1.2 billion tons of magnetite crude iron ore reserves, leased mainly from the Mesabi Trust. Northshore has a long-term contract to sell 40 megawatts of excess capacity to an electric utility with approximately 17 years remaining.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

The acquisition has been accounted for as a purchase transaction, and the balance sheet of Northshore has been consolidated on the basis of a preliminary allocation of the purchase price. The purchase price consisted of:

                                                              (In Millions)
                                                              -------------
         Cash                                                     $ 94.3
         Acquisition Costs                                           3.0
                                                                  ------
           Purchase Price                                         $ 97.3
                                                                  ======

The purchase price has been initially allocated as follows:

                                                              (In Millions)
                                                              -------------
         Assets
         ------
           Current Assets                                         $ 36.1
           Property, Plant and Equipment                            68.2
           Other Assets                                              6.5
                                                                  ------
              Total Assets                                         110.8
         Liabilities
         -----------
           Current Liabilities                                       9.1
           Long-Term Liabilities                                     4.4
                                                                  ------
              Total Liabilities                                     13.5
                                                                  ------
              Purchase Price                                      $ 97.3
                                                                  ======

The final allocation of the purchase price will be made when the evaluation of fair values has been finalized.

Additional payments to Cyprus Amax would be required under certain expansion conditions. Any payments would occur over a period of years under conditions expected to be favorable to the Company and are not expected to be material in any year.

Pro forma results of the Company's operations, assuming the acquisition had occurred at the beginning of 1993, are shown in the following table.

                                                          Pro Forma
                                                         (Unaudited)
                                                  -------------------------
                                                   1994               1993*
                                                  ------             ------
         Total Revenues (Millions)                $466.7             $415.0
                                                  ======             ======
         Net Income
         ----------
           Amount (Millions)                      $ 47.0             $ 36.5
                                                  ======             ======
           Per Common Share                       $ 3.89             $ 3.04
                                                  ======             ======

* Year 1993 results exclude the Company's $35.7 million before-tax ($23.2 million after-tax or $1.93 per share) recovery on the settlement of the Company's bankruptcy claim against LTV Steel Company, Inc. (an integrated steel company subsidiary of The LTV Corporation, or collectively "LTV").


Cleveland-Cliffs Inc and Consolidated Subsidiaries

The pro forma results have been prepared for illustrative purposes only and do not purport to be indicative of what would have occurred had the acquisition actually been made at the beginning of 1993, nor of results which may occur in the future. Actual results could be significantly different under the Company's ownership due to, among other matters, differences in marketing, operating and investment actions which have been or may be taken by the Company.


NOTE C - INVESTMENTS IN ASSOCIATED COMPANIES

The Company's investments in associated companies are accounted by the equity method and consist primarily of its 22.5625% interest in Empire Iron Mining Partnership ("Empire"), 15% interest in Hibbing Taconite Company ("Hibbing"), 33.33% interest in Tilden Magnetite Partnership ("Tilden Magnetite"), 60% interest in Tilden Mining Company ("Tilden"), and 7.01% interest (5.2% in 1992) in Wabush Mines ("Wabush"). These iron ore mining ventures are managed by the Company in North America. The other interests in these ventures are owned by U.S., Canadian and European steel companies. The Company's investments in associated companies also include interests in certain inactive iron ore mining ventures and mining service companies.

Following is a summary of combined financial information of the operating iron ore mining ventures.

                                                (In Millions)
                                       -------------------------------
                                         1994        1993        1992
                                       -------------------------------
INCOME
   Gross revenue                       $968.2       $896.5      $967.4
   Equity income                         99.5         82.2        91.7

FINANCIAL POSITION
   Properties - net                    $774.5       $812.4      $848.3
   Other assets                         107.1         95.8       114.1
   Debt obligations                     (39.8)       (61.0)      (91.1)
   Other liabilities                   (147.4)      (123.1)     (124.5)
                                       ------       ------      ------

            Net assets                 $694.4       $724.1      $746.8
                                       ======       ======      ======

         Company's equity in
            underlying net assets      $253.6       $266.8      $278.8
         Company's investment          $151.7       $152.2      $166.8

The Company manages and operates all of the iron ore ventures and leases or subleases mineral rights to certain ventures. In addition, the Company is required to purchase its applicable current share, as defined, of the production decided by the venture participants. The Company purchased $247.2 million in 1994 (1993-$196.0 million; 1992-$214.4 million) of iron ore from certain associated companies. During 1994, the Company earned royalties and management fees of $44.7 million (1993-$39.5 million; 1992-$41.9 million) from iron ore mining ventures of which $12.7 million in 1994 (1993-$10.7 million; 1992-$12.8 million) was paid by the Company as a participant in the ventures.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Costs and expenses incurred by the Company, on behalf of the ventures, are charged to such ventures in accordance with management and operating agreements. The Company's equity in the income of iron ore mining ventures is credited to the cost of goods sold and includes the amortization to income of the excess of the Company's equity in the underlying net assets over its investment on the straight-line method based on the useful lives of the underlying assets. The difference between the Company's equity in underlying net assets and recorded investment results from the assumption of interests from former participants in the mining ventures and from acquisition. The Company's equity in the income of iron ore mining ventures was $19.5 million in 1994 (1993-$23.5 million; 1992-$32.8 million).

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

On June 28, 1993, LTV emerged from bankruptcy. The Company continues to guarantee the partnership debt applicable to LTV's remaining 25% interest in Empire which at December 31, 1994 was $9.1 million.

The Company's effectively serviced share of long-term obligations of associated companies, including current portion, was $9.2 million as of December 31, 1994 (1993-$13.6 million). In addition, the Company guaranteed $13.7 million (which includes the previously mentioned $9.1 million LTV guarantee) of Empire long-term obligations which are effectively serviced by LTV and Wheeling-Pittsburgh Steel Corporation. The fair value of the guarantees is nominal because advances against the guarantees would be supported by ownership interests in Empire. Maturities of the Company's share of Empire long-term obligations for the two years after December 31, 1994 are $4.3 million in 1995 and a final $3.9 million in 1996. The Company's share of plant and equipment and other property interests which secure the effectively serviced obligations was $45.5 million at December 31, 1994.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE D - INVESTMENTS

The Company elected early adoption of Financial Accounting Standards Board Statement 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1993. Following is a summary of investment securities:

                                                                (In Millions)
                                                ---------------------------------------------
                                                                Gross               Estimated
                                                              Unrealized              Fair
                                                Cost        Gains (Losses)            Value
                                                ----        --------------          ---------
        December 31, 1994
-----------------------------------
Long-Term Investments
---------------------
 Available-for-Sale
 -------------------
    Debt Securities                             $  .7            $  --                $  .7
    LTV Common Stock                             11.2              2.3                 13.5
                                                -----            -----                -----
                                                 11.9              2.3                 14.2

 Held-to-Maturity
 -----------------
    Australian Government Securities             12.9              (.3)                12.6
                                                -----            -----                -----

     Total Long-Term Investments                $24.8            $ 2.0                $26.8
                                                =====            =====                =====

 Marketable Securities
 ---------------------
   Available-for-Sale
   ------------------
      Debt Securities                           $  .8            $  --                $  .8
                                                =====            =====                =====

        December 31, 1993
-----------------------------------
Long-Term Investments
---------------------
 Available-for-Sale
 -------------------
    Debt Securities                             $ 6.8            $  .1                $ 6.9
    LTV Common Stock                             11.2              2.0                 13.2
                                                -----            -----                -----
                                                 18.0              2.1                 20.1

 Held-to-Maturity
 -----------------
    Weirton Preferred Stock                      25.0               --                 25.0
    Australian Government Securities             12.4               .9                 13.3
                                                -----            -----                -----
                                                 37.4               .9                 38.3
                                                -----            -----                -----

     Total Long-Term Investments                $55.4            $ 3.0                $58.4
                                                =====            =====                =====

Marketable Securities
---------------------
 Trading
 -------
    Debt and Equity Securities                  $93.0            $  .1                $93.1
                                                =====            =====                =====

Cleveland-Cliffs Inc and Consolidated Subsidiaries

The contractual maturities of the Available-for-Sale and Held-to-Maturity securities at December 31, 1994 and 1993 are shown below.

                                                           December 31, 1994               December 31,1993
                                                             (In Millions)                   (In Millions)
                                                         ---------------------            -------------------
                                                                     Estimated                      Estimated
                                                                       Fair                            Fair
                                                          Cost         Value               Cost        Value
                                                         -----       ---------            -----     ---------
Available-for-Sale
------------------
 Debt Instruments:
    Due in one year or less                              $  .8         $  .8              $  --       $  --
    Due after one year through three years                  --            --                 .5          .5
    Due after three years                                   .7            .7                6.3         6.4
                                                         -----         -----              -----       -----
                                                           1.5           1.5                6.8         6.9
 LTV Common Stock                                         11.2          13.5               11.2        13.2
                                                         -----         -----              -----       -----
                                                         $12.7         $15.0              $18.0       $20.1
                                                         =====         =====              =====       =====

Held-to-Maturity
----------------
 Debt Instruments:
    Due in one year or less                              $ 8.7         $ 8.6              $  .7       $  .7
    Due after one year through three years                 4.2           4.0               11.7        12.6
                                                         -----         -----              -----       -----
                                                          12.9          12.6               12.4        13.3
 Weirton Preferred Stock                                    --            --               25.0        25.0
                                                         -----         -----              -----       -----
                                                         $12.9         $12.6              $37.4       $38.3
                                                         =====         =====              =====       =====

Expected maturities may differ from contractual maturities.

In October, 1991, the Company invested $25 million in a special nonmarketable redeemable preferred stock of Weirton Steel Corporation ("Weirton") with mandatory redemption at par in 2003. On September 30, 1994, Weirton exercised its right to redeem the preferred stock for $25 million plus accrued dividends. The redemption of this investment (previously classified as a held-to-maturity security) did not result in a gain or loss. The stock paid quarterly dividends totaling $3.1 million per year. In conjunction with the preferred stock redemption, agreement was reached to extend the Company's iron ore sales contract with Weirton by two years through 2005. The contract calls for the Company to supply Weirton with approximately 1.0 million tons of pellets annually.


NOTE E - RESERVE FOR CAPACITY RATIONALIZATION

The Company initially established a reserve of $70 million in 1983 to provide for expected costs of reorienting its mining joint ventures and facilities to adjust to changed market conditions. During 1990, the Company increased the reserve by $24.7 million as a result of restructuring Savage River Mines. In 1992 and 1993, $5.7 million and $5.6 million, respectively, were charged to the reserve. During 1994, $3.8 million was credited to the reserve, primarily due to foreign currency effects on the Australian closedown reserve. The balance at December 31, 1994 was $34.3 million, with $7.1 million classified as a reduction of other current assets.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

The reserve balance is principally for the eventual shutdown of Savage River Mines, scheduled for early 1997, and the holding cost and eventual permanent shutdown of the Republic Mine. The year of Republic Mine permanent shutdown has not been determined. The Republic Mine is a potential site for a direct reduced iron project. The Savage River Mines shutdown provision has been funded.


NOTE F - LONG-TERM OBLIGATIONS

                                                     (In Millions)
                                                      December 31
                                                 ---------------------
                                                  1994            1993
                                                 -----           -----
Term notes                                       $75.0           $75.0
Other                                               --              --
                                                 -----           -----
  Total                                           75.0            75.0
Less current portion                               5.0              --
                                                 -----           -----
                                                 $70.0           $75.0
                                                 =====           =====

In 1992, the Company completed a $75.0 million, medium-term, unsecured senior note agreement with an insurance company group. One-third of the notes have an interest rate of 8.5 percent, and two-thirds have an interest rate of 8.8 percent. The notes require annual repayments of principal beginning in 1995 and 1996, respectively, with final maturities in 1999 and 2002, respectively. Aggregate maturities of long-term obligations in the five years succeeding December 31, 1994 are $5.0 million for 1995 and $12.1 million in each of the years 1996 through 1999.

The fair value of the Company's long-term debt (which had a carrying value of $75.0 million) at December 31, 1994, was estimated at $73.6 million based on a discounted cash flow analysis and estimates of current borrowing rates.

The senior unsecured note agreement requires the Company to maintain a minimum consolidated adjusted net worth, excluding the effects of adoption of FAS 106 ($218.2 million at December 31, 1994), an interest coverage ratio, and a leverage ratio. The Company was in compliance with these covenants at December 31, 1994.

Effective March 1, 1995, the Company will terminate its existing $75 million three-year revolving credit agreement, orginally due to expire on April 30, 1995, and will enter into a five-year, $100 million agreement. No borrowings are outstanding under the revolving credit facilities.


NOTE G - RETIREMENT BENEFITS

Pensions
--------

The Company and its associated companies sponsor defined benefit pension plans covering substantially all employees. The plans are noncontributory and benefits generally are based on employees' years of service and average earnings for a defined period prior to retirement. Pension obligations are funded to the extent necessary to meet Federal requirements.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


Pension costs, including the Company's proportionate share of the costs of associated companies, was $.2 million in 1994 and credits of $2.7 million and $2.1 million, in 1993 and 1992, respectively. The costs (credits) included credits of $3.4 million, $3.2 million, and $3.0 million in 1994, 1993, and 1992, respectively, related to an idled operation which increased the Capacity Rationalization Reserve and were not credited to income. Components of the pension costs (credits) were as follows:

                                                               (In Millions)
                                                 ------------------------------------------
                                                   1994             1993             1992
                                                 --------         --------         --------
Service cost                                      $ 3.7            $  3.0           $  3.1
Interest cost                                      14.4              13.4             13.1
Actual loss (return) on plan assets                 1.5             (27.7)           (10.9)
Net amortization and deferral                     (19.4)              8.6             (7.4)
                                                  -----            ------           ------
                                                  $  .2            $ (2.7)          $ (2.1)
                                                  =====            ======           ======

Most of the Company's pension funds are held in diversified collective trusts with the funds contributed by partners in the mining ventures. Plan assets principally include diversified marketable equity securities and corporate and government debt securities, which are selected by professional asset managers.

The following table presents a reconciliation of the funded status of the Company's plans, including its proportionate share of the plans of associated companies, at December 31, 1994 and 1993.

                                                               (In Millions)
                                                      -------------------------------
                                                         1994                  1993
                                                      ---------             ---------
Plan assets at fair value                               $228.4                $239.6
Actuarial present value of benefit
   obligation:
       Vested benefits                                   156.7                 168.8
       Nonvested benefits                                 23.4                  24.3
                                                        ------                ------

       Accumulated benefit obligation                    180.1                 193.1
Effect of projected compensation levels                   13.3                  21.8
                                                        ------                ------

       Projected benefit obligation                      193.4                 214.9
                                                        ------                ------

Plan assets in excess of projected
   benefit obligation                                     35.0                  24.7
Unrecognized prior service costs                          11.1                  10.2
Unrecognized net asset at date of adoption
  of FAS 87, net of amortization                         (34.1)                (36.7)
Unrecognized net loss                                      9.0                  22.2
                                                        ------                ------

       Prepaid cost                                     $ 21.0                $ 20.4
                                                        ======                ======

Cleveland-Cliffs Inc and Consolidated Subsidiaries

The weighted average discount rate and rate of increase in compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.5% and 4.0% at December 31, 1994 (7.25% and 4.0% at December 31, 1993), respectively. The expected long-term rate of return assumption utilized for determining pension cost (credit) for the years 1994, 1993 and 1992 was 8%, 9% and 9% respectively. The assumption was changed to 8.5% on December 31, 1994 for year 1995 pension cost (credit) determination.

In the event of plan termination, the sponsors could be required to fund shutdown and early retirement obligations which are not included in the accumulated benefit obligation.

Other Postretirement Benefits
-----------------------------

In addition to the Company's defined benefit pension plans, the Company and its managed associated companies currently provide retirement health care and life insurance benefits to most full-time employees who meet certain length of service and age requirements. These benefits are provided through programs administered by insurance companies whose charges are based on the benefits paid during the year. If such benefits are continued, most active employees would become eligible for these benefits when they retire.

In 1992, the Company adopted Financial Accounting Standard 106, "Accounting for Postretirement Benefits Other than Pensions" (see Note A).

The following table presents a reconciliation of the funded status of the Company's related plans, including its proportionate share of the plans of associated companies, at December 31, 1994 and 1993.

                                                                       (In Millions)
                                                              ------------------------------
                                                                 1994                 1993
                                                              ---------             --------
Accumulated postretirement benefit obligation:
   Retirees                                                     $46.7                 $55.4
   Fully eligible active plan participants                        2.2                   5.2
   Other active plan participants                                16.8                  21.6
                                                                -----                 -----
                                                                 65.7                  82.2
Plan assets                                                     (10.4)                    0
                                                                -----                 -----
   Accumulated postretirement benefit cost
    obligation in excess of plan assets                          55.3                  82.2
Unrecognized prior service credit                                  .1                     0
Unrecognized gain (loss)                                         17.3                 (11.8)
                                                                -----                 -----
   Accrued postretirement benefit cost                          $72.7                 $70.4
                                                                =====                 =====

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Net periodic postretirement benefit cost, including the Company's proportionate share of the costs of associated companies, includes the following components:

                                                                    (In Millions)
                                                         -----------------------------------
                                                          1994           1993           1992
                                                         -----          -----          -----
Service cost                                              $1.1           $1.2           $1.0
Interest cost                                              5.6            5.7            5.5
Return on plan assets                                      (.5)            --             --
Net amortization and deferral                               .1             --             --
                                                          ----           ----           ----
   Net periodic postretirement benefit cost               $6.3           $6.9           $6.5
                                                          ====           ====           ====

Consistent with prior years, the weighted average annual assumed rate of increase in the per capita cost of Company-provided benefits was 13% for 1992 and 1993, 11% for 1994, 9% for 1995, decreasing to 5 percent for 1997 and remaining at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, changing the assumed health care cost trend rate by one percentage point in each year would change the accumulated postretirement benefit obligation, as of December 31, 1994 by $15.5 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1994 by $1.4 million. Amounts include the Company's proportionate share of the costs of associated companies. Plan assets include $9.3 million of deposits, relating to funded life insurance contracts, at January 1, 1994, that the Company determined were available to fund retired employees' life insurance obligations. As part of the 1993 labor contracts at Empire, Hibbing, and Tilden Magnetite, Voluntary Employee Benefit Association Trusts ("VEBAs") have been established. Funding of the VEBAs began in 1994 to cover a portion of the postretirement benefit obligations of these associated companies. As a participant, the Company's minimum annual contribution is $.7 million per year. The Company's estimated actual contribution will approximate $1.3 million per year based on its share of tons produced. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.5% at December 31, 1994 (7.25% and 8.5% at December 31, 1993 and 1992,
respectively). The expected long-term rate of return on plan assets was 5.5% in 1994.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE H - INCOME TAXES

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1994, 1993 and 1992 are as follows:

                                                                       (In Millions)
                                                              --------------------------------
                                                               1994         1993         1992
                                                              ------       ------       ------
      Deferred tax assets:
         Post-retirement benefits other than pensions          $21.4        $21.1        $22.5
         Other liabilities                                      19.3         10.6          5.2
         Deferred development                                    9.4          7.1          3.7
         Reserve for capacity rationalization                    6.7          6.9          9.9
         Accounts receivable                                     4.1          3.9          3.1
         Current liabilities                                     4.4          3.7          3.3
         Other assets                                            3.2           --           --
         Product inventories                                     2.5          4.0          7.0
         Plant and equipment                                      --          1.5          4.3
         All other                                                .1          2.1          5.2
                                                               -----        -----        -----
             Total deferred tax assets                          71.1         60.9         64.2
      Deferred tax liabilities:
         Investment in associated companies                     26.2         28.9         34.0
         All other                                              21.5         11.4          6.7
                                                               -----        -----        -----
             Total deferred tax liabilities                     47.7         40.3         40.7
                                                               -----        -----        -----
             Net deferred tax assets                           $23.4        $20.6        $23.5
                                                               =====        =====        =====

The components of provision for income taxes before accounting changes are as follows:

                                                                       (In Millions)
                                                              --------------------------------
                                                               1994         1993         1992
                                                              ------       ------       ------
         Current                                               $16.5        $19.0        $12.4
         Deferred                                               (1.8)         2.1         (1.8)
                                                               -----        -----        -----
                                                                14.7        $21.1        $10.6
                                                               =====        =====        =====

The provision for income taxes included Australian federal income taxes of $1.9 million, $.9 million, and $.6 million for the years 1994, 1993 and 1992, respectively.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

The reconciliation of effective income tax rate and United States statutory rate is as follows:

                                                1994          1993          1992
                                                ----          ----          ----
Statutory tax rate                              35.0%         35.0%         34.0%
Increase (decrease) due to:
    Percentage depletion in excess
         of cost depletion                      (7.9)         (4.5)        (10.9)
    Effect of foreign taxes                       .2            --            .2
    Prior years' tax adjustment                 ( .9)         (2.9)          2.2
    Corporate dividends received                (1.0)         (1.0)         (1.8)
    Other items - net                             .2           1.2           1.9
                                                ----          ----          ----

Effective tax rate                              25.6%         27.8%         25.6%
                                                ====          ====          ====


NOTE I - BANKRUPTCY SETTLEMENT

Following a 1986 filing, LTV emerged from bankruptcy in June, 1993. In final settlement of its allowed claim, the Company received 2.3 million shares of LTV Common Stock and 4.4 million Contingent Value Rights, valued at $31.6 million and $4.1 million, respectively, resulting in a total gain in 1993 of $35.7 million ($23.2 million after-tax, or $1.93 per share). On July 13, 1993, the Company distributed to its common stockholders, a special dividend of 1.5 million shares of LTV Common Stock, valued at $20.4 million, and $12.0 million ($1.00 per share) cash. The Company has retained the remaining .8 million shares of LTV stock as an investment.


NOTE J - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and fair value of the Company's financial instruments at December 31, 1994 are as follows:

                                                  (In Millions)
                                            ------------------------
                                            Carrying           Fair
                                             Amount           Value
                                            --------         -------
Cash and cash equivalents                    $140.6           $140.6
Marketable securities:
    Available-for-Sale                         12.7             15.0
    Held-to-Maturity                           12.9             12.6
                                             ------           ------
         Total securities                      25.6             27.6

Long-term debt                                 75.0             73.6

The Company also has forward currency contracts at December 31, 1994 of $12.0 million with a fair value of $12.4 million.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE K - STOCK PLANS

The 1987 Incentive Equity Plan authorizes the Company to make grants and awards of stock options, stock appreciation rights and restricted or deferred stock awards to officers and key employees, for up to 750,000 Common Shares (plus an additional 89,045 Common Shares reserved for issuance, but not issued, under the Company's 1979 Restricted Stock Plan). The 1992 Incentive Equity Plan authorizes the Company to issue up to 595,000 Common Shares upon the exercise of Options Rights, as Restricted Shares, in payment of Performance Shares or Performance Units that have been earned, as Deferred Shares, or in payment of dividend equivalents paid with respect to awards made under the Plan. Such shares may be shares of original issuance or treasury shares or a combination of both. Stock options may be granted at a price not less than the fair market value of the stock on the date the option is granted and must be exercisable not later than ten years and one day after the date of grant. Stock appreciation rights may be granted either at or after the time of grant of a stock option. Common shares may be awarded or sold to certain employees with restrictions as to disposition over specified periods. The market value of restricted stock awards and Performance Shares is charged to expense over the vesting period. Option prices were adjusted in 1991 and 1993 to recognize the effect of special dividends to shareholders.


Stock option, restricted stock award, and performance share activities are summarized as follows:

                                                         1994                       1993                        1992
                                                ------------------------    ---------------------       -----------------------
                                                 Shares         Price        Shares       Price          Shares       Price
                                                --------    -----------     --------   ----------       --------   -----------
Stock options:
  Options outstanding
     beginning of year                          105,125     $ 8.51-34.80    160,650    $6.68-37.50      229,433    $6.68-28.13
  Granted                                         5,500      35.50-37.13      5,000          32.56        5,000          37.50
  Exercised                                     (27,943)      8.51-34.80    (60,525)    6.68-26.31      (66,783)    6.68-26.31
  Cancelled                                        (500)           35.50        -0-         --           (7,000)         21.77
                                                --------                    --------                    --------
  Options outstanding at end of year             82,182       8.51-37.13    105,125     8.51-34.80      160,650     6.68-37.50
  Options exercisable at end of year             82,182       8.51-37.13    105,125     8.51-34.80      114,275     6.68-37.50

Restricted awards:
  Awarded and restricted at beginning
     of year                                     20,218                      10,990                      20,083
  Awarded during the year                         8,000                      15,277                         500
  Vested                                        (14,954)                     (6,049)                     (9,593)
  Cancelled                                         -0-                         -0-                         -0-
                                                --------                    --------                    --------
  Awarded and restricted at end of year          13,264                      20,218                      10,990

Performance shares:
  Allocated beginning of year                       -0-
  Allocated during the year                      42,067
  Forfeited                                        (750)
                                                --------
  Allocated end of year                          41,317

Reserved for future grants or awards at end
     of year                                    521,907                     576,224                     596,501

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE L - SHAREHOLDERS' EQUITY

As of December 31, 1994, the Company is authorized to issue up to 500,000 shares of Class A voting preferred stock, without par value, and up to 4,000,000 shares of Class B non-voting preferred stock, without par value.

A share purchase right ("Right") is attached to each of the Company's Common Shares outstanding as of December 31, 1993, or subsequently issued. Each Right entitles the holder to buy from the Company eleven one-thousandths (.011) of one Common Share at an exercise price per whole share of $39.11. The Rights become exercisable if a person or group acquires, or tenders for, 20% or more of the Company's Common Shares. The Company is entitled to redeem the Rights at 5 cents per Right at any time until ten days after any person or group has acquired 20% of the Common Shares and in certain circumstances thereafter. If a party owning 20% or more of the Company's Common Shares merges with the Company or engages in certain other transactions with the Company, each Right, other than Rights held by the acquiring party, entitles the holder to buy $78.22 worth of the shares of the surviving company at a 50% discount. The Rights expire on September 18, 1997 and are not exercisable until the occurrence of certain triggering events, which include the acquisition of, or a tender or exchange offer for, 15% or more of the Company's Common Shares. There are 168,279 Common Shares reserved for these Rights.

In January, 1995, the Company announced a program of periodic repurchases of up to 600,000 shares of its Common Stock in the open market or in negotiated transactions. This represents about 5% of the approximately 12.1 million Common shares outstanding. The stock will initially be retained as Treasury Stock.


NOTE M - LITIGATION

The Company and its associated companies are periodically involved in litigation incidental to their operations. Management believes that any pending litigation will not result in a material liability in relation to the Company's consolidated financial statements.