Form 10-K405, Exhibit 13
CLEVELAND CLIFFS INC
filed 1995-03-27
CIK 764065

QUARTERLY RESULTS OF OPERATIONS - (Unaudited)                      Exhibit 13(h)
(In Millions Except Per Share Amounts)

                                                                 1994
                                  --------------------------------------------------------------------
                                                        Quarters
                                  -----------------------------------------------------
                                  First         Second          Third            Fourth          Year
                                  -----         ------          ------           ------         ------
Total Revenues                    $49.5         $ 85.0          $111.0           $143.4         $388.9
Gross Profit                        8.6           19.6            23.6             27.8           79.6
Net Income
  Amount                            2.2           10.4            14.8             15.4           42.8
  Per Common Share                  .18            .86            1.23             1.27           3.54

Fourth quarter results of operations included Northshore beginning October 1, 1994.

                                                                 1993
                                  --------------------------------------------------------------------
                                                        Quarters
                                  -----------------------------------------------------
                                  First         Second          Third            Fourth          Year
                                  -----         ------          ------           ------         ------
Total Revenues                    $43.3         $121.7          $ 87.6           $103.3         $355.9
Gross Profit                        3.4           19.2            12.3             20.1           55.0
Net Income (Loss)
  Amount                            (.1)          33.5             7.2             14.0           54.6
  Per Common Share                 (.01)          2.79             .60             1.17           4.55

Second quarter results included income of $34.8 million pre-tax ($23.0 million after tax) from the LTV bankruptcy recovery; third quarter results included the effect of the six-week strike, $6.9 million pre-tax ($5.4 million after tax); and fourth quarter results included a $1.3 million tax credit representing a prior year adjustment.

--------------------------------------------------------------------------------

COMMON SHARE PRICE PERFORMANCE AND DIVIDENDS

                                            Price Performance
                           ---------------------------------------------------
                                    1994                          1993                     Dividends
                           ---------------------         ---------------------       --------------------
                             High          Low             High          Low          1994          1993
                           -------       -------         -------       -------       ------        ------
First Quarter              $45-1/2       $36-3/8         $36-7/8       $32-1/2       $ .30         $ .30
Second Quarter              42-7/8        34-3/8          34-7/8        31-1/2         .30           .30
Third Quarter               42-1/8        35-5/8          35-5/8        28-3/4         .30          3.00*
Fourth Quarter              40-1/8        34              37-1/2        31             .325          .30
                                                                                     ------        -----

  Year                      45-1/2        34              37-1/2        28-3/4       $1.225        $3.90
                                                                                     ======        =====

*Includes a $2.70 per share special dividend.


                                       64