Form 10-K405, Exhibit 13
CLEVELAND CLIFFS INC
filed 1995-03-27
CIK 764065

                                                                  Exhibit 13(j)




11-YEAR SUMMARY OF FINANCIAL AND OTHER STATISTICAL DATA
Cleveland-Cliffs Inc and Consolidated SubsidiarIes


                                                                                  1994         1993         1992        1991
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL
(In Millions Except Per Share Amounts)
For The Year
    Net Income (Loss):
        Continuing Operations (a)                                                 $ 42.8       $ 54.6      $ (7.9)     $ 53.8
        Discontinued Operations                                                        -            -           -           -
                                                                                ----------------------------------------------------
            Total                                                                   42.8         54.6        (7.9)       53.8
    Net Income (Loss) Per Common Share:
        Continuing Operations (a)                                                   3.54         4.55        (.66)       4.55
        Discontinued Operations                                                        -            -           -           -
                                                                                ----------------------------------------------------
            Total                                                                   3.54         4.55        (.66)       4.55
    Revenues From Continuing Operations (a)                                        388.9        355.9       327.0       363.3
    Cash Dividends:
        Per Common Share                                                            1.23         2.20        1.18        5.03
        Per Preferred Share                                                            -            -           -           -
    Non-Cash Dividends:
        Per Common Share                                                               -         1.70 (b)       -           -
    Capital Expenditures (c)                                                        10.9          5.0         5.2         7.3

At Year-End
    Working Capital                                                                169.5        186.0       188.9       139.7
    Total Assets                                                                   616.5        549.1       537.2       478.7
    Long-Term Debt:
        Consolidated                                                                75.0         75.0        75.1        41.2
        Effectively Serviced (c)                                                    84.2         88.6        92.1        65.0
    Shareholders' Equity                                                           311.4        280.4       269.5       290.8
    Book Value Per Common Share                                                    25.74        23.25       22.47       24.40

(a)  Results have been affected by the acquisition of Northshore in 1994 and non-recurring items including net bankruptcy recoveries of $23.2 million and $47.1 million in 1993 and 1990, respectively, and a $38.7 million after-tax charge for accounting changes in 1992. See Management's Discussion and Analysis.
(b) Non-cash distribution of 1.5 million shares ($20.4 million) of LTV Corporation common stock.
(c)  Includes the Company's share of associated companies.

------------------------------------------------------------------------------------------------------------------------------------
OPERATIONS
    Iron Ore Production From Mines Managed by Cliffs
      (Millions of Gross Tons)
        United States                                                               30.6         27.8        28.4        27.6
        Canada                                                                       4.6          4.5         4.5         4.5
        Australia                                                                    1.5          1.5         1.5         1.3
                                                                                ----------------------------------------------------
            Total                                                                   36.7         33.8        34.4        33.4

------------------------------------------------------------------------------------------------------------------------------------
OTHER INFORMATION
    Common Shares Outstanding (Millions):
        Average For Year                                                            12.1         12.0        12.0        11.8
        At Year-End                                                                 12.1         12.1        12.0        11.9
    Common Shares Sales Price Range:
        High                                                                     $45 1/2      $37 1/2     $40 3/8     $36 1/2
        Low                                                                           34       28 3/4      29 1/2          25

    Employees At Year-End (d)                                                      6,309        5,973       6,388       6,500

(d)  Includes employees of managed mining ventures.
At December 31, 1994, the Company had 3,429 record holders of its common shares.










                                                    1990        1989        1988       1987        1986        1985       1984
-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL
(In Millions Except Per Share Amounts)
For The Year
    Net Income (Loss):
        Continuing Operations (a)                 $ 73.8      $ 62.5      $ 42.6     $ 30.2     $ (19.0)     $ 28.3     $ 24.8
        Discontinued Operations                        -        (1.9)       (3.4)     (17.5)      (22.7)      (11.1)       (.7)
                                               ------------------------------------------------------------------------------------
            Total                                   73.8        60.6        39.2       12.7       (41.7)       17.2       24.1
    Net Income (Loss) Per Common Share:
        Continuing Operations (a)                   6.31        5.37        3.12       1.88       (1.94)       2.13       2.00
        Discontinued Operations                        -        (.17)       (.26)     (1.31)      (1.82)       (.90)      (.06)
                                               ------------------------------------------------------------------------------------
            Total                                   6.31        5.20        2.86        .57       (3.76)       1.23       1.94
    Revenues From Continuing Operations (a)        400.2       372.4       317.5      412.0       241.0       267.9      321.3
    Cash Dividends:
        Per Common Share                             .80         .40           -          -         .35        1.00       1.00
        Per Preferred Share                            -           -        2.00       2.00        2.00         .68          -
    Non-Cash Dividends:
        Per Common Share                               -           -         .79          -           -           -          -
    Capital Expenditures (c)                        11.2        14.6         8.4        2.0         3.4         4.4       10.5

At Year-End
    Working Capital                                169.8       104.7        45.0      220.3       110.0       114.0       77.3
    Total Assets                                   510.9       415.2       390.6      665.6       527.2       511.7      481.5
    Long-Term Debt:
        Consolidated                                53.0        71.3       119.6      153.5        80.5        35.4       50.0
        Effectively Serviced (c)                    82.4        93.4       145.7      183.5       305.3       200.9      234.9
    Shareholders' Equity                           290.8       226.0       168.6      395.4       325.5       363.9      316.7
    Book Value Per Common Share                    24.88       19.36       14.53      21.02       22.16       25.24      25.52

(a)  Results have been affected by the acquisition of Northshore in 1994 and non-recurring items including net bankruptcy recoveries of $23.2 million and $47.1 million in 1993 and 1990, respectively, and a $38.7 million after-tax charge for accounting changes in 1992. See Management's Discussion and Analysis.
(b) Non-cash distribution of 1.5 million shares ($20.4 million) of LTV Corporation common stock.
(c)  Includes the Company's share of associated companies.

-----------------------------------------------------------------------------------------------------------------------------------
OPERATIONS
    Iron Ore Production From Mines Managed by Cliffs
      (Millions of Gross Tons)
        United States                               25.5        31.0        31.1       27.1        10.6        12.5       12.9
        Canada                                       6.2         8.3         7.9        7.2         2.0         2.1        2.1
        Australia                                    2.2         2.3         2.4        2.0           -        14.7       15.3
                                               ------------------------------------------------------------------------------------
            Total                                   33.9        41.6        41.4       36.3        12.6        29.3       30.3

-----------------------------------------------------------------------------------------------------------------------------------
OTHER INFORMATION
    Common Shares Outstanding (Millions):
        Average For Year                            11.7        11.6        13.2       13.4        12.4        12.4        12.4
        At Year-End                                 11.7        11.7        11.6       16.4        12.4        12.4        12.4
    Common Shares Sales Price Range:
        High                                     $    35     $    34     $    28    $21 3/8     $19 3/8     $22 1/4      $   26
        Low                                       19 5/8      25 3/4      14 1/4      9 1/4           6      16 5/8          17

    Employees At Year-End (d)                      6,695       7,522       7,638      8,328       8,972       6,387       7,248

(d)  Includes employees of managed mining ventures.
At December 31, 1994, the Company had 3,429 record holders of its common shares



                                      67