Form 10-K405, Exhibit 13
period 1995-12-31
CLEVELAND CLIFFS INC
filed 1996-03-26
CIK 764065

MANAGEMENT'S DISCUSSION AND ANALYSIS                               Exhibit 13(a)
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In 1995, Cleveland-Cliffs earned $57.8 million, or $4.84 a share, including an extraordinary after-tax charge of $3.1 million and the effects of two significant "special items." Excluding the extraordinary charge and the special items, earnings were $55.4 million, or $4.64 a share. Comparable earnings for the year 1994 were $42.8 million, or $3.54 per share.

 Following is a summary of results for the years 1995, 1994, and 1993:

                                                          (In Millions, Except Per Share)
                                                          -------------------------------
                                                            1995            1994            1993
---------------------------------------------------------------------------------------------------
Net Income Before Special Items and
   Extraordinary Charge
       - Amount                                             $55.4           $42.8            $31.4
       - Per Share                                           4.64            3.54             2.62

Special Items
   Prior Years' Tax Credit                                   12.2
   Environmental Reserve                                     (6.7)
   Gain on LTV Steel Company, Inc.
       Bankruptcy Settlement                                                                  23.2
                                                            -----           -----            -----
                                                              5.5                             23.2
                                                            -----           -----            -----

Net Income Before Extraordinary Item
       - Amount                                              60.9            42.8             54.6
       - Per Share                                           5.10            3.54             4.55

Extraordinary Loss
    on Early Extinguishment of Debt                          (3.1)
                                                            -----           -----            -----

Net Income
       - Amount                                             $57.8           $42.8            $54.6
                                                            =====           =====            =====
       - Per Share                                          $4.84           $3.54            $4.55
                                                            =====           =====            =====

1995 VERSUS 1994
----------------

Revenues were $473.1 million in 1995, an increase of $84.2 million from 1994. Revenues from product sales and services in 1995 totaled $411.2 million, an increase of $76.4 million from 1994, mainly due to higher North American sales volume reflecting the full year effect of the acquisition of Northshore Mining Company on September 30, 1994. North American iron ore sales were 10.4 million tons in 1995 compared to 8.2 million tons in 1994. Royalty and management fee revenue in 1995 totaled $49.5 million, an increase of $4.8 million due primarily to increased production at Empire Mine in 1995.

Net income for the year 1995 was $57.8 million, or $4.84 a share, including an extraordinary after-tax charge of $3.1 million incurred in December, 1995 on the early extinguishment of debt as part of a $70 million long-term debt refinancing. Net income in 1994 was $42.8 million, or $3.54 a share.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

Net income before the extraordinary item for the year 1995 was $60.9 million, an increase of $18.1 million from 1994. Included in 1995 earnings were two large special items recorded in the second quarter: a $12.2 million tax credit resulting from the settlement of prior years' tax issues, and a $6.7 million after-tax increase in the reserve for environmental expenditures.

Excluding the special items and the extraordinary charge, earnings for 1995 were $55.4 million, an increase of $12.6 million from 1994. The increase was mainly due to the full year effect of the Northshore acquisition, higher Australian earnings, and increased royalties and management fees, partially offset by a higher effective income tax rate.

1994 VERSUS 1993
----------------

Revenues were $388.9 million in 1994, an increase of $33.0 million from 1993. Revenues in 1993 included a $35.7 million pre-tax recovery on the LTV Steel Company, Inc. (an integrated steel company subsidiary of The LTV Corporation, or collectively "LTV") bankruptcy claim. Without this item, revenues in 1994 were $68.7 million higher than 1993. Revenues from product sales and services in 1994 totaled $334.8 million, an increase of $66.7 million from 1993, mainly due to higher North American sales volume and prices and increased Australian sales volume. North American iron ore sales were 8.2 million tons in 1994 compared to 6.4 million tons in 1993. Royalty and management fee revenue in 1994 totaled $44.7 million, an increase of $5.0 million due primarily to increased production in 1994 over strike-depressed 1993.

Net income for the year 1994 was $42.8 million, an increase of $11.4 million from 1993, excluding the $23.2 million gain on the LTV bankruptcy settlement. The increase was due to higher sales volume and prices in North America, increased royalties and management fees, higher Australian earnings, and the $5.4 million after-tax cost of the labor strike in 1993. These gains were partly offset by higher operating costs, certain non-recurring costs, lower investment income, and a favorable income tax adjustment in 1993.

CASH FLOW AND LIQUIDITY
-----------------------

At December 31, 1995, the Company had cash and marketable securities totaling $148.8 million. In addition, the full amount of a $100.0 million unsecured revolving credit facility was available.

In 1995, cash and marketable securities increased $7.4 million due to cash flow from operating activities (before changes in operating assets and liabilities), $84.7 million, largely offset by capital expenditures, $22.5 million, increased working capital, $18.6 million, dividends, $15.5 million, repurchase of 284,500 of the Company's Common Shares in open market transactions, $10.7 million, and a $9.3 million reduction in long-term obligations.

The working capital increase primarily reflected a decrease in income taxes payable, $14.0 million, and an increase in product inventories, $13.5 million, partially offset by higher accounts payable and accrued expenses, $7.2 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

North American pellet inventory investment at December 31, 1995 was $25.5 million, an increase of $8.6 million from December 31, 1994, which primarily reflected a planned increase in inventory during normal seasonal suspension of Great Lakes shipping. Inventories at the Savage River Mine in Australia increased $4.7 million, reflecting higher pellet inventory and crude ore stockpiled in preparation for the planned closure of operations.

FOLLOWING IS A SUMMARY OF 1995 CASH FLOW:
                                                                                            (In Millions)
                                                                                            -------------
Cash Flow from Operations
   Before Changes in Operating Assets and Liabilities..............                           $  84.7
   Increases in Operating Assets and Liabilities:
      Marketable Securities ......................................                               (8.1)
      Other ......................................................                              (18.6)
                                                                                              -------
         Net Cash From Operations.................................                               58.0
Capital Expenditures..............................................                              (22.5)
Dividends.........................................................                              (15.5)
Repurchase of Common Shares.......................................                              (10.7)
Debt Payments - Net of $70 Million Refinancing....................                               (9.3)
Other (net).......................................................                                (.7)
                                                                                              -------
   Net Decrease in Cash and Cash Equivalents.......................                               (.7)
Increase in Short-term Marketable Securities......................                                8.1
                                                                                              -------
   Net Increase in Cash and Marketable Securities..................                             $ 7.4
                                                                                              =======

FOLLOWING IS A SUMMARY OF KEY LIQUIDITY MEASURES:

                                                                                 At December 31
                                                                                  (In Millions)
                                                                       -------------------------------------
                                                                        1995           1994            1993
                                                                       ------         ------          ------
Cash and Temporary Investments
   Cash and Cash Equivalents .................                         $139.9         $140.6          $ 67.9
   Marketable Securities......................                            8.9             .8            93.1
                                                                       ------         ------          ------
       Total                                                           $148.8         $141.4          $161.0
                                                                       ======         ======          ======
Working Capital..............................                          $189.2         $169.5          $186.0
                                                                       ======         ======          ======

Ratio of Current Assets to Current
  Liabilities................................                           2.9:1          2.7:1           3.7:1

Additionally, at December 31, 1995, the Company had long-term investments as follows:

       o LTV Common Stock, .8 million shares with a market value of $11.6 million.

       o Long-term government and corporate bonds (denominated primarily in Australian currency), $4.7 million, largely dedicated to fund the planned shutdown of the Savage River Mine.

In 1995, $8.3 million of Australian government securities matured and were converted to cash. The redemption of these investments, previously classified as held-to-maturity securities, did not result in the recognition of gain or loss.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

In 1995, the Company and the Internal Revenue Service reached agreement on several issues raised during the examination of the Company's Federal income tax returns for the tax years 1986 through 1988. The income tax settlement favorably resolved a number of audit issues primarily arising from the Company's restructuring program in the late 1980s when mining partnerships were reorganized to cope with steel company bankruptcies and non-core businesses were divested. During that period, the Company had reserved the potential tax liabilities. Accordingly, a tax credit of $12.2 million was recorded in the second quarter of 1995. As a result of the settlement and its related impact on the tax years 1989 through 1993, the Company made additional tax and interest payments of $11.8 million in the third quarter of 1995 and is entitled to tax and interest refunds of $5.3 million. Additional cash benefits of the tax settlement will be realized for the tax year 1994 and thereafter.

NORTH AMERICAN IRON ORE
-----------------------

The North American steel industry experienced high operating rates and generally positive financial results in 1994 and 1995. The Company's integrated steel company partners and customers have generally improved their financial condition over the two-year period as a result of continued earnings and increased equity capital.

The improvement in most steel companies' financial positions has significantly reduced the major business risk faced by the Company in recent years, i.e., the potential financial failure and shutdown of significant customers or partners with a resulting unmitigated loss of ore sales or royalty and management fee income.

If any such shutdown were to occur without mitigation through replacement sales or cost reduction, it would represent a significant adverse financial development to the Company. The iron ore mining business has high operating leverage because "fixed" costs are a large portion of the cost structure. Therefore, loss of sales or other income due to failure of a customer or partner would have an adverse income effect proportionately greater than the revenue effect.

On September 29, 1995, McLouth Steel Products Company ("McLouth"), a significant customer, petitioned for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company has periodically extended credit to McLouth. At the time of the bankruptcy filing, the Company had an unreserved receivable from McLouth of $5.0 million, secured by liens on certain McLouth fixed assets. A $2.7 million reserve against the receivable was recorded in September, resulting in a $1.8 million after-tax charge.

The Company's total shipments in 1995 were not affected by McLouth's bankruptcy filing. Sales to McLouth were 1.3 million tons in 1995 which represented 12.5 percent of the Company's sales volume. Included in the Company's December 31, 1995 inventory was .1 million tons (which increased to a peak .2 million tons in January, 1996) consigned to McLouth in accordance with long-standing practice.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

The Company provided certain additional credit to McLouth since the bankruptcy filing, and unreserved amounts are secured by liens on McLouth's assets. Until March 15, 1996, McLouth had maintained operations and the Company continued pellet shipments. On March 15, 1996, McLouth announced that it had begun a shutdown of its operations due to inadequate funds and that discussions with potential buyers for McLouth assets are in progress which could lead to a resumption of operations. McLouth plans to maintain its facilities in a "hot-idle" status. The Company had supplied approximately 120,000 tons of pellets per month to McLouth in 1996 prior to shutdown. The Company expects to maintain its total sales volume in the current strong iron ore market; however, a near-term adverse earnings impact could occur and replacement tonnage is not assured.

In February, 1994, the Company reached agreement with Algoma Steel Inc. and Stelco Inc. to restructure and simplify the Tilden Mine operating agreement. The parties implemented the general agreement effective January 1, 1994 and finalized the detailed provisions of the definitive agreement on September 30, 1995. The agreement has not had a material effect on the Company's consolidated financial statements.

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

Three U.S. iron ore mining operations managed by subsidiaries of the Company are operating under six-year, no strike labor agreements with the United Steelworkers of America. The contracts, which were effective August 1, 1993, cover the Empire and Tilden mines in Michigan and the Hibbing mine in Minnesota. The agreements call for a limited economic re-opener in 1996, with interest arbitration in the event the parties are unable to reach a negotiated settlement. A labor agreement with the Wabush Mines' bargaining unit reached in March, 1994, expires on March 1, 1996. Negotiations have begun toward a new Wabush agreement.

North American steel shipments increased from 110 million tons in 1994 to 112 million tons in 1995, the highest level since 1979. Industry analysts are projecting North American steel production and shipments in 1996 to remain strong resulting in the North American iron ore mining industry operating at near capacity levels again. The six North American mines managed by the Company are scheduled to operate at nearly full capacity again in 1996, producing 40.6 million tons of iron ore. The Company's share of scheduled production is 10.3 million tons. In 1995, total production at the Company's managed mines was 39.6 million tons and the Company's share was 9.8 million tons. Production schedules are subject to change throughout the year and could be affected by the extremely adverse weather conditions at the start of 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

The Company's North American sales in 1996 are expected to approximate its share of production. More than 90 percent of such sales have been committed under contracts. The Company's current contracts expire in various future years, starting in 1997. Continuation of high sales volume is dependent on renewal of such contracts and the general iron ore demand level. The Company has demonstrated its ability to sustain sales volume through renewed or new contracts. The Company recently obtained two such contracts aggregating over 2 million tons per year for a four-year period.

AUSTRALIA
---------

Savage River Mines in Tasmania, Australia operated at its capacity of approximately 1.5 million tons in 1995 and 1994. Net income increased to $9.0 million in 1995 from $4.6 million in 1994 due to a 13 percent pellet price increase and lower development costs as the mine approaches the planned termination of its operations. Australian sales are projected to be about 1.5 million tons in 1996. The international pellet price is expected to increase in 1996, reflecting strong international demand for pellets.

The Company continues to project that its Savage River shipments will terminate in the first quarter of 1997 due to exhaustion of the economically recoverable iron ore from surface mining. This is two years beyond the original schedule established when the Company acquired full ownership in 1990. Mine closure costs have been provided in the Capacity Rationalization Reserve and have been funded.

COAL
----

Pursuant to the Coal Industry Retiree Health Benefit Act of 1992 ("Benefit Act"), the Trustees of the UMWA Combined Benefit Fund have assigned responsibility to the Company for premium payments with respect to retirees, dependents, and "orphans" (unassigned beneficiaries), representing less than one-half of one percent of all "assigned beneficiaries." The Company is making premium payments under protest and is contesting the assignments that it believes were incorrect. Premium payments by the Company in 1995 were $.7 million ($1.3 million in 1994). Additionally, in December, 1993, a complaint was filed by the Trustees of the United Mine Workers of America 1992 Benefit Plan against the Company demanding the payment of premiums on additional beneficiaries related to two formerly operated joint venture coal mines. The Company is actively contesting the complaint. Monthly premiums are being paid into an escrow account (80% by a former joint venture participant and 20% by the Company) by joint agreement with the Trustee, pending outcome of the litigation. Company payments in 1995 and 1994 were approximately $.1 million. At December 31, 1995, the Company's coal retiree reserve was $10.1 million, of which $.8 million was current. The reserve is reflected at present value, using a discount rate of 7.25%. Constitutional and other legal challenges to various provisions of the Benefit Act by other former coal producers are pending in the Federal Courts.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

ACTUARIAL ASSUMPTIONS
----------------------

As a result of a decrease in long-term interest rates, the Company re-evaluated the interest rates used to calculate its pension and other postretirement benefit ("OPEB") obligations. Financial accounting standards require that the discount rate used to calculate the actuarial present value of such benefits reflect the rate of interest on high-quality fixed income securities. The discount rate used to calculate the Company's pension and OPEB obligations was decreased to 7.25% at December 31, 1995 from 8.50% at December 31, 1994. The Company increased its assumed long-term rate of return on pension assets from 8.5% at December 31, 1994 to 8.75% at December 31, 1995. The Company also adjusted its assumed long-term rate of return on deposits on life insurance contracts to fund retiree life insurance benefits to 8.0% at December 31, 1995 from 5.5% at December 31, 1994 to reflect contract provisions. Additionally, as a result of recent experience, the Company has changed the medical cost trend rate assumption used in the calculation of its OPEB obligation. The new assumption reflects medical cost growth of 8.5% in 1996, decreasing by .5% per year to a growth rate of 5% for the year 2003 and annually thereafter. The previous assumption reflected medical cost growth of 7% in 1996, decreasing to 5% in 1997 and annually thereafter.

The changes in actuarial assumptions did not affect 1995 financial results; however, in 1996 and subsequent years, the change is projected to increase pension and OPEB expense by approximately $1.5 million.

The Company has increased pension plan funding to the maximum amount deductible for income tax purposes. For Plan Year 1995 (largely funded in calendar year
1996), the Company plans to contribute $5.1 million, including its share of associated companies' funding, an increase of $3.5 million from Plan Year 1994.

ENVIRONMENTAL COSTS
-------------------

The Company has a formal code of environmental conduct which promotes environmental protection and restoration. The Company's obligations for known environmental problems at active mining operations, idle and closed mining operations and other sites have been recognized based on estimates of the cost of required investigation and remediation at each site. If the cost can only be estimated as a range of possible amounts with no specific amount being most likely, the minimum of the range is accrued in accordance with generally accepted accounting principles. Estimates may change as additional information becomes available. Actual costs incurred may vary from the estimates due to the inherent uncertainties involved. Any potential insurance recoveries have not been reflected in the determination of the financial reserves.

At December 31, 1995, the Company had an environmental reserve of $22.9 million ($12.0 million at December 31, 1994), of which $4.4 million was current. In the second quarter of 1995, the Company provided $9.9 million of additional environmental reserves which resulted in a $6.7 million special after-tax charge. The additional provision reflected a comprehensive review of the available information on all known sites. Additional environmental reserves of $3.3 million were provided in other quarters as a result of other environmental reviews and determinations. Net payments in 1995 were $2.4 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

CAPITAL INVESTMENT
------------------

North American Iron Ore
-----------------------

The Company and its North American mine partners have substantially increased capital expenditures in recent years to reduce operating costs and satisfy orebody development requirements for maintenance of high production rates. Capital equipment additions and replacements, including equipment acquired through lease, totaled approximately $104 million in 1995 at the six Company-managed mines in North America, of which $71 million was classified as capital expenditures. The Company's share of the capital expenditures was $22.5 million ($10.9 million in 1994), including $6.0 million to expand Northshore annual pelletizing capacity by .9 million tons. Capital additions and replacements, including leased equipment, are projected to total approximately $108 million in 1996, with approximately $70 million classified as capital expenditures, at the six Company-managed mines in North America. The Company's share of such 1996 capital expenditures is expected to approximate $19 million.

The Company periodically examines opportunities to increase profitability and strengthen its business position by increasing its ownership of existing iron ore mining ventures.

Reduced Iron
------------

The Company's strategy includes extending its business scope to produce and supply reduced iron ore products to steelmakers. Reduced iron products contain approximately 90% iron versus 65% for traditional iron ore pellets and are higher quality than most scrap steel feed. The market for reduced iron is presently small, but is projected to increase at a higher rate than other iron ore products. The Company is investigating various possible projects, including an international joint venture to produce approximately 500,000 metric tons of premium reduced iron briquettes per year. The Company's share of construction expenditures in 1996 would be approximately $15 to $20 million. No project financing is anticipated.

Other
-----

The Company continually seeks investment opportunities to broaden its scope as a supplier of high-quality "iron units" to the steel industry in North America and internationally. Although no transactions are in process, the Company's activities could lead to significant investments.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

CAPITALIZATION
--------------

In December, 1995, the Company completed a private placement of $70 million of senior unsecured notes to an insurance company group. The notes bear a fixed interest rate of 7.0 percent and are scheduled to be repaid with a single principal payment in December, 2005. Proceeds from the placement were utilized to retire $70 million of existing notes with an average interest rate of 8.77 percent and remaining annual principal repayments of $12.1 million per year in the years 1996 through 1999 and $7.2 million in the years 2000 through 2002. A $3.1 million after-tax ($4.8 million before tax) extraordinary charge was incurred in the early extinguishment of the debt retired. Following is a summary of long-term obligations:

                                    LONG-TERM OBLIGATIONS AT DECEMBER 31
                                               (In Millions)
          -------------------------------------------------------------------------------------
           Effectively Serviced Obligations
          ----------------------------------
                                  Share of
                                 Associated                     Guaranteed             Total
           Consolidated          Companies          Total       Obligations         Obligations
           ------------          ----------         -----       -----------         -----------
1995          $ 70.0               $  6.3          $ 76.3         $  6.6              $ 82.9
1994            75.0                  9.2            84.2           13.7                97.9
1993            75.0                 13.6            88.6           20.8               109.4

Effective March 1, 1995, the Company terminated its existing $75 million three-year revolving credit agreement, originally due to expire on April 30, 1995, and entered into a five-year, $100 million agreement. No borrowings are outstanding under the revolving credit facilities.

At December 31, 1995, guaranteed obligations principally represented Empire Mine debt obligations of LTV and Wheeling-Pittsburgh Steel Corporation. The Empire Mine long-term debt is scheduled to be fully extinguished in December, 1996 (the Company's share of Empire long-term debt principal payments was $4.3 million in 1994 and 1995 and is $3.9 million in 1996).

The ratio of effectively serviced long-term obligations to shareholders' equity was .2:1 at December 31, 1995 and .3:1 at December 31, 1994 and 1993. In January, 1995, the Company announced a program to repurchase up to 600,000 of its Common Shares in the open market or in negotiated transactions. Under the continuing program, the Company repurchased 284,500 shares at an average price of $37.71 per share in open market transactions throughout 1995, representing approximately 2.4% of outstanding shares. The shares will initially be retained as Treasury Stock.

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

                    APPENDIX A - IMAGE AND GRAPHIC MATERIAL
                    ---------------------------------------

Item 7 - Management's Discussion and Analysis of Financial Condition and
------------------------------------------------------------------------
Results of Operations (Graphs)
------------------------------

GRAPH A
-------

 This graph is captioned "Cumulative Earnings & Dividends". The graph contains two lines depicting cumulative earnings and cumulative dividends over the six-year period 1990-1995. Cumulative earnings were $73.8 million, $127.6 million, $158.4 million, $213.0 million, $255.8 million, and $313.6 million, respectively, for the years 1990-1995. Cumulative dividends were $9.3 million, $68.4 million, $82.5 million, $108.9 million, $123.7 million, and $139.2 million, respectively, for the years 1990-1995. The graph also indicates that the cumulative payout ratio of dividends to earnings was 44% for the six-year period.

GRAPH B
-------

 This graph is captioned "Components of Invested Capital". The area graph depicts the components of invested capital at December 31, 1986, 1987, 1988, 1989, 1990, 1991, 1992, 1993, 1994, and 1995, as follows:

                                     Amount  (Millions)                                              Percent
                    -----------------------------------------------          ------------------------------------------------
                    Effectively                                              Effectively
                      Serviced          Shareholders'                          Serviced           Shareholders'
December 31             Debt               Equity             Total              Debt                Equity             Total
-----------         -----------         -------------         -----          ------------         -------------         -----
    1986                  $305.3              $325.5           $630.8              48.4%                51.6%             100.0%
    1987                   183.5               395.4            578.9              31.7                 68.3              100.0
    1988                   145.7               168.6            314.3              46.4                 53.6              100.0
    1989                    93.4               226.0            319.4              29.2                 70.8              100.0
    1990                    82.4               290.8            373.2              22.1                 77.9              100.0
    1991                    65.0               290.8            355.8              18.3                 81.7              100.0
    1992                    92.1               269.6            361.7              25.5                 74.5              100.0
    1993                    88.6               280.7            369.3              24.0                 76.0              100.0
    1994                    84.2               311.4            395.6              21.3                 78.7              100.0
    1995                    75.6               342.6            418.2              18.1                 81.9              100.0





                                      37-A