Form 10-K405, Exhibit 13
period 1995-12-31
CLEVELAND CLIFFS INC
filed 1996-03-26
CIK 764065

STATEMENT OF CONSOLIDATED FINANCIAL POSITION                       Exhibit 13(c)
Cleveland-Cliffs Inc and Consolidated Subsidiaries

                                                                                          (In Millions)
                                                                                           December 31
                                                                                       --------------------
                                                                                          1995        1994
-----------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                                           $139.9      $140.6
    Marketable securities                                                                  8.9          .8
                                                                                        ------      ------
                                                                                         148.8       141.4
    Trade accounts receivable
    (net of allowance, $7.7 in 1995 and $19.5 in 1994)                                    45.2        50.3
    Receivables from associated companies                                                 16.6        15.6
    Inventories
         Finished products                                                                38.0        24.5
         Work in process                                                                    .7          .6
         Supplies                                                                         17.0        14.6
                                                                                        ------      ------
                                                                                          55.7        39.7
    Deferred income taxes                                                                 14.1        14.7
    Other                                                                                 12.3         7.4
                                                                                        ------      ------
         TOTAL CURRENT ASSETS                                                            292.7       269.1

PROPERTIES
    Plant and equipment                                                                  240.3       228.5
    Minerals                                                                              19.7        20.2
                                                                                        ------      ------
                                                                                         260.0       248.7
    Allowances for depreciation and depletion                                           (140.0)     (138.3)
                                                                                        ------      ------
         TOTAL PROPERTIES                                                                120.0       110.4

INVESTMENTS IN ASSOCIATED COMPANIES                                                      152.0       151.7

OTHER ASSETS
    Long-term investments                                                                 16.3        27.1
    Deferred charges                                                                       8.3         7.2
    Deferred income taxes                                                                 11.2         8.7
    Miscellaneous                                                                         44.1        34.4
                                                                                        ------      ------
         TOTAL OTHER ASSETS                                                               79.9        77.4
                                                                                        ------      ------





         TOTAL ASSETS                                                                   $644.6      $608.6
                                                                                        ======      ======

STATEMENT OF CONSOLIDATED FINANCIAL POSITION
Cleveland-Cliffs Inc and Consolidated Subsidiaries

                                                                                    (In Millions)
                                                                                    December 31
                                                                               ----------------------
                                                                                  1995           1994
-----------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Trade accounts payable                                                     $ 16.0           $ 15.1
    Payables to associated companies                                             17.3             15.6
    Accrued employment costs                                                     27.2             21.2
    Accrued expenses                                                             17.5             16.3
    Income taxes payable                                                           .3             14.3
    Current portion of long-term obligations                                       --              5.0
    Reserve for capacity rationalization                                         10.5              1.5
    Other                                                                        14.7             10.6
                                                                               ------           ------
         TOTAL CURRENT LIABILITIES                                              103.5             99.6

LONG-TERM OBLIGATIONS                                                            70.0             70.0

POSTEMPLOYMENT BENEFIT LIABILITIES                                               67.3             66.5

RESERVE FOR CAPACITY RATIONALIZATION                                             17.2             25.7

OTHER LIABILITIES                                                                44.0             35.4

SHAREHOLDERS' EQUITY
    Preferred Stock
         Class A - no par value
             Authorized - 500,000 shares;
             Issued-none                                                           --               --
         Class B - no par value
             Authorized - 4,000,000 shares;
             Issued-none                                                           --               --
    Common Shares-par value $1 a share
         Authorized - 28,000,000 shares;
         Issued - 16,827,941 shares                                              16.8             16.8
    Capital in excess of par value of shares                                     65.2             63.1
    Retained income                                                             386.1            343.8
    Foreign currency translation adjustments                                       .3               .9
    Unrealized gain on available for sale securities,
      net of tax                                                                   .1              1.5
    Cost of 4,998,674 Common Shares in
      treasury (1994 - 4,728,081 shares)                                       (123.8)          (113.4)
    Unearned compensation                                                        (2.1)            (1.3)
                                                                               ------           ------
    TOTAL SHAREHOLDERS' EQUITY                                                  342.6            311.4
                                                                               ------           ------

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                 $644.6           $608.6
                                                                               ======           ======

See notes to consolidated financial statements.





                                       40