Form 10-K405, Exhibit 13
period 1995-12-31
CLEVELAND CLIFFS INC
filed 1996-03-26
CIK 764065

STATEMENT OF CONSOLIDATED INCOME
                                                                   Exhibit 13(d)
Cleveland-Cliffs Inc and Consolidated Subsidiaries





                                                                          (In Millions, Except Per Share Amounts)
                                                                                     Year Ended December 31
                                                                    -------------------------------------------------
                                                                      1995                  1994                 1993
---------------------------------------------------------------------------------------------------------------------
REVENUES
   Product sales and service                                         $411.2                $334.8              $268.1
   Royalties and management fees                                       49.5                  44.7                39.7
                                                                     ------                ------              ------
       Total Operating Revenues                                       460.7                 379.5               307.8
   Recoveries on bankruptcy claims                                       --                    --                35.7
   Investment income (securities)                                       9.3                   7.9                 9.1
   Other income                                                         3.1                   1.5                 3.3
                                                                     ------                ------              ------
       Total Revenues                                                 473.1                 388.9               355.9

COSTS AND EXPENSES
   Cost of goods sold and operating expenses                          356.4                 299.9               252.8
   Administrative, selling and general expenses                        15.1                  15.9                15.7
   Interest expense                                                     6.5                   6.6                 6.6
   Other expenses                                                      23.5                   9.0                 5.1
                                                                     ------                ------              ------
       Total Costs and Expenses                                       401.5                 331.4               280.2
                                                                     ------                ------              ------

INCOME BEFORE INCOME TAXES AND
   EXTRAORDINARY ITEM                                                  71.6                  57.5                75.7

INCOME TAXES                                                           10.7                  14.7                21.1
                                                                     ------                ------              ------

INCOME BEFORE EXTRAORDINARY ITEM                                       60.9                  42.8                54.6

EXTRAORDINARY LOSS
   ON EARLY EXTINGUISHMENT OF DEBT
   (NET OF TAX BENEFIT, $1.7 MILLION)                                  (3.1)                   --                  --
                                                                     ------                ------              ------

NET INCOME                                                           $ 57.8                $ 42.8              $ 54.6
                                                                     ======                ======              ======

NET INCOME PER COMMON SHARE
   Before Extraordinary Item                                         $ 5.10                $ 3.54              $ 4.55
   Extraordinary Item                                                  (.26)                   --                  --
                                                                     ------                ------              ------
       Net Income                                                    $ 4.84                $ 3.54              $ 4.55
                                                                     ======                ======              ======




See notes to consolidated financial statements.





                                       41