Form 10-K405, Exhibit 13
period 1995-12-31
CLEVELAND CLIFFS INC
filed 1996-03-26
CIK 764065

STATEMENT OF CONSOLIDATED CASH FLOWS                               Exhibit 13(e)
Cleveland-Cliffs Inc and Consolidated Subsidiaries




                                                                                            (In Millions,
                                                                                   Brackets Indicate Cash Decrease)
                                                                                       Year Ended December 31
                                                                               -----------------------------------------
                                                                                1995            1994            1993
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                 $  57.8          $ 42.8          $ 54.6
    Adjustments to reconcile net income
     to net cash from operations:
         Depreciation and amortization:
             Consolidated                                                          6.1             3.7             2.6
             Share of associated companies                                        10.7            10.7            10.9
         Provision for deferred income taxes                                       5.5            (1.8)            2.2
         Recovery on bankruptcy claims                                              --              --           (31.6)
         Increases to capacity rationalization reserve                              .5             3.8             2.5
         Tax credit                                                              (12.2)             --              --
         Increases to environmental reserve                                       13.2             2.2              .9
         Extraordinary loss on debt extinguishment                                 4.8              --              --
         Other                                                                    (1.7)           (6.9)           (7.3)
                                                                               -------          ------          ------
             Total before changes in operating assets and liabilities             84.7            54.5            34.8
         Changes in operating assets and liabilities:
             Marketable securities                                                (8.1)           92.3           (93.1)
             Inventories and prepaid expenses                                    (15.7)           13.6            22.3
             Receivables                                                           3.9           (11.6)            2.7
             Payables and accrued expenses                                        (6.8)           19.1            10.5
                                                                               -------          ------          ------
               Total changes in operating assets and liabilities                 (26.7)          113.4           (57.6)
                                                                               -------          ------          ------
               Net cash from (used by) operating activities                       58.0           167.9           (22.8)
INVESTING ACTIVITIES
    Acquisition of Northshore Mining                                                --           (97.3)             --
    Weirton Preferred Stock redemption                                              --            25.0              --
    Purchase of property, plant and equipment:
         Consolidated                                                            (16.6)           (6.9)           (2.8)
         Share of associated companies                                            (5.9)           (4.0)           (2.2)
    Sale (purchase) of long-term investments                                       8.8             5.3            (3.6)
    Other                                                                         (4.4)             --              .3
                                                                               -------          ------          ------
         Net cash (used by) investing activities                                 (18.1)          (77.9)           (8.3)
FINANCING ACTIVITIES
    Principal payments on long-term debt:
         Consolidated                                                            (75.0)             --             (.1)
         Share of associated companies                                            (4.3)           (4.3)           (4.3)
    Debt prepayment fees                                                          (4.8)             --              --
    Proceeds from long-term debt                                                  70.0              --              --
    Repurchases of Common Shares                                                 (10.7)             --              --
    Dividends *                                                                  (15.5)          (14.8)          (26.4)
    Other                                                                           .3              .6             1.2
                                                                               -------          ------          ------
         Net cash (used by) financing activities                                 (40.0)          (18.5)          (29.6)
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                            (.6)            1.2              --
                                                                               -------          ------          ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   (.7)           72.7           (60.7)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                   140.6            67.9           128.6
                                                                               -------          ------          ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                       $ 139.9          $140.6          $ 67.9
                                                                               =======          ======          ======

Taxes paid on income                                                           $  29.0          $ 17.6          $ 16.6
Interest paid on debt obligations                                              $   7.2          $  6.5          $  6.5

*The 1993 dividends exclude the non-cash distribution of 1.5 million shares ($20.4 million) of the
 2.3 million shares of LTV Corporation common stock received in the 1993 bankruptcy settlement.

See notes to consolidated financial statements.





                                       42