Form 10-K405, Exhibit 13
period 1995-12-31
CLEVELAND CLIFFS INC
filed 1996-03-26
CIK 764065

STATEMENT OF CONSOLIDATED SHAREHOLDERS' EQUITY                     Exhibit 13(f)
Cleveland-Cliffs Inc and Consolidated Subsidiaries



                                                                               (In Millions)
                                      ---------------------------------------------------------------------------------------------
                                              Capital In               Foreign
                                              Excess of               Currency      Available      Common
                                      Common  Par Value   Retained   Translation    For Sale       Shares       Unearned
                                      Shares  Of Shares    Income    Adjustments   Securities   In Treasury   Compensation    Total
                                      ------  ---------   --------   -----------   ----------   -----------   ------------   ------
BALANCE December 31, 1992             $ 16.8    $ 61.2     $308.0     $ (.3)         $   --      $(116.1)        $  (.1)     $269.5
   Net income                                                54.6                                                              54.6
   Cash dividends:
     Regular - $1.20 a share                                (14.4)                                                            (14.4)
     Special - $1.00 a share                                (12.0)                                                            (12.0)
   Non-cash dividend - $1.70 a share                        (20.4)                                                            (20.4)
   Change in unrealized gains,
      net of tax                                                                        1.3                                     1.3
   Stock plans
     Restricted stock/stock options                 .2                                               1.8            (.2)        1.8
                                      ------    ------     ------     -----          ------      -------         ------      ------


BALANCE December 31, 1993               16.8      61.4      315.8       (.3)            1.3       (114.3)           (.3)      280.4
   Net income                                                42.8                                                              42.8
   Cash dividends - $1.23 a share                           (14.8)                                                            (14.8)
   Change in unrealized gains,
     net of tax                                                                          .2                                      .2
   Stock plans
     Restricted stock/stock options                 .2                                                .9                        1.1
     Performance shares                            1.5                                                             (1.0)         .5
   Other                                                                1.2                                                     1.2
                                      ------    ------     ------     -----          ------      -------         ------      ------


BALANCE December 31, 1994               16.8      63.1      343.8        .9             1.5       (113.4)          (1.3)      311.4
   Net income                                                57.8                                                              57.8
   Cash dividends - $1.30 a share                           (15.5)                                                            (15.5)
   Change in unrealized gains,
     net of tax                                                                        (1.4)                                   (1.4)
   Stock plans
     Restricted stock/stock options                                                                   .3                         .3
     Performance shares                            2.1                                                              (.8)        1.3
   Repurchases of Common Shares                                                                    (10.7)                     (10.7)
   Other                                                                (.6)                                                    (.6)
                                      ------    ------     ------     -----          ------      -------         ------      ------


BALANCE December 31, 1995             $ 16.8    $ 65.2     $386.1     $  .3          $   .1      $(123.8)        $ (2.1)     $342.6
                                      ======    ======     ======     =====          ======      =======         ======      ======

See notes to consolidated financial statements.

                                       43