Form 10-K405, Exhibit 13
period 1995-12-31
CLEVELAND CLIFFS INC
filed 1996-03-26
CIK 764065

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                         Exhibit 13(g)
Cleveland-Cliffs Inc and Consolidated Subsidiaries


ACCOUNTING POLICIES

BASIS OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries, and references to the "Company" include the Company and consolidated subsidiaries. "Investments in Associated Companies" are comprised of partnerships and unconsolidated companies which the Company does not control. Such investments are accounted by the equity method (see Note C). The Company's share of earnings of mining partnerships and companies from which the Company purchases iron ore production is credited to cost of goods sold upon sale of the product.

BUSINESS: The Company's dominant business is the production and sale of iron ore pellets. The Company controls, develops, and leases reserves to mine owners; manages and owns interests in mines; sells iron ore; and owns interests in ancillary companies providing services to the mines. Iron ore production activities are conducted in the United States, Canada and Australia. The wholly-owned Australian operations had total revenues and pre-tax operating profit of $45.8 million and $13.0 million, $43.5 million and $5.4 million, and $41.9 million and $4.4 million, in 1995, 1994 and 1993, respectively. Total Australian assets, including long-term investments ($4.6 million, 1995, and $12.9 million, 1994) to fund eventual shutdown cost, were $31.8 million at December 31, 1995 (1994 - $38.8 million).

Iron ore is marketed in North America, Europe, Asia, and Australia. The three largest steel company customers' contributions to the Company's revenues were 17%, 11% and 10% in 1995; 14%, 14% and 12% in 1994; and 14%, 12% and 11% in
1993.

BUSINESS RISK: The North American steel industry experienced high operating rates and generally positive financial results in 1995 and 1994. The Company's integrated steel company partners and customers have generally improved their financial condition over the two-year period as a result of continued earnings and increased equity capital.

The improvement in most steel companies' financial positions has significantly reduced the major business risk faced by the Company in recent years, i.e., the potential financial failure and shutdown of significant customers or partners with a resulting unmitigated loss of ore sales or royalty and management fee income.

If any such shutdown were to occur without mitigation through replacement sales or cost reduction, it would represent a significant adverse financial development to the Company. The iron mining business has high operating leverage because "fixed" costs are a large portion of the cost structure. Therefore, loss of sales or other income due to failure of a customer or partner would have an adverse income effect proportionately greater than the revenue effect (see Note E - McLouth Bankruptcy).

Cleveland-Cliffs Inc and Consolidated Subsidiaries


USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS: The Company considers investments in highly liquid debt instruments with an initial maturity of three months or less, to be cash equivalents.

INVESTMENTS: The Company determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each financial statement date.

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

FORWARD CURRENCY EXCHANGE CONTRACTS: The Company had $4.5 million and $6.0 million of Australian forward currency exchange contracts at December 31, 1995 and 1994, respectively, and $4.8 million and $6.0 million of Canadian forward currency exchange contracts at December 31, 1995 and 1994, respectively. These forward exchange contracts are hedging transactions that have been entered into with the objective of managing the risk of exchange rate fluctuations with respect to the ordinary local currency obligations of the Company's Australian and Canadian operations. Gains and losses are recognized in the same period as the hedged transaction. The fair value of these currency exchange contracts, which have varying maturity dates to December 30, 1996, is estimated to be $4.7 million for the Australian contracts and $4.8 million for the Canadian contracts, based on the December 31, 1995 forward rates.

The Company's exposure to risk associated with derivatives is limited to the above forward currency exchange contracts.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


INVENTORIES: Product inventories, primarily finished products, are stated at the lower of cost or market. The cost of product inventories is determined using the last-in, first-out ("LIFO") method. The excess of current cost over LIFO cost of product inventories was $1.2 million and $.9 million at December 31, 1995 and 1994, respectively. The cost of other inventories is determined by the average cost method.

PROPERTIES: Depreciation of plant and equipment is computed principally by the straight-line method based on estimated useful lives. Depreciation is not reduced when operating units are temporarily idled. Depletion of mineral lands is computed using the units of production method based upon proven mineral reserves.

EXPLORATION, RESEARCH AND DEVELOPMENT COSTS: Exploration, research and continuing development costs of mining properties are charged to operations as incurred. Development costs which benefit extended periods are deferred and amortized over the period of benefit. At December 31, 1995, deferred development costs were less than $1.0 million. Startup costs of major new facilities are deferred and amortized over five years from commencement of commercial production.

INCOME PER COMMON SHARE: Income per common share is based on the average number of common shares outstanding during each period.

RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform to current year classifications.


NOTE A - ACCOUNTING AND DISCLOSURE CHANGES

In March, 1995, the Financial Accounting Standards Board issued Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires the review for impairment of long-lived assets and certain identifiable intangibles whenever significant events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Although Statement 121 is effective for years beginning after December 15, 1995, the Company has elected to adopt the provisions of this standard for the year ended December 31, 1995. The Company has determined that no event or change in circumstance occurred in 1995 to indicate that a review for asset impairment was required.

In October, 1995, the Financial Accounting Standards Board issued Statement 123, entitled, "Accounting for Stock-Based Compensation," which establishes financial accounting and reporting standards for stock-based employee compensation plans. The standard is effective for years that begin after December 15, 1995. Management is evaluating the accounting and disclosure alternatives; however, no significant financial statement effect is expected.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE B - NORTHSHORE MINE AND POWER PLANT ACQUISITION

On September 30, 1994, Cliffs Minnesota Minerals Company, a subsidiary of Cleveland-Cliffs Inc, acquired Cyprus Amax Minerals Company's iron ore operation and power plant (renamed Northshore Mining Company or "Northshore") in Minnesota. The principal Northshore assets acquired were 4 million annual tons of active capacity for production of standard pellets (equivalent to 3.5 million tons of flux pellet capacity), supported by 6 million tons of active concentrate capacity, a 115 megawatt power generation plant, and an estimated
1.2 billion tons of magnetite crude iron ore reserves, leased mainly from the Mesabi Trust. Northshore has a long-term contract to sell 40 megawatts of excess capacity to an electric utility with approximately 16 years remaining at December 31, 1995.

The acquisition has been accounted for as a purchase transaction. Pro forma results of the Company's operations, assuming the acquisition had occurred at the beginning of 1993, are shown in the following table.

                                                              ProForma
                                                             (Unaudited)
                                                           ---------------
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

In June 1995, a $6.0 million pellet expansion project, at Northshore, which involved the re-commissioning of an idled pelletizing unit, was completed. On an annualized basis, the expansion added approximately .9 million tons of pellets, a 23 percent expansion of Northshore production.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE C - INVESTMENTS IN ASSOCIATED COMPANIES

The Company's investments in associated mining companies ("ventures") are accounted by the equity method and consist primarily of its 22.5625% interest in Empire Iron Mining Partnership ("Empire"), 15% interest in Hibbing Taconite Company ("Hibbing"), 40% interest in Tilden Mining Company L.C. ("Tilden"; formerly 33.33% interest in Tilden Magnetite Partnership and 60% interest in Tilden Mining Company), and 7.69% (7.01% in 1994) interest in Wabush Mines ("Wabush"). These ventures are managed by the Company in North America. The other interests are owned by U.S. and Canadian integrated steel companies.

Following is a summary of combined financial information of the operating ventures.

                                                                       (In Millions)
                                                            --------------------------------------
                                                              1995            1994          1993
                                                            --------------------------------------
INCOME
   Gross revenue                                            $1,025.9         $ 968.2     $ 896.5
   Equity income                                               143.3            99.5        82.2

FINANCIAL POSITION
   Properties - net                                         $  761.5         $ 774.5     $ 812.4
   Other assets                                                138.6           107.1        95.8
   Debt obligations                                            (22.5)          (39.8)      (61.0)
   Other liabilities                                          (163.9)         (147.4)     (123.1)
                                                            --------         -------     -------

         Net assets                                         $  713.7         $ 694.4     $ 724.1
                                                            ========         =======     =======

   Company's equity in
      underlying net assets                                 $  185.1         $ 253.6     $ 266.8
   Company's investment                                     $  152.0         $ 151.7     $ 152.2

The Company manages and operates all of the ventures and leases or subleases mineral rights to certain ventures. In addition, the Company is required to purchase its applicable current share, as defined, of the production decided by the venture participants. The Company purchased $217.8 million in 1995 (1994-$212.5 million; 1993-$196.0 million) of iron ore from certain ventures. During 1995, the Company earned royalties and management fees of $49.5 million (1994-$44.7 million; 1993-$39.5 million) from ventures, of which $13.7 million in 1995 (1994-$12.7 million; 1993-$10.7 million) was paid by the Company as a participant in the ventures.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


Costs and expenses incurred by the Company, on behalf of the ventures, are charged to such ventures in accordance with management and operating agreements. The Company's equity in the income of the ventures is credited to the cost of goods sold and includes the amortization to income of the excess of the Company's equity in the underlying net assets over its investment on the straight-line method based on the useful lives of the underlying assets. The difference between the Company's equity in underlying net assets and recorded investment results from the assumption of interests from former participants in the ventures, acquisitions, and the Tilden reorganization. The Company's equity in the income of ventures was $24.3 million in 1995 (1994-$19.5 million; 1993-$23.5 million).

In February, 1994, the Company reached agreement with Algoma Steel Inc. ("Algoma") and Stelco Inc. to restructure and simplify the Tilden Mine operating agreement effective January 1, 1994. The principal terms of the agreement are (1) the participants' tonnage entitlements and cost-sharing are based on a 6.0 million ton target normal production level instead of the previous 4.0 million ton base production level, (2) the Company's interest in Tilden has increased from 33.33% to 40.0% with an associated increase in the Company's obligation for its share of mine costs, (3) the Company is receiving a higher royalty, (4) the Company has the right to supply any additional iron ore pellet requirements of Algoma from Tilden or the Company, and (5) any partner may take additional production with payment of certain fees to Tilden. The parties implemented the general agreement effective January 1, 1994 and finalized the detailed provisions of the definitive agreement on September 30, 1995. The agreement has not had a material effect on the Company's consolidated financial statements.

The Company's effectively serviced share of long-term obligations of ventures, including current portion, was $6.3 million as of December 31, 1995 (1994-$9.2 million). In addition, the Company guaranteed $6.6 million of Empire long-term obligations which are effectively serviced by LTV and Wheeling-Pittsburgh Steel Corporation. The fair value of the guarantees is nominal because advances against the guarantees would be supported by ownership interests in Empire. The Company's share of the final principal payment, due in 1996, of the Empire long-term obligation is $3.9 million. The Company's share of plant and equipment and other property interests which secure the effectively serviced obligations was $45.0 million at December 31, 1995.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE D - INVESTMENTS

Following is a summary of investment securities:

                                                                          (In Millions)
                                                         --------------------------------------------
                                                                        Gross              Estimated
                                                                      Unrealized              Fair
                                                         Cost       Gains (Losses)            Value
                                                         ----       --------------          ---------
        December 31, 1995
-----------------------------------
Long-Term Investments
---------------------
 Available-for-Sale
 ------------------
    Debt Securities                                      $  .1               $ --            $  .1
    LTV Common Stock                                      11.5                 .1             11.6
                                                         -----               ----            -----
                                                          11.6                 .1             11.7

 Held-to-Maturity
 -----------------
    Australian Government Securities                       4.6                 .3              4.9
                                                         -----                ----           -----

     Total Long-Term Investments                         $16.2               $ .4            $16.6
                                                         =====               ====            =====

Marketable Securities
---------------------
 Trading
 -------
    Debt Securities                                      $ 8.9               $ --            $ 8.9
                                                         =====               ====            =====

        December 31, 1994
-----------------------------------
Long-Term Investments
---------------------
 Available-for-Sale
 -------------------
    Debt Securities                                      $  .7               $ --            $  .7
    LTV Common Stock                                      11.2                2.3             13.5
                                                         -----               ----            -----
                                                          11.9                2.3             14.2

 Held-to-Maturity
 -----------------
    Australian Government Securities                      12.9                (.3)            12.6
                                                         -----               ----            -----

     Total Long-Term Investments                         $24.8               $2.0            $26.8
                                                         =====               ====            =====

Marketable Securities
---------------------
 Available-for-Sale
 ------------------
    Debt Securities                                      $  .8               $ --            $  .8
                                                         =====               ====            =====

Cleveland-Cliffs Inc and Consolidated Subsidiaries


The contractual maturities of the Available-for-Sale and Held-to-Maturity securities at December 31, 1995 and 1994 are shown below.

                                                                     December 31, 1995                    December 31, 1994
                                                                       (In Millions)                        (In Millions)
                                                              -----------------------------          -----------------------
                                                                                  Estimated                        Estimated
                                                                                    Fair                             Fair
                                                                Cost                Value             Cost           Value
                                                               -----              ---------          -----         ---------
Available-for-Sale
------------------
 Debt Instruments:
    Due in one year or less                                    $  .1               $  .1             $  .8          $  .8
    Due after three years                                         --                  --                .7             .7
                                                               -----               -----             -----          -----
                                                                  .1                  .1               1.5            1.5
 LTV Common Stock                                               11.5                11.6              11.2           13.5
                                                               -----               -----             -----          -----
                                                               $11.6               $11.7             $12.7          $15.0
                                                               =====               =====             =====          =====

Held-to-Maturity
----------------
 Debt Instruments:
    Due in one year or less                                    $ 3.9               $ 4.1             $ 8.7          $ 8.6
    Due after one year through three years                        .7                  .8               4.2            4.0
                                                               -----               -----             -----          -----
                                                               $ 4.6               $ 4.9             $12.9          $12.6
                                                               =====               =====             =====          =====

In 1995, $8.3 million of Australian government securities matured and were converted to cash and cash equivalents. The redemption of these investments, previously classified as held-to-maturity securities, did not result in the recognition of gain or loss.


NOTE E - MCLOUTH BANKRUPTCY

On September 29, 1995, McLouth Steel Products Company ("McLouth"), a significant customer, petitioned for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company has periodically extended credit to McLouth. At the time of the bankruptcy filing, the Company had an unreserved receivable from McLouth of $5.0 million, secured by liens on certain McLouth fixed assets. A $2.7 million reserve against the receivable was recorded in September, 1995 resulting in a $1.8 million after-tax charge. Since the petition, McLouth has maintained operations and the Company has continued pellet shipments. McLouth's liquidity is limited, and there is no assurance that McLouth will continue to operate. Future operating results would be adversely affected if the Company's total sales declined due to McLouth developments. The extent of such effect would be dependent on the timing and degree of replacement sales to other customers.

Sales to McLouth totaled 1.3 million tons for the year 1995 representing 12.5 percent of the Company's sales volume. Included in the Company's December 31, 1995 inventory was .1 million tons (which increased to a peak .2 million tons in January, 1996) consigned to McLouth in accordance with long-standing practice.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

NOTE F - RESERVE FOR CAPACITY RATIONALIZATION

The Company initially established a reserve of $70 million in 1983 to provide for expected costs of reorienting its mining joint ventures and facilities to adjust to changed market conditions. During 1990, the Company increased the reserve by $24.7 million as a result of a restructuring of Savage River Mines under which the previous participants in the venture paid $19.0 million to the Company for closedown obligations. In 1993, $5.6 million, was charged to the reserve. During 1994 and 1995, $3.8 million and $.5 million, respectively, were credited to the reserve. The balance at December 31, 1995 was $34.8 million, with $7.1 million classified as a reduction of other current assets.

The reserve balance is principally for the planned shutdown of Savage River Mines in the first quarter of 1997 and the permanent shutdown of the Republic Mine. The Republic Mine shutdown was announced on January 30, 1996. The Savage River Mines shutdown provision has been funded.


NOTE G - ENVIRONMENTAL RESERVES

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

In the second quarter of 1995, the Company provided $9.9 million of additional environmental reserves which resulted in a $6.7 million special after-tax charge. The additional provision reflected a comprehensive review of available information on all known sites. Additional environmental reserves of $3.3 million were provided in other quarters as a result of other environmental reviews and determinations. Net payments in 1995 were $2.4 million.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


At December 31, 1995, the Company had an environmental reserve of $22.9 million ($12.0 million at December 31, 1994), of which $4.4 million was current. The reserve includes the Company's obligations for:

         o Federal and state Superfund and Clean Water Act sites where the Company is named as a potential responsible party, including the Cliffs-Dow and Kipling sites in Michigan, the Arrowhead Refinery site in Minnesota, the Summitville mine site in Colorado, and the Rio Tinto mine site in Nevada, all of which sites are independent of the Company's iron mining operations. The reserves are based on engineering studies prepared by outside consultants engaged by the potential responsible parties. The Company continues to evaluate the recommendations of the studies and other means of site clean-up. Significant site clean-up activities have taken place at Cliffs-Dow since late 1993. A Consent Decree has been reached among the federal and state governments and approximately 224 individuals and companies with respect to the Arrowhead site. Clean-up began in 1995 with significant funding provided by the federal and state governments. The Consent Decree has been entered by the U.S. District Court. The Company's share of Arrowhead costs totaled approximately $149,000, which included $23,000 of funded remediation costs and $126,000 of incurred legal and other costs.

         o Wholly-owned active and idle operations, including the Northshore mine and Silver Bay power plant in Minnesota, acquired on September 30, 1994. The Northshore/Silver Bay reserve is based on an environmental investigation conducted by the Company and an outside consultant in connection with the purchase. Expenditures in 1995 totalled $.6 million.

         o Other sites, including former operations, for which reserves are based on the Company's estimated cost of investigation and remediation of sites where expenditures may be incurred.

Estimated environmental expenditures under current laws and regulations are not expected to materially impact the Company's consolidated financial statements.


NOTE H - LONG-TERM OBLIGATIONS

                                                                        (In Millions)
                                                                         December 31
                                                                    ---------------------
                                                                     1995            1994
                                                                    -----           -----
                    Term notes                                      $70.0           $75.0
                    Less current portion                               --             5.0
                                                                    -----           -----
                                                                    $70.0           $70.0
                                                                    =====           =====

Cleveland-Cliffs Inc and Consolidated Subsidiaries


In December, 1995, the Company completed a private placement of $70.0 million of senior unsecured notes to an insurance company group. The proceeds were used to retire existing notes in the same amount, held by another group of insurance companies. The new notes due in December, 2005, have a fixed interest rate of
7.0 percent, and replace the existing notes, which had an average interest rate of 8.77 percent and remaining annual principal payments of $12.1 million per year in the years 1996 through 1999 and $7.2 million in the years 2000 through 2002. The retiring of the existing notes resulted in an extraordinary charge of $3.1 million after-tax ($4.8 million before-tax).

The senior unsecured note agreement requires the Company to meet certain covenants related to net worth ($200.0 million at December 31, 1995), leverage, and other provisions. The Company was in compliance with the debt covenants at December 31, 1995.

Effective March 1, 1995, the Company terminated its $75 million three-year revolving credit agreement, which was scheduled to expire on April 30, 1995, and entered into a five-year, $100 million agreement. No borrowings are outstanding under the agreements.


NOTE I - RETIREMENT BENEFITS

Pensions
--------

The Company and its managed ventures sponsor defined benefit pension plans covering substantially all employees. The plans are noncontributory and benefits generally are based on employees' years of service and average earnings for a defined period prior to retirement.

Pension costs, including the Company's proportionate share of the costs of ventures, were credits of $1.2 million and $2.7 million, in 1995 and 1993, respectively, and a cost of $ .2 million in 1994. The (credits) cost included credits of $3.6 million, $3.4 million, and $3.2 million in 1995, 1994, and 1993, respectively, related to a shutdown operation which increased the Capacity Rationalization Reserve and were not credited to income. Components of the pension (credits) costs were as follows:

                                                                           (In Millions)
                                                            ------------------------------------------
                                                              1995             1994             1993
                                                            --------         --------         --------
Service cost                                                 $ 3.4            $  3.7           $  3.0
Interest cost                                                 15.3              14.4             13.4
Actual loss (return) on plan assets                          (42.6)              1.5            (27.7)
Net amortization and deferral                                 22.7             (19.4)             8.6
                                                            ------            ------           ------
                                                            $ (1.2)           $   .2           $( 2.7)
                                                            ======            ======           ======

Cleveland-Cliffs Inc and Consolidated Subsidiaries


Most of the Company's pension funds are held in diversified collective trusts with the funds contributed by partners in the ventures. Plan assets principally include diversified marketable equity securities and corporate and government debt securities, which are selected by professional asset managers.

The following table presents a reconciliation of the funded status of the Company's plans, including its proportionate share of the plans of ventures, at December 31, 1995 and 1994.

                                                                                 (In Millions)
                                                                           ------------------------
                                                                            1995                 1994
                                                                        ----------            ---------
Plan assets at fair value                                                 $ 249.1              $ 228.4
Actuarial present value of benefit
   obligation:
       Vested benefits                                                      187.9                156.7
       Nonvested benefits                                                    22.4                 23.4
                                                                          -------              --------

       Accumulated benefit obligation                                       210.3                180.1
Effect of projected compensation levels                                      23.3                 13.3
                                                                          -------              -------

       Projected benefit obligation                                         233.6                193.4
                                                                          -------              -------

Plan assets in excess of projected
   benefit obligation                                                        15.5                 35.0
Unrecognized prior service costs                                              8.3                 11.1
Unrecognized net asset at date of adoption
  of FAS 87, net of amortization                                            (26.2)               (34.1)
Unrecognized net loss                                                        25.9                  9.0
                                                                          -------              -------

       Prepaid cost                                                       $  23.5              $  21.0
                                                                          =======              =======

At December 31, 1995, the Company recorded an additional liability of $1.6 million for certain plans where the fair value of plan assets was less than the accumulated benefit obligation. The minimum liability recognition resulted in the recording of a $1.6 million intangible asset.

The discount rate and weighted average rate of increase in compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.25% and 4.1% at December 31, 1995 (8.5% and 4.0% at December 31, 1994), respectively. The expected long-term rate of return assumption utilized for determining pension (credit) cost for the years 1995, 1994 and 1993 was 8.5%, 8% and 9%, respectively. The assumption was changed to 8.75% on December 31, 1995 for year 1996 pension cost (credit) determination.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


The Company has increased pension plan funding to the maximum amount deductible for income tax purposes. For Plan Year 1995 (largely funded in calendar year
1996), the Company expects to contribute $5.1 million, including its share of ventures' funding, an increase of $3.5 million from Plan Year 1994. In the event of plan termination, the sponsors could be required to fund shutdown and early retirement obligations which are not included in the accumulated benefit obligation.

Other Postretirement Benefits ("OPEB")
------------------------------------

In addition to the Company's defined benefit pension plans, the Company and its managed ventures currently provide retirement health care and life insurance benefits to most full-time employees who meet certain length of service and age requirements (a portion of which are pursuant to collective bargaining agreements). These benefits are provided through programs administered by insurance companies whose charges are based on the benefits paid during the year. If such benefits are continued, most active employees would become eligible for these benefits when they retire.

The following table presents a reconciliation of the funded status of the Company's OPEB obligations, including its proportionate share of the obligations of ventures, at December 31, 1995 and 1994.

                                                                                     (In Millions)
                                                                             -----------------------------
                                                                               1995                 1994
                                                                              ------                ------
Accumulated postretirement benefit obligation:
   Retirees                                                                   $ 67.5                $ 46.7
   Fully eligible active plan participants                                       3.2                   2.2
   Other active plan participants                                               24.8                  16.8
                                                                              ------                ------
                                                                                95.5                  65.7
Plan assets                                                                    (12.1)                (10.4)
                                                                              ------                ------
   Accumulated postretirement benefit cost
    obligation in excess of plan assets                                         83.4                  55.3
Unrecognized prior service credit (cost)                                         (.1)                   .1
Unrecognized gain (loss)                                                        (9.2)                 17.3
                                                                              ------                ------
   Accrued postretirement benefit cost                                        $ 74.1                $ 72.7
                                                                              ======                ======


Net periodic postretirement benefit cost, including the Company's proportionate share of the costs of ventures, includes the following components:

                                                                                (In Millions)
                                                                    -----------------------------------
                                                                     1995           1994           1993
                                                                    -----          -----          -----
Service cost                                                        $ 1.2         $ 1.1           $ 1.2
Interest cost                                                         5.8           5.6             5.7
Return on plan assets                                                 (.6)          (.5)             --
Net amortization and deferral                                         (.4)           .1              --
                                                                    -----         -----           -----
   Net periodic postretirement benefit cost                         $ 6.0         $ 6.3           $ 6.9
                                                                    =====         =====           =====

Cleveland-Cliffs Inc and Consolidated Subsidiaries



As a result of recent experience, the Company has changed the medical cost trend rate assumption used in the calculation of its OPEB obligation at December 31, 1995. The new assumption reflects medical cost growth of 8.5% in 1996 decreasing by .5% per year to a growth rate of 5% for the year 2003 and annually thereafter. The previous assumption reflected medical cost growth of 13% in 1993, 11% in 1994, 9% in 1995, 7% in 1996, 5% in 1997 and annually thereafter. The medical cost trend rate assumption has a significant effect on the amounts reported. For example, changing the assumed medical cost trend rate by one percentage point in each year would change the accumulated postretirement benefit obligation, as of December 31, 1995 by $20.4 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1995 by $1.3 million. Amounts include the Company's proportionate share of the costs of ventures.

Plan assets include $9.3 million of deposits, relating to funded life insurance contracts, at January 1, 1994, that the Company determined were available to fund retired employees' life insurance obligations. As part of the 1993 labor contracts at Empire, Hibbing, and Tilden, Voluntary Employee Benefit Association Trusts ("VEBAs") have been established. Funding of the VEBAs began in 1994 to cover a portion of the postretirement benefit obligations of these ventures. As a participant, the Company's minimum annual contribution is $.8 million per year. The Company's estimated actual contribution will approximate $1.4 million per year based on its share of tons produced. The discount rate used in determining the accumulated postretirement benefit obligation was 7.25% at December 31, 1995 (8.5% and 7.25% at December 31, 1994 and 1993,
respectively). The expected long-term rate of return on life insurance contract deposits was increased to 8.0% at December 31, 1995 from 5.5% at December 31, 1994 to reflect contract provisions. The expected return on VEBAs remained at 5.5%.

NOTE J - INCOME TAXES

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 and 1994 are as follows:

                                                                                            (In Millions)
                                                                                         ------------------
                                                                                          1995         1994
                                                                                         ------       -----
      Deferred tax assets:
         Postretirement benefits other than pensions                                     $20.9        $21.4
         Other liabilities                                                                20.1         19.3
         Deferred development                                                              9.2          9.4
         Reserve for capacity rationalization                                              7.3          6.7
         Current liabilities                                                               6.7          4.4
         Product inventories                                                               3.6          2.5
         Other                                                                             2.4          7.4
                                                                                         -----        -----
              Total deferred tax assets                                                   70.2         71.1
      Deferred tax liabilities:
         Investment in associated companies                                               24.5         26.2
         Other                                                                            20.4         21.5
                                                                                         -----        -----
             Total deferred tax liabilities                                               44.9         47.7
                                                                                         -----        -----
               Net deferred tax assets                                                   $25.3        $23.4
                                                                                         =====        =====

Cleveland-Cliffs Inc and Consolidated Subsidiaries


The components of provisions for income taxes before the extraordinary item are as follows:
                                                                                      (In Millions)
                                                                           --------------------------------
                                                                            1995          1994         1993
                                                                           ------        ------       -----
         Current                                                           $11.9         $16.5        $19.0
         Deferred                                                           (1.2)         (1.8)         2.1
                                                                           -----         -----        -----
                                                                           $10.7         $14.7        $21.1
                                                                           =====         =====        =====

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

The provision for income taxes included Australian federal income taxes of $3.7 million, $1.9 million, and $.9 million for the years 1995, 1994 and 1993, respectively.

The reconciliation of effective income tax rate before the extraordinary item and United States statutory rate is as follows:

                                                                     1995          1994          1993
                                                                     ----          ----          ----
Statutory tax rate                                                   35.0%         35.0%         35.0%
Increase (decrease) due to:
    Percentage depletion in excess
         of cost depletion                                           (7.8)         (7.9)         (4.5)
    Effect of foreign taxes                                           1.7            .2            --
    Prior years' tax adjustment                                     (15.2)         (1.5)         (3.0)
    Corporate dividends received                                       --          (1.0)         (1.0)
    Other items - net                                                 1.3            .8           1.3
                                                                     -----         -----         -----

Effective tax rate                                                   15.0%         25.6%         27.8%
                                                                     =====         =====         =====

Prior years' tax adjustment in 1995 includes the effect of the $12.2 million tax credit.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE K - BANKRUPTCY SETTLEMENT

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

On March 20, 1995, the Company received a second and final distribution of 22,689 shares of LTV Common Stock. The Company has retained the approximately 842,000 shares as an investment.


NOTE L - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and fair value of the Company's financial instruments at December 31, 1995 are as follows:

                                                                             (In Millions)
                                                                       -----------------------
                                                                       Carrying          Fair
                                                                        Amount           Value
                                                                       --------         ------
         Cash and cash equivalents                                      $139.9          $139.9
         Marketable securities:
           Available-for-Sale                                             11.7            11.7
           Held-to-Maturity                                                4.6             4.9
           Trading                                                         8.9             8.9
                                                                        ------          ------
             Total securities                                             25.2            25.5

         Long-term debt                                                   70.0            71.9

The fair value of the Company's long-term debt was determined based on a discounted cash flow analysis and estimated borrowing rates.

The Company also has forward currency contracts at December 31, 1995 of $9.3 million with a fair value of $9.5 million.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE M - STOCK PLANS

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


                                                         1995                       1994                        1993
                                                ------------------------    -----------------------     -----------------------
                                                 Shares         Price        Shares       Price          Shares       Price
                                                --------    ------------    --------   ------------     --------   -----------
Stock options:
  Options outstanding
     beginning of year                           82,182     $ 8.51-37.13    105,125    $ 8.51-34.80     160,650    $6.68-37.50
  Granted                                         5,000      39.44-40.56      5,500     35.50-37.13       5,000          32.56
  Exercised                                     (14,407)      8.51-35.50    (27,943)     8.51-34.80     (60,525)    6.68 26.31
  Cancelled                                          --               --       (500)          35.50          --             --
                                                -------                     -------                     -------
  Options outstanding at end of year             72,775       8.51-40.56     82,182      8.51-37.13     105,125     8.51-34.80
  Options exercisable at end of year             72,775       8.51-40.56     82,182      8.51-37.13     105,125     8.51-34.80

Restricted awards:
  Awarded and restricted at beginning
     of year                                     13,264                      20,218                      10,990
  Awarded during the year                            --                       8,000                      15,277
  Vested                                         (2,410)                    (14,954)                    ( 6,049)
  Cancelled                                          --                          --                          --
                                                -------                     -------                     -------
  Awarded and restricted at end of year          10,854                      13,264                      20,218

Performance shares:
  Allocated at beginning of year                 41,317                          --
  Allocated during the year                      47,450                      42,067
  Forfeited                                          --                        (750)
                                                -------                     -------
  Allocated end of year                          88,767                      41,317
Reserved for future grants or awards at end
     of year                                    469,457                     521,907                     576,224

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE N - SHAREHOLDERS' EQUITY

As of December 31, 1995, the Company is authorized to issue up to 500,000 shares of Class A voting preferred stock, without par value, and up to 4,000,000 shares of Class B non-voting preferred stock, without par value.

A share purchase right ("Right") is attached to each of the Company's Common Shares outstanding as of December 31, 1995, or subsequently issued. Each Right entitles the holder to buy from the Company eleven one-thousandths (.011) of one Common Share at an exercise price per whole share of $39.11. The Rights become exercisable if a person or group acquires, or tenders for, 20% or more of the Company's Common Shares. The Company is entitled to redeem the Rights at 5 cents per Right at any time until ten days after any person or group has acquired 20% of the Common Shares and in certain circumstances thereafter. If a party owning 20% or more of the Company's Common Shares merges with the Company or engages in certain other transactions with the Company, each Right, other than Rights held by the acquiring party, entitles the holder to buy $78.22 worth of the shares of the surviving company at a 50% discount. The Rights expire on September 18, 1997 and are not exercisable until the occurrence of certain triggering events, which include the acquisition of, or a tender or exchange offer for, 15% or more of the Company's Common Shares. There are approximately 185,000 Common Shares reserved for these Rights.

In January, 1995, the Company announced a program to repurchase up to 600,000 of its Common Shares in the open market or in negotiated transactions. Under the continuing program, the Company repurchased 284,500 shares at an average price of $37.71 per share in open market transactions throughout 1995. The shares will initially be retained as Treasury Stock.


NOTE O - LITIGATION

The Company and its managed ventures are periodically involved in litigation incidental to their operations. Management believes that any pending litigation will not result in a material liability in relation to the Company's consolidated financial statements.