Form 10-K405, Exhibit 13
period 1995-12-31
CLEVELAND CLIFFS INC
filed 1996-03-26
CIK 764065

                                                                   Exhibit 13(h)
QUARTERLY RESULTS OF OPERATIONS - (Unaudited)
(In Millions, Except Per Share Amounts)



                                                                              1995
                                                      ---------------------------------------------------
                                                                    Quarters
                                                      ---------------------------------------
                                                      First      Second      Third      Fourth      Year
                                                      -----      ------      ------     ------     ------
Total Revenues                                        $63.6      $118.9      $144.6     $146.0     $473.1
Gross Profit                                           10.4        26.4        33.4       34.1      104.3
Net Income Before Extraordinary Item
   Amount                                               5.0        20.9        17.3       17.7       60.9
   Per Common Share                                     .41        1.75        1.45       1.49       5.10
Extraordinary Item                                      --          --          --        (3.1)      (3.1)
                                                      -----      ------      ------     ------     ------
Net Income
   Amount                                               5.0        20.9        17.3       14.6       57.8
   Per Common Share                                     .41        1.75        1.45       1.23       4.84

Second quarter results included two special items: a $12.2 million tax credit resulting from the settlement of prior years' tax issues, and a $6.7 million after-tax increase in the reserve for environmental expenditures. Third quarter results included a $1.8 million reserve against McLouth receivables. The fourth quarter included an extraordinary after-tax charge of $3.1 million for refinancing long-term debt. The 1995 results include the effects of operating Northshore for the full year.

                                                                            1994
                                                      --------------------------------------------------
                                                                    Quarters
                                                      ---------------------------------------
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


--------------------------------------------------------------------------------
Common Share Price Performance and Dividends


                                     Price Performance
                           --------------------------------------------------
                                 1995                            1994                          Dividends
                           -------------------              -----------------                ---------------
                           High            Low              High          Low                1995       1994
                           ----            ---              ----          ---                ----       ----
First Quarter             $40-1/8        $36-1/2          $45-1/2         $36-3/8           $ .325    $  .30
Second Quarter             40-5/8         36-1/8           42-7/8          34-3/8             .325       .30
Third Quarter              46-3/4         38-5/8           42-1/8          35-5/8             .325       .30
Fourth Quarter             41-1/8         37               40-1/8          36-1/8             .325      .325
                                                                                            ------    ------

   Year                    46-3/4         36-1/8           45-12           34                $1.30    $1.225
                                                                                             =====    ======





                                       62