Form 10-K405, Exhibit 13
period 1995-12-31
CLEVELAND CLIFFS INC
filed 1996-03-26
CIK 764065

INVESTOR AND CORPORATE INFORMATION
                                                                   Exhibit 13(i)

STOCK EXCHANGE INFORMATION

The principal market for Cleveland-Cliffs Inc common shares (ticker symbol CLF) is the New York Stock Exchange. The common shares are also listed on the Chicago Stock Exchange.











                                      63