Form 10-K405, Exhibit 13
period 1995-12-31
CLEVELAND CLIFFS INC
filed 1996-03-26
CIK 764065

SUMMARY OF FINANCIAL AND OTHER STATISTICAL DATA                    Exhibit 13(j)
CLEVELAND-CLIFFS INC AND CONSOLIDATED SUBSIDIARIES



                                                                                 1995               1994              1993
=================================================================================================================================
FINANCIAL (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
FOR THE YEAR
Operating Earnings From Continuing Operations:
  Operating Revenues - Product Sales and Services                             $ 411.2            $ 334.8            $ 268.1
                     - Royalties and Management Fees                             49.5               44.7               39.7
                                                                           ------------------------------------------------------
                     - Total                                                    460.7              379.5              307.8
  Cost of Goods Sold and Operating Expenses and AS&G Expenses                   371.5              315.8              268.5
                                                                           ------------------------------------------------------
  Operating Earnings                                                             89.2               63.7               39.3
Net Income (Loss)    - From Continuing Operations (a)                            57.8               42.8               54.6
                     - From Discontinued Operations                                --                 --                 --
                                                                           ------------------------------------------------------
                     - Total                                                     57.8               42.8               54.6
Net Income (Loss) Per Common Share - From Continuing Operations (a)              4.84               3.54               4.55
                                   - From Discontinued Operations                  --                 --                 --
                                                                           ------------------------------------------------------
                                   - Total                                       4.84               3.54               4.55
Distributions to Common Shareholders:
  Quarterly Cash Dividends - Per Share                                           1.30               1.23               1.20
                           - Total                                               15.5               14.8               14.4
  Special Dividends        - Per Share                                             --                 --               2.70 (b)
                           - Total                                                 --                 --               32.4 (b)
  Spin-off of Securities   - Per Share                                             --                 --                 --
                           - Total                                                 --                 --                 --
Repurchase (Sale) of Common Shares                                               10.7                 --                 --
Capital Expenditures (c)                                                         22.5               10.9                5.0

AT YEAR-END
Cash and Marketable Securities                                                  148.8              141.4              161.0
Total Assests                                                                   644.6              608.6              549.1
Long-Term Obligations Effectively Serviced (c)                                   76.3               84.2               88.6
Shareholders' Equity                                                            342.6              311.4              280.4
Book Value Per Common Share                                                     28.96              25.74              23.25
Market Value Per Common Share                                                   41.00              37.00              37.38
=================================================================================================================================
IRON ORE PRODUCTION AND SALES STATISTICS (MILLIONS OF GROSS TONS)
Production From Mines Managed by Cliffs:
  North America                                                                  39.6               35.2               32.3
  Australia                                                                       1.5                1.5                1.5
                                                                           ------------------------------------------------------
     Total                                                                       41.1               36.7               33.8
     Cliffs' Share                                                               11.3                8.3                6.8
Cliffs' Sales From:
  North American Mines                                                           10.4                8.2                6.4
  Austalian Mine                                                                  1.5                1.5                1.4
                                                                           ------------------------------------------------------
     Total                                                                       11.9                9.7                7.8
=================================================================================================================================
OTHER INFORMATION
Common Shares Outstanding (Millions) - Average For Year                          11.9               12.1               12.0
Common Shares Outstanding (Millions) - At Year End                               11.8               12.1               12.1
Common Shares Price Range - High                                              $46-3/4            $45-1/2            $37-1/2
Common Shares Price Range - Low                                                36-1/8                 34             28-3/4
Employees at Year-End (d)                                                       6,224              6,309              5,973


(a) Results include after-tax net contributions of special items and extraordinary charge of $2.4 million in 1995, recoveries on bankruptcy claims of $23.2 million ($1.93 per share) and $47.1 million ($4.03 per share) in 1993 and
1990, respectively, and  a $38.7 million ($3.23 per share) after-tax charge for accounting changes in 1992.  In addition, see notes B and E to the consolidated financial statements.


        1992            1991            1990            1989            1988            1987
===============================================================================================



        $266.9          $271.6          $272.2          $294.9          $247.9          $303.5
          43.8            45.8            37.7            55.6            50.2            40.8
----------------------------------------------------------------------------------------------
         310.7           317.4           309.9           350.5           298.1           344.3
         275.5           275.0           279.7           257.8           227.6           327.5
----------------------------------------------------------------------------------------------
          35.2            42.4            30.2            92.7            70.5            16.8
          (7.9)           53.8            73.8            62.5            42.6            30.2
            --              --              --            (1.9)           (3.4)          (17.5)
----------------------------------------------------------------------------------------------
          (7.9)           53.8            73.8            60.6            39.2            12.7
          (.66)           4.55            6.31            5.37            3.12            1.88
            --              --              --            (.17)           (.26)          (1.31)
----------------------------------------------------------------------------------------------
          (.66)           4.55            6.31            5.20            2.86             .57

          1.18            1.03             .80             .40              --              --
          14.1            12.1             9.3             4.7              --              --
            --            4.00              --              --             .79 (b)          --
            --            47.0              --              --            12.8 (b)          --
            --              --              --              --            3.55 (b)          --
            --              --              --              --            41.3 (b)          --
            --              --              --              --           125.2           (62.4)
           5.2             7.3            11.2            14.6             8.4             2.0


         128.6            95.9            96.0            95.5            52.4           109.8
         537.2           478.7           510.9           415.2           390.6           665.6
          92.1            65.0            82.4            93.4           145.7           183.5
         269.5           290.8           290.8           226.0           168.6           395.4
         22.47           24.40           24.88           19.36           14.53           21.02
         35.63           36.13           27.13           29.00           26.63           14.88
===============================================================================================


          32.9            32.1            31.7            39.3            39.0            34.3
           1.5             1.3             2.2             2.3             2.4             2.0
----------------------------------------------------------------------------------------------
          34.4            33.4            33.9            41.6            41.4            36.3
           7.3             7.0             6.6             8.9             9.1             5.0

           6.0             6.0             6.5             7.5             6.7             5.5
           1.3             1.3             0.3              --              --              --
----------------------------------------------------------------------------------------------
           7.3             7.3             6.8             7.5             6.7             5.5
===============================================================================================

          12.0            11.8            11.7            11.6            13.2            13.4
          12.0            11.9            11.7            11.7            11.6            16.4
       $40-3/8         $36-1/2             $35             $34             $28         $21-3/8
        29-1/2              25          19-5/8          25-3/4          14-1/4           9-1/4
         6,388           6,500           6,695           7,522           7,638           8,328


        (b)     Includes securities at market value on distribution date.
        (c)     Includes Cliffs' share of associated companies and equipment acquired on operating leases.
        (d)     Includes employees of managed mining ventures.
        At December 31, 1995, the Company had 3,185 shareholders of record.



                                      65