Form 10-K405, Exhibit 13
period 1996-12-31
CLEVELAND CLIFFS INC
filed 1997-03-26
CIK 764065

MANAGEMENT'S DISCUSSION AND ANALYSIS                              Exhibit 13(a)
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


In 1996, Cleveland-Cliffs earned $61.0 million, or $5.26 a share, including a $1.3 million after-tax property damage insurance recovery. Earnings for the year 1995 were $57.8 million, or $4.84 a share, including an extraordinary after-tax charge of $3.1 million and the effects of two significant "special items." Excluding the insurance recovery, earnings in 1996 were $59.7 million, or $5.15 a share. Comparable earnings in 1995, excluding the extraordinary charge and the special items, were $55.4 million, or $4.64 a share.

         Following is a summary of results for the years 1996, 1995, and 1994:

                                             (In Millions, Except Per Share)
                                          --------------------------------------
                                               1996        1995       1994
--------------------------------------------------------------------------------
Net Income Before Special Items and
   Extraordinary Charge
        - Amount                               $59.7        $55.4      $42.8
        - Per Share                             5.15         4.64       3.54

Special Items
   Prior Years' Tax Credit                                   12.2
   Environmental Reserve                                     (6.7)
   Property Damage Insurance Recovery            1.3
                                               -----         -----     -----
                                                 1.3          5.5
                                               -----         -----     -----

Net Income Before Extraordinary Item
        - Amount                                61.0         60.9       42.8
        - Per Share                             5.26         5.10       3.54

Extraordinary Loss
    on Early Extinguishment of Debt                         (3.1)
                                               -----        -----      -----
Net Income
        - Amount                               $61.0        $57.8      $42.8
                                               =====        =====      =====
        - Per Share                            $5.26        $4.84      $3.54
                                               =====        =====      =====

Earnings per share in 1996 and 1995 reflect the favorable effect of repurchasing shares under the Company's stock repurchase program ($.11 a share -1996; $.07 a share - 1995). Repurchases in 1996 and 1995 were 495,800 shares and 284,500 shares, respectively.

1996 VERSUS 1995
----------------

Revenues were $518.1 million in 1996, an increase of $45.0 million from 1995. Revenues from product sales and services totaled $451.7 million in 1996 compared to $411.2 million in 1995. The $40.5 million increase was due to higher sales volume and higher average price realizations. North American iron ore sales were
11.0 million tons in 1996 compared to 10.4 million tons in 1995. Royalties and management fees revenue in 1996, including amounts paid by the Company as a participant in the mining ventures, totaled $51.5 million, compared to $49.5 million in 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

Net income for the year 1996 was $61.0 million, or $5.26 a share, including a $1.3 million after-tax property damage insurance recovery on a January, 1996 ore train derailment.

Earnings for 1995 were $57.8 million, or $4.84 a share, including an extraordinary after-tax charge of $3.1 million on the early extinguishment of debt as part of a $70 million long-term debt refinancing.

Net income before the extraordinary item for the year 1995 was $60.9 million, or $5.10 a share. Included in 1995 earnings were two large special items recorded in the second quarter: a $12.2 million tax credit resulting from the settlement of prior years' tax issues, and a $6.7 million after-tax increase in the reserve for environmental expenditures.

Excluding the special item, 1996 earnings were $59.7 million, or $5.15 a share, an increase of $4.3 million from comparable earnings in 1995 of $55.4 million, or $4.64 a share. The $4.3 million increase in comparable earnings was mainly due to increased North American sales volume and price realizations, higher Australian earnings, a non-recurring $1.8 million after-tax reserve against accounts receivable in 1995 and lower interest expense, partly offset by higher operating costs and a higher effective income tax rate in 1996. Operating costs in 1996 were impacted by record cold weather in the first quarter and higher employment and fuel costs.

Australian after-tax earnings were $12.4 million, or $1.07 per share in 1996. Comparable earnings in 1995 were $9.0 million, or $.75 per share. The Australian operation terminated production as planned in December, 1996 and is expected to ship its remaining inventory during the first quarter of 1997.

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

CASH FLOW AND LIQUIDITY
-----------------------

At December 31, 1996, the Company had cash and marketable securities totaling $169.4 million. The full amount of a $100.0 million unsecured revolving credit facility was available. No principal payments are required to be made on outstanding debt until senior unsecured notes in the amount of $70 million mature in 2005.

In 1996, cash and marketable securities increased $20.6 million due to cash flow from operating activities (before changes in operating assets and liabilities), $89.6 million, partially offset by capital expenditures, $36.7 million, repurchase of 495,800 of the Company's Common Shares in open market transactions, $19.5 million, and dividends, $15.1 million.

North American pellet inventory investment at December 31, 1996 was $21.8 million, a decrease of $3.7 million from December 31, 1995. The decrease occurred despite higher 1996 production, 0.6 million tons, and 0.4 million tons of purchased ore. Inventories at the Savage River Mines in Australia decreased $5.1 million, reflecting the planned termination of production.

FOLLOWING IS A SUMMARY OF 1996 CASH FLOW:
                                                                       (IN MILLIONS)
                                                                       -------------
Cash Flow from Operations
   Before Changes in Operating Assets and Liabilities..............      $  89.6
   Changes in Operating Assets and Liabilities:
      Marketable Securities .......................................         (8.2)
      Other .......................................................          2.0
                                                                         -------
         Net Cash From Operations..................................         83.4
Capital Expenditures...............................................        (36.7)
Repurchase of Common Shares........................................        (19.5)
Dividends..........................................................        (15.1)
Other (net)........................................................           .3
                                                                         -------
   Increase in Cash and Cash Equivalents...........................         12.4
Increase in Short-term Marketable Securities.......................          8.2
                                                                         -------
   Increase in Cash and Marketable Securities......................      $  20.6
                                                                         =======

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

FOLLOWING IS A SUMMARY OF KEY LIQUIDITY MEASURES:

                                                             At December 31
                                                              (In Millions)
                                                   -----------------------------------
                                                    1996          1995           1994
                                                   ------        ------         ------
 Cash and Temporary Investments
   Cash and Cash Equivalents .................     $152.3        $139.9         $140.6
   Marketable Securities......................       17.1           8.9             .8
                                                   ------        ------         ------
        Total                                      $169.4        $148.8         $141.4
                                                   ======        ======         ======
Working Capital..............................      $195.3        $189.2         $169.5
                                                   ======        ======         ======

Ratio of Current Assets to Current
  Liabilities................................       2.9:1         2.9:1          2.7:1

Additionally, at December 31, 1996, the Company had long-term investments of $10.8 million, primarily consisting of LTV Common Stock (.8 million shares with a market value of $10.0 million).

In 1996, $3.8 million of Australian government securities matured and were converted to cash to finance obligations related to termination of production at the Savage River Mines. The redemption of these investments, previously classified as held-to-maturity securities, did not result in the recognition of a gain or loss.

In 1995, the Company and the Internal Revenue Service reached agreement on several issues raised during the examination of the Company's Federal income tax returns for the tax years 1986 through 1988. The income tax settlement favorably resolved a number of audit issues primarily arising from the Company's restructuring program in the late 1980s when mining partnerships were reorganized to cope with steel company bankruptcies and non-core businesses were divested. During that period, the Company had reserved the potential tax liabilities. Accordingly, a tax credit of $12.2 million was recorded in the second quarter of 1995. As a result of the settlement and its related impact on the tax years 1989 through 1993, the Company made additional tax and interest payments of $11.8 million in the third quarter of 1995 and is entitled to tax and interest refunds of $5.3 million, of which $2.3 million was received in 1996.

NORTH AMERICAN IRON ORE
-----------------------

On September 29, 1995, McLouth Steel Products Company ("McLouth") petitioned for protection under Chapter 11 of the U.S. Bankruptcy Code. At the time of the bankruptcy filing, the Company had an unreserved receivable from McLouth of $5.0 million, secured by liens on certain McLouth fixed assets. Reserves of $3.4 million have been recorded against the receivable.

On March 15, 1996, McLouth announced that it had begun a shutdown of its operations due to inadequate funds. The Company had supplied 300,000 tons of pellets to McLouth in 1996 prior to shutdown. The Company reserved all financial exposure from the McLouth shutdown, except the remaining unreserved receivable which is secured by first liens on property and equipment.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

On June 26, 1996, the bankruptcy court approved the sale of McLouth's assets and an agreement to settle secured claims, including the Company's secured claim. Based on the terms of the agreement, the Company expects to recover the carrying value of its secured claim. Proceeds from the sale of McLouth's assets will be used primarily to satisfy administrative claims, including the Company's administrative claim.

The Company's total shipments in 1996 were not affected by McLouth's bankruptcy filing or the shutdown of its operations. Although sales to McLouth in 1996 were only 0.3 million tons prior to shutdown in the first quarter, compared to 1.3 million tons for the full year 1995, sales of the remaining available tons in 1996 were made to other customers.

Three U.S. iron ore mining operations managed by subsidiaries of the Company are operating under six-year, no strike labor agreements with the United Steelworkers of America. The contracts, which were effective August 1, 1993, cover the Empire and Tilden mines in Michigan and the Hibbing mine in Minnesota. The agreements called for a limited economic re-opener in 1996, with interest arbitration if the parties did not reach a negotiated settlement. The re-openers were settled based on the pattern of recent steel company labor contract settlements, plus certain features to motivate productivity. The contracts expire on August 1, 1999. A labor agreement with the Wabush Mines' bargaining unit reached in March, 1994, expired on March 1, 1996. A new Wabush labor agreement was negotiated effective March 1, 1996 and will expire March 1, 1999.

The six North American mines managed by the Company produced a record 39.9 million tons of iron ore in 1996 compared with 39.6 million tons in 1995. The Company's share of the North American production was 10.4 million tons in 1996 versus 9.8 million tons in 1995.

Most industry analysts are projecting continued strong North American steel production and shipments in 1997 by integrated steel companies. The mines managed by the Company are scheduled to operate at nearly full capacity again in 1997. The Company's nominated share of such capacity is 10.8 million tons. Production schedules are subject to change during the year.

More than 85 percent of the Company's nominated capacity in 1997 has been committed under multi-year contracts. The Company's current multi-year contracts expire in various years starting in 1999. Maintenance of present sales volume is dependent on renewal of such contracts and the general iron ore demand level. The Company has demonstrated its ability to sustain sales volume through renewed or new contracts. In December, 1996, the Company renewed its contract with AK Steel, its largest customer, for up to 2.5 million tons annually through 1999.

AUSTRALIA
---------

Savage River Mines in Tasmania, Australia operated at its capacity of approximately 1.6 million tons in 1996 and 1.5 million tons in 1995. Net income increased to $12.4 million in 1996 from $9.0 million in 1995 due to higher sales price realizations and volume, and lower operating cost, partially offset by a higher Australian effective income tax rate and exchange rate effect.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

Production at Savage River Mines was terminated prior to year-end 1996 due to exhaustion of the economically recoverable iron ore from surface mining. Remaining inventory is expected to be shipped during the first quarter of 1997. No significant earning contribution is expected in 1997. The mine operated two years beyond the original schedule established when the Company acquired full ownership in 1990. Termination costs have been provided in the Capacity Rationalization Reserve.

The Company's subsidiary, Pickands Mather & Co. International ("PMI"), received notice from the Tasmanian government in 1996 asserting certain environmental obligations in connection with rehabilitating the Savage River Mine site. PMI has asserted that all obligations to rehabilitate the mine and plant sites are specified in the Rehabilitation Plan agreement between the State of Tasmania and PMI, which agreement was formalized in June, 1990 by an Act of Parliament and was a condition of PMI's acquisition of interests in the mine from Japanese steel companies. PMI has provided reserves for all environmental and other rehabilitation obligations specified in the Rehabilitation Plan.

On December 5, 1996, PMI and the State of Tasmania entered into a Deed of Arrangement whereby the assets (including $8.7 million in cash) and all environmental and rehabilitation obligations of the Savage River Mines will be transferred to the Tasmanian government. The transfer is contingent on certain events which are anticipated to be completed in March, 1997.

COAL
----

Pursuant to the Coal Industry Retiree Health Benefit Act of 1992 ("Benefit Act"), the Trustees of the UMWA Combined Benefit Fund have assigned responsibility to the Company for premium payments with respect to retirees, dependents, and "orphans" (unassigned beneficiaries), representing less than one-half of one percent of all "assigned beneficiaries." The Company is making premium payments under protest and is contesting the assignments that it believes were incorrect. Premium payments by the Company in 1996 were $.8 million ($.7 million in 1995). Additionally, in December, 1993, a complaint was filed by the Trustees of the United Mine Workers of America 1992 Benefit Plan against the Company demanding the payment of premiums on additional beneficiaries related to two formerly operated joint venture coal mines. The Company has actively contested the complaint and is awaiting a court decision. Monthly premiums are being paid into an escrow account (80% by a former joint venture participant and 20% by the Company) by joint agreement with the Trustee, pending outcome of the litigation. Company payments in 1996 and 1995 were approximately $.1 million. At December 31, 1996, the Company's coal retiree reserve was $10.2 million, of which $1.4 million was current. The reserve is reflected at present value, using a discount rate of 7.75%. Constitutional and other legal challenges to various provisions of the Benefit Act by other former coal producers are pending in the Federal Courts.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

ACTUARIAL ASSUMPTIONS
---------------------

As a result of an increase in long-term interest rates, the Company re-evaluated the interest rates used to calculate its pension and other postretirement benefit ("OPEB") obligations. Financial accounting standards require that the discount rate used to calculate the actuarial present value of such benefits reflect the rate of interest on high-quality fixed income securities. The discount rate used to calculate the Company's pension and OPEB obligations was increased to 7.75% at December 31, 1996 from 7.25% at December 31, 1995. The assumed long-term rate of return on pension assets was 8.75% at December 31, 1996 and 1995. The Company also adjusted its assumed long-term rate of return on deposits on life insurance contracts to fund retiree life insurance benefits to 6.0% at December 31, 1996 from 8.0% at December 31, 1995 to reflect contract provisions. The medical cost trend rate assumption used in the calculation of its OPEB obligation reflects medical cost growth of 8.0% in 1997, decreasing by
 .5% per year to a growth rate of 5.0% in the year 2003 and annually thereafter.

The changes in actuarial assumptions did not affect 1996 financial results; however, in 1997 and subsequent years, the changes are projected to decrease pension and OPEB expense by approximately $.4 million.

The Company is funding pension plans to the maximum amount deductible for income tax purposes. For Plan Year 1996 (largely funded in calendar year 1997), the Company plans to contribute $3.0 million, including its share of associated companies' funding, a decrease of $2.1 million from Plan Year 1995.

ENVIRONMENTAL COSTS
-------------------

The Company has a formal code of environmental conduct which promotes environmental protection and restoration. The Company's obligations for known environmental conditions at active mining operations, idle and closed mining operations and other sites have been recognized based on estimates of the cost of investigation and remediation at each site. If the cost can only be estimated as a range of possible amounts with no specific amount being most likely, the minimum of the range is accrued in accordance with generally accepted accounting principles. Estimates may change as additional information becomes available. Actual costs incurred may vary from the estimates due to the inherent uncertainties involved. Any potential insurance recoveries have not been reflected in the determination of the financial reserves.

At December 31, 1996, the Company had a reserve for environmental obligations, including its share of the environmental obligations of associated companies, of $23.7 million ($22.9 million at December 31, 1995), of which $4.0 million was current. During 1996 and 1995, the Company provided $2.4 million and $13.2 million of additional environmental reserves respectively. The additional environmental provisions reflect the Company's continuing review of estimated investigation and remediation expense at all known sites. Net payments in 1996 were $1.6 million (1995 - $2.4 million).

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

CAPITAL INVESTMENT
------------------

North American Iron Ore
-----------------------

The Company and its North American mine partners have substantially increased capital expenditures in recent years to reduce operating costs and satisfy orebody development requirements for maintenance of high production rates. Capital equipment additions and replacements, including equipment acquired through lease, totaled approximately $89.3 million (the Company's share - $26.4 million) in 1996 for the six Company-managed mines and supporting operations in North America, of which $56.2 million (the Company's share - $22.2 million) was classified as capital expenditures. Capital additions and replacements, including leased equipment, are projected to total approximately $103.9 million (the Company's share - $27.7 million) in 1997, with approximately $58.2 million (the Company's share - $21.2 million) classified as capital expenditures, at the six Company-managed mines and supporting operations in North America.

Reduced Iron
------------

The Company's strategy includes extending its business scope to produce and supply reduced iron products to steelmakers. Reduced iron products contain approximately 90% iron versus 65% for traditional iron ore pellets and are higher quality than most scrap steel feed. The market for reduced iron is relatively small, but is projected to increase at a higher rate than other iron ore products.

On April 15, 1996, the Company announced an international joint venture to produce and market premium quality reduced iron briquettes to the steel industry. All project documents were signed on May 8, 1996. The venture's participants, through subsidiaries, are Cleveland-Cliffs Inc, 46.5 percent; The LTV Corporation, 46.5 percent; and Lurgi AG of Germany, 7.0 percent. The Company manages the $150 million project, located in Trinidad and Tobago, and will be responsible for sales by the venture company, Cliffs and Associates Limited. The Company's share of capital expenditures is estimated to be $70 million, of which $13.1 million was spent in 1996 and $46 million is expected to be spent in 1997. No project financing will be used. Start-up is projected to occur in the fourth quarter, 1998.

Cliffs and Associates Limited has entered into forward currency exchange contracts to hedge the Deutsche Mark as part of the construction project. The purpose of the contracts is to manage the risk of exchange rate fluctuations with respect to a portion of project construction costs denominated in the Deutsche Mark. The Company's share of outstanding contracts, which have varying maturity dates to June 1, 1998, have an aggregate contract value of $10.8 million and an aggregate estimated fair value of $10.3 million, at December 31, 1996.

The Company anticipates further investment in reduced iron projects.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

Other
-----

The Company periodically examines opportunities to increase profitability and strengthen its business position by increasing its ownership of existing iron ore mining ventures. Also, the Company is seeking investment opportunities to broaden its scope as an operator of mining and pelletizing projects internationally.

CAPITALIZATION
--------------

In December, 1995, the Company completed a private placement of $70 million of senior unsecured notes to an insurance company group. The notes bear a fixed interest rate of 7.0 percent and are scheduled to be repaid with a single principal payment in December, 2005. Proceeds from the placement were utilized to retire $70 million of existing notes with an average interest rate of 8.77 percent and remaining annual principal repayments of $12.1 million per year in the years 1996 through 1999 and $7.2 million in the years 2000 through 2002. In 1995, a $3.1 million after-tax ($4.8 million before tax) extraordinary charge was incurred in the early extinguishment of the debt retired. Following is a summary of long-term obligations:

                                     LONG-TERM OBLIGATIONS AT DECEMBER 31
                                                 (In Millions)
            ---------------------------------------------------------------------------------------
            Effectively Serviced Obligations
            --------------------------------
                                   Share of
                                  Associated                      Guaranteed              Total
            Consolidated          Companies           Total       Obligations          Obligations
            ------------          ---------           -----       -----------          -----------

1996           $ 70.0               $  2.9           $ 72.9         $    -               $ 72.9
1995             70.0                  6.3             76.3            6.6                 82.9
1994             75.0                  9.2             84.2           13.7                 97.9

In addition to the senior unsecured notes, the Company has a $100 million revolving credit agreement. No borrowings are outstanding under this agreement which was amended in July, 1996 to extend the expiration date by one year to March 1, 2001.

At December 31, 1995, guaranteed obligations principally represented Empire Mine debt obligations of LTV and Wheeling-Pittsburgh Steel Corporation. The Empire Mine long-term debt was fully extinguished in December, 1996 (the Company's share of Empire long-term debt principal payments was $3.9 million in 1996 and $4.3 million in 1995 and 1994).

The ratio of effectively serviced long-term obligations to shareholders' equity was .2:1 at December 31, 1996, .2:1 at December 31, 1995, and .3:1 at December 31, 1994.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

In January, 1995, the Company announced a program to repurchase up to 600,000 of its Common Shares in the open market or in negotiated transactions. In July, 1996, the Company announced the expansion of this program to 1.0 million shares. Under the combined program the Company has repurchased 780,300 shares through December 31 at a total cost of $30.3 million (average price of $38.84 per share). The shares will initially be retained as Treasury Stock.

FORWARD-LOOKING STATEMENTS
--------------------------

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. In addition to historical information, this report contains forward-looking statements that are subject to risks and uncertainties that could cause future results to differ materially from expected results. Such statements are based on management's beliefs and assumptions made on information currently available to it.

The Company's dominant business is the production and sale of iron ore pellets, which is subject to the cyclical nature of the integrated steel industry. Factors that could cause the Company's actual results to be materially different from projected results include the following:

         - Changes in the financial condition of integrated steel company partners and customers;

         -    Domestic or international economic and political conditions;

         -    Unanticipated geological conditions or ore processing changes;

         -    Substantial changes in imports of steel or iron ore;

         -    Development of alternative steel-making technologies;

         - Displacement of integrated steel production by electric furnace production;

         -    Displacement of steel by competitive materials;

         -    Energy costs and availability;

         -    Labor contract negotiations;

         - Changes in tax laws directly affecting mineral exploration and development;

         - Changes in laws, regulations or enforcement practices governing environmental site remediation requirements and the technology available to complete required remediation. Additionally, the impact of inflation, the identification and financial condition of other responsible parties, as well as the number of sites and quantity and type of material to be removed, may significantly affect estimated environmental remediation liabilities;

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

         - Changes in laws, regulations or enforcement practices governing compliance with environmental and safety standards at operating locations; and,

         - Accounting principles or policies imposed by the Financial Accounting Standards Board or the Securities and Exchange Commission.

The North American integrated steel industry has experienced high operating rates in recent years. Most steel company partners and customers of the Company have improved their financial condition due to improved operating results and increased equity capital. However, the integrated steel industry continues to have relatively high fixed costs and obligations.

The improvement in most integrated steel companies' financial positions has reduced the major integrated business risk faced by the Company, i.e., the potential financial failure and shutdown of one or more of its significant customers or partners, with the resulting loss of ore sales or royalty and management fee income. However, if any such shutdown were to occur without mitigation through replacement sales or cost reduction, it would represent a significant adverse financial development to the Company.

The Company is under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                                                   EXHIBIT 13(b)

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------




Shareholders and Board of Directors
Cleveland-Cliffs Inc



We have audited the accompanying statement of consolidated financial position of Cleveland-Cliffs Inc and consolidated subsidiaries as of December 31, 1996 and 1995, and the related statements of consolidated income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule listed in the index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cleveland-Cliffs Inc and consolidated subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                                               ERNST & YOUNG LLP






Cleveland, Ohio
February 13, 1997

STATEMENT OF CONSOLIDATED FINANCIAL POSITION                       Exhibit 13(c)
Cleveland-Cliffs Inc and Consolidated Subsidiaries

                                                                  (In Millions)
                                                                   December 31
                                                                   -----------
                                                                1996        1995
--------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS

     Cash and cash equivalents                               $  152.3    $  139.9
     Marketable securities                                       17.1         8.9
                                                               ------      ------
                                                                169.4       148.8
     Trade accounts receivable
      (net of allowance, $1.1 in 1996 and $7.7 in 1995)          53.6        45.2
     Receivables from associated companies                       16.6        16.6
     Inventories
         Finished products                                       28.7        38.0
         Work in process                                           .9          .7
         Supplies                                                15.4        17.0
                                                               ------      ------
                                                                 45.0        55.7
     Deferred income taxes                                        4.4        14.1
     Other                                                       11.8        12.3
                                                               ------      ------
         TOTAL CURRENT ASSETS                                   300.8       292.7

PROPERTIES
     Plant and equipment                                        249.7       240.3
     Minerals                                                    19.6        19.7
                                                               ------      ------
                                                                269.3       260.0
     Allowances for depreciation and depletion                 (141.6)     (140.0)
                                                               ------      ------
         TOTAL PROPERTIES                                       127.7       120.0

INVESTMENTS IN ASSOCIATED COMPANIES                             161.9       152.0

OTHER ASSETS
     Long-term investments                                       10.8        16.3
     Deferred charges                                             9.3         8.3
     Deferred income taxes                                       11.9        11.2
     Prepaid Pension                                             34.8        28.2
     Miscellaneous                                               16.5        15.9
                                                               ------      ------
         TOTAL OTHER ASSETS                                      83.3        79.9
                                                               ------      ------




         TOTAL ASSETS                                          $673.7      $644.6
                                                               ======      ======

STATEMENT OF CONSOLIDATED FINANCIAL POSITION
Cleveland-Cliffs Inc and Consolidated Subsidiaries

                                                                        (In Millions)
                                                                         December 31
                                                                         -----------
                                                                       1996      1995
---------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Trade accounts payable                                       $   11.9    $   16.0
     Payables to associated companies                                 19.6        17.3
     Accrued employment costs                                         26.5        27.2
     Accrued expenses                                                 19.2        17.5
     Income taxes payable                                              5.3          .3
     Reserve for capacity rationalization                             11.1        10.5
     Other                                                            11.9        14.7
                                                                    ------      ------
         TOTAL CURRENT LIABILITIES                                   105.5       103.5

LONG-TERM OBLIGATIONS                                                 70.0        70.0

POSTEMPLOYMENT BENEFIT LIABILITIES                                    67.5        67.3

RESERVE FOR CAPACITY RATIONALIZATION                                  15.5        17.2

OTHER LIABILITIES                                                     44.6        44.0

SHAREHOLDERS' EQUITY
     Preferred Stock
         Class A - no par value
              Authorized - 500,000 shares;
              Issued-none                                               --          --
         Class B - no par value
              Authorized - 4,000,000 shares;
              Issued-none                                               --          --
     Common Shares-par value $1 a share
         Authorized - 28,000,000 shares;
         Issued - 16,827,941 shares                                   16.8        16.8

     Capital in excess of par value of shares                         68.8        65.2

     Retained income                                                 432.0       386.1

     Foreign currency translation adjustments                           .1          .3

     Unrealized gain (loss) on available for sale securities,
       net of tax                                                     (1.0)         .1

     Cost of 5,458,224 Common Shares in
       treasury (1995 - 4,998,674 shares)                           (142.5)     (123.8)

     Unearned compensation                                            (3.6)       (2.1)
                                                                    ------      ------
     TOTAL SHAREHOLDERS' EQUITY                                      370.6       342.6
                                                                    ------      ------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $  673.7    $  644.6
                                                                    ======      ======

See notes to consolidated financial statements.

STATEMENT OF CONSOLIDATED INCOME                                   Exhibit 13(d)
Cleveland-Cliffs Inc and Consolidated Subsidiaries





                                              (In Millions, Except Per Share Amounts)
                                                           Year Ended December 31
                                                     ---------------------------------
                                                      1996           1995        1994
---------------------------------------------------------------------------------------
REVENUES
--------
   Product sales and service                        $   451.7   $   411.2    $   334.8
   Royalties and management fees                         51.5        49.5         44.7
                                                      -------     -------      -------
        Total Operating Revenues                        503.2       460.7        379.5
   Property damage claim recovery                         2.0        --           --
   Investment income (securities)                         9.5         9.3          7.9
   Other income                                           3.4         3.1          1.5
                                                      -------     -------      -------
        Total Revenues                                  518.1       473.1        388.9

COSTS AND EXPENSES
------------------
   Cost of goods sold and operating expenses            392.9       356.4        299.9
   Administrative, selling and general expenses          16.7        15.1         15.9
   Interest expense                                       4.6         6.5          6.6
   Other expenses                                         8.4        23.5          9.0
                                                      -------     -------      -------
        Total Costs and Expenses                        422.6       401.5        331.4
                                                      -------     -------      -------

INCOME BEFORE INCOME TAXES AND
   EXTRAORDINARY ITEM                                    95.5        71.6         57.5

INCOME TAXES                                             34.5        10.7         14.7
                                                      -------     -------      -------

INCOME BEFORE EXTRAORDINARY ITEM                         61.0        60.9         42.8

EXTRAORDINARY LOSS
   ON EARLY EXTINGUISHMENT OF DEBT
   (NET OF TAX BENEFIT, $1.7 MILLION)                      --        (3.1)          --
                                                      -------     -------      -------

NET INCOME                                          $    61.0   $    57.8    $    42.8
                                                      =======     =======      =======

NET INCOME PER COMMON SHARE
   Before Extraordinary Item                        $     5.26  $     5.10   $     3.54
   Extraordinary Item                                       --        (.26)          --
                                                       -------     -------      -------
        Net Income                                  $     5.26  $     4.84   $     3.54
                                                       =======     =======      =======


See notes to consolidated financial statements.

STATEMENT OF CONSOLIDATED CASH FLOWS                               Exhibit 13(e)
Cleveland-Cliffs Inc and Consolidated Subsidiaries




                                                                                      (In Millions,
                                                                              Brackets Indicate Cash Decrease)
                                                                                  Year Ended December 31
                                                                              -----------------------------
                                                                               1996       1995         1994
------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
     Net income                                                            $   61.0    $   57.8    $   42.8
     Adjustments to reconcile net income
      to net cash from operations:
         Depreciation and amortization:
              Consolidated                                                      6.6         6.1         3.7
              Share of associated companies                                    11.0        10.7        10.7
         Provision for deferred income taxes                                   10.9         5.5        (1.8)
         Tax credit                                                              --       (12.2)         --
         Increases to environmental reserve                                     2.4        13.2         2.2
         Extraordinary loss on debt extinguishment                               --         4.8          --
         Other                                                                 (2.3)       (1.2)       (3.1)
                                                                             ------      ------      ------
              Total before changes in operating assets and liabilities         89.6        84.7        54.5
         Changes in operating assets and liabilities:
              Marketable securities                                            (8.2)       (8.1)       92.3
              Inventories and prepaid expenses                                 11.3       (15.7)       13.6
              Receivables                                                      (8.4)        3.9       (11.6)
              Payables and accrued expenses                                     (.9)       (6.8)       19.1
                                                                             ------      ------      ------
                Total changes in operating assets and liabilities              (6.2)      (26.7)      113.4
                                                                             ------      ------      ------
                Net cash from operating activities                             83.4        58.0       167.9
INVESTING ACTIVITIES
     Acquisition of Northshore Mining                                            --          --       (97.3)
     Weirton Preferred Stock redemption                                          --          --        25.0
     Purchase of property, plant and equipment:
         Consolidated                                                         (16.5)      (16.6)       (6.9)
         Share of associated companies                                        (20.2)       (5.9)       (4.0)
     Sale of long-term investments                                              4.0         8.8         5.3
     Other                                                                       .4        (4.4)         --
                                                                             ------      ------      ------
         Net cash (used by) investing activities                              (32.3)      (18.1)      (77.9)
FINANCING ACTIVITIES
     Principal payments on long-term debt:
         Consolidated                                                            --       (75.0)         --
         Share of associated companies                                         (3.9)       (4.3)       (4.3)
     Debt prepayment fees                                                        --        (4.8)         --
     Proceeds from long-term debt                                                --        70.0          --
     Repurchases of Common Shares                                             (19.5)      (10.7)         --
     Dividends                                                                (15.1)      (15.5)      (14.8)
     Other                                                                       --          .3          .6
                                                                             ------      ------      ------
         Net cash (used by) financing activities                              (38.5)      (40.0)      (18.5)
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                         (.2)        (.6)        1.2
                                                                             ------      ------      ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               12.4         (.7)       72.7
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                139.9       140.6        67.9
                                                                             ------      ------      ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                   $  152.3    $  139.9    $  140.6
                                                                             ======      ======      ======

Taxes paid on income                                                       $   20.6    $   29.0    $   17.6
Interest paid on debt obligations                                          $    4.9    $    7.2    $    6.5



See notes to consolidated financial statements.


STATEMENT OF CONSOLIDATED SHAREHOLDERS' EQUITY                     Exhibit 13(f)
Cleveland-Cliffs Inc and Consolidated Subsidiaries


                                                                                (In Millions)

                                          -----------------------------------------------------------------------------------------
                                                  Capital In                 Foreign
                                                   Excess of                Currency     Available  Common
                                          Common   Par Value    Retained   Translation   For Sale   Shares     Unearned
                                          Shares   Of Shares     Income    Adjustments  Securities In Treasury Compensation  Total
                                          ------   ---------    --------   -----------  ---------- -----------  -----------  ------
BALANCE December 31, 1993                $  16.8    $  61.4      $  315.8    $ (.3)      $  1.3    $ (114.3)   $ (.3)    $  280.4
    Net income                                                       42.8                                                    42.8
    Cash dividends - $1.23 a share                                  (14.8)                                                  (14.8)
    Change in unrealized gains,
      net of tax                                                                             .2                                .2
    Stock plans
      Restricted stock/stock options                     .2                                             .9                    1.1
      Performance shares                                1.5                                                     (1.0)          .5
    Other                                                                      1.2                                            1.2
                                           -----      -----        ------      ---          ---       -----     -----       -----

BALANCE December 31, 1994                   16.8       63.1         343.8       .9         1.5      (113.4)     (1.3)       311.4
    Net income                                                       57.8                                                    57.8
    Cash dividends - $1.30 a share                                  (15.5)                                                  (15.5)
    Change in unrealized gains,
      net of tax                                                                          (1.4)                              (1.4)
    Stock plans
      Restricted stock/stock options                                                                   .3                      .3
      Performance shares                                2.1                                                     (.8)          1.3
    Repurchases of Common Shares                                                                    (10.7)                  (10.7)
    Other                                                                      (.6)                                           (.6)
                                           -----       -----       ------      ---         ---       -----     -----        -----

BALANCE December 31, 1995                   16.8       65.2        386.1       .3           .1      (123.8)    (2.1)        342.6
    Net income                                                      61.0                                                     61.0
    Cash dividends - $1.30 a share                                 (15.1)                                                   (15.1)
    Change in unrealized gains,
      net of tax                                                                          (1.1)                              (1.1)
    Stock plans
      Restricted stock/stock options                     .4                                             .8    (1.1)            .1
      Performance shares                                3.2                                                    (.4)           2.8
    Repurchases of Common Shares                                                                     (19.5)                 (19.5)
    Other                                                                     (.2)                                            (.2)
                                           -----      -----       ------      ---          ---       -----    -----         -----


BALANCE December 31, 1996                $  16.8    $  68.8     $  432.0    $  .1       $ (1.0)    $(142.5) $ (3.6)       $ 370.6
                                           =====      =====       ======      ===          ===       =====    =====         =====


See notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                         Exhibit 13(g)
Cleveland-Cliffs Inc and Consolidated Subsidiaries


ACCOUNTING POLICIES

BASIS OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries, and references to the "Company" include the Company and consolidated subsidiaries. "Investments in Associated Companies" are comprised of partnerships and unconsolidated companies which the Company does not control. Such investments are accounted by the equity method and include, where appropriate, capitalized interest incurred during the construction phase of qualifying assets (see Note C). The Company's share of earnings of mining partnerships and companies from which the Company purchases iron ore production is credited to cost of goods sold upon sale of the product.

BUSINESS: The Company's dominant business is the production and sale of iron ore pellets to integrated steel companies. The Company controls, develops, and leases reserves to mine owners; manages and owns interests in mines; sells iron ore; and owns interests in ancillary companies providing services to the mines. Iron ore production activities are conducted in the United States, Canada and Australia. The wholly-owned Australian operations had total revenues and pre-tax operating profit of $56.1 million and $20.2 million, $45.8 million and $13.2 million, and $43.5 million and $5.6 million, in 1996, 1995 and 1994, respectively. Total Australian assets were $28.5 million at December 31, 1996 (1995 - $31.8 million). The Australian operation terminated production as planned in December, 1996 and is expected to ship its remaining inventory during the first quarter of 1997.

Iron ore is marketed in North America, Europe, Asia, and Australia. The three largest steel company customers' contributions to the Company's revenues were 15%, 12% and 11% in 1996; 17%, 11% and 10% in 1995; and 14%, 14% and 12% in
1994.

BUSINESS RISK: The North American steel industry experienced high operating rates and generally positive financial results in 1996, 1995 and 1994. The Company's integrated steel company partners and customers have generally improved their financial condition over the three-year period as a result of continued earnings and increased equity capital.

In recent years, the improvement in most steel companies' financial positions has significantly reduced the major business risk faced by the Company, i.e., the potential financial failure and shutdown of significant customers or partners with a resulting unmitigated loss of ore sales or royalty and management fee income.

If any such shutdown were to occur without mitigation through replacement sales or cost reduction, it would represent a significant adverse financial development to the Company. The iron mining business has high operating leverage because "fixed" costs are a large portion of the cost structure. Therefore, unmitigated loss of sales or other income due to failure of a customer or partner would have an adverse income effect proportionately greater than the revenue effect (see Note E - McLouth Bankruptcy).

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

From time to time the Company classifies certain highly liquid securities as trading securities. Trading securities are stated at fair value and unrealized holding gains and losses are included in income.

Securities that are not classified as held-to-maturity or trading are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized holding gains and losses, net of tax, reported as a separate component of shareholders' equity.

DERIVATIVE FINANCIAL INSTRUMENTS: The Company does not engage in acquiring or issuing derivative financial instruments for trading purposes. Derivative financial instruments, in the form of forward currency exchange contracts, are used by the Company to manage foreign exchange risks. These forward exchange contracts are hedging transactions that have been entered into with the objective of managing the risk of exchange rate fluctuations with respect to the ordinary local currency obligations of the Company's operations. Gains and losses are recognized in the same period as the hedged transaction.

The Company had $2.7 million and $4.5 million of Australian forward currency exchange contracts at December 31, 1996 and 1995, respectively, and $7.1 million and $4.8 million of Canadian forward currency exchange contracts at December 31, 1996 and 1995, respectively. The fair value of these currency exchange contracts, which have varying maturity dates (to February 28, 1997 - Australian; to December 31, 1997 - Canadian), is estimated to be $2.8 million for the Australian contracts and $7.0 million for the Canadian contracts, based on the December 31, 1996 forward rates.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


Cliffs and Associates Limited has entered into a forward currency exchange contract to hedge Deutsche Mark payments required to be made as part of the Trinidad construction project (see Note C). The Company's share of outstanding contracts, which have varying maturity dates to June 1, 1998, has an aggregate contract value of $10.8 million and an aggregate estimated fair value of $10.3 million, at December 31, 1996.

INVENTORIES: Product inventories, primarily finished products, are stated at the lower of cost or market. The cost of product inventories is determined using the last-in, first-out ("LIFO") method. The excess of current cost over LIFO cost of product inventories was $2.9 million and $1.2 million at December 31, 1996 and 1995, respectively. The cost of other inventories is determined by the average cost method.

PROPERTIES: Properties are stated at cost. Depreciation of plant and equipment is computed principally by the straight-line method based on estimated useful lives, not to exceed the life of the operating unit, and is not reduced when operating units are temporarily idled. Depreciation on buildings, mining and processing equipment is provided over the following estimated useful lives:

                 Buildings                              45 Years
                 Mining Equipment                       10-20 Years
                 Processing Equipment                   15-45 Years

Depletion of mineral lands is computed using the units of production method based upon proven mineral reserves.

ENVIRONMENTAL REMEDIATION COSTS: The Company accrues environmental remediation obligations when the obligations are probable and can be reasonably estimated. Costs of future expenditures are not discounted to their present value. Recoveries from insurance companies or other parties are not recognized until they become probable.

STOCK COMPENSATION: The Company applies the provisions of the Accounting Principles Board Opinion No. 25 ("APB 25") and related Interpretations in accounting for its stock option plans. Accordingly, compensation expense is not recognized for stock options when the stock option price at the grant date is equal to or greater than the fair market value of the stock at that date.

EXPLORATION, RESEARCH AND DEVELOPMENT COSTS: Exploration, research and continuing development costs of mining properties are charged to operations as incurred. Development costs which benefit extended periods are deferred and amortized over the period of benefit. At December 31, 1996, deferred development costs were less than $1.0 million.

INCOME PER COMMON SHARE: Income per common share is based on the average number of common shares outstanding during each period.

RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform to current year classifications.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE A - ACCOUNTING AND DISCLOSURE CHANGES

In October, 1996, Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 96-1, "Environmental Remediation Liabilities," the purpose of which is to improve the manner in which existing authoritative accounting literature is applied in recognizing, measuring and disclosing environmental remediation liabilities. The statement is effective for fiscal years beginning after December 15, 1996. The Company is evaluating the recording and disclosure requirements of this statement, believes that it is substantially in compliance with the requirements, and expects no significant financial statement effect.


NOTE B - NORTHSHORE MINE AND POWER PLANT ACQUISITION

On September 30, 1994, Cliffs Minnesota Minerals Company, a subsidiary of Cleveland-Cliffs Inc, acquired Cyprus Amax Minerals Company's iron ore operation and power plant (renamed Northshore Mining Company or "Northshore") in Minnesota. The principal Northshore assets acquired were 4 million annual tons of active capacity for production of standard pellets (equivalent to 3.5 million tons of flux pellet capacity), supported by a 115 megawatt power generation plant, and an estimated 1.2 billion tons of magnetite crude iron ore reserves, leased mainly from the Mesabi Trust. Northshore has a long-term contract to sell 40 megawatts of excess capacity to an electric utility with approximately 15 years remaining at December 31, 1996.

The acquisition was accounted for as a purchase transaction. Pro forma results of the Company's operations, assuming the acquisition had occurred at the beginning of 1994, are shown in the following table:


               Pro Forma (Unaudited)                       1994
               ---------------------                       ----

                  Total Revenues (Millions)               $466.7
                                                          ======
                  Net Income
                  ----------
                     Amount (Millions)                    $ 47.0
                                                          ======
                     Per Common Share                     $ 3.89
                                                          ======

The pro forma results have been prepared for illustrative purposes only and do not purport to be indicative of what would have occurred had the acquisition actually been made at the beginning of 1994, nor of results which may occur in the future. Actual results could have been significantly different under the Company's ownership due to, among other matters, differences in marketing, operating and investment actions which have been or may be taken by the Company.

In June 1995, a $6 million pellet expansion project, at Northshore, which involved the re-commissioning of an idled pelletizing unit, was completed. On an annualized basis, the project added approximately .9 million tons of pellets, a 23 percent expansion of Northshore production.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE C - INVESTMENTS IN ASSOCIATED COMPANIES

NORTH AMERICAN IRON ORE
-----------------------

The Company's investments in associated mining companies ("ventures") are accounted by the equity method and consist of its 40% interest in Tilden Mining Company L.C. ("Tilden"), 22.5625% interest in Empire Iron Mining Partnership ("Empire"), 15% interest in Hibbing Taconite Company ("Hibbing"), and 7.69% (7.01% in 1994) interest in Wabush Mines ("Wabush"). These ventures are managed by the Company in North America. The other interests are owned by U.S. and Canadian integrated steel companies.

Following is a summary of combined financial information of the operating ventures:

                                                       (In Millions)
                                           -------------------------------------
                                           1996             1995            1994
                                           -------------------------------------
INCOME
   Gross revenue                       $1,043.7          $1,025.9          $968.2
   Equity income                          121.0             143.3            99.5
                                       ========          ========          ======

FINANCIAL POSITION
   Properties - net                    $  745.6          $ 761.5          $ 774.5
   Other assets                           163.4            138.6            107.1
   Debt obligations                          --            (22.5)           (39.8)
   Other liabilities                     (204.9)          (163.9)          (147.4)
                                       --------          -------          -------

            Net assets                 $  704.1          $ 713.7          $ 694.4
                                       ========          =======          =======

   Company's equity in
      underlying net assets            $  177.9          $ 185.1          $ 253.6
   Company's investment                $  147.5          $ 152.0          $ 151.7
                                       ========          =======          =======

The Company manages and operates all of the ventures and leases or subleases mineral rights to certain ventures. In addition, the Company is required to purchase its applicable current share, as defined, of the production decided by the venture participants. The Company purchased $228.0 million in 1996 (1995- $217.8 million; 1994-$212.5 million) of iron ore from certain ventures. During 1996, the Company earned royalties and management fees of $51.5 million (1995- $49.5 million; 1994-$44.7 million) from ventures, of which $14.4 million in 1996 (1995-$13.7 million; 1994-$12.7 million) was paid by the Company as a participant in the ventures. The payments made by the Company, as a participant in the ventures, are reflected in royalties and management fees revenue and cost of goods sold upon the sale of the product.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


Costs and expenses incurred by the Company, on behalf of the ventures, are charged to such ventures in accordance with management and operating agreements. The Company's equity in the income of the ventures is credited to the cost of goods sold and includes the amortization to income of the excess of the Company's equity in the underlying net assets over its investment on the straight-line method based on the useful lives of the underlying assets. The difference between the Company's equity in underlying net assets and recorded investment results from the assumption of interests from former participants in the ventures, acquisitions, and the Tilden reorganization. The Company's equity in the income of ventures was $24.1 million in 1996 (1995-$24.3 million; 1994-$19.5 million).

The Company's effectively serviced share of long-term obligations of ventures, including current portion, was $2.9 million as of December 31, 1996 (1995-$6.3 million).

REDUCED IRON
------------

On April 15, 1996, the Company announced an international joint venture to produce and market premium quality reduced iron briquettes to the steel industry. All project documents were signed on May 8, 1996. The venture's participants, through subsidiaries, are the Company, 46.5 percent; The LTV Corporation ("LTV"), 46.5 percent; and Lurgi AG of Germany, 7 percent. The Company manages the project, located in Trinidad and Tobago, and will be responsible for sales by the venture company, Cliffs and Associates Limited. The Company's share of capital expenditures is estimated to be $70 million, of which $13.1 million was spent in 1996 and $46 million is expected to be spent in 1997. Start-up is projected to occur in the fourth quarter 1998.

The Company's investment in the venture is accounted by the equity method. The investment at December 31, 1996 was $14.4 million and includes capitalized interest on qualifying assets of $.3 million.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE D - INVESTMENTS

Following is a summary of investment securities:

                                                                  (In Millions)
                                              -------------------------------------------
                                                               Gross              Estimated
                                                             Unrealized            Fair
                                             Cost           Gains (Losses)         Value
                                             ----           --------------         -----
        December 31, 1996
        -----------------
Long-Term Investments
---------------------
  Available-for-Sale
  ------------------
     LTV Common Stock                        $11.5                $(1.5)           $10.0

  Held-to-Maturity
  ----------------
     Australian Government Securities           .8                   --               .8
                                             -----                -----            -----

        Total Long-Term Investments          $12.3                $(1.5)           $10.8
                                             =====                =====            =====

Marketable Securities
---------------------
  Debt Instruments
  ----------------
     Available-for-Sale                      $16.3                $  --            $16.3
     Held-to-Maturity                           .8                   --               .8
                                             -----                -----            -----
                                             $17.1                $  --            $17.1
                                             =====                =====            =====

        December 31, 1995
        -----------------
Long-Term Investments
---------------------
  Available-for-Sale
  ------------------
     Debt Securities                         $  .1                $  --            $  .1
     LTV Common Stock                         11.5                   .1             11.6
                                             -----                -----            -----
                                              11.6                   .1             11.7

  Held-to-Maturity
  ----------------
     Australian Government Securities          4.6                   .3              4.9
                                             -----                -----            -----

        Total Long-Term Investments          $16.2                $  .4            $16.6
                                             =====                =====            =====

Marketable Securities
---------------------
  Trading
  -------
     Debt Securities                         $ 8.9                $  --            $ 8.9
                                             =====                =====            =====


Cleveland-Cliffs Inc and Consolidated Subsidiaries


The contractual maturities of the long-term investments classified as available-for-sale and held-to-maturity securities at December 31, 1996 and 1995 are shown below:

                                                 December 31, 1996            December 31, 1995
                                                  (In Millions)               (In Millions)
                                                 -----------------            -----------------
                                                            Estimated                  Estimated
                                                              Fair                        Fair
                                                Cost          Value         Cost          Value
                                                ----          -----         ----          -----

Held-to-Maturity
----------------
  Debt Instruments:
     Due in one year or less                   $  .8           $  .8       $ 3.9           $ 4.1
     Due after one year through three years       --              --          .7              .8
                                               -----           -----       -----           -----
                                               $  .8           $  .8       $ 4.6           $ 4.9
                                               =====           =====       =====           =====

In 1996 and 1995, $3.8 million and $8.3 million of Australian government securities, respectively, matured and were converted to cash and cash equivalents. The redemption of these investments, previously classified as held-to-maturity securities, did not result in the recognition of a gain or loss.


NOTE E - MCLOUTH BANKRUPTCY

On September 29, 1995, McLouth Steel Products Company ("McLouth") petitioned for protection under Chapter 11 of the U.S. Bankruptcy Code. At the time of the bankruptcy filing, the Company had an unreserved receivable from McLouth of $5.0 million, secured by liens on certain McLouth fixed assets. Reserves of $3.4 million have been recorded against the receivable.

On March 15, 1996, McLouth announced that it had begun a shutdown of its operations due to inadequate funds. The Company had supplied approximately .3 million tons of pellets to McLouth in 1996 prior to shutdown. The Company reserved all financial exposure from the McLouth shutdown, except the remaining unreserved receivable which is secured by first liens on property and equipment.

On June 26, 1996, the bankruptcy court approved the sale of McLouth's assets and an agreement to settle secured claims, including the Company's secured claim. Based on the terms of the agreement, the Company expects to recover the carrying value of its secured claim. Proceeds from the sale of McLouth's assets will be used primarily to satisfy administrative claims, including the Company's administrative claim.

The Company's total shipments in 1996 were not affected by McLouth's bankruptcy filing or the shutdown of its operations. Although sales to McLouth in 1996 were only 0.3 million tons prior to shutdown in the first quarter, compared to 1.3 million tons for the full year 1995 (representing 12.5 percent of the Company's sales volume), sales of the remaining available tons in 1996 were made to other customers.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE F - RESERVE FOR CAPACITY RATIONALIZATION

The Company initially established a reserve of $70 million in 1983 to provide for expected costs of reorienting its mining joint ventures and facilities to adjust to changed market conditions. During 1990, the Company increased the reserve by $24.7 million as a result of a restructuring of Savage River Mines under which the previous participants in the venture paid $19.0 million to the Company for closedown obligations. In 1996, $1.1 million was charged to the reserve. During 1995 and 1994, $.5 million and $3.8 million, respectively, were credited to the reserve. The balance at December 31, 1996 was $33.7 million, with $7.1 million classified as a reduction of other current assets.

The reserve balance is principally for the termination of Savage River Mines production and the permanent shutdown of the Republic Mine. The Republic Mine shutdown was announced on January 30, 1996. The Savage River Mines provision has been funded.


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

The Company provided $2.4 million and $13.2 million of additional environmental reserves in 1996 and 1995, respectively. In 1995, $9.9 million ($6.7 million after-tax) was recorded in the second quarter. The additional environmental provisions reflect the Company's continuing review of estimated investigation and remediation expense at all known sites. Net payments in 1996 were $1.6 million (1995 - $2.4 million).

At December 31, 1996, the Company had an environmental reserve of $23.7 million ($22.9 million at December 31, 1995), of which $4.0 million was classified as current. The reserve includes the Company's obligations for:

Cleveland-Cliffs Inc and Consolidated Subsidiaries


         - Federal and state Superfund and Clean Water Act sites where the Company is named as a potential responsible party, including the Cliffs-Dow and Kipling sites in Michigan, the Summitville mine site in Colorado, and the Rio Tinto mine site in Nevada, all of which sites are independent of the Company's iron mining operations. The reserves are based on engineering studies prepared by outside consultants engaged by the potential responsible parties. The Company continues to evaluate the recommendations of the studies and other means of site clean-up. Significant site clean-up activities have taken place at Cliffs-Dow since late 1993.

         - Wholly-owned active and idle operations, including the Northshore mine and Silver Bay power plant in Minnesota, acquired on September 30, 1994. The Northshore/Silver Bay reserve is based on an environmental investigation conducted by the Company and an outside consultant in connection with the purchase.

         - Other sites, including former operations, for which reserves are based on the Company's estimated cost of investigation and remediation of sites where expenditures may be incurred.


NOTE H - LONG-TERM OBLIGATIONS

In December, 1995, the Company completed a private placement of $70.0 million of senior unsecured notes to an insurance company group. The proceeds were used to retire existing notes in the same amount, held by another group of insurance companies. The new notes, due in December, 2005, have a fixed interest rate of
7.0 percent, and replaced notes which had an average interest rate of 8.77 percent and remaining annual principal payments of $12.1 million per year in the years 1996 through 1999 and $7.2 million in the years 2000 through 2002. The retiring of the notes resulted in an extraordinary charge of $3.1 million after-tax ($4.8 million before-tax). The senior unsecured note agreement requires the Company to meet certain covenants related to net worth ($215.3 million at December 31, 1996), leverage, and other provisions. The Company was in compliance with the debt covenants at December 31, 1996.

Effective March 1, 1995, the Company terminated its $75 million three-year revolving credit agreement which was scheduled to expire on April 30, 1995, and entered into a five-year, $100 million agreement. The agreement was amended in July, 1996 to extend the expiration date by one year to March 1, 2001. No borrowings are outstanding under the agreement.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE I - LEASE OBLIGATIONS

The Company and its managed ventures lease certain mining, production, data processing and other equipment under operating leases. The Company's operating lease expense, including its share of the ventures, was $7.6 million in 1996, $6.9 million in 1995 and $4.5 million in 1994.

The Company's share of properties of the Company's managed ventures at December 31, 1996 and 1995 include $4.3 million and $3.3 million, respectively, of production equipment and service vehicles acquired under capital leases. The Company's share of accumulated amortization of capital leases included in respective allowances for depreciation, was $2.0 million and $1.2 million at December 31, 1996 and 1995, respectively.

The Company's share of future minimum payments under capital leases and noncancellable operating leases at December 31, 1996 is:

                                                               (In Millions)
                                                               -------------
        Year Ending                                      Capital         Operating
        December 31                                      Leases            Leases
        -----------                                      ------            ------

            1997                                           $ .9             $ 8.0
            1998                                             .8               7.8
            1999                                             .7               6.9
            2000                                             .6               5.8
            2001                                             .3               4.3
            2002 and thereafter                              .2               7.1
                                                           ----             -----
        Total minimum lease payments                        3.5             $39.9
                                                                            =====
        Amounts representing interest                       (.7)
                                                           ----
        Present value of net minimum lease payments        $2.8
                                                           ====


NOTE J - RETIREMENT BENEFITS

Pensions
--------

The Company and its managed ventures sponsor defined benefit pension plans covering substantially all employees. The plans are noncontributory and benefits generally are based on employees' years of service and average earnings for a defined period prior to retirement.

Pension costs, including the Company's proportionate share of the costs of ventures, were credits of $1.0 million and $1.2 million, in 1996 and 1995, respectively, and a cost of $ .2 million in 1994. Components of the pension (credits) costs were as follows:

Cleveland-Cliffs Inc and Consolidated Subsidiaries


                                                      (In Millions)
                                      ------------------------------------------
                                        1996              1995             1994
                                      --------          --------         ------

Service cost                           $ 3.8             $  3.4           $  3.7
Interest cost                           13.2               15.3             14.4
Actual loss (return) on plan assets    (32.4)             (42.6)             1.5
Net amortization and deferral           14.4               22.7            (19.4)
                                      ------             ------           ------
                                      $ (1.0)            $ (1.2)          $   .2
                                      ======             ======           ======

Most of the Company's pension funds are held in diversified collective trusts with the funds contributed by partners in the ventures. Plan assets principally include diversified marketable equity securities and corporate and government debt securities, which are selected by professional asset managers.

The following table presents a reconciliation of the funded status of the Company's plans, including its proportionate share of the plans of ventures, at December 31, 1996 and 1995:

                                                                 (In Millions)
                                                           -----------------------
                                                          1996                 1995
                                                          ----                 ----
Plan assets at fair value                               $ 247.9              $ 249.1
Actuarial present value of benefit
   obligation:
        Vested benefits                                   152.1                187.9
        Nonvested benefits                                 21.5                 22.4
                                                        -------              -------
        Accumulated benefit obligation                    173.6                210.3
Effect of projected compensation levels                    14.0                 23.3
                                                        -------              -------
        Projected benefit obligation                      187.6                233.6
                                                        -------              -------
Plan assets in excess of projected
   benefit obligation                                      60.3                 15.5
Unrecognized prior service costs                            7.0                  8.3
Unrecognized net asset at date of adoption
  of FAS 87, net of amortization                          (23.7)               (26.2)
Unrecognized net loss (gain)                              (14.1)                25.9
                                                        -------              -------
        Prepaid cost                                    $  29.5              $  23.5
                                                        =======              =======

At December 31, 1996 and 1995, the Company had an additional liability of $2.3 million and $1.6 million, respectively, for certain plans where the fair value of plan assets was less than the accumulated benefit obligation. The minimum liability recognition resulted in the recording of a $2.3 million and $1.6 million intangible asset at December 31, 1996 and 1995, respectively.

The discount rate and weighted average rate of increase in compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.75% and 4.30% at December 31, 1996 (7.25% and 4.32% at December 31, 1995), respectively. The expected long-term rate of return assumption utilized for determining pension (credit) cost for the years 1996, 1995 and 1994 was 8.75%, 8.5% and 8%, respectively. The assumption remained unchanged at 8.75% on December 31, 1996 for year 1997 pension cost (credit) determination.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


The Company is funding its pension plans at the maximum amount deductible for income tax purposes. For Plan Year 1996 (largely funded in calendar year 1997), the Company plans to contribute $3.0 million, including its share of associated companies' funding, a decrease of $2.1 million from Plan Year 1995. In the event of plan termination, the sponsors could be required to fund shutdown and early retirement obligations which are not included in the accumulated benefit obligation.

Other Postretirement Benefits ("OPEB")
--------------------------------------

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

The following table presents a reconciliation of the funded status of the Company's OPEB obligations, including its proportionate share of the obligations of ventures, at December 31, 1996 and 1995:

                                                             (In Millions)
                                                     ----------------------------
                                                      1996                   1995
                                                      ----                   ----
Accumulated postretirement benefit obligation:
   Retirees                                          $ 54.6                 $ 67.5
   Fully eligible active plan participants              6.2                    3.2
   Other active plan participants                      20.7                   24.8
                                                     ------                 ------
        Total obligation                               81.5                   95.5
Plan assets                                           (14.3)                 (12.1)
                                                     ------                 ------
Accumulated postretirement benefit cost
 obligation in excess of plan assets                   67.2                   83.4
Unrecognized prior service (cost)                       (.1)                   (.1)
Unrecognized gain (loss)                                6.5                   (9.2)
                                                     ------                 ------
   Accrued postretirement benefit cost               $ 73.6                 $ 74.1
                                                     ======                 ======

Net periodic postretirement benefit cost, including the Company's proportionate share of the costs of ventures, includes the following components:

                                                                 (In Millions)
                                                  --------------------------------------
                                                   1996            1995            1994
                                                  -----           -----           -----

Service cost                                      $ 1.3           $ 1.2           $ 1.1
Interest cost                                       5.9             5.8             5.6
Return on plan assets                               (.9)            (.6)            (.5)
Net amortization and deferral                        --             (.4)             .1
                                                  -----           -----           -----
   Net periodic postretirement benefit cost       $ 6.3           $ 6.0           $ 6.3
                                                  =====           =====           =====


Cleveland-Cliffs Inc and Consolidated Subsidiaries



The Company's medical cost trend rate assumption reflects projected medical cost growth of 8.0% in 1997, decreasing by .5% per year to a growth rate of 5% for the year 2003 and annually thereafter. The medical cost trend rate assumption has a significant effect on the amounts reported. For example, changing the assumed medical cost trend rate by one percentage point in each year would change the accumulated postretirement benefit obligation, as of December 31, 1996 by $11.0 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1996 by $1.1 million. Amounts include the Company's proportionate share of the costs of ventures.

Plan assets include deposits relating to funded life insurance contracts that are available to fund retired employees' life insurance obligations. Additionally, as part of the 1993 labor contracts at Empire, Hibbing, and Tilden, Voluntary Employee Benefit Association Trusts ("VEBAs") were established. Funding of the VEBAs began in 1994 to cover a portion of the postretirement benefit obligations of these ventures. As a participant, the Company's minimum annual contribution is $.7 million per year. The Company's estimated actual contribution will approximate $1.3 million per year based on its share of tons produced. The discount rate used in determining the accumulated postretirement benefit obligation was 7.75% at December 31, 1996 (7.25% and 8.5% at December 31, 1995 and 1994, respectively). The expected long-term rate of return on life insurance contract deposits was decreased to 6.0% at December 31, 1996 from 8.0% at December 31, 1995 to reflect contract provisions. The expected return on VEBAs was increased to 7.75% at December 31, 1996 from 5.5% at December 31, 1995.


NOTE K - INCOME TAXES

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows:

                                                                (In Millions)
                                                               ---------------
                                                               1996       1995
                                                               ----       ----
      Deferred tax assets:
         Postretirement benefits other than pensions          $21.2      $20.9
         Other liabilities                                     18.8       20.1
         Reserve for capacity rationalization                   8.2        7.3
         Deferred development                                   8.0        9.2
         Product inventories                                    1.9        3.6
         Current liabilities                                     --        6.7
         Other                                                  4.5        2.4
                                                              -----      -----
            Total deferred tax assets                          62.6       70.2

      Deferred tax liabilities:
         Investment in ventures                                25.2       24.5
         Other                                                 21.1       20.4
                                                              -----      -----
            Total deferred tax liabilities                     46.3       44.9
                                                              -----      -----
                 Net deferred tax assets                      $16.3      $25.3
                                                              =====      =====

Cleveland-Cliffs Inc and Consolidated Subsidiaries


The components of provisions for income taxes before the extraordinary item are as follows:


                                           (In Millions)
                                 -------------------------------
                                 1996           1995        1994
                                 ----           ----        ----

         Current                $23.6          $11.9        $16.5
         Deferred                10.9           (1.2)        (1.8)
                                -----          -----        -----
                                $34.5          $10.7        $14.7
                                =====          =====        =====

In 1995, the Company and the Internal Revenue Service reached agreement on several issues raised during the examination of the Company's federal income tax returns for the tax years 1986 through 1988. The income tax settlement favorably resolved a number of audit issues primarily arising from the Company's restructuring program in the late 1980s when mining partnerships were reorganized to cope with steel company bankruptcies and non-core businesses were divested. During that period, the Company had reserved the potential tax liabilities. Accordingly, a tax credit of $12.2 million was recorded in the second quarter of 1995. As a result of the settlement and its related impact on the tax years 1989 through 1993, the Company made additional tax and interest payments of $11.8 million in the third quarter of 1995 and is entitled to tax and interest refunds of $5.3 million of which $2.3 million was received in 1996.

The provision for income taxes included Australian federal income taxes of $7.5 million, $3.7 million, and $1.9 million for the years 1996, 1995 and 1994, respectively.

The reconciliation of effective income tax rate before the extraordinary item and United States statutory rate is as follows:

                                                 1996          1995           1994
                                                 ----          ----           ----

Statutory tax rate                               35.0%         35.0%          35.0%
Increase (decrease) due to:
     Percentage depletion in excess
         of cost depletion                       (5.9)         (7.8)          (7.9)
     Effect of foreign taxes                      5.3           1.7             .2
     Prior years' tax adjustment                  (.2)        (15.2)          (1.5)
     Corporate dividends received                  --            --           (1.0)
     Other items - net                            2.0           1.3             .8
                                                 ----          ----           ----

Effective tax rate                               36.2%         15.0%          25.6%
                                                 =====         =====          =====

Prior years' tax adjustment in 1995 includes the effect of the $12.2 million tax credit.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE L - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and fair value of the Company's financial instruments at December 31, 1996 are as follows:

                                                      (In Millions)
                                                -----------------------
                                                Carrying          Fair
                                                 Amount           Value
                                                 ------           -----
         Cash and cash equivalents               $152.3          $152.3
         Marketable securities:
           Available-for-Sale                      26.3            26.3
           Held-to-Maturity                         1.6             1.6
                                                 ------          ------
              Total securities                     27.9            27.9

         Long-term debt                            70.0            68.0

The fair value of the Company's long-term debt was determined based on a discounted cash flow analysis and estimated borrowing rates. The Company, including its share of the Trinidad venture, also has forward currency contracts with a contract value of $20.6 million and a fair value of $20.1 million at December 31, 1996.


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

Cleveland-Cliffs Inc and Consolidated Subsidiaries


The 1996 Nonemployee Directors' Compensation Plan authorizes the Company to issue up to 50,000 Common Shares to nonemployee Directors. The Plan provides for the grant of 1,000 Restricted Shares to nonemployee Directors first elected after June 30, 1995 and also provides that nonemployee Directors must take at least 50%, and may elect up to 100%, of their annual retainer and all other fees in Common Shares. The Restricted Shares vest five years from the date of award.

In accordance with the provisions of the Financial Accounting Standards Board Statement 123, "Accounting for Stock-Based Compensation," ("FASB 123") the Company has elected to continue applying the provisions of the Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans and, accordingly, does not recognize compensation expense for stock options when the stock option price at the grant date is equal to or greater than the fair market value of the stock at that date. Had the Company applied the fair value method for valuing stock options, as prescribed by FASB 123, the impact would not have been material to reported net income or earnings per share for 1996 or 1995.

Stock option, restricted stock award, and performance share activities are summarized as follows:

                                                       1996                         1995                           1994
                                             -------------------------    ------------------------       -----------------------
                                              Shares           Price       Shares          Price          Shares          Price
                                             -------         ---------    --------       ---------       --------        -------
Stock options:
   Options outstanding
      beginning of year                       72,775      $ 8.51-40.56     82,182     $ 8.51-37.13      105,125     $ 8.51-34.80
   Granted                                   109,500       41.69-45.00      5,000      39.44-40.56        5,500      35.50-37.13
   Exercised                                  (6,250)      20.12-24.32    (14,407)      8.51-35.50      (27,943)      8.51-34.80
   Cancelled                                 (18,600)            45.00         --               --         (500)           35.50
                                             -------                      -------                       --------
   Options outstanding at end of year        157,425        8.51-45.00     72,775       8.51-40.56       82,182       8.51-37.13
   Options exercisable at end of year         72,525        8.51-41.69     72,775       8.51-40.56       82,182       8.51-37.13

Restricted awards:
   Awarded and restricted at beginning
      of year                                 10,854                       13,264                        20,218
   Awarded during the year                    30,000                         -0-                          8,000
   Vested                                     (1,189)                      (2,410)                      (14,954)
   Cancelled                                      --                           --                            --
                                             -------                      -------                       -------
   Awarded and restricted at end of year      39,665                       10,854                        13,264

Performance shares:
   Allocated beginning of year                88,767                       41,317                            --
   Allocated during the year                  57,400                       47,450                        42,067
   Forfeited                                  (1,000)                          --                          (750)
                                             -------                      -------                       -------
   Allocated end of year                     145,167                       88,767                        41,317

Reserved for future grants or awards
      at end of year                         342,157                      469,457                       521,907



Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE N - SHAREHOLDERS' EQUITY

As of December 31, 1996, the Company is authorized to issue up to 500,000 shares of Class A voting preferred stock, without par value, and up to 4,000,000 shares of Class B non-voting preferred stock, without par value.

A share purchase right ("Right") is attached to each of the Company's Common Shares outstanding as of December 31, 1996, or subsequently issued. Each Right entitles the holder to buy from the Company eleven one-thousandths (.011) of one Common Share at an exercise price per whole share of $39.11. The Rights become exercisable if a person or group acquires, or tenders for, 20% or more of the Company's Common Shares. The Company is entitled to redeem the Rights at 5 cents per Right at any time until ten days after any person or group has acquired 20% of the Common Shares and in certain circumstances thereafter. If a party owning 20% or more of the Company's Common Shares merges with the Company or engages in certain other transactions with the Company, each Right, other than Rights held by the acquiring party, entitles the holder to buy $78.22 worth of the shares of the surviving company at a 50% discount. The Rights expire on September 18, 1997 and are not exercisable until the occurrence of certain triggering events, which include the acquisition of, or a tender or exchange offer for, 15% or more of the Company's Common Shares. There are approximately 185,000 Common Shares reserved for these Rights.

In January, 1995, the Company announced a program to repurchase up to .6 million of its Common Shares in the open market or in negotiated transactions. In July, 1996, the Company announced the expansion of this program to 1.0 million shares. Under the combined program, the Company has repurchased 780,300 shares through December 31, 1996 at a total cost of $30.3 million (average price of $38.84 per share). The shares will initially be retained as Treasury Stock.


NOTE O - LITIGATION

The Company and its managed ventures are periodically involved in litigation incidental to their operations. Management believes that any pending litigation will not result in a material liability in relation to the Company's consolidated financial statements.

QUARTERLY RESULTS OF OPERATIONS-(Unaudited)                        Exhibit 13(h)
(In Millions, Except Per Share Amounts)


                                                                    1996
                                            ----------------------------------------------------
                                                             Quarters
                                            -----------------------------------------
                                            First       Second      Third      Fourth       Year
                                            -----       ------      -----      ------       ----
Total Revenues                              $59.8       $140.8      $166.7     $150.8      $518.1
Gross Profit                                 10.4         30.1        37.1       32.7       110.3
Net Income
  Amount                                      3.6         17.8        21.3       18.3        61.0
  Per Common Share                            .30         1.52        1.84       1.60        5.26

Second quarter results included a $1.3 million after-tax property damage insurance recovery on a January, 1996 ore train derailment.

                                                                    1995
                                            ----------------------------------------------------
                                                             Quarters
                                            -----------------------------------------
                                            First       Second      Third      Fourth       Year
                                            -----       ------      -----      ------       ----
Total Revenues                              $63.6       $118.9      $144.6     $146.0      $473.1
Gross Profit                                 10.4         26.4        33.4       34.1       104.3
Income Before Extraordinary Item
   Amount                                     5.0         20.9        17.3       17.7        60.9
   Per Common Share                           .41         1.75        1.45       1.49        5.10
Extraordinary Item                             --           --          --       (3.1)       (3.1)
                                            -----       ------      ------     ------      ------
Net Income
   Amount                                     5.0         20.9        17.3       14.6        57.8
  Per Common Share                            .41         1.75        1.45       1.23        4.84

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

Earnings per share reflect the favorable periodic repurchase of shares under the Company's stock repurchase program. Total shares repurchased through December 31, 1996 were 780,300 shares (through December 31, 1995 - 284,500).

--------------------------------------------------------------------------------


Common Share Price Performance and Dividends

                                        Price Performance
                            -------------------------------------------------
                                   1996                           1995                        Dividends
                            -----------------               -----------------               ------------
                              High           Low             High            Low            1996         1995
                            -------        -------          -------        -------         ------       -----

First Quarter               $46-7/8        $40-1/4          $40-1/8        $36-1/2         $.325        $.325
Second Quarter               44-1/4         37-3/4           40-5/8         36-1/8          .325         .325
Third Quarter                40-1/8         36-1/4           46-3/4         38-5/8          .325         .325
Fourth Quarter               46-1/8         38               41-1/8         37              .325         .325
                                                                                           -----        -----

   Year                      46-7/8         36-1/4           46-3/4         36-1/8         $1.30        $1.30
                                                                                           =====        =====


INVESTOR AND CORPORATE INFORMATION                                 Exhibit 13(i)

STOCK EXCHANGE INFORMATION

The principal market for Cleveland-Cliffs Inc common shares (ticker symbol CLF) is the New York Stock Exchange. The common shares are also listed on the Chicago Stock Exchange.

SUMMARY OF FINANCIAL AND OTHER STATISTICAL DATA                Exhibit 13(j)
Cleveland-Cliffs Inc and Consolidated Subsidiaries

                                                                             1996      1995      1994
------------------------------------------------------------------------------------------------------------
    FINANCIAL DATA (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
    FOR THE YEAR
    Operating Earnings From Continuing Operations:
      Operating Revenues - Product Sales and Services . . . . . . . . .    $451.7    $411.2    $334.8
                         - Royalties and Management Fees . .  . . . . .      51.5      49.5      44.7
                                                                            -------------------------
                         - Total . . .  . . . . . . . . . . . . . . . .     503.2     460.7     379.5
      Cost of Goods Sold and Operating Expenses and AS&G Expenses . . .     409.6     371.5     315.8
                                                                            -------------------------
      Operating Earnings  . . . . . . . . . . . . . . . . . . . . . . .      93.6      89.2      63.7
    Net Income (Loss) - From Continuing Operations (a)  . . . . . . . .      61.0      57.8      42.8
                      - From Discontinued Operations. . . . . . . . . .       ---       ---       ---
                                                                            -------------------------
                      - Total . . . . . . . . . . . . . . . . . . . . .      61.0      57.8      42.8

    Net Income (Loss) Per Common Share - From Continuing Operations(a)       5.26      4.84      3.54
                                       - From Discontinued Operations         ---       ---       ---
                                                                            -------------------------
                                       - Total. . . . . . . . . . . . .      5.26      4.84      3.54
    Distributions to Common Shareholders:
      Quarterly Cash Dividends -  Per Share . . . . . . . . . . . . . .      1.30      1.30      1.23
                               -  Total . . . . . . . . . . . . . . . .      15.1      15.5      14.8
      Special Dividends        -  Per Share . . . . . . . . . . . . . .       ---       ---       ---
                               -  Total . . . . . . . . . . . . . . . .       ---       ---       ---
      Spin-off of Securities   -  Per Share . . . . . . . . . . . . . .       ---       ---       ---
                               -  Total . . . . . . . . . . . . . . . .       ---       ---       ---
    Repurchase (Sale) of Common Shares  . . . . . . . . . . . . . . . .      19.5      10.7       ---
    Capital Expenditures (c). . . . . . . . . . . . . . . . . . . . . .      36.7      22.5      10.9

    AT YEAR-END
    Cash and Marketable Securities. . . . . . . . . . . . . . . . . . .     169.4     148.8     141.4
    Total Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .     673.7     644.6     608.6
    Long-Term Obligations Effectively Serviced (c)  . . . . . . . . . .      72.9      76.3      84.2
    Shareholders' Equity  . . . . . . . . . . . . . . . . . . . . . . .     370.6     342.6     311.4
    Book Value Per Common Share . . . . . . . . . . . . . . . . . . . .     32.59     28.96     25.74
    Market  Value Per Common Share. . . . . . . . . . . . . . . . . . .     45.38     41.00     37.00

--------------------------------------------------------------------------------------------------------
    IRON ORE PRODUCTION AND SALES STATISTICS (MILLIONS OF
    GROSS TONS)
    Production From Mines Managed By Cliffs:
      North America . . . . . . . . . . . . . . . . . . . . . . . . . .      39.9      39.6      35.2
      Australia . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1.6       1.5       1.5
                                                                            -------------------------
      Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      41.5      41.1      36.7
        Cliffs' Share . . . . . . . . . . . . . . . . . . . . . . . . .      12.0      11.3       8.3
    Cliffs' Sales From:
      North American Mines  . . . . . . . . . . . . . . . . . . . . . .      11.0      10.4       8.2
      Australian Mine . . . . . . . . . . . . . . . . . . . . . . . . .       1.7       1.5       1.5
                                                                            -------------------------
        Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12.7      11.9       9.7
----------------------------------------------------------------------------------------------------------

    OTHER INFORMATION
    Common Shares Outstanding (Millions) - Average For Year . . . . . .       11.6      11.9      12.1
    Common Shares Outstanding (Millions) - At Year End  . . . . . . . .       11.4      11.8      12.1
    Common Shares Price Range - High  . . . . . . . . . . . . . . . . .    $46-7/8   $46-3/4   $45-1/2
    Common Shares Price Range - Low . . . . . . . . . . . . . . . . . .     36-1/4    36-1/8        34
    Employees at Year-End (d) . . . . . . . . . . . . . . . . . . . . .      6,065     6,224     6,309


(a) Results include after-tax net contributions of special items and extraordinary charge of $2.4 million in 1995, recoveries on bankruptcy claims of $23.2 million ($1.93 per share) and $47.1 million ( $4.03 per share) in 1993 and 1990, respectively, and a $38.7 million ($3.23 per share) after-tax charge for accounting changes in 1992. In addition, see note B to the consolidated financial statements.


       1993         1992         1991         1990        1989        1988         1987
---------------------------------------------------------------------------------------------



     $268.1       $266.9       $271.6       $272.2       $294.9       $247.9       $303.5
       39.7         43.8         45.8         37.7         55.6         50.2         40.8
---------------------------------------------------------------------------------------------
      307.8        310.7        317.4        309.9        350.5        298.1        344.3
      268.5        275.5        275.0        279.7        257.8        227.6        327.5
---------------------------------------------------------------------------------------------
       39.3         35.2         42.4         30.2         92.7         70.5         16.8
       54.6         (7.9)        53.8         73.8         62.5         42.6         30.2
        ---          ---          ---          ---         (1.9)        (3.4)       (17.5)
---------------------------------------------------------------------------------------------
       54.6         (7.9)        53.8         73.8         60.6         39.2         12.7
       4.55        (.66)         4.55         6.31         5.37         3.12         1.88
        ---          ---          ---          ---         (.17)        (.26)       (1.31)
---------------------------------------------------------------------------------------------
       4.55        (.66)         4.55         6.31         5.20         2.86          .57

       1.20         1.18         1.03          .80          .40          ---          ---
       14.4         14.1         12.1          9.3          4.7          ---          ---
       2.70 (b)      ---         4.00          ---          ---          .79 (b)      ---
       32.4 (b)      ---         47.0          ---          ---         12.8 (b)      ---
        ---          ---          ---          ---          ---         3.55 (b)      ---
        ---          ---          ---          ---          ---         41.3 (b)      ---
        ---          ---          ---          ---          ---        125.2        (62.4)
        5.0          5.2          7.3         11.2         14.6          8.4          2.0


      161.0        128.6         95.9         96.0         95.5         52.4        109.8
      549.1        537.2        478.7        510.9        415.2        390.6        665.6
       88.6         92.1         65.0         82.4         93.4        145.7        183.5
      280.4        269.5        290.8        290.8        226.0        168.6        395.4
      23.25        22.47        24.40        24.88        19.36        14.53        21.02
      37.38        35.63        36.13        27.13        29.00        26.63        14.88
---------------------------------------------------------------------------------------------




       32.3         32.9         32.1         31.7         39.3         39.0         34.3
        1.5          1.5          1.3          2.2          2.3          2.4          2.0
---------------------------------------------------------------------------------------------
       33.8         34.4         33.4         33.9         41.6         41.4         36.3
        6.8          7.3          7.0          6.6          8.9          9.1          5.0

        6.4          6.0          6.0          6.5          7.5          6.7          5.5
        1.4          1.3          1.3          0.3          ---          ---          ---
---------------------------------------------------------------------------------------------
        7.8          7.3          7.3          6.8          7.5          6.7          5.5
---------------------------------------------------------------------------------------------



       12.0         12.0         11.8         11.7         11.6         13.2         13.4
       12.1         12.0         11.9         11.7         11.7         11.6         16.4
    $37-1/2      $40-3/8      $36-1/2          $35          $34          $28      $21-3/8
     28-3/4       29-1/2           25       19-5/8       25-3/4       14-1/4        9-1/4
      5,973        6,388        6,500        6,695        7,522        7,638        8,328




 (b) Includes securities at market value on distribution date.
 (c) Includes Cliffs'share of associated companies and equipment acquired on capital leases.
 (d) Includes employees of managed mining ventures.
 At December 31, 1996, the Company had 2,942 shareholders of record.
