Form 10-K, Exhibit 13
period 1997-12-31
CLEVELAND CLIFFS INC
filed 1998-03-25
CIK 764065

MANAGEMENT'S DISCUSSION AND ANALYSIS                              Exhibit 13(a)
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


In 1997, Cleveland-Cliffs earned $54.9 million, or $4.80 per diluted share (following references to per share earnings are "diluted earnings per share" unless stated otherwise) including the effects of a $5.6 million tax credit resulting from settlement of prior years' tax issues, and a $3.2 million after-tax reversal of Savage River closedown obligations. Earnings for the year 1996 were $61.0 million, or $5.23 per share, including a $1.3 million after-tax property damage insurance recovery on a train derailment. Excluding the special items in both years, 1997 earnings were $46.1 million, or $4.03 per share, down $13.6 million, or $1.09 per share, from comparable 1996 earnings of $59.7 million, or $5.12 per share.

      Following is a summary of results for the years 1997, 1996 and 1995:

                                               (In Millions, Except Per Share)
                                                1997        1996       1995
--------------------------------------------------------------------------------
 Net Income Before Special Items and
   Extraordinary Charge
        - Amount                           $     46.1    $     59.7   $     55.4
        - Per Share (Basic)                      4.05          5.15         4.64
        - Per Share (Diluted)                    4.03          5.12         4.62

Special Items
   Prior Years' Tax Credit                        5.6                       12.2
   Closedown Accrual Reversal                     3.2
   Environmental Reserve                                                    (6.7)
   Property Damage Insurance Recovery                           1.3
                                           ----------    ----------   ----------
                                                  8.8           1.3          5.5
                                           ----------    ----------   ----------

Income Before Extraordinary Item
        - Amount                                 54.9          61.0         60.9
        - Per Share (Basic)                      4.83          5.26         5.10
        - Per Share (Diluted)                    4.80          5.23         5.08

Extraordinary Loss
    on Early Extinguishment of Debt                                         (3.1)
                                           ----------    ----------   ----------

Net Income
        - Amount                           $     54.9    $     61.0   $     57.8
                                           ==========    ==========   ==========
        - Per Share (Basic)                $     4.83    $     5.26   $     4.84
                                           ==========    ==========   ==========
        - Per Share (Diluted)              $     4.80    $     5.23   $     4.82
                                           ==========    ==========   ==========

Average Number of Shares (In Thousands)
        - Basic                                11,371        11,594       11,944
        - Diluted                              11,456        11,678       11,993

Earnings per share in 1997, 1996 and 1995 reflect the cumulative favorable effect of repurchasing shares under the Company's stock repurchase program ($.33 per share -1997; $.24 per share - 1996; $.07 per share - 1995). Repurchases in 1997, 1996 and 1995 were 113,100, 495,800 and 284,500 shares, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

1997 VERSUS 1996
----------------

Revenues were $455.7 million in 1997, a decrease of $62.4 million from 1996. Revenues from product sales and services in 1997 totaled $391.4 million, a decrease of $60.3 million from 1996, mainly due to the planned termination of Savage River Mines' operations in Australia and lower North American sales volume. North American iron ore sales were 10.4 million tons in 1997 compared to
11.0 million tons in 1996. Savage River Mines' sales in 1997 were .3 million tons as compared to 1.7 million tons in 1996. Royalty and management fee revenue in 1997, including amounts paid by the Company as a participant in the mining ventures, totaled $47.5 million, a decrease of $4.0 million from 1996, mainly due to lower volume.

Net income for the year 1997 was $54.9 million, or $4.80 per share, including two special items: a $5.6 million tax credit resulting from settlement of prior years' tax issues, and a $3.2 million after-tax reversal of Savage River closedown obligations recorded in prior years. Excluding the special items, earnings for 1997 were $46.1 million, or $4.03 per share.

Net income for the year 1996 was $61.0 million, or $5.23 per share, including a $1.3 million after-tax property damage insurance recovery on a train derailment. Earnings for 1996, excluding the special item, were $59.7 million, or $5.12 per share.

The $13.6 million decrease in 1997 earnings, excluding special items, was mainly due to the planned termination of Savage River operations in Australia, lower North American sales volume, and higher mine operating costs, including the effect of the Company's share of the one million ton production cutback at Tilden mine, partly offset by a lower effective tax rate. Savage River earnings in 1997 were $3.1 million versus $12.9 million in 1996. The Australian operation terminated production as planned in December, 1996 and shipped its remaining inventory in the first quarter of 1997.

1996 VERSUS 1995
----------------

Revenues were $518.1 million in 1996, an increase of $45.0 million from 1995. Revenues from product sales and services totaled $451.7 million in 1996 compared to $411.2 million in 1995. The $40.5 million increase was due to higher sales volume and higher average price realizations. North American iron ore sales were
11.0 million tons in 1996 compared to 10.4 million tons in 1995. Royalty and management fee revenue in 1996, including amounts paid by the Company as a participant in the mining ventures, totaled $51.5 million, compared to $49.5 million in 1995.

Net income for the year 1996 was $61.0 million, or $5.23 per share, including a $1.3 million after-tax property damage insurance recovery on a train derailment.

Earnings for 1995 were $57.8 million, or $4.82 per share, including an extraordinary after-tax charge of $3.1 million on the early extinguishment of debt as part of a $70 million long-term debt refinancing.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

Net income before the extraordinary item for the year 1995 was $60.9 million, or $5.08 per share. Included in 1995 earnings were two special items: a $12.2 million tax credit resulting from the settlement of prior years' tax issues, and a $6.7 million after-tax increase in the reserve for environmental expenditures.

Excluding the special item, 1996 earnings were $59.7 million, or $5.12 per share, an increase of $4.3 million from comparable earnings in 1995 of $55.4 million, or $4.62 per share. The $4.3 million increase in comparable earnings was mainly due to increased North American sales volume and price realizations, higher Australian earnings, a non-recurring $1.8 million after-tax reserve against accounts receivable in 1995 and lower interest expense, partly offset by higher operating costs and a higher effective income tax rate in 1996.

Australian after-tax earnings were $12.9 million, or $1.10 per share in 1996. Comparable earnings in 1995 were $8.5 million, or $.71 per share.

CASH FLOW AND LIQUIDITY
-----------------------

At December 31, 1997, the Company had cash and cash equivalents of $115.9 million. In addition, the full amount of a $100 million unsecured revolving credit facility was available. No principal payments are required to be made on outstanding debt until senior unsecured notes in the amount of $70 million mature in 2005.

In 1997, cash and cash equivalents decreased $49.5 million, primarily due to project investments and capital expenditures, $76.9 million, increased working capital, $32.0 million, dividends, $14.8 million, payments associated with closing Savage River Mines, $11.6 million, and repurchases of common shares, $4.9 million, partially offset by cash flow from operations, $85.9 million.

North American pellet inventory investment at December 31, 1997 was $44.6 million, an increase of $22.8 million from December 31, 1996. The increase was mainly due to lower sales volume (primarily due to certain customers reducing purchases to correct inventories) and increased capacity, partially offset by the Tilden mine production cutback and lower purchased ore.

FOLLOWING IS A SUMMARY OF 1997 CASH FLOW:

                                                                       (In Millions)
                                                                       -------------
Project Investments and Capital Expenditures ......................      $(76.9)
Dividends .........................................................       (14.8)
Savage River Closedown ............................................       (11.6)
Repurchases of Common Shares ......................................        (4.9)
Cash Flow from Operations:
   Before Changes in Operating Assets and Liabilities .............        85.9
   Changes in Operating Assets and Liabilities ....................       (32.0)
                                                                         ------
      Net Cash From Operations ....................................        53.9
Other (net) .......................................................         4.8
                                                                         ------
   Decrease in Cash and Cash Equivalents ..........................      $(49.5)
                                                                         ======

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

FOLLOWING IS A SUMMARY OF KEY LIQUIDITY MEASURES:

                                                               At December 31
                                                               (In Millions)
                                                        -----------------------------------
                                                         1997          1996          1995
                                                        ------        ------         ------
Cash and Cash Equivalents ...................           $115.9        $165.4         $139.9
Marketable Securities........................               --           4.0            8.9
                                                        ------        ------         ------
  Total Cash and Temporary Investments                   115.9         169.4          148.8
Long-Term Debt...............................             70.0          70.0           70.0
                                                        ------        ------         ------
   Net Cash                                             $ 45.9        $ 99.4         $ 78.8
                                                        ======        ======         ======

Working Capital..............................           $174.0        $195.3         $189.2
                                                        ======        ======         ======

Ratio of Current Assets to Current
  Liabilities................................            2.9:1         2.9:1          2.9:1

Additionally at December 31, 1997, the Company had long-term investments of $8.3 million, consisting of .8 million shares of The LTV Corporation ("LTV") Common Stock.

In 1997, the Company and the Internal Revenue Service reached agreement on several issues raised during the examination of the Company's Federal income tax returns for tax years 1991 and 1992. As a result of the settlement and its related impact on tax years 1993 through 1995, the Company made additional tax and interest payments of $3.3 million and is entitled to tax and interest refunds of $.8 million. Additional cash benefits of the tax settlement will be realized for tax years 1996 and thereafter. A $5.6 million reversal of prior years' tax was recorded.

NORTH AMERICAN IRON ORE
------------------------

The six North American mines managed by the Company produced 39.6 million tons of iron ore in 1997, a slight decrease from the record production of 39.9 million tons in 1996. The Company's share of the North American production was
10.9 million tons in 1997 versus 10.4 million tons in 1996, which mainly reflects the acquisition of Inland Steel Company's ("Inland") .9 million ton interest in the Company-managed Wabush Mines in Canada, partly offset by the Company's share of the one million ton production cutback at Tilden mine.

Steel industry analysts are projecting a continuation of strong steel demand in the United States and Canada in 1998. As a result, the six North American mines managed by the Company are scheduled to operate at nearly full capacity and produce a record 40.4 million tons of iron ore pellets in 1998. The Company's share of scheduled capacity is a record 11.4 million tons. Production schedules are subject to change during the year.

In January, 1998, Tilden mine experienced a crack in a riding ring on one of its two pelletizing kilns. It is expected that the furnace could be out of service until mid-April, resulting in anticipated 1998 production of 6.7 million tons.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

In late 1997, Algoma Steel Company, Inc. ("Algoma") announced that it will close its wholly-owned underground iron ore mine in Canada in June, 1998 and will take additional tonnage from Tilden mine. The Tilden owners (subsidiaries of Algoma 45 percent; Stelco, Inc. 15 percent; and the Company 40 percent) are planning to spend $11 million commencing in 1998 to prepare the mine to be capable of producing 7.8 million tons beginning in 1999.

Over 90 percent of the Company's scheduled production in 1998 is expected to be sold under multi-year sales contracts. The Company's current multi-year contracts expire in various years starting in 1999. Maintenance of present sales volume is dependent on renewal of such contracts and the general iron ore demand level. The Company has demonstrated its ability to sustain sales volume through renewed or new contracts.

During 1997, the Company entered into a new 10-year sales agreement to supply Inland's pellet requirements beyond Inland's 40 percent ownership in the Company-managed Empire mine in Michigan and Inland's wholly-owned Minorca mine in Minnesota. The Company also reached agreement in 1997 to significantly increase its sales to Weirton Steel Corporation through 2002.

Three U.S. iron ore mining operations managed by subsidiaries of the Company are operating under six-year, no strike labor agreements with the United Steelworkers of America. The contracts, which expire August 1, 1999, cover the Empire and Tilden mines in Michigan and the Hibbing mine in Minnesota. Limited economic re-openers were settled in 1996 based on the pattern of steel company labor contract settlements, plus certain features to motivate productivity. The Wabush Mines' labor agreement, effective March 1, 1996, will expire March 1, 1999.

During 1997, the Company received cash of $1.1 million and property in satisfaction of its secured claim resulting from the June 26, 1996 bankruptcy court approved sale of McLouth Steel Products Company's ("McLouth") assets. The Company's total shipments in 1996 were not affected by McLouth's bankruptcy filing or the shutdown of its operations. Although sales to McLouth in 1996 were only .3 million tons prior to shutdown in the first quarter, compared to 1.3 million tons for the full year 1995, sales of remaining available tons in 1996 were made to other customers.

AUSTRALIA
---------

Savage River Mines in Tasmania, Australia which had an annual production capacity of 1.5 million tons of pellets, terminated production in December, 1996 due to exhaustion of the economically recoverable iron ore from surface mining and shipped its remaining inventory in the first quarter of 1997. Savage River contributed $3.1 million to 1997 earnings compared to $12.9 million in 1996.

On March 25, 1997, the remaining assets (including $8.6 million cash) of Savage River Mines and all related environmental and rehabilitation obligations were transferred to the Tasmanian government. The release from these obligations includes not only release from previously identified environmental and rehabilitation obligations but also release from any such obligations that may be asserted in the future, whether presently known or unknown.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

Estimated costs associated with the planned closure of Savage River Mines, including estimates of previously agreed environmental and rehabilitation obligations, had been fully provided for in the capacity rationalization reserve. With completion of the transaction with the Tasmanian government, the Company recorded a $3.2 million after-tax ($5.0 million pre-tax) credit in 1997.

CAPITAL INVESTMENT
------------------

North American Iron Ore
-----------------------

The Company and its North American mine partners have substantially increased capital expenditures in recent years to reduce operating costs and satisfy orebody development requirements for maintenance of high production rates. Capital equipment additions and replacements, including equipment acquired through lease, totaled approximately $71.7 million (Company share - $25.8 million) in 1997 for the six Company-managed mines and supporting operations in North America, of which $41.3 million (Company share - $19.9 million) was classified as capital expenditures. Capital additions and replacements, including leased equipment, are projected to total approximately $151.8 million (Company share - $48.9 million) in 1998, with approximately $88.1 million (Company share - $37.6 million) classified as capital expenditures, at the six Company-managed mines and supporting operations in North America.

The Company acquired Inland's 15.1 percent interest in the Wabush Mines iron ore joint venture in Canada for $15.0 million effective January 1, 1997. The acquisition raises the Company's interest in the Company-managed venture to
22.78 percent. Depending on the magnitude of future tonnage, additional payments to Inland may be required, but are not expected to be material in any year.

Reduced Iron
------------

The Company's strategy includes extending its business scope to produce and supply reduced iron products primarily to electric arc furnace steelmakers. Reduced iron products contain 90 percent or more iron versus approximately 65 percent for traditional iron ore pellets and are higher quality than most scrap steel feed. The market for reduced iron is relatively small, but is projected to increase at a higher rate than other iron ore products.

On April 15, 1996, the Company announced an international joint venture to produce and market premium quality reduced iron briquettes to the steel industry. All project documents were executed on May 8, 1996. The venture's participants, through subsidiaries, are Cleveland-Cliffs Inc, 46.5 percent; The LTV Corporation, 46.5 percent; and Lurgi AG of Germany, 7.0 percent. The Company is managing the project, located in Trinidad and Tobago, and will be responsible for sales by the venture company, Cliffs and Associates Limited. Construction and operations planning activities are steadily progressing. The project is estimated to cost $160.0 million of which project capital expenditures are estimated to be $142.5 million, with actual expenditures of $77.0 million and $28.2 million in 1997 and 1996, respectively, and estimated 1998 expenditures of $37.3 million. The Company's share of capital expenditures is estimated to be $66.3 million, of which $35.8 million and $13.1 million were spent in 1997 and 1996, respectively, and $17.4 million is expected to be spent in 1998. No project financing will be

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

used. The facilities are scheduled to start-up as planned in the fourth quarter of 1998. The plant will operate on a planned start-up curve and is expected to be producing at the design level of 500,000 tons per year by mid-1999.

The Company is examining opportunities for further investment in reduced iron or ferrous metallics projects.

Other
-----

The Company is seeking international investment opportunities to broaden its scope as an operator of mining and pelletizing, reduced iron or ferrous metallics projects. The Company periodically examines opportunities to increase profitability and strengthen its business position by increasing its ownership of existing iron ore mining ventures.

CAPITALIZATION
--------------

Long-term debt of the Company consists of $70 million of senior unsecured notes payable to an insurance company group. The notes, placed in December, 1995, bear a fixed interest rate of 7.0 percent and are scheduled to be repaid with a single principal payment in December, 2005. In addition to the senior unsecured notes, the Company's share of mining ventures capital lease obligations at December 31, 1997 was $4.9 million.

The Company also has a $100 million revolving credit agreement. No borrowings are outstanding under this agreement, which was amended in June, 1997 to extend the expiration date by one year to March 1, 2002.

Through December 31, 1997, the Company has purchased 893,400 of its Common Shares at a total cost of $35.2 million (1997 - 113,100 shares, $4.9 million; 1996 - 495,800 shares, $19.5 million; 1995 - 284,500 shares, $10.8 million) or an average price of $39.41 per share under its announced program to repurchase up to 1.5 million Common Shares in the open market or in negotiated transactions. The shares will initially be retained as Treasury Stock.

ACTUARIAL ASSUMPTIONS
---------------------

As a result of a decrease in long-term interest rates, the Company re-evaluated the interest rates used to calculate its pension and other postretirement benefit ("OPEB") obligations. Financial accounting standards require that the discount rate used to calculate the actuarial present value of such benefits reflect the rate of interest on high-quality fixed income securities. The discount rate used to calculate the Company's pension and OPEB obligations was decreased to 7.25 percent at December 31, 1997 from 7.75 percent at December 31, 1996. The assumed long-term rate of return on pension assets was increased to
9.0 percent at December 31, 1997 from 8.75 percent at December 31, 1996. The Company also increased its assumed long-term rate of return on deposits on life insurance contracts to fund retiree life insurance benefits to 6.5 percent at December 31, 1997 from 6.0 percent at December 31, 1996. The medical cost trend rate assumption used in the calculation of its OPEB obligation reflects medical cost growth of 7.5 percent in 1998, decreasing by .5 percent per year to a growth rate of 5.0 percent in the year 2003 and annually thereafter.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued


The changes in actuarial assumptions did not affect 1997 financial results; however, in 1998 and subsequent years, the changes are projected to decrease pension and OPEB expense by approximately $.4 million.

The Company makes annual contributions to the plans within income tax deductibility restrictions in accordance with requirements of the Employee Retirement Income Security Act. For Plan Year 1997 (largely funded in calendar year 1998), the Company plans to contribute $2.9 million, including its share of associated companies' funding, a decrease of $.1 million from Plan Year 1996.

COAL INDUSTRY RETIREE HEALTH BENEFITS
-------------------------------------

Pursuant to the Coal Industry Retiree Health Benefit Act of 1992 ("Benefit Act"), the Trustees of the UMWA Combined Benefit Fund have assigned responsibility to the Company for premium payments with respect to retirees, dependents, and "orphans" (unassigned beneficiaries), representing less than one-half of one percent of all "assigned beneficiaries." The Company is making premium payments under protest and has contested assignments that it believes were incorrect. Premium payments by the Company were $.8 million ($1.2 million, less a $.4 million refund of contested premiums) in 1997, and $.8 million in 1996. Additionally, in December, 1993, an action was filed by the Trustees of the United Mine Workers of America 1992 Benefit Plan ("Trustees") against the Company demanding the payment of premiums on additional beneficiaries related to two formerly operated joint venture coal mines. The Company has contested the claims on constitutional grounds. An adverse 1997 court decision is being appealed. Monthly premiums are being paid into an escrow account (80 percent by a former joint venture participant and 20 percent by the Company) by joint agreement with the Trustees, pending outcome of the appeal. Company payments in 1997 and 1996 were less than $.1 million. At December 31, 1997, the Company's coal retiree reserve was $9.5 million, of which $.9 million was current. The reserve is reflected at present value, using a discount rate of 7.25 percent. Constitutional and other legal challenges to various provisions of the Benefit Act by other former coal producers are also pending in Federal Courts.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

At December 31, 1997, the Company had a reserve for environmental obligations, including its share of the environmental obligations of associated companies, of $22.7 million ($23.7 million at December 31, 1996), of which $3.3 million was current. During 1997 and 1996, the Company provided $1.4 million and $2.4 million of additional environmental reserves, respectively. The additional environmental provisions reflect the Company's continuing review of estimated investigation and remediation expense at all known sites. Payments in 1997 were $2.4 million (1996 - $1.6 million).

YEAR 2000 TECHNOLOGY
--------------------

The Company is in the process of identifying and assessing various areas of risk and implementing strategies to resolve the year 2000 technology issue. The year 2000 technology issue results from the inability of computer technology to distinguish between the years 1900 and 2000 because programs were designed to recognize only the last two digits of the year's date. Failure to modify or replace affected technology could result in incorrect recognition of time sensitive data.

A substantial portion of year 2000 information technology compliance will be achieved as a result of the Company's Information Technology Plan ("IT Plan"). The IT Plan, initiated in 1996 to standardize and increase the functionality of the Company's information technology, involves the installation of a mining based year 2000 compliant software suite to replace legacy programs for operations and administrative mainframe systems servicing most domestic locations. In mid-1997, the Company assembled a team, consisting of both internal and external professionals, with responsibility for implementing the IT Plan. Implementation of the IT Plan is estimated to cost approximately $25 million, $17 million of which will be classified as capital expenditures and $8 million charged to operations (Company's share $6.9 million total; $4.6 million capital, $2.3 million operating). During 1997, $3.9 million (Company's share - $1.0 million) was expended with $2.0 million (Company's share $.5 million) charged to operations as incurred. Expenditures in 1996 of $.5 million were funded by the Company and charged to operations. Project completion is expected in the third quarter of 1999. The Company is charging to operations current state assessment, process re-engineering, and training costs associated with the IT Plan. The Company is also either installing or upgrading information technology to improve functionality and achieve year 2000 compliance at remaining sites not covered by the IT Plan.

In addition to the IT Plan, a year 2000 compliance program has been initiated to identify, assess and mitigate the impact of the date change on process control systems, transmission facilities, technical infrastructure, and other systems of the Company and managed ventures. The Company is also communicating with external suppliers and service providers to ensure that they are taking appropriate actions for year 2000 preparedness. The program is in the planning and project management phase. A cost estimate for this program has not yet been developed. Costs of achieving year 2000 compliance are charged to operations as incurred. Completion of this program is targeted for mid-1999. Year 2000 technology compliance is not expected to have a material adverse impact on the operations of the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

FORWARD-LOOKING STATEMENTS

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

       -      Energy costs and availability;

       -      Difficulties or delays in achieving Year 2000 compliance;

       - Major equipment failure, availability, and magnitude and duration of repairs;

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

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

         - Changes in laws, regulations or enforcement practices governing compliance with environmental and safety standards at operating locations; and,

         - Accounting principle or policy changes by the Financial Accounting Standards Board or the Securities and Exchange Commission.

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

Additionally, the Company's projection of construction cost, start-up date and production rate for its reduced iron project could change due to inherent risks such as construction delays, process difficulties, or increased costs.

The Company is under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.