Form 10-K, Exhibit 13
period 1997-12-31
CLEVELAND CLIFFS INC
filed 1998-03-25
CIK 764065

STATEMENT OF CONSOLIDATED FINANCIAL POSITION                     Exhibit 13(c)
Cleveland-Cliffs Inc and Consolidated Subsidiaries

                                                                                         (In Millions)
                                                                                         December 31
                                                                                    -----------------------
                                                                                    1997              1996
------------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
     Cash and cash equivalents                                                      $115.9           $165.4
     Marketable securities                                                              --              4.0
                                                                                    ------           ------
                                                                                     115.9            169.4
     Trade accounts receivable
      (net of allowance, $1.0 in 1997 and $1.1 in 1996)                               55.5             53.6
     Receivables from associated companies                                            17.9             16.6
     Inventories
         Finished products                                                            45.7             28.7
         Work in process                                                                .6               .9
         Supplies                                                                     15.1             15.4
                                                                                    ------           ------
                                                                                      61.4             45.0
     Deferred income taxes                                                             7.5              4.4
     Other                                                                             7.6             11.8
                                                                                    ------           ------
         TOTAL CURRENT ASSETS                                                        265.8            300.8

PROPERTIES
     Plant and equipment                                                             253.1            249.7
     Minerals                                                                         19.2             19.6
                                                                                    ------           ------
                                                                                     272.3            269.3
     Allowances for depreciation and depletion                                      (138.3)          (141.6)
                                                                                    ------           ------
         TOTAL PROPERTIES                                                            134.0            127.7

INVESTMENTS IN ASSOCIATED COMPANIES                                                  218.3            161.9

OTHER ASSETS
     Prepaid pensions                                                                 40.4             34.8
     Long-term investments                                                             8.3             10.8
     Deferred charges                                                                  9.1              9.3
     Deferred income taxes                                                             3.2             11.9
     Miscellaneous                                                                    15.2             16.5
                                                                                    ------           ------
         TOTAL OTHER ASSETS                                                           76.2             83.3
                                                                                    ------           ------

         TOTAL ASSETS                                                               $694.3           $673.7
                                                                                    ======           ======

STATEMENT OF CONSOLIDATED FINANCIAL POSITION
Cleveland-Cliffs Inc and Consolidated Subsidiaries

                                                                                           (In Millions)
                                                                                           December 31
                                                                                        --------------------
                                                                                        1997           1996
-------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Trade accounts payable                                                             $ 13.4         $ 11.9
     Payables to associated companies                                                     22.6           19.6
     Accrued employment costs                                                             21.9           26.5
     Accrued expenses                                                                     15.7           19.2
     State and local taxes payable                                                        10.2           10.4
     Income taxes payable                                                                   .3            5.3
     Reserve for capacity rationalization                                                  4.6           11.1
     Other                                                                                 3.1            1.5
                                                                                        ------         ------
         TOTAL CURRENT LIABILITIES                                                        91.8          105.5

LONG-TERM OBLIGATIONS                                                                     70.0           70.0

POSTEMPLOYMENT BENEFIT LIABILITIES                                                        70.1           67.5

RESERVE FOR CAPACITY RATIONALIZATION                                                       8.2           15.5

OTHER LIABILITIES                                                                         46.8           44.6

SHAREHOLDERS' EQUITY
     Preferred Stock
         Class A - no par value
              Authorized - 500,000 shares;
              Issued-none                                                                   --             --
         Class B - no par value
              Authorized - 4,000,000 shares;
              Issued-none                                                                   --             --
     Common Shares-par value $1 a share
         Authorized - 28,000,000 shares;
         Issued - 16,827,941 shares                                                       16.8           16.8

     Capital in excess of par value of shares                                             69.8           68.8

     Retained income                                                                     472.1          432.0

     Foreign currency translation adjustments                                               --             .1

     Unrealized loss on available for sale securities,
       net of tax                                                                         (2.0)          (1.0)

     Cost of 5,519,027 Common Shares in
       treasury (1996 - 5,458,224 shares)                                               (146.2)        (142.5)

     Unearned compensation                                                                (3.1)          (3.6)
                                                                                        ------         ------
         TOTAL SHAREHOLDERS' EQUITY                                                      407.4          370.6
                                                                                        ------         ------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                     $694.3         $673.7
                                                                                        ======         ======


See notes to consolidated financial statements.

                                      41