Form 10-K, Exhibit 13
period 1997-12-31
CLEVELAND CLIFFS INC
filed 1998-03-25
CIK 764065

STATEMENT OF CONSOLIDATED INCOME                                Exhibit 13(d)
Cleveland-Cliffs Inc and Consolidated Subsidiaries

                                                                    (In Millions, Except Per Share Amounts)
                                                                            Year Ended December 31
                                                              ------------------------------------------------
                                                               1997                1996                1995
--------------------------------------------------------------------------------------------------------------
REVENUES
--------
   Product sales and services                               $391.4                $451.7               $411.2
   Royalties and management fees                              47.5                  51.5                 49.5
                                                            ------                ------               ------
        Total Operating Revenues                             438.9                 503.2                460.7
   Investment income (securities)                              6.3                   9.5                  9.3
   Recovery of excess closedown provision                      5.0                   --                    --
   Property damage claim recovery                               --                   2.0                   --
   Other income                                                5.5                   3.4                  3.1
                                                            ------                ------               ------
        Total Revenues                                       455.7                 518.1                473.1

COSTS AND EXPENSES
------------------
   Cost of goods sold and operating expenses                 354.5                 392.9                356.4
   Administrative, selling and general expenses               17.1                  16.7                 15.1
   Interest expense                                            2.6                   4.6                  6.5
   Other expenses                                              8.9                   8.4                 23.5
                                                            ------                ------               ------
        Total Costs and Expenses                             383.1                 422.6                401.5
                                                            ------                ------               ------

INCOME BEFORE INCOME TAXES AND
   EXTRAORDINARY ITEM                                         72.6                  95.5                 71.6

INCOME TAXES                                                  17.7                  34.5                 10.7
                                                            ------                ------               ------

INCOME BEFORE EXTRAORDINARY ITEM                              54.9                  61.0                 60.9

EXTRAORDINARY LOSS
   ON EARLY EXTINGUISHMENT OF DEBT
   (NET OF TAX BENEFIT, $1.7 MILLION)                           --                    --                 (3.1)
                                                            ------                ------               ------

NET INCOME                                                  $ 54.9                $ 61.0               $ 57.8
                                                            ======                ======               ======

NET INCOME PER COMMON SHARE
---------------------------
   Basic
      Before Extraordinary Item                             $ 4.83                $ 5.26               $ 5.10
      Extraordinary Item                                        --                    --                 (.26)
                                                            ------                ------               ------
         Net Income                                         $ 4.83                $ 5.26               $ 4.84
                                                            ======                ======               ======

   Diluted
      Before Extraordinary Item                             $ 4.80                $ 5.23               $ 5.08
      Extraordinary Item                                        --                    --                 (.26)
                                                            ------                ------               ------
         Net Income                                         $ 4.80                $ 5.23               $ 4.82
                                                            ======                ======               ======

AVERAGE NUMBER OF SHARES
-------------------------
      Basic                                                   11.4                  11.6                 11.9
      Diluted                                                 11.5                  11.7                 12.0



See notes to consolidated financial statements.




                                       42