Form 10-K, Exhibit 13
period 1997-12-31
CLEVELAND CLIFFS INC
filed 1998-03-25
CIK 764065

                                                                  Exhibit 13(e)

STATEMENT OF CONSOLIDATED CASH FLOWS
Cleveland-CLiffs Inc and Consolidated Subsidiaries

                                                                           (In Millions,
                                                                Brackets indicate Cash Decrease)
                                                                       Year Ended December 31
                                                               --------------------------------------
                                                               1997            1996           1995
-----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
 Net income. . . . . . . . . . . . . . . . . . . . . . . . . . $ 54.9          $61.0          $ 57.8
 Adjustments to reconcile net income
  to net cash from operations:
   Depreciation and amortization:
    Consolidated . . . . . . . . . . . . . . . . . . . . . . .    6.7            6.6             6.1
    Share of associated companies  . . . . . . . . . . . . . .   12.2           11.0            10.7
   Provision for deferred income taxes . . . . . . . . . . . .   16.4           10.9             5,5
   Tax credit  . . . . . . . . . . . . . . . . . . . . . . . .   (5.6)            --           (12.2)
   Increase (decrease) in capacity rationalization reserve . .  (13.8)          (1.1)             .5
   Increases to environmental reserve  . . . . . . . . . . . .    1.2            2.4            13.2
   Extraordinary loss on debt extinguishment . . . . . . . . .     --             --             4.8
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.3           (1.2)           (1.7)
                                                               ------          -----          ------
     Total before changes in operating assets and liabilities    74.3           89.6            84.7
   Changes in operating assets and liabilities:
    Marketable securities  . . . . . . . . . . . . . . . . . .     --           (4.0)             --
    Inventories and prepaid expenses . . . . . . . . . . . . .  (13.3)          11.3           (15.7)
    Receivables  . . . . . . . . . . . . . . . . . . . . . . .   (3.2)          (8.4)            3.9
    Payables and accrued expenses. . . . . . . . . . . . . . .  (15.5)           (.9)           (6.8)
                                                               ------          -----          ------
     Total changes in operating assets and liabilities . . . .  (32.0)          (2.0)          (18.6)
                                                               ------          -----          ------
     Net cash from operating activities . . . . . . . . . . .    42.3           87.6            66.1
INVESTING ACTIVITIES
 Purchase of property, plant and equipment:
   Consolidated . . . . . . . . . . . . . . . . . . . . . . .   (14.1)         (16.5)          (16.6)
   Share of associated companies  . . . . . . . . . . . . . .   (47.8)         (20.2)           (5.9)
   Purchase of Wabush interest  . . . . . . . . . . . . . . .   (15.0)            --              --
 Sale of long-term investments  . . . . . . . . . . . . . . .      .8            4.0             8.8
 Sale of marketable securities  . . . . . . . . . . . . . . .     4.0             --              --
 Other  . . . . . . . . . . . . . . . . . . . . . . . . . . .      .1             .4            (4.4)
                                                               ------          -----          ------
     Net cash (used by) investing activities  . . . . . . . .   (72.0)         (32.3)          (18.1)
FINANCING ACTIVITIES
 Dividends  . . . . . . . . . . . . . . . . . . . . . . . . .   (14.8)         (15.1)          (15.5)
 Repurchases of Common Share  . . . . . . . . . . . . . . . .    (4.9)         (19.5)          (10.8)
 Principal payments on long-term debt:
   Consolidated . . . . . . . . . . . . . . . . . . . . . . .      --             --           (75.0)
   Share of associated companies  . . . . . . . . . . . . . .      --           (3.9)           (4.3)
 Debt prepayment fees . . . . . . . . . . . . . . . . . . . .      --             --            (4.8)
 Proceeds from long-term debt . . . . . . . . . . . . . . . .      --             --            70.0
 Other  . . . . . . . . . . . . . . . . . . . . . . . . . . .      --             --              .4
                                                               ------          -----          ------
     Net cash (used by) financing activities  . . . . . . . .   (19.7)         (38.5)          (40.0)
EFFECT OF EXCHANGE RATE CHANGES ON CASH . . . . . . . . . . .     (.1)           (.2)            (.6)
                                                               ------          -----          ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS  . . . . . .   (49.5)          16.6             7.4
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR  . . . . . . .   165.4          148.8           141.4
                                                               ------          -----          ------
CASH AND CASH EQUIVALENTS AT END OF YEAR  . . . . . . . . . .  $115.9         $165.4          $148.8
                                                               ======         ======          ======

Taxes paid on income  . . . . . . . . . . . . . . . . . . . .  $ 17.1         $ 20.6          $ 29.0
Interest paid on debt obligations . . . . . . . . . . . . . .  $  4.9         $  4.9          $  7.2

See notes to consolidated financial statements.

                                      43