Form 10-K, Exhibit 13
period 1997-12-31
CLEVELAND CLIFFS INC
filed 1998-03-25
CIK 764065

STATEMENT OF CONSOLIDATED SHAREHOLDERS' EQUITY                   Exhibit 13(f)
Cleveland-Cliffs Inc and Consolidated Subsidiaries



                                                                                (In Millions)
                                       -------------------------------------------------------------------------------------------
                                                Capital In              Foreign
                                                Excess of              Currency     Available     Common
                                       Common   Par Value   Retained  Translation   For Sale     Shares In    Unearned
                                       Shares   Of Shares    Income   Adjustments   Securities   Treasury    Compensation    Total
                                       ------   ---------   --------  -----------   ----------   ---------   ------------   ------


BALANCE December 31, 1994              $ 16.8     $ 63.1     $343.8       $  .9      $  1.5       $(113.4)      $ (1.3)     $311.4
    Net income                                                 57.8                                                           57.8
    Cash dividends - $1.30 a share                            (15.5)                                                         (15.5)
    Change in unrealized gains,
      net of tax                                                                       (1.4)                                  (1.4)
    Stock plans
      Restricted stock/stock options                                                                   .3                       .3
      Performance shares                             2.1                                                           (.8)        1.3
    Repurchases of Common Shares                                                                    (10.8)                   (10.8)
    Other                                                                   (.6)                       .1                      (.5)
                                       ------     ------     ------       -----      ------       -------       ------      ------

BALANCE December 31, 1995                16.8       65.2      386.1          .3          .1        (123.8)        (2.1)      342.6
    Net income                                                 61.0                                                           61.0
    Cash dividends - $1.30 a share                            (15.1)                                                         (15.1)
    Change in unrealized gains,
      net of tax                                                                       (1.1)                                  (1.1)
    Stock plans
      Restricted stock/stock options                  .4                                               .8         (1.1)         .1
      Performance shares                             3.2                                                           (.4)        2.8
    Repurchases of Common Shares                                                                    (19.5)                   (19.5)
    Other                                                                   (.2)                                               (.2)
                                       ------     ------     ------       -----      ------       -------       ------      ------

BALANCE December 31, 1996                16.8       68.8      432.0          .1        (1.0)       (142.5)        (3.6)      370.6
    Net income                                                 54.9                                                           54.9
    Cash dividends - $1.30 a share                            (14.8)                                                         (14.8)
    Change in unrealized gains,
      net of tax                                                                       (1.0)                                  (1.0)
    Stock plans
      Restricted stock/stock options                  .2                                               .4          (.5)         .1
      Performance shares                              .8                                               .7          1.0         2.5
    Repurchases of Common Shares                                                                     (4.9)                    (4.9)
    Other                                                                   (.1)                       .1
                                       ------     ------     ------       -----      ------       -------       ------      ------

BALANCE December 31, 1997              $ 16.8     $ 69.8     $472.1       $  --      $ (2.0)      $(146.2)      $ (3.1)     $407.4
                                       ======     ======     ======       =====      ======       =======       ======      ======

See notes to consolidated financial statements.




                                       44