Form 10-K, Exhibit 13
period 1997-12-31
CLEVELAND CLIFFS INC
filed 1998-03-25
CIK 764065

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                        Exhibit 13(g)
Cleveland-Cliffs Inc and Consolidated Subsidiaries

ACCOUNTING POLICIES

BASIS OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries, and references to the "Company" include the Company and consolidated subsidiaries. "Investments in Associated Companies" are comprised of partnerships and unconsolidated companies ("ventures") which the Company does not control. Such investments are accounted by the equity method and include, where appropriate, capitalized interest incurred during the construction phase of qualifying assets (see Note B). The Company's share of earnings of mining partnerships and companies from which the Company purchases iron ore production is credited to "Cost of Goods Sold and Operating Expenses" upon sale of the product. Pre-operating expenses incurred during construction of the Trinidad reduced iron project are charged to "Other Expenses" as incurred.

BUSINESS: The Company's dominant business is the production and sale of iron ore pellets to integrated steel companies. The Company controls, develops, and leases reserves to mine owners; manages and owns interests in mines; sells iron ore; and owns interests in ancillary companies providing services to the mines. Iron ore production activities are conducted in the United States and Canada.

Iron ore is marketed in North America and Europe. The three largest steel company customers' contribution to the Company's revenues were 20 percent, 13 percent and 10 percent in 1997; 15 percent, 12 percent and 11 percent in 1996; and 17 percent, 11 percent and 10 percent in 1995.

The Company also has an equity interest in an international joint venture, located in Trinidad and Tobago, to produce and market reduced iron briquettes. The venture is under construction and is scheduled to start-up, as planned, in the fourth quarter 1998. (See Note B - Reduced Iron.)

The Australian Savage River Mines operation terminated production, as planned, in December, 1996 and shipped its remaining inventory during the first quarter of 1997. The wholly-owned Australian operations had total revenues and pre-tax operating profit of $10.9 million and $4.6 million, $58.4 million and $20.2 million, and $47.2 million and $12.9 million, in 1997, 1996 and 1995, respectively. Total consolidated Australian assets were $24.9 million at December 31, 1996 (none at December 31, 1997).

On March 25, 1997, the remaining assets (including $8.6 million cash) of Savage River Mines and all related environmental and rehabilitation obligations were transferred to the Tasmanian government. As a result of completion of the transaction, the Company recorded a $3.2 million after-tax ($5.0 million pre-tax) reversal of Savage River closedown obligations recorded in prior years.

REVENUE RECOGNITION: Revenue is recognized on sales of products when title has transferred and on services when services have been performed.

Royalty revenue from the Company's share of ventures' production is recognized when the product is sold. Royalty revenue from ventures' other participants is recognized on production.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

BUSINESS RISK: The North American steel industry experienced high operating rates and generally positive financial results in 1997, 1996 and 1995. The Company's integrated steel company partners and customers have generally improved their financial condition over the three-year period as a result of continued earnings and increased equity capital.

In recent years, the improvement in most steel companies' financial positions has significantly reduced the major business risk faced by the Company, i.e., the potential financial failure and shutdown of significant customers or partners with a resulting unmitigated loss of ore sales or royalty and management fee income.

If any such shutdown were to occur without mitigation through replacement sales or cost reduction, it would represent a significant adverse financial development to the Company. The iron mining business has high operating leverage because fixed costs are a large portion of the cost structure. Therefore, unmitigated loss of sales or other income due to failure of a customer or partner would have an adverse income effect proportionately greater than the revenue effect.

McLouth Steel Products Company ("McLouth"), previously a significant customer, ceased operations on March 15, 1996 after filing for protection under the U.S. Bankruptcy Code on September 29, 1995. Although sales to McLouth in 1996 were only .3 million tons prior to shutdown in the first quarter, compared to 1.3 million tons for the full year 1995, sales of remaining available tons were made to other customers. During 1997, the Company received cash of $1.1 million and property in satisfaction of its secured claim resulting from the June 26, 1996 bankruptcy court approved sale of McLouth's assets.

USE OF ESTIMATES: The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated.

CASH EQUIVALENTS: The Company considers investments in highly liquid debt instruments with an initial maturity of three months or less, or with put options exercisable in three months or less, to be cash equivalents (see Note A - Accounting Policy and Disclosure Changes).

INVESTMENTS: The Company determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each financial statement date. Securities are classified as held-to-maturity when the Company has the intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at cost and investment income is included in earnings. Certain highly liquid securities are classified as trading securities, and are stated at fair value with unrealized holding gains and losses included in income. Securities that are not classified as held-to-maturity or trading are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized holding gains and losses, net of tax, reported as a separate component of shareholders' equity.

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

INVENTORIES: Product inventories, primarily finished products, are stated at the lower of cost or market. The cost of product inventories is determined using the last-in, first-out ("LIFO") method. The excess of current cost over LIFO cost of product inventories was $2.9 million at December 31, 1997 and 1996. The cost of other inventories is determined by the average cost method.

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

EXPLORATION, RESEARCH AND DEVELOPMENT COSTS: Exploration, research and continuing development costs of mining properties are charged to operations as incurred. Development costs which benefit extended periods are deferred and amortized over the period of benefit. At December 31, 1997, deferred development costs were less than $.5 million.

INCOME PER COMMON SHARE: Basic income per common share is based on the average number of common shares outstanding during each period. Diluted income per common share is based on the average number of common shares outstanding during each period, adjusted for the effect of outstanding stock options, restricted stock and performance shares.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform to current year classifications.


NOTE A - ACCOUNTING POLICY AND DISCLOSURE CHANGES

In June, 1997, the Company redefined its accounting policy for cash equivalents to include highly liquid debt instruments with a put option. Included in cash equivalents at December 31, 1997 are $4.9 million ($13.1 million at December 31, 1996 - reclassified) variable rate demand notes. These investments are revalued every seven days and can be put with seven days notice. The notes are guaranteed by letters of credit from highly rated financial institutions. The carrying value of these instruments approximates fair value on the reporting dates.

In October, 1996, Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 96-1, "Environmental Remediation Liabilities," the purpose of which is to improve the manner in which existing authoritative accounting literature is applied in recognizing, measuring and disclosing environmental remediation liabilities. The adoption of this statement in the first quarter of 1997 did not have a significant effect on the Company's consolidated financial statements.

In February, 1997, the Financial Accounting Standards Board ("FASB") issued Statement 128, "Earnings per Share," which simplifies the standards for computing earnings per share and makes them comparable to international standards. Under the new requirements, basic earnings per share approximates previously reported earnings per share, and diluted earnings per share takes into account the effect on average common shares of stock options, restricted stock and performance shares. The statement was adopted in December, 1997 and earnings per share for all prior periods presented have been restated.

In June, 1997, the FASB issued Statement 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. The standard is effective for years beginning after December 15, 1997. Management is evaluating disclosure alternatives of this statement.

In June, 1997, the FASB issued Statement 131, "Disclosures About Segments of an Enterprise and Related Information." This Statement, effective for years beginning after December 15, 1997, changes the way that segment information is defined and reported in annual and interim financial statements. Under current accounting standards, the Company's operations are considered to be a single reportable segment. Management is evaluating the new standard and has not yet determined what effect, if any, it may have on future disclosure.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

NOTE B - INVESTMENTS IN ASSOCIATED COMPANIES

NORTH AMERICAN IRON ORE
-----------------------

The Company's investments in the ventures are accounted by the equity method and consist of its 40 percent interest in Tilden Mining Company L.C. ("Tilden"),
22.5625 percent interest in Empire Iron Mining Partnership ("Empire"), 15 percent interest in Hibbing Taconite Company ("Hibbing"), and 22.78 percent (7.69 percent in 1996 and 1995) interest in Wabush Mines ("Wabush"). These ventures are managed by the Company in North America. The other interests are owned by U.S. and Canadian integrated steel companies.

Following is a summary of combined financial information of the operating ventures:


                                             (In Millions)
                                -------------------------------------------
                                  1997              1996             1995
                                --------          --------         ------
INCOME
   Gross revenue                $1,027.0          $1,043.7         $1,025.9
   Equity income                   111.1             121.0            143.3
                                ========          ========         ========

FINANCIAL POSITION
   Properties - net             $  713.8          $  745.6         $  761.5
   Other assets                    173.9             163.4            138.6
   Debt obligations                   --                --            (22.5)
   Other liabilities              (217.7)           (204.9)          (163.9)
                                --------          --------         --------

            Net assets          $  670.0          $  704.1         $  713.7
                                ========          ========         ========

   Company's equity in
      underlying net assets     $  196.7          $  189.2         $  195.7
   Company's investment         $  160.8          $  147.5         $  152.0
                                ========          ========         ========

The Company manages and operates all of the ventures and leases or subleases mineral rights to certain ventures. In addition, the Company is required to purchase its applicable current share, as defined, of the production decided by the venture participants. The Company purchased $243.3 million in 1997 (1996- $228.0 million; 1995-$217.8 million) of iron ore from certain ventures. During 1997, the Company earned royalties and management fees of $47.5 million (1996- $51.5 million; 1995-$49.5 million) from ventures, of which $11.8 million in 1997 (1996-$14.4 million; 1995-$13.7 million) was the Company's share as a participant in the ventures. The payments made by the Company, as a participant in the ventures, are reflected in royalties and management fees revenue and cost of goods sold upon the sale of the product.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Costs and expenses incurred by the Company, on behalf of the ventures, are charged to such ventures in accordance with management and operating agreements. The Company's equity in the income of the ventures is credited to the cost of goods sold and includes the amortization to income of the difference of the Company's equity in the underlying net assets and its investment on the straight-line method based on the useful lives of the underlying assets. The difference between the Company's equity in underlying net assets and recorded investment results from the assumption of interests from former participants in the ventures, acquisitions, and reorganizations. The Company's equity in the income of ventures was $23.1 million in 1997 (1996-$24.1 million; 1995-$24.3 million).

The Company acquired Inland Steel Company's ("Inland") 15.1 percent interest in the Wabush Mines iron ore joint venture in Canada for $15.0 million effective January 1, 1997. The acquisition raises the Company's interest in the Company-managed venture to 22.78 percent. Depending on the magnitude of future tonnage, additional payments to Inland may be required, but are not expected to be material in any year.

The Company's effectively serviced share of long-term obligations of ventures, including the current portion, was $4.9 million as of December 31, 1997 (1996- $2.9 million), principally capitalized leases.

REDUCED IRON
------------

On April 15, 1996, the Company announced an international joint venture to produce and market premium quality reduced iron briquettes to the steel industry. All project documents were executed on May 8, 1996. The venture's participants, through subsidiaries, are the Company, 46.5 percent; The LTV Corporation ("LTV"), 46.5 percent; and Lurgi AG of Germany, 7 percent. The Company manages the project, located in Trinidad and Tobago, and will be responsible for sales by the venture company, Cliffs and Associates Limited. The total project is estimated to cost $160.0 million of which project capital expenditures are estimated to be $142.5 million, with actual expenditures of $77.0 million and $28.2 million in 1997 and 1996, respectively, and estimated 1998 expenditures of $37.3 million. The Company's share of capital expenditures is estimated to be $66.3 million, of which $35.8 million was spent in 1997, $13.1 million in 1996 and $17.4 million is expected to be spent in 1998. No project financing will be used. The facilities are scheduled to start-up, as planned, in the fourth quarter of 1998.

The Company's investment in the venture is accounted by the equity method. The investment at December 31, 1997 was $57.5 million ($14.4 million at December 31,
1996) and includes capitalized interest on qualifying assets of $2.6 million ($.3 million - 1996). A pre-operating loss of $1.5 million in 1997 (none in 1996) resulting from cost incurred during the construction period has been included in other expenses.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

NOTE C - INVESTMENTS

Following is a summary of investment securities:


                                                           (In Millions)
                                                -------------------------------------
                                                             Gross         Estimated
                                                           Unrealized        Fair
                                                Cost        (Losses)         Value
                                                ----        --------         -----
December 31, 1997
------------------
Long-Term Investments
---------------------
  Available-for-Sale
  ------------------
     LTV Common Stock                           $11.5         $(3.2)         $ 8.3
                                                =====         =====          =====

December 31, 1996*
------------------
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
                                                =====         =====          =====

Marketable Securities
---------------------
  Debt Instruments
  ----------------
    Available-for-Sale                          $ 4.0         $  --          $ 4.0
                                                =====         =====          =====

*    Reclassified - see Note A - Accounting Policy and Disclosure Changes.

In 1997 and 1996, $.8 million and $3.8 million of Australian government securities, respectively, matured and were converted to cash and cash equivalents. The redemption of these investments, previously classified as held-to-maturity securities, did not result in the recognition of a gain or loss.


NOTE D - RESERVE FOR CAPACITY RATIONALIZATION

The Company initially established a reserve of $70 million in 1983 to provide for expected costs of reorienting its mining joint ventures and facilities to adjust to changed market conditions. During 1990, the Company increased the reserve by $24.7 million as a result of a restructuring of Savage River Mines under which the previous participants in the venture paid $19.0 million to the Company for closedown obligations. In 1997, $13.8 million was charged to the reserve including a $5.0 million recovery of closedown provision for Savage River Mines. During 1996, $1.1 million was charged to the reserve, and during 1995, $.5 million was credited to the reserve. The balance principally for the permanent shutdown of the Republic Mine, at December 31, 1997 was $19.9 million, with $7.1 million classified as a reduction of other current assets. The Republic Mine shutdown was announced on January 30, 1996. Site expenditures are expected to be completed by 2002.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

NOTE E - ENVIRONMENTAL RESERVES

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

The Company provided $1.4 million and $2.4 million of additional environmental reserves in 1997 and 1996, respectively. The additional environmental provisions reflect the Company's continuing review of estimated investigation and remediation expense at all known sites. Payments in 1997 were $2.4 million (1996
- $1.6 million).

At December 31, 1997, the Company had an environmental reserve of $22.7 million ($23.7 million at December 31, 1996), of which $3.3 million was classified as current. The reserve includes the Company's obligations related to:

         - Federal and State Superfund and Clean Water Act sites where the Company is named as a potentially responsible party, including Cliffs-Dow and Kipling sites in Michigan and the Rio Tinto mine site in Nevada, all of which sites are independent of the Company's iron mining operations. The reserves are based on engineering studies prepared by outside consultants engaged by the potentially responsible parties. The Company continues to evaluate the recommendations of the studies and other means for site clean-up. Significant site clean-up activities have taken place at Cliffs-Dow and Rio Tinto.

         - Wholly-owned active and idle operations, including Northshore mine and Silver Bay power plant in Minnesota. The Northshore/Silver Bay reserve is based on an environmental investigation conducted by the Company and an outside consultant in connection with the 1994 acquisition.

         - Other sites, including former operations, for which reserves are based on the Company's estimated cost of investigation and remediation of sites where expenditures may be incurred.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

NOTE F - LONG-TERM OBLIGATIONS

Long-term debt of the Company consists of $70 million of senior unsecured notes payable to an insurance company group. The proceeds from these notes were used to retire existing notes held by another group of insurance companies in December, 1995. The current notes, due in December, 2005, have a fixed interest rate of 7.0 percent and replaced notes which had an average interest rate of
8.77 percent. The retiring of the notes resulted in an extraordinary charge of $3.1 million after-tax ($4.8 million before-tax) in 1995. The senior unsecured note agreement requires the Company to meet certain covenants related to net worth ($229.1 million at December 31, 1997), leverage, and other provisions. The Company was in compliance with the debt covenants at December 31, 1997.

The Company's $100 million revolving credit agreement was amended in June, 1997 to extend the expiration date by one year to March 1, 2002, and to reduce interest rates and fees. No borrowings are outstanding under this agreement. Additionally, the Company, including its share of the ventures, has outstanding $5.2 million of unsecured letters of credit.


NOTE G - LEASE OBLIGATIONS

The Company and its managed ventures lease certain mining, production, data processing and other equipment under operating leases. The Company's operating lease expense, including its share of the ventures, was $8.7 million in 1997, $7.6 million in 1996 and $6.9 million in 1995.

The Company's share of properties of the Company's managed ventures at December 31, 1997 and 1996 included $8.0 million and $4.5 million, respectively, of production equipment and service vehicles acquired under capital leases. The Company's share of accumulated amortization of capital leases included in respective allowances for depreciation, was $3.3 million and $2.0 million at December 31, 1997 and 1996, respectively.

The Company's share of future minimum payments under capital leases and noncancellable operating leases at December 31, 1997 was:

                                                        (In Millions)
                                                    ---------------------
        Year Ending                                 Capital     Operating
        December 31                                 Leases        Leases
        -----------                                 -------     ---------
            1998                                      $1.7         $ 9.0
            1999                                       1.5           8.1
            2000                                       1.4           7.0
            2001                                        .9           5.5
            2002                                        .5           3.7
            2003 and thereafter                         .4           6.8
                                                      ----         -----

        Total minimum lease payments                   6.4         $40.1
                                                                   =====
        Amounts representing interest                  1.1
                                                      ----
        Present value of net minimum lease payments   $5.3
                                                      ====

Cleveland-Cliffs Inc and Consolidated Subsidiaries


The Company's share of ventures lease obligations are largely non-recourse to the Company.


NOTE H - RETIREMENT BENEFITS

Pensions
--------

The Company and its managed ventures sponsor defined benefit pension plans covering substantially all employees. The plans are noncontributory and benefits generally are based on employees' years of service and average earnings for a defined period prior to retirement.

Components of the pension cost (credit), including the Company's proportionate share of the costs of ventures, were as follows:

                                                   (In Millions)
                                        ---------------------------------
                                          1997          1996         1995
                                        --------      --------     ------
Service cost                            $  3.6         $  3.8       $  3.4
Interest cost                             13.7           13.2         15.3
Actual (return) on plan assets           (40.2)         (32.4)       (42.6)
Net amortization and deferral             20.5           14.4         22.7
                                        ------         ------       ------
     Total pension cost (credit)        $ (2.4)        $ (1.0)      $ (1.2)
                                        ======         ======       ======

Most of the Company's pension funds are held in diversified collective trusts with the funds contributed by participants in the ventures. Plan assets principally include diversified marketable equity securities and corporate and government debt securities, which are selected by professional asset managers.

The following table presents a reconciliation of the funded status of the Company's plans, including its proportionate share of the plans of ventures, at December 31, 1997 and 1996:

                                                            (In Millions)
                                                    --------------------------
                                                      1997               1996
                                                    -------            -------
Plan assets at fair value                           $ 270.6            $ 247.9
Actuarial present value of benefit
   obligation:
        Vested benefits                               161.1              152.1
        Nonvested benefits                             20.3               21.5
                                                    -------            -------
        Accumulated benefit obligation                181.4              173.6
Effect of projected compensation levels                14.8               14.0
                                                    -------            -------
        Projected benefit obligation                  196.2              187.6
                                                    -------            -------
Plan assets in excess of projected
   benefit obligation                                  74.4               60.3
Unrecognized prior service costs                        5.7                7.0
Unrecognized net asset at date of adoption
  of FAS 87, net of amortization                      (21.2)             (23.7)
Unrecognized net (gain)                               (24.6)             (14.1)
                                                    -------            -------
        Prepaid cost                                $  34.3            $  29.5
                                                    =======            =======

Cleveland-Cliffs Inc and Consolidated Subsidiaries

At December 31, 1997 and 1996, the Company recorded an intangible asset and an additional liability of $1.5 million and $2.3 million, respectively, for certain plans where the fair value of plan assets was less than the accumulated benefit obligation.

The discount rate and weighted average rate of increase in compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.25 percent and 4.29 percent at December 31, 1997 (7.75 percent and 4.30 percent at December 31, 1996), respectively. The expected long-term rate of return assumption utilized for determining pension cost (credit) for the years 1997, 1996 and 1995 was 8.75 percent, 8.75 percent and 8.5 percent, respectively. The assumption was increased to 9.0 percent on December 31, 1997 for year 1998 pension cost (credit) determination.

The Company makes annual contributions to the plans within income tax deductibility restrictions in accordance with the requirements of the Employee Retirement Income Security Act of 1974. For Plan Year 1997 (largely funded in calendar year 1998), the Company plans to contribute $2.9 million, including its share of ventures' funding, a decrease of $.1 million from Plan Year 1996. In the event of plan termination, the sponsors could be required to fund shutdown and early retirement obligations which are not included in the accumulated benefit obligation.

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

The following table presents a reconciliation of the funded status of the Company's OPEB obligations, including its proportionate share of the obligations of ventures, at December 31, 1997 and 1996:

                                                     (In Millions)
                                                 ---------------------
                                                   1997         1996
                                                 ------        -------
Accumulated postretirement benefit obligation:
   Retirees                                      $ 55.9        $ 54.6
   Fully eligible active plan participants          9.3           6.2
   Other active plan participants                  23.2          20.7
                                                 ------        ------
        Total obligation                           88.4          81.5
Plan assets                                       (17.3)        (14.3)
                                                 ------        ------
Accumulated postretirement benefit cost
 obligation in excess of plan assets               71.1          67.2
Unrecognized prior service (cost)                   (.7)          (.1)
Unrecognized gain                                   3.6           6.5
                                                 ------        ------
   Accrued postretirement benefit cost           $ 74.0        $ 73.6
                                                 ======        ======

Cleveland-Cliffs Inc and Consolidated Subsidiaries


Net periodic postretirement benefit cost, including the Company's proportionate share of the costs of ventures, includes the following components:

                                                       (In Millions)
                                                -------------------------
                                                 1997      1996     1995
                                                ------    ------   -----
Service cost                                    $ 1.3     $ 1.3    $ 1.2
Interest cost                                     6.2       5.9      5.8
Return on plan assets                            (1.0)      (.9)     (.6)
Net amortization and deferral                      --        --      (.4)
                                                -----     -----    -----
   Net periodic postretirement benefit cost     $ 6.5     $ 6.3    $ 6.0
                                                =====     =====    =====

The Company's medical cost trend rate assumption reflects projected medical cost growth of 7.5 percent in 1998, decreasing by .5 percent per year to a growth rate of 5 percent for the year 2003 and annually thereafter. The medical cost trend rate assumption has a significant effect on the amounts reported. For example, changing the assumed medical cost trend rate by one percentage point in each year would change the accumulated postretirement benefit obligation, as of December 31, 1997 by $13.1 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1997 by $1.2 million. Amounts include the Company's proportionate share of the costs of ventures.

Plan assets include deposits relating to funded life insurance contracts that are available to fund retired employees' life insurance obligations. Additionally, as part of the 1993 labor contracts at Empire, Hibbing, and Tilden, Voluntary Employee Benefit Association Trusts ("VEBAs") were established. Funding of the VEBAs began in 1994 to cover a portion of the postretirement benefit obligations of these ventures. As a participant, the Company's minimum annual contribution is $.7 million per year. The Company's estimated actual contribution will approximate $1.5 million per year based on its share of tons produced. The discount rate used in determining the accumulated postretirement benefit obligation was 7.25 percent at December 31, 1997 (7.75 percent and 7.25 percent at December 31, 1996 and 1995, respectively). The expected long-term rate of return on life insurance contract deposits was increased to 6.5 percent at December 31, 1997, from 6.0 percent at December 31, 1996. The expected return on VEBAs was increased to 8.0 percent at December 31, 1997 from 7.75 percent at December 31, 1996.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

NOTE I - INCOME TAXES

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows:

                                                               (In Millions)
                                                              ----------------
                                                               1997       1996
                                                              -----      -----
      Deferred tax assets:
         Postretirement benefits other than pensions          $22.3      $21.2
         Other liabilities                                     14.7       18.8
         Reserve for capacity rationalization                   8.0        8.2
         Deferred development                                    --        8.0
         Product inventories                                    4.2        1.9
         Other                                                  2.4        4.5
                                                              -----      -----
            Total deferred tax assets                          51.6       62.6

      Deferred tax liabilities:
         Investment in ventures                                23.0       25.2
         Other                                                 17.9       21.1
                                                              -----      -----
            Total deferred tax liabilities                     40.9       46.3
                                                              -----      -----
                 Net deferred tax assets                      $10.7      $16.3
                                                              =====      =====

The components of provisions for income taxes before the extraordinary item are as follows:

                                                     (In Millions)
                                           ----------------------------------
                                            1997           1996         1995
                                           ------         ------       ------
         Current                           $11.9          $23.6        $11.9
         Deferred                            5.8           10.9         (1.2)
                                           -----          -----        -----
                                           $17.7          $34.5        $10.7
                                           =====          =====        =====

In 1997, the Company and the Internal Revenue Service reached agreement settling issues raised during the examination of the Company's federal income tax returns for the tax years 1991 and 1992. As a result of the settlement and its related impact on the tax years 1993 through 1995, the Company made additional tax and interest payments of $3.3 million and is entitled to tax and interest refunds of $.8 million. Additionally, a reversal of prior years' tax accruals of $5.6 million was recorded.

In 1995, a tax settlement was reached resolving audit issues previously arising from the Company's restructuring program in the late 1980s. The settlement resulted in the Company making additional tax and interest payments of $11.8 million, recording a tax credit of $12.2 million in 1995, and entitling the Company to refunds of $5.3 million in subsequent years.

The provision for income taxes included Australian federal income taxes of $2.1 million, $7.5 million, and $3.7 million for the years 1997, 1996 and 1995, respectively.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

The reconciliation of effective income tax rate before the extraordinary item and United States statutory rate is as follows:

                                               1997     1996     1995
                                               ----     ----     ----

Statutory tax rate                             35.0%    35.0%    35.0%
Increase (decrease) due to:
     Percentage depletion in excess
         of cost depletion                     (5.8)    (5.9)    (7.8)
     Effect of foreign taxes                    3.0      5.3      1.7
     Prior years' tax adjustment              (10.0)     (.2)   (15.2)
     Other items - net                          2.2      2.0      1.3
                                               ----     ----     ----

Effective tax rate                             24.4%    36.2%    15.0%
                                               =====    =====    =====

Prior years' tax adjustments in 1997 and 1995 include the effects of the $5.6 million and $12.2 million tax credits, respectively.


NOTE J - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and fair value of the Company's financial instruments at December 31, 1997 were as follows:

                                                      (In Millions)
                                             ------------------------------
                                             Carrying                 Fair
                                              Amount                  Value
                                             --------                -------
              Cash and cash equivalents       $115.9                 $115.9
              Long-term investments              8.3                    8.3
              Long-term debt                    70.0                   70.7

The fair value of the Company's long-term debt was determined based on a discounted cash flow analysis and estimated borrowing rates.

The Company had $22.0 million and $7.1 million of Canadian forward currency exchange contracts at December 31, 1997 and 1996, respectively, and $2.7 million at December 31, 1996 (none in 1997) of Australian forward currency exchange contracts. The fair value of the Canadian currency exchange contracts, which have varying maturity dates to December 1, 1998, was estimated to be $21.3 million, based on the December 31, 1997 forward rates.


NOTE K - STOCK PLANS

The 1987 Incentive Equity Plan authorized the Company to make grants and awards of stock options, stock appreciation rights and restricted or deferred stock awards to officers and key employees, for up to 750,000 Common Shares (plus an additional 89,045 Common Shares reserved for issuance, but not issued, under the Company's 1979 Restricted Stock Plan). During the term of the Plan, 838,144 Common Shares were granted or awarded. Under the terms of the Plan, effective April 29, 1997, no further grants or awards may be made from this Plan.

Cleveland-Cliffs Inc. and Consolidated Subsidiaries

The 1992 Incentive Equity Plan was amended in May, 1997 to authorize the Company to issue up to 1,150,000 Common Shares (previously 595,000 Common Shares) upon the exercise of Options Rights, as Restricted Shares, in payment of Performance Shares or Performance Units that have been earned, as Deferred Shares, or in payment of dividend equivalents paid with respect to awards made under the Plan. Such shares may be shares of original issuance or treasury shares or a combination of both.

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

The 1996 Nonemployee Directors' Compensation Plan authorizes the Company to issue up to 50,000 Common Shares to nonemployee Directors. The Plan provides for the grant of 1,000 Restricted Shares to nonemployee Directors first elected after June 30, 1995 and also provides that nonemployee Directors must take at least 50 percent of their annual retainer and may elect to take the balance of their retainer and all other fees in Common Shares. The Restricted Shares vest five years from the date of award.

In accordance with the provisions of FASB Statement 123, "Accounting for Stock-Based Compensation," ("Statement 123") the Company has elected to continue applying the provisions of APB 25 and related Interpretations in accounting for its stock-based compensation plans. Accordingly, the Company does not recognize compensation expense for stock options when the stock option price at the grant date is equal to or greater than the fair market value of the stock at that date. However, the Company recorded $3.0 million, $2.7 million, and $1.3 million in 1997, 1996 and 1995, respectively, relating to other stock-based compensation.

Statement 123 requires pro forma information on net income and earnings per share as if the fair value method for valuing stock options, as prescribed by Statement 123, had been applied. The Company's pro forma information follows:


                                        1997            1996            1995
                                       ------          ------          -----

              Net Income (Millions)    $54.9           $61.2           $57.9
              Earnings Per Share:
                Basic                  $4.83           $5.28           $4.84
                Diluted                $4.79           $5.25           $4.82

The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1996 and 1995:

Cleveland-Cliffs Inc and Consolidated Subsidiaries

                                                1997         1996        1995
                                               ------       ------      -----

         Risk-free Interest Rate                6.04%        6.04%       6.15%
         Dividend Yield                         2.97%        3.00%       3.01%
         Volatility Factor - Market
           Price of Company's Common Stock      .221         .220        .227
         Expected Life of Options - Years       4.31         4.23        2.81

Compensation costs included in the pro forma information reflect fair values associated with options granted after January 1, 1995. Pro forma information may not be indicative of future pro forma information applicable to future outstanding awards.

Stock option, restricted stock award, and performance share activities under the Company's 1987 and 1992 Incentive Equity Plans, and the 1996 Nonemployee Directors' Compensation Plan are summarized as follows:

                                                  1997                       1996                   1995
                                          ----------------------     ---------------------    ---------------------
                                                      Weighted-                 Weighted-                Weighted-
                                                       Average                   Average                  Average
                                                      Exercise                  Exercise                 Exercise
                                           Shares       Price        Shares       Price       Shares       Price
                                          --------    --------       ------     --------     ---------   ----------
Stock options:
   Options outstanding
      beginning of year                    157,425       $35.99       72,775       $23.66      82,182       $22.19
   Granted during the year                 114,950        43.38      109,500        44.82       5,000        39.55
   Exercised                                (3,000)       21.52       (6,250)       20.29     (14,407)       20.77
   Cancelled                               (16,750)       43.95      (18,600)       45.00          --           --
                                           -------                   -------                  -------
   Options outstanding
      at end of year                       252,625        39.00      157,425        35.99      72,775        23.66
   Options exercisable
      at end of year                        96,925        31.10       72,525        25.45      72,775        23.66

Restricted awards:
   Awarded and restricted
      at beginning of year                  39,665                    10,854                   13,264
   Awarded during the year                  13,200                    30,000                       --
   Vested                                     (816)                   (1,189)                  (2,410)
   Cancelled                                (2,600)                       --                       --
                                           -------                   -------                  -------
   Awarded and restricted
      at end of year                        49,449                    39,665                   10,854

Performance shares:
   Allocated at beginning of year          145,167                    88,767                   41,317
   Allocated during the year                63,126                    57,400                   47,450
   Issued                                  (45,293)                       --                       --
   Forfeited                                (2,000)                   (1,000)                      --
                                           -------                   -------                  -------
   Allocated at end of year                161,000                   145,167                   88,767

Required retainer and voluntary shares:
   Awarded at beginning of year              3,150                        --                       --
   Awarded during the year                   4,540                     3,150                       --
   Issued                                   (3,142)                       --                       --
                                           -------                   -------                  -------
   Awarded at end of year                    4,548                     3,150                       --

Reserved for future grants
   or awards at end of year                718,640                   339,007                  469,457

Weighted-average fair value of
   options granted during the year           $8.65                     $8.75                    $6.48

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Exercise prices for options outstanding as of December 31, 1997 ranged from $8.51 to $45.00, with 75 percent of options outstanding having exercise prices in the range of $40.00 to $45.00 per share. The weighted-average remaining contractual life of options outstanding is 7.4 years at December 31, 1997.


NOTE L - SHAREHOLDERS' EQUITY

As of December 31, 1997, the Company is authorized to issue up to 500,000 shares of Class A voting preferred stock, without par value, and up to 4,000,000 shares of Class B non-voting preferred stock, without par value.

On September 9, 1997, the Company announced the adoption of a new share purchase rights ("Rights") plan that replaced an existing rights plan that expired on September 18, 1997. The Rights plan became effective September 19, 1997. A Right is attached to each of the Company's Common Shares outstanding or subsequently issued. Each Right entitles the holder to buy from the Company one-hundredth of one (.01) Common Share at an exercise price per whole share of $160.00. The Rights expire on September 19, 2007 and are not exercisable until the occurrence of certain triggering events, which include the acquisition of, or a tender or exchange offer for, 20 percent or more of the Company's Common Shares. There are approximately 168,000 Common Shares reserved for these Rights. The Rights become exercisable if a person or group acquires, or tenders for, 20 percent or more of the Company's Common Shares. The Company is entitled to redeem the Rights at one cent per Right upon the occurrence of certain events.

Through December 31, 1997, the Company has purchased 893,400 of its Common Shares at a total cost of $35.2 million (1997 - 113,100 shares, $4.9 million; 1996 - 495,800 shares, $19.5 million; 1995 - 284,500 shares, $10.8 million) or an average price of $39.41 per share under its announced program to repurchase up to 1.5 million Common Shares in the open market or in negotiated transactions.


NOTE M - EARNINGS PER SHARE

The following table provides a reconciliation for the computation of basic and diluted earnings per share from continuing operations:

                                             (In Millions, Except Per Share)
                                             -------------------------------
                                               1997        1996      1995
                                               ----        ----      ----

Net Income From Continuing Operations,
     before Extraordinary Item                $ 54.9      $ 61.0    $ 60.9
Basic Weighted-Average Shares                   11.4        11.6      11.9
Effect of Dilutive Shares:
     Stock Options/Performance Shares             .1          .1        .1
                                              ------      ------    ------

Diluted Weighted-Average Shares                 11.5        11.7      12.0
                                              ======      ======    ======
Basic Earnings per Share                      $ 4.83      $ 5.26    $ 5.10
                                              ======      ======    ======
Diluted Earnings per Share                    $ 4.80      $ 5.23    $ 5.08
                                              ======      ======    ======

Cleveland-Cliffs Inc and Consolidated Subsidiaries

NOTE N - LITIGATION

The Company and its managed ventures are periodically involved in litigation incidental to their operations. Management believes that any pending litigation will not result in a material liability in relation to the Company's consolidated financial statements.