Form 10-K, Exhibit 13
period 1997-12-31
CLEVELAND CLIFFS INC
filed 1998-03-25
CIK 764065

QUARTERLY RESULTS OF OPERATIONS-(Unaudited)                       Exhibit 13(h)
(In Millions, Except Per Share Amounts)

                                                        1997
                                 ------------------------------------------------------
                                            Quarters
                                 -----------------------------------------
                                 First       Second      Third      Fourth       Year
                                 -----       ------      -----      ------       ----
Total Revenues                   $31.3       $122.1      $148.9     $153.4      $455.7
Gross Profit                       7.8         19.0        28.5       29.1        84.4
Net Income
  Amount                           3.0         12.9        21.1       17.9        54.9
  Per Common Share
      Basic                        .26         1.14        1.86       1.57        4.83
      Diluted                      .26         1.13        1.85       1.56        4.80
Average Number of Shares
      Basic                       11.4         11.4        11.4       11.4        11.4
      Diluted                     11.4         11.4        11.5       11.5        11.5

Second quarter results included a $2.8 million after-tax credit, and fourth quarter results included a $.4 million after-tax credit, both resulting from reversal of Savage River Mine closedown obligations recorded in prior years. Earnings for the third quarter included a $5.6 million tax credit resulting from the settlement of prior years' tax issues.

                                                             1996
                                    -------------------------------------------------------
                                               Quarters
                                    -----------------------------------------
                                    First       Second      Third      Fourth       Year
                                    -----       ------      -----      ------       ----
Total Revenues                      $59.8       $140.8      $166.7     $150.8      $518.1
Gross Profit                         10.4         30.1        37.1       32.7       110.3
Net Income
   Amount                             3.6         17.8        21.3       18.3        61.0
   Per Common Share
      Basic                           .30         1.52        1.84       1.60        5.26
      Diluted                         .30         1.51        1.83       1.59        5.23
Average Number of Shares
      Basic                          11.8         11.7        11.5       11.4        11.6
      Diluted                        11.9         11.7        11.6       11.5        11.7



Second quarter results included a $1.3 million after-tax property damage insurance recovery on a January, 1996 ore train derailment.

Earnings per share reflect the periodic repurchase of shares under the Company's stock repurchase program. Total shares repurchased through December 31, 1997 were 893,400 shares (through December 31, 1996 - 780,300).

--------------------------------------------------------------------------------


COMMON SHARE PRICE PERFORMANCE AND DIVIDENDS

                                          Price Performance
                            ----------------------------------------------
                                      1997                     1996                Dividends
                            -----------------------     ------------------    ------------------
                             High             Low        High        Low       1997         1996
                            -------         -------     -------    -------    ------       -----

First Quarter               $45-7/8         $41-1/2     $46-7/8    $40-1/4    $ .325       $ .325
Second Quarter               43-1/2          40          44-1/4     37-3/4      .325         .325
Third Quarter                44-7/8          40-11/16    40-1/8     36-1/4      .325         .325
Fourth Quarter               47-1/8          40-7/8      46-1/8     38          .325         .325
                                                                              ------       ------
   Year                      47-1/8          40          46-7/8     36-1/4    $1.30        $1.30
                                                                              =====        =====

                                       63