Form 10-K, Exhibit 13
period 1997-12-31
CLEVELAND CLIFFS INC
filed 1998-03-25
CIK 764065

    SUMMARY OF FINANCIAL AND OTHER STATISTICAL DATA            Exhibit 13(j)
    Cleveland-Cliffs Inc and Consolidated Subsidiaries

                                                                                1997        1996         1995         1994
-----------------------------------------------------------------------------------------------------------------------------
    FINANCIAL DATA (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
    FOR THE YEAR
    Operating Earnings From Continuing Operations:
      Operating Revenues       - Product Sales and Services . . . . . . .      $391.4      $451.7        $411.2       $334.8
                               - Royalties and Management Fees. . . . . .        47.5        51.5          49.5         44.7
                                                                              -----------------------------------------------
                               - Total  . . . . . . . . . . . . . . . . .       438.9       503.2         460.7        379.5
      Cost of Goods Sold and Operating Expenses and AS&G Expenses . . . .       371.6       409.6         371.5        315.8
                                                                              -----------------------------------------------
      Operating Earnings. . . . . . . . . . . . . . . . . . . . . . . . .        67.3        93.6          89.2         63.7
    Net Income (Loss)          - From Continuing Operations (a) . . . . .        54.9        61.0          57.8         42.8
                               - From Discontinued Operations . . . . . .         ---         ---           ---          ---
                                                                              ----------------------------------------------
                               - Total. . . . . . . . . . . . . . . . . .        54.9        61.0          57.8         42.8
    Net Income (Loss) Per Common Share
      Basic                    - From Continuing Operations (a) . . . . .        4.83        5.26          4.84         3.54
                               - From Discontinued Operations . . . . . .         ---         ---           ---          ---
                                                                              -----------------------------------------------
                               - Total. . . . . . . . . . . . . . . . . .        4.83        5.26          4.84         3.54
      Diluted                  - From Continuing Operations (a) . . . . .        4.80        5.23          4.82         3.53
                               - From Discontinued Operations . . . . . .         ---         ---           ---          ---
                                                                              -----------------------------------------------
                               - Total. . . . . . . . . . . . . . . . . .        4.80        5.23          4.82         3.53
    Distributions to Common Shareholders:
      Regular Cash Dividends   -  Per Share. . . . . . . . .. . . . . . .        1.30        1.30          1.30         1.23
                               -  Total . . . . . . . . . . . . . . . . .        14.8        15.1          15.5         14.8
      Special Dividends        -  Per Share . . . . . . . . . . . . . . .         ---         ---           ---          ---
                               -  Total . . . . . . . . . . . . . . . . .         ---         ---           ---          ---
      Spin-off of Securities   -  Per Share. . . .  . . . . . . . . . . .         ---         ---           ---          ---
                               -  Total . . . . . . . . . . . . . . . . .         ---         ---           ---          ---
    Repurchases of Common Shares. . . . . . . . . . . . . . . . . . . . .         4.9        19.5          10.8          ---
    Capital Expenditures (c). . . . . . . . . . . . . . . . . . . . . . .        76.9        36.7          22.5         10.9

    AT YEAR-END
    Cash and Marketable Securities. . . . . . . . . . . . . . . . . . . .       115.9       169.4         148.8        141.4
    Total Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       694.3       673.7         644.6        608.6
    Long-Term Obligations Effectively Serviced (c). . . . . . . . . . . .        74.9        72.9          76.3         84.2
    Shareholders' Equity. . . . . . . . . . . . . . . . . . . . . . . . .       407.4       370.6         342.6        311.4
    Book Value Per Common Share . . . . . . . . . . . . . . . . . . . . .       36.02       32.59         28.96        25.74
    Market Value Per Common Share. . .. . . . . . . . . . . . . . . . . .       45.81       45.38         41.00        37.00
-----------------------------------------------------------------------------------------------------------------------------

    Iron Ore Production and Sales Statistics (Millions of Gross Tons)
    Production From Mines Managed By Cliffs:
      North America . . . . . . . . . . . . . . . . . . . . . . . . . . .        39.6        39.9          39.6         35.2
      Australia . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         ---         1.6           1.5          1.5
                                                                              -----------------------------------------------
        Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        39.6        41.5          41.1         36.7
        Cliffs' Share . . . . . . . . . . . . . . . . . . . . . . . . . .        10.9        12.0          11.3          8.3
    Cliffs' Sales From:
      North American Mines. . . . . . . . . . . . . . . . . . . . . . . .        10.4        11.0          10.4          8.2
      Australian Mine . . . . . . . . . . . . . . . . . . . . . . . . . .         0.3         1.7           1.5          1.5
                                                                              -----------------------------------------------
      Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        10.7        12.7          11.9          9.7
-----------------------------------------------------------------------------------------------------------------------------
    Other Information
    Common Shares Outstanding (Millions) - Average For Year . . . . . . .        11.4        11.6          11.9         12.1
    Common Shares Outstanding (Millions) - At Year-End. . . . . . . . . .        11.3        11.4          11.8         12.1
    Common Shares Price Range - High. . . . . . . . . . . . . . . . . . .     $47-1/8     $46-7/8       $46-3/4      $45-1/2
    Common Shares Price Range - Low . . . . . . . . . . . . . . . . . . .          40      36-1/4        36-1/8           34
    Employees at Year-End (d) . . . . . . . . . . . . . . . . . . . . . .       5,951       6,251         6,411        6,504


(a) Results include after-tax special items of $8.8 million ($.77 per diluted share) in 1997, net contributions of special items and extraordinary charge of $2.4 million ($.20 per diluted share) in 1995, recoveries on bankruptcy claims of $23.2 million ($1.92 per diluted share) and $47.1 million ($4.00 per diluted share) in 1993 and 1990, respectively, and a $38.7 million ($3.23 per diluted share) after-tax charge for accounting changes in 1992. Operating results reflect the acquisition of Northshore Mining Company in the fourth quarter of 1994.



      1993                  1992                  1991         1990      1989          1988
---------------------------------------------------------------------------------------------------


      $268.1                $266.9               $271.6      $272.2      $294.9        $247.9
        39.7                  43.8                 45.8        37.7        55.6          50.2
---------------------------------------------------------------------------------------------------

       307.8                 310.7                317.4       309.9       350.5         298.1
       268.5                 275.5                275.0       279.7       257.8         227.6
---------------------------------------------------------------------------------------------------

        39.3                  35.2                 42.4        30.2        92.7          70.5
        54.6                  (7.9)                53.8        73.8        62.5          42.6
         ---                   ---                  ---         ---        (1.9)         (3.4)
 ---------------------------------------------------------------------------------------------------
        54.6                  (7.9)                53.8        73.8        60.6          39.2

        4.55                  (.66)                4.55        6.31        5.37          3.12
         ---                   ---                  ---         ---        (.17)         (.26)
 ---------------------------------------------------------------------------------------------------
        4.55                  (.66)                4.55        6.31        5.20          2.86
        4.53                  (.66)                4.51        6.26        5.32          3.08
         ---                   ---                  ---         ---        (.17)         (.26)
 ---------------------------------------------------------------------------------------------------
        4.53                  (.66)                4.51        6.26        5.15          2.82

        1.20                  1.18                 1.03         .80         .40           ---
        14.4                  14.1                 12.1         9.3         4.7           ---
        2.70 (b)               ---                 4.00         ---         ---           .79  (b)
        32.4 (b)               ---                 47.0         ---         ---          12.8  (b)
         ---                   ---                  ---         ---         ---          3.55  (b)
         ---                   ---                  ---         ---         ---          41.3  (b)
         ---                   ---                  ---         ---         ---         125.2
         5.0                   5.2                  7.3        11.2        14.6           8.4


       161.0                 128.6                 95.9        96.0        95.5          52.4
       549.1                 537.2                478.7       510.9       415.2         390.6
        88.6                  92.1                 65.0        82.4        93.4         145.7
       280.4                 269.5                290.8       290.8       226.0         168.6
       23.25                 22.47                24.40       24.88       19.36         14.53
       37.38                 35.63                36.13       27.13       29.00         26.63
---------------------------------------------------------------------------------------------------



        32.3                  32.9                 32.1        31.7        39.3          39.0
         1.5                   1.5                  1.3         2.2         2.3           2.4
 ---------------------------------------------------------------------------------------------------
        33.8                  34.4                 33.4        33.9        41.6          41.4
         6.8                   7.3                  7.0         6.6         8.9           9.1

         6.4                   6.0                  6.0         6.5         7.5           6.7
         1.4                   1.3                  1.3         0.3         ---           ---
 ---------------------------------------------------------------------------------------------------
         7.8                   7.3                  7.3         6.8         7.5           6.7
 ---------------------------------------------------------------------------------------------------

        12.0                  12.0                 11.8        11.7        11.6          13.2
        12.1                  12.0                 11.9        11.7        11.7          11.6
     $37-1/2               $40-3/8              $36-1/2         $35         $34           $28
      28-3/4                29-1/2                   25      19-5/8      25-3/4        14-1/4
       6,173                 6,594                6,709       6,900       7,729         7,832


(b) Includes securities at market value on distribution date.

(c) Includes Cliffs' share of ventures and equipment acquired on capital leases.

(d) Includes employees of managed mining ventures.
    At December 31, 1997, the Company had 3,051 shareholders of record.

                                       66