Form 10-K405, Exhibit 13
period 1998-12-31
CLEVELAND CLIFFS INC
filed 1999-03-25
CIK 764065

MANAGEMENT'S DISCUSSION AND ANALYSIS                               Exhibit 13(a)
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In 1998, Cleveland-Cliffs Inc ("Company") earned $57.4 million, or $5.06 per share (references to per share earnings are "diluted earnings per share"), an increase of $2.5 million, or $.26 per share, from 1997. Following is a summary of results for the years 1998, 1997 and 1996:

                                                              1998                1997               1996
-----------------------------------------------------------------------------------------------------------

Net income
       - Amount (in millions)                                  $57.4               $54.9              $61.0
       - Per share (basic)                                     $5.10               $4.83              $5.26
       - Per share (diluted)                                   $5.06               $4.80              $5.23

Average number of shares (in thousands)
       - Basic                                                11,248              11,371             11,594
       - Diluted                                              11,336              11,456             11,678


1998 VERSUS 1997
----------------

Revenues were $503.9 million in 1998, an increase of $47.8 million from 1997. Revenues from product sales and services totaled $444.1 million in 1998 compared to $391.4 million in 1997. The $52.7 million increase was due to higher sales volume and average price realizations. North American iron ore sales were 12.1 million tons in 1998 compared to 10.4 million tons in 1997. Royalty and management fee revenue in 1998, including amounts paid by the Company as a participant in the mining ventures, totaled $49.7 million, compared to $47.5 million in 1997, primarily reflecting higher production at the Tilden mine.

Net income for the year 1998 was $57.4 million, or $5.06 per share, an increase of $2.5 million, or $.26 per share, compared to 1997 earnings of $54.9 million, or $4.80 per share. The increase in earnings was mainly due to increased North American sales volume and price realization, a lower effective income tax rate, increased royalties and management fees, and higher capitalized interest. Partly offsetting were non-recurring 1997 Australian earnings and higher ferrous metallics and international development expenses.

Earnings attributable to the Savage River Mines ("Savage River") in Australia, which produced its last iron ore pellets in December, 1996, were $6.3 million in 1997 including an after-tax credit of $3.2 million from the reversal of closedown obligations. Net income in 1997, excluding Australian earnings, was $48.6 million, or $4.25 per share.

Earnings in 1998 and 1997 include tax credits of $3.5 million and $5.6 million, respectively, that reflect a reassessment of current and prior years' income tax obligations resulting from audits of prior years' tax returns. The lower effective tax rate in 1998, relative to 1997, also reflects the absence of the higher Australian statutory tax rate and the increased benefit of depletion allowances.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued


1997 VERSUS 1996
----------------

Revenues were $456.1 million in 1997, a decrease of $62.0 million from 1996. Revenues from product sales and services in 1997 totaled $391.4 million, a decrease of $60.3 million from 1996, mainly due to the planned termination of Savage River operations and lower North American sales volume. North American iron ore sales were 10.4 million tons in 1997 compared to 11.0 million tons in 1996. Savage River's sales in 1997 were .3 million tons as compared to 1.7 million tons in 1996. Royalty and management fee revenue in 1997, including amounts paid by the Company as a participant in the mining ventures, totaled $47.5 million, a decrease of $4.0 million from 1996, mainly due to lower volume.

Net income for the year 1997 was $54.9 million, or $4.80 per share, compared to net income for the year 1996 of $61.0 million, or $5.23 per share. The $6.1 million decrease in 1997 earnings was mainly due to the termination of Savage River operations, lower North American sales volume, and higher mine operating costs, partly offset by a lower effective income tax rate, including a $5.6 million tax credit resulting from settlement of prior years' tax issues. Savage River earnings in 1997 were $6.3 million, including a $3.2 million reversal of closedown obligations, versus $12.9 million in 1996. Savage River terminated production as planned in December, 1996 and shipped its remaining inventory in the first quarter of 1997.


CASH FLOW AND LIQUIDITY
-----------------------

At December 31, 1998, the Company had cash and cash equivalents of $130.3 million. In addition, the full amount of a $100 million unsecured revolving credit facility was available. No principal payments are required until 2005 when the Company's $70 million senior unsecured notes mature.

Following is a summary of 1998 cash flow:

                                                                                             (In Millions)
                                                                                            -----------------
        Cash flow from operations:
             Before changes in operating assets and liabilities                                    $75.1
             Changes in operating assets and liabilities                                            17.0
                                                                                                   -----
                Net cash from operations                                                            92.1
        Capital expenditures                                                                       (31.7)
        Investment in Cliffs and Associates Limited                                                (19.7)
        Dividends                                                                                  (16.3)
        Repurchases of common shares                                                               (11.5)
        Other                                                                                        1.5
                                                                                                   -----
             Increase in cash and cash equivalents                                                 $14.4
                                                                                                   =====

The $17.0 million decrease in working capital primarily reflected lower trade receivables of $13.1 million due to lower December sales. North American iron ore inventory investment at December 31, 1998 was $43.4 million, a decrease of $1.2 million from December 31, 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued


Following is a summary of key liquidity measures:

                                                       At December 31 (In Millions)
                                                    ---------------------------------
                                                       1998         1997       1996
                                                    ---------------------------------

Cash and cash equivalents                           $  130.3    $  115.9    $  165.4
Marketable securities                                                            4.0
                                                    --------    --------    --------
   Total cash and temporary investments                130.3       115.9       169.4
Long-term debt                                          70.0        70.0        70.0
                                                    --------    --------    --------
   Net cash                                         $   60.3    $   45.9    $   99.4
                                                    ========    ========    ========

Working capital                                     $  170.7    $  174.0    $  195.3
                                                    ========    ========    ========

Ratio of current assets to current liabilities         2.9:1       2.9:1       2.9:1

Additionally at December 31, 1998, the Company had a long-term investment of .8 million shares of The LTV Corporation Common Stock with a value of $4.8 million.


NORTH AMERICAN IRON ORE
-----------------------

The six North American mines managed by the Company produced a record 40.3 million tons of iron ore in 1998, compared to production of 39.6 million tons in 1997. The Company's share of the North American production was a record 11.4 million tons in 1998 versus 10.9 million tons in 1997. The increases were mainly due to higher production at the Tilden and Wabush mines. The Company and its steel company partners have elected to start the year 1999 operating the mines at near capacity levels. However, production rates are subject to change during the year.

Labor contracts at the five Company-managed mines, in which all bargaining unit employees are represented by the United Steelworkers of America, will expire in 1999. The three year Wabush contract in Canada will expire March 1, 1999. Six year agreements at the Empire, Hibbing, and Tilden mines and a five year agreement at LTV Steel Mining Company will expire on August 1, 1999.

Steel production in the U.S. and Canada declined significantly in the second half of 1998 due to a surge in unfairly traded steel imports, adversely impacting order rates, capacity utilization rates, shipment volumes and profits of the North American steel industry. Steel inventories have increased, causing cutbacks in steel production. Industry analysts are projecting 1999 steel production to be lower than 1998 which could affect iron ore production.

Given the state of the North American steel business, the Company expects 1999 iron ore pellet sales volume will be lower than 1998 record sales. The Company's sales capacity is largely committed to multi-year sales contracts, which expire in various years starting in 2000. Maintenance of sales volume is dependent on the renewal or replacement of such contracts and the demand for iron ore pellets. The Company has consistently demonstrated its ability to sustain sales volume through renewed or new contracts. Year 1999 international iron ore price negotiations are currently taking place, and with the weakness of the Asian and European steel

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

markets, a price decrease is expected. A decline in the international price would impact prices in certain of the Company's multi-year sales contracts.

The major business risk faced by the Company is the potential financial failure and shutdown of one or more of its significant customers or partners, with the resulting loss of ore sales and/or royalty and management fee income. If any such shutdown were to occur without mitigation through replacement sales volume or cost reduction, it would represent a significant adverse financial development to the Company. The iron mining business has relatively high fixed costs. Therefore, loss of sales volume due to failure of a customer or other loss of business (e.g., foreign competition) would have a greater impact on earnings than revenue.

On September 28, 1998, Acme Metals Incorporated and its wholly-owned subsidiary Acme Steel Company (collectively "Acme"), a partner in Wabush and an iron ore customer, petitioned for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company had a $1.2 million pre-petition trade receivable from Acme, which has been fully provided in the allowance for doubtful accounts. Since its filing, Acme has maintained operations with debtor-in-possession financing and has continued its relationship with Wabush and the Company. Sales to Acme in 1998 and 1997 represented less than 5 percent of total sales volume.

The Company and its mining venture partners have made substantial capital expenditures in recent years to reduce operating costs and maintain production rates. The following table summarizes 1998 and estimated 1999 capital equipment additions and replacements, including equipment acquired through lease, for the six mining ventures and supporting operations in North America.

        CAPITAL INVESTMENT



                                                     (In Millions)
                                       ----------------------------------------
                                           Company's
                                             Share                Total
                                       -------------------  -------------------
             Actual 1998:
                    Total*                   $42.5                 $ 113.7
                                             =====                 =======
                    Capital                  $33.0                 $  64.0
                                             =====                 =======

             Estimated 1999:
                    Total*                   $36.0                 $ 142.0
                                             =====                 =======
                    Capital                  $22.1                 $  60.2
                                             =====                 =======

   * Includes equipment acquired through leases, which are largely non-recourse to the Company.


FERROUS METALLICS
-----------------

The Company's strategy includes extending its business scope to produce and supply ferrous metallic products to an expanded customer base, including electric arc furnace steelmakers.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

Cliffs and Associates Limited, a joint venture in Trinidad and Tobago, is completing construction of a facility to produce premium quality hot-briquetted iron ("HBI") to be marketed to the steel industry. The venture's participants, through subsidiaries, include the Company, 46.5 percent; The LTV Corporation,
46.5 percent; and Lurgi AG of Germany, 7.0 percent, with the Company acting as manager and sales agent. Project capital expenditures through December 31, 1998 were $141.1 million (Company share - $65.6 million). Currently estimated total capital expenditures of $151.0 million (Company share - $70.2 million) do not include construction claims of $16.0 million (Company share - $7.5 million), which are being contested. The Company believes the claims are largely without merit; any payments on these claims are expected to be partially offset by recoveries from contractors and suppliers. No project financing has been used during construction. Construction of the facility is near completion, and commissioning activities are currently in progress. Plant startup is currently scheduled for March, with HBI production increasing on a planned production curve. At design, the facility is expected to produce 500,000 metric tons annually. Full year production volume will depend on market demand.

The Company continues to evaluate an investment in a plant at the Company's wholly-owned Northshore mine in Minnesota to produce premium grade pig iron. While progress has been made in a number of areas, uncertainty over market conditions and timing of state environmental permitting has postponed a decision on the project.


STRATEGIC INVESTMENTS
---------------------

The Company is seeking additional investment opportunities, domestically and internationally to broaden its scope as a supplier of iron units to the steel industry, including investments in iron ore mines or ferrous metallics facilities. In the normal course of business, the Company examines opportunities to increase profitability and strengthen its business position by evaluating various investment opportunities consistent with its business strategy. In the event of any future acquisitions or joint venture opportunities, the Company may consider using available liquidity, incurring additional indebtedness, project financing, or other sources of funding to make investments.


CAPITALIZATION
--------------

Long-term debt of the Company consists of $70 million of senior unsecured notes payable to an insurance company group. The notes bear a fixed interest rate of
7.0 percent and are scheduled to be repaid on December 15, 2005. In addition to the senior unsecured notes, the Company, including its share of mining ventures, had capital lease obligations at December 31, 1998 of $5.4 million.

The Company also has a $100 million revolving credit agreement. No borrowings are outstanding under this agreement, which was amended in the second quarter 1998 to extend the expiration date from March 1, 2002 to May 31, 2003.

The Company has purchased 1,130,500 of its Common Shares at a total cost of $46.7 million through December 31, 1998 under its authorization to repurchase up to 1.5 million Common

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

Shares in open market or negotiated transactions. The shares will initially be retained as Treasury Stock.

        COMMON SHARE REPURCHASES
                                    Common                      Cost
                                    Shares                 (In Millions)
                           -------------------------  -------------------------

          1995                       284,500                     $10.8
          1996                       495,800                      19.5
          1997                       113,100                       4.9
          1998                       237,100                      11.5
                                   ---------                     -----
         Total                     1,130,500                     $46.7
                                   =========                     =====

         Average cost per share                                 $41.28
                                                                ======

The repurchase program's cumulative effect on earnings per share was $.41, $.33 and $.24 in 1998, 1997 and 1996, respectively.


ACTUARIAL ASSUMPTIONS
---------------------

As a result of a decrease in long-term interest rates, the Company re-evaluated the interest rates used to calculate its pension and other postretirement benefit ("OPEB") obligations. The discount rate used to calculate the Company's pension and OPEB obligations was decreased to 6.75 percent at December 31, 1998 from 7.25 percent at December 31, 1997. The change in the discount rate assumption did not affect 1998 financial results; however, in 1999 and subsequent years, the changes are projected to increase pension and OPEB expense by approximately $.4 million.

The Company makes annual contributions to the pension plans within income tax deductibility restrictions in accordance with statutory requirements. In 1998, the Company contributed $2.8 million, including its share of associated companies' funding, a decrease of $.3 million from 1997. In 1999, the Company plans to contribute $1.4 million, including its share of mining ventures' funding.


ENVIRONMENTAL COSTS
-------------------

The Company has a formal code of environmental conduct which promotes environmental protection and restoration. The Company's obligations for known environmental conditions at active and closed mining operations, and other sites have been recognized based on estimates of the cost of investigation and remediation at each site. If the cost can only be estimated as a range of possible amounts with no specific amount being most likely, the minimum of the range is accrued in accordance with generally accepted accounting principles. Estimates may change as additional information becomes available. Actual costs incurred may vary from the estimates due to the inherent uncertainties involved. Potential insurance recoveries have not been reflected in the determination of the financial reserves.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

At December 31, 1998, the Company had a reserve for environmental obligations, including its share of the environmental obligations of ventures, of $21.5 million ($22.7 million at December 31, 1997), of which $2.0 million was current. Payments in 1998 were $.9 million (1997 - $2.4 million).

On March 25, 1997, the remaining assets of Savage River and all related environmental and rehabilitation obligations were transferred to the Tasmanian government. The release from these obligations includes previously identified environmental and rehabilitation obligations and from any such obligations that may be asserted in the future, whether presently known or unknown.


YEAR 2000 TECHNOLOGY
--------------------

Year 2000 compliance is a major business priority of the Company and is being addressed at all operations. A Company-wide Year 2000 Compliance Program ("Compliance Program") is underway with a dedicated team headed by a Project Executive, with representation from Internal Control, Information Technology and Process Control, including functional project leaders from the Company's ventures. Additionally, two outside engineering firms and one information technology service firm have been engaged to support and assist in process control compliance activities. The status of the Compliance Program is reported regularly to the Year 2000 Compliance Steering Committee, consisting of the Chief Executive Officer and other Officers of the Company, and to the Company's Board of Directors.

The Compliance Program has been divided into five phases: 1) inventory, 2) assessment, 3) renovation, 4) unit testing, and 5) system integration testing. The Company has substantially completed the inventory, assessment, renovation and unit testing phases in 1998. Renovation and unit testing on a limited number of items have been delayed into the first half of 1999 pending availability of vendor technical resources, replacement equipment and software. System integration testing is scheduled to be completed during the third quarter of 1999.

A substantial portion of Year 2000 information technology compliance will be achieved as a result of the Company's Information Technology Plan ("IT Plan"). The IT Plan, initiated in 1996, involves the implementation of a purchased, mining-based, Year 2000 compliant, software suite to replace legacy programs for operations and administrative mainframe systems servicing most domestic locations. In addition to avoiding any potential Year 2000 problems, the IT Plan is expected to result in improved system and operating effectiveness. Following is a summary of the IT Plan total project cost estimate and costs incurred to date:

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued


                                                      (In Millions)
                                                 --------------------
                                                 COMPANY'S
                                                   SHARE       Total
                                                  -------     -------
         Total project:
            Capital                               $  15.3*    $  16.5
            Operating                                 2.4         8.5
                                                  -------     -------
                 Total                            $  17.7     $  25.0
                                                  =======     =======

         Incurred through December 31, 1998:
            Capital                               $   9.2*    $  10.1
            Operating                                  .8         2.8
                                                  -------     -------
                 Total                            $  10.0     $  12.9
                                                  =======     =======

          * Includes amounts reimbursable by mining ventures of $12.9 million for the total project and $7.6 million through December 31, 1998.

The Company is charging to operations current state assessment, process re-engineering, and training costs associated with the IT Plan. For legacy programs and locations not included in the IT Plan, modifications and/or replacement of existing programs are underway for achieving Year 2000 compliance with an expected cost of $1.0 million.

In addition to addressing software legacy program issues, the Year 2000 Compliance Program is addressing the impact of the date change with respect to the Company's mainframe computer system, technical infrastructure, end-user computing, process control systems, environmental and safety monitoring, and security and access systems. Emphasis has been placed on those systems which affect production, quality or safety.

The Company has also included investigation of major suppliers' and customers' Year 2000 readiness as part of the program. Major suppliers and customers of the Company have been requested to complete a Year 2000 compliance questionnaire. For those which the Company considers critical to its operations, on site verifications are being performed as required. Interruption of electrical power supplied to the Company's ventures has been identified as having the greatest potential adverse impact. Failure of electric power suppliers of the Company's mining ventures to become Year 2000 compliant could cause power interruptions resulting in significant production losses and potential equipment damage. The Company's wholly-owned Northshore and managed LTV Steel Mining Company mines are equipped with electric power generation facilities capable of providing nearly all of their power requirements.

The incremental expense of achieving Year 2000 compliance on systems not covered by the IT Plan and other software legacy programs is estimated to be $4.0 million for the Company and its ventures. Completion of this program is targeted for mid-1999. The Company has completed internal audits at various operations to verify that progress is on schedule toward timely completion of the Compliance Program.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

The Company is developing specific contingency plans at each location to mitigate year 2000 compliance failures, of the Company or any of its key suppliers or customers. The contingency plans involve specific actions designed to maintain employee safety, production and quality. The contingency plans include a range of actions, including low technology or manual alternatives to current automated processes. Alternatives for key suppliers are being identified, and, where alternate suppliers do not exist, other actions (e.g., increased inventory) are being considered. While focused on continuing production, by necessity the plans include procedures for reducing production or orderly temporary suspension of operations, if required to protect employees, property and the environment. Initial contingency plans are expected to be completed at all sites in the first quarter of 1999. Contingency plans will continue to be refined throughout 1999, incorporating assessments of areas where risk is greatest.

The Company expects to be Year 2000 compliant; however, statements with regard to such expectations are subject to various risk factors which may materially affect the Company's Year 2000 compliance efforts. These risk factors include the availability of trained personnel, the ability to detect, locate and correct system codes, the evaluation of the wide variety of IT software and hardware, failure of software vendors to deliver upgrades or make repairs as promised, and failure of key vendors to become compliant. Although the Company has taken actions that it believes are appropriate and reasonable to determine the readiness of third parties, it must in part rely on third party representations. The Company is attempting to reduce these risks and others by utilizing an organized approach, conducting audits and extensive testing, identifying alternative sources of supply and other contingency plans.


MARKET RISK
-----------

The Company is exposed to a variety of risks, including those caused by changes in the market value of equity investments, foreign currency fluctuations and changes in interest rates. The Company has established policies and procedures to manage such risks.

The Company's investment policy relating to its short-term investments (classified as cash equivalents) is to preserve principal and liquidity while maximizing the return through investment of available funds. The carrying value of these investments approximates fair value on the reporting dates.

The value of the Company's long-term equity investment in Common Stock of The LTV Corporation is subject to changes in market value as reflected in the trading price. This investment has been classified as an available-for-sale investment, and accordingly, changes in value have been recorded in Shareholders' Equity. If the market price of the stock at December 31, 1998, were to increase or decrease 10 percent, the value of the investment would change approximately $.3 million after-tax.

A portion of the Company's operating costs are subject to change in the value of the Canadian dollar. Derivative financial instruments, in the form of forward currency exchange contracts, are used by the Company to manage its risk of operating costs at its Canadian venture. Forward exchange contracts are hedging transactions that have been entered into with the objective of managing the impact of exchange rate fluctuations of the Canadian dollar on the Company's

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

operating costs. The Company's normal procedure is to use forward contracts to fix the cost in U.S. dollars of a portion of the annual Canadian dollar requirements. The Company does not engage in acquiring or issuing derivative financial instruments for trading purposes. At December 31, 1998, the notional amount of the outstanding forward currency exchange contracts was $13.9 million with a market value of $13.9 million based on the December 31, 1998 forward rates. If the Canadian dollar forward rates were to change 10 percent from the year-end rates, the value and potential cash flow effect would be approximately $1.4 million.

The Company currently has $70 million of long-term debt outstanding at a fixed interest rate of 7 percent due in December, 2005. A hypothetical increase or decrease of 10 percent from year-end interest rates would change the fair value of the debt by $1.8 million.


FORWARD-LOOKING STATEMENTS
--------------------------

The preceding discussion and analysis of the Company's operations, financial performance and results, as well as material included elsewhere in this report, includes statements not limited to historical facts. Such statements are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause future results to differ materially from expected results. Such statements are based on management's beliefs and assumptions made on information currently available to it. Factors that could cause the Company's actual results to be materially different from the Company's expectations include the following:

         - Changes in the financial condition of the Company's partners and/or customers. The potential financial failure of one or more significant customers or partners without mitigation could represent a significant adverse development;

         - Unanticipated changes in the market value of steel, iron ore or ferrous metallics;

         - Substantial changes in imports of steel, iron ore, or ferrous metallic products;

         -        Development of alternate steel-making technologies;

         -        Displacement of steel by competing materials;

         - Displacement of North American integrated steel production and/or electric furnace production by imported semi-finished steel or pig iron;

         -        Domestic or international economic and political conditions;

         - Major equipment failure, availability, and magnitude and duration of repairs;

         -        Unanticipated geological conditions or ore processing changes;

         - Process difficulties, including the failure of new technology to perform as anticipated;

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

         - Availability and cost of the key components of production (e.g., labor, electric power, fuel, water);

         -        Labor contract negotiations;

         - Weather conditions (e.g., extreme winter weather, availability of process water due to drought);

         -        Timing and successful completion of construction projects;

         - Failure or delay in achieving Year 2000 compliance by the Company or any of its key suppliers or customers;

         -        Changes in tax laws (e.g., percentage depletion allowance);

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