Form 10-K405, Exhibit 13
period 1998-12-31
CLEVELAND CLIFFS INC
filed 1999-03-25
CIK 764065

STATEMENT OF CONSOLIDATED FINANCIAL POSITION                       Exhibit 13(c)
Cleveland-Cliffs Inc and Consolidated Subsidiaries

                                                                    (In Millions)
                                                                     December 31
                                                              ------------------------
                                                                   1998        1997
--------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
      Cash and cash equivalents                                 $  130.3     $  115.9
      Trade accounts receivable
         (net of allowance, $2.2 in 1998 and $1.0 in 1997)          42.4         55.5
      Receivables from associated companies                         16.4         17.9
      Inventories
         Iron ore                                                   43.4         44.6
         Supplies and other                                         16.2         16.8
                                                                  ------       ------
                                                                    59.6         61.4
      Deferred income taxes                                          5.1          7.5
      Other                                                          6.1          7.6
                                                                  ------       ------
         TOTAL CURRENT ASSETS                                      259.9        265.8

PROPERTIES
      Plant and equipment                                          191.8        253.1
      Minerals                                                      19.1         19.2
                                                                  ------       ------
                                                                   210.9        272.3
      Allowances for depreciation and depletion                    (60.9)      (138.3)
                                                                  ------       ------
         TOTAL PROPERTIES                                          150.0        134.0

INVESTMENTS IN ASSOCIATED COMPANIES                                235.4        218.3

OTHER ASSETS
      Prepaid pensions                                              40.0         40.4
      Miscellaneous                                                 38.2         35.8
                                                                  ------       ------
         TOTAL OTHER ASSETS                                         78.2         76.2
                                                                  ------       ------






         TOTAL ASSETS                                             $723.5       $694.3
                                                                  ======       ======


STATEMENT OF CONSOLIDATED FINANCIAL POSITION
Cleveland-Cliffs Inc and Consolidated Subsidiaries

                                                                                             (In Millions)
                                                                                              December 31
                                                                                    --------------------------------
                                                                                          1998           1997
--------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Trade accounts payable                                                              $  14.8        $  13.4
     Payables to associated companies                                                       23.2           22.6
     Accrued expenses                                                                       33.6           37.6
     State and local taxes payable                                                          10.3           10.2
     Income taxes payable                                                                    2.0             .3
     Other                                                                                   5.3            7.7
                                                                                       ---------      ---------
         TOTAL CURRENT LIABILITIES                                                          89.2           91.8

LONG-TERM DEBT                                                                              70.0           70.0

POSTEMPLOYMENT BENEFIT LIABILITIES                                                          70.5           70.1

OTHER LIABILITIES                                                                           56.2           55.0

SHAREHOLDERS' EQUITY
     Preferred Stock
         Class A - no par value
              Authorized - 500,000 shares;
              Issued-none
         Class B - no par value
              Authorized - 4,000,000 shares;
              Issued-none
     Common Shares - par value $1 a share
         Authorized - 28,000,000  shares;
         Issued - 16,827,941 shares                                                         16.8           16.8

     Capital in excess of par value of shares                                               70.9           69.8

     Retained income                                                                       513.2          472.1

     Accumulated other comprehensive loss, net of tax                                       (4.3)          (2.0)

     Cost of 5,677,287 Common Shares in
         treasury (1997 - 5,519,027 shares)                                               (155.9)        (146.2)

     Unearned compensation                                                                  (3.1)          (3.1)
                                                                                       ---------      ---------

         TOTAL SHAREHOLDERS' EQUITY                                                        437.6          407.4
                                                                                         -------        -------

         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                       $723.5         $694.3
                                                                                          ======         ======


See notes to consolidated financial statements.





                                       39