Form 10-K405, Exhibit 13
period 1998-12-31
CLEVELAND CLIFFS INC
filed 1999-03-25
CIK 764065

STATEMENT OF CONSOLIDATED INCOME                                   Exhibit 13(d)
Cleveland-Cliffs Inc and Consolidated Subsidiaries

                                                     (In Millions, Except Per Share Amounts)
                                                             Year Ended December 31
                                                     -------------------------------------
                                                           1998         1997         1996
------------------------------------------------------------------------------------------
REVENUES
--------
     Product sales and services                        $   444.1    $   391.4    $   451.7
     Royalties and management fees                          49.7         47.5         51.5
                                                       ---------    ---------    ---------
         Total Operating Revenues                          493.8        438.9        503.2
     Investment income (securities)                          5.4          6.3          9.5
     Recovery of excess closedown provision                               5.0
     Other income                                            4.7          5.9          5.4
                                                       ---------    ---------    ---------
         Total Revenues                                    503.9        456.1        518.1

COSTS AND EXPENSES
------------------
     Cost of goods sold and operating expenses             398.0        354.9        392.9
     Administrative, selling and general expenses           18.7         17.1         16.7
     Interest expense                                         .4          2.6          4.6
     Other expenses                                         15.0          8.9          8.4
                                                       ---------    ---------    ---------
         Total Costs and Expenses                          432.1        383.5        422.6
                                                       ---------    ---------    ---------

INCOME BEFORE INCOME TAXES                                  71.8         72.6         95.5

INCOME TAXES                                                14.4         17.7         34.5
                                                       ---------    ---------    ---------

NET INCOME                                             $    57.4    $    54.9    $    61.0
                                                       =========    =========    =========

NET INCOME PER COMMON SHARE
---------------------------
     Basic                                             $    5.10    $    4.83    $    5.26
     Diluted                                           $    5.06    $    4.80    $    5.23

AVERAGE NUMBER OF SHARES
------------------------
     Basic                                                  11.2         11.4         11.6
     Diluted                                                11.3         11.5         11.7

See notes to consolidated financial statements.


                                       40