Form 10-K405, Exhibit 13
period 1998-12-31
CLEVELAND CLIFFS INC
filed 1999-03-25
CIK 764065

STATEMENT OF CONSOLIDATED CASH FLOWS                              Exhibit 13(e)
Cleveland-Cliffs Inc and Consolidated Subsidiaries

                                                                                       (In Millions,
                                                                              Brackets Indicate Cash Decrease)
                                                                                  Year Ended December 31
                                                                            -----------------------------------
                                                                               1998        1997         1996
---------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                              $   57.4     $   54.9     $   61.0
    Adjustments to reconcile net income
       to net cash from operations:
          Depreciation and amortization:
              Consolidated                                                       7.8          6.7          6.6
              Share of associated companies                                     12.5         12.2         11.0
          Provision for deferred income taxes                                    3.1         16.4         10.9
          Tax credit                                                            (3.5)        (5.6)
          Decrease in Savage River closedown reserve                                        (13.8)        (1.1)
          Other                                                                 (2.2)         3.5          1.2
                                                                            --------     --------     --------
              Total before changes in operating assets and liabilities          75.1         74.3         89.6
          Changes in operating assets and liabilities:
              Marketable securities                                                                       (4.0)
              Inventories and prepaid expenses                                   2.3        (13.3)        11.3
              Receivables                                                       13.4         (3.2)        (8.4)
              Payables and accrued expenses                                      1.3        (15.5)         (.9)
                                                                            --------     --------     --------
                 Total changes in operating assets and liabilities              17.0        (32.0)        (2.0)
                                                                            --------     --------     --------
                 Net cash from operating activities                             92.1         42.3         87.6
INVESTING ACTIVITIES
    Purchase of property, plant and equipment:
       Consolidated                                                            (24.5)       (14.1)       (16.5)
       Share of associated companies                                            (7.2)        (5.5)        (6.1)
    Investment in Cliffs and Associates Limited                                (19.7)       (42.3)       (14.1)
    Purchase of Wabush interest                                                             (15.0)
    Other                                                                        1.5          4.9          4.4
                                                                            --------     --------     --------
       Net cash (used by) investing activities                                 (49.9)       (72.0)       (32.3)
FINANCING ACTIVITIES
    Dividends                                                                  (16.3)       (14.8)       (15.1)
    Repurchases of Common Shares                                               (11.5)        (4.9)       (19.5)
    Principal payment on long-term debt of associated companies                                           (3.9)
                                                                            --------     --------     --------

       Net cash (used by) financing activities                                 (27.8)       (19.7)       (38.5)
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                       (.1)         (.2)
                                                                            --------     --------     --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                14.4        (49.5)        16.6
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                 115.9        165.4        148.8
                                                                            --------     --------     --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                    $  130.3     $  115.9     $  165.4
                                                                            ========     ========     ========

Taxes paid on income                                                        $   12.5     $   17.1     $   20.6
Interest paid on debt obligations                                           $    4.9     $    4.9     $    4.9


See notes to consolidated financial statements.








                                       41