Form 10-K405, Exhibit 13
period 1998-12-31
CLEVELAND CLIFFS INC
filed 1999-03-25
CIK 764065

STATEMENT OF CONSOLIDATED SHAREHOLDERS' EQUITY                     Exhibit 13(f)
Cleveland-Cliffs Inc and Consolidated Subsidiaries


                                                                         (In Millions)
                                     ---------------------------------------------------------------------------------------
                                                Capital In
                                                Excess of                 Common
                                       Common   Par Value    Retained    Shares in                          Comprehensive
                                       Shares   Of Shares    Income      Treasury       Other        Total      Income
                                       ------   ----------   --------    ---------      -----        -----  -------------
Balance December 31, 1995              $16.8       $65.2       $386.1     $(123.8)       $(1.7)      $342.6
   Comprehensive income
    Net income                                                   61.0                                  61.0       $61.0
    Other comprehensive income (loss)
      Unrealized (losses) on securities                                                                            (1.1)
      Foreign currency translation adj.                                                                             (.2)
                                                                                                                  -----
       Total                                                                              (1.3)        (1.3)       (1.3)
                                                                                                                  -----
    Comprehensive income                                                                                          $59.7
                                                                                                                  =====
   Cash dividends - $1.30 a share                               (15.1)                                (15.1)
   Stock plans
    Restricted stock/stock options                    .4                       .8         (1.1)          .1
    Performance shares                               3.2                                   (.4)         2.8
   Repurchases of Common Shares                                             (19.5)                    (19.5)
                                       -----       -----       ------     -------        -----       ------
Balance December 31, 1996               16.8        68.8        432.0      (142.5)        (4.5)       370.6
   Comprehensive income
    Net income                                                   54.9                                  54.9       $54.9
    Other comprehensive income (loss)
      Unrealized (losses) on securities                                                                            (1.0)
      Foreign currency translation adj.                                                                             (.1)
                                                                                                                  -----
       Total                                                                              (1.1)        (1.1)       (1.1)
                                                                                                                  -----
    Comprehensive income                                                                                          $53.8
                                                                                                                  =====
   Cash dividends - $1.30 a share                               (14.8)                                (14.8)
   Stock plans
    Restricted stock/stock options                    .2                       .4          (.5)          .1
    Performance shares                                .8                       .7          1.0          2.5
   Repurchases of Common Shares                                              (4.9)                     (4.9)
   Other                                                                       .1                        .1
                                       -----       -----       ------     -------        -----       ------
Balance December 31, 1997               16.8        69.8        472.1      (146.2)        (5.1)       407.4
   Comprehensive income
    Net income                                                   57.4                                  57.4       $57.4
    Other comprehensive income (loss)
      Unrealized (losses) on securities                                                                            (2.3)
                                                                                                                  -----
        Total                                                                             (2.3)        (2.3)       (2.3)
                                                                                                                  -----
    Comprehensive income                                                                                          $55.1
                                                                                                                  =====
   Cash dividends - $1.45 a share                               (16.3)                                (16.3)
   Stock plans
    Restricted stock/stock options                    .3                       .6           .2          1.1
    Performance shares                                .7                      1.1          (.2)         1.6
   Repurchases of Common Shares                                             (11.5)                    (11.5)
   Other                                              .1                       .1                        .2
                                       -----       -----       ------     -------        -----       ------

Balance December 31, 1998              $16.8       $70.9       $513.2     $(155.9)       $(7.4)      $437.6
                                       =====       =====       ======     =======        =====       ======


See notes to consolidated financial statements.

                                       42