Form 10-K405, Exhibit 13
period 1998-12-31
CLEVELAND CLIFFS INC
filed 1999-03-25
CIK 764065

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                         Exhibit 13(g)
Cleveland-Cliffs Inc and Consolidated Subsidiaries

ACCOUNTING POLICIES

BASIS OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries, and references to the "Company" include the Company and consolidated subsidiaries. "Investments in Associated Companies" are comprised of partnerships and unconsolidated companies ("ventures") which the Company does not control. Such investments are accounted by the equity method and include, where appropriate, capitalized interest incurred during the construction phase of qualifying assets (see Note C). The Company's share of earnings of mining ventures from which the Company purchases iron ore is credited to "Cost of Goods Sold and Operating Expenses" upon sale of the product. Pre-operating expenses incurred during construction of the Trinidad reduced iron venture are charged to "Other Expenses" as incurred.

BUSINESS: The Company's dominant business is the production and sale of iron ore pellets to integrated steel companies. The Company controls, develops, and leases reserves to mine owners; manages and owns interests in mines; sells iron ore; and owns interests in ancillary companies providing services to the mines. Iron ore production activities are conducted in North America. Iron ore is marketed in North America and Europe. The three largest steel company customers' contribution to the Company's revenues were 22 percent, 15 percent and 9 percent in 1998; 20 percent, 13 percent and 10 percent in 1997; and 15 percent, 12 percent and 11 percent in 1996.

The Company is developing a ferrous metallics business, with its initial entry being a 46.5 percent interest in a joint venture, located in Trinidad and Tobago, to produce and market hot-briquetted iron ("HBI"). See Note C - Ferrous Metallics.

The Savage River Mines operation terminated production, as planned, in December, 1996 and shipped its remaining iron ore inventory during the first quarter of 1997. The Australian operation had total revenues and pre-tax earnings of $10.9 million and $4.6 million, and $58.4 million and $20.2 million, in 1997 and 1996, respectively. On March 25, 1997, the remaining assets and all related environmental and rehabilitation obligations were transferred to the Tasmanian government. As a result, the Company recorded in 1997 a $3.2 million after-tax credit ($5.0 million pre-tax), to reverse an accrual for closedown obligations recorded in prior years.

REVENUE RECOGNITION: Revenue is recognized on sales of products when title has transferred, and on services when services have been performed. Royalty revenue from the Company's share of ventures' production is recognized when the product is sold. Royalty revenue from the ventures' other participants is recognized on production.

BUSINESS RISK: The North American steel industry had been experiencing high operating rates and generally positive financial results in recent years. However, strong steel production through the first half of 1998 has declined significantly due to record levels of unfairly traded steel imports in the second half of 1998.

The major business risk faced by the Company is the potential financial failure and shutdown of one or more of its significant customers and partners, with the resulting loss of ore sales and/or royalty and management fee income. If any such shutdown were to occur without mitigation

Cleveland-Cliffs Inc and Consolidated Subsidiaries


through replacement sales or cost reduction, it would represent a significant adverse financial development to the Company. The iron mining business has a high level of fixed costs. Therefore, unmitigated loss of sales and/or royalty and management fee income due to failure of a customer or partner would have a greater impact on earnings than revenue.

Labor contracts at the five Company-managed mines, in which all bargaining unit employees are represented by the United Steelworkers of America, will expire in 1999. The Wabush three year contract in Canada expires March 1, 1999. Six year agreements at the Empire, Hibbing and Tilden mines and a five year agreement at LTV Steel Mining Company will expire on August 1, 1999.

USE OF ESTIMATES: The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

CASH EQUIVALENTS: The Company considers investments in highly liquid debt instruments with an initial maturity of three months or less, or with put options exercisable in three months or less, to be cash equivalents.

INVESTMENTS: The Company determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each financial statement date. Accordingly, the Company has classified its long-term equity investment as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized holding gains and losses, net of tax, reported as a separate component of shareholders' equity.

DERIVATIVE FINANCIAL INSTRUMENTS: The Company does not engage in acquiring or issuing derivative financial instruments for trading purposes. Derivative financial instruments, in the form of forward currency exchange contracts, are used to manage foreign exchange risks. Designated forward exchange contracts are hedging transactions that have been entered into with the objective of managing the risk of exchange rate fluctuations with respect to the ordinary local currency obligations of the Company's operations. Gains and losses are recognized in the same period as the hedged transaction.

INVENTORIES: Iron ore inventories are stated at the lower of cost or market. The cost is determined using the last-in, first-out ("LIFO") method. The excess of current cost over LIFO cost of iron ore inventories was $3.6 million and $2.9 million at December 31, 1998 and 1997, respectively. The cost of supplies and other inventories are determined by the average cost method.

PROPERTIES: Properties are stated at cost. Depreciation of plant and equipment is computed principally by the straight-line method based on estimated useful lives, not to exceed the life of the operating unit, and is not reduced when operating units are temporarily idled. Depreciation on buildings, mining, and processing equipment is provided over the following estimated useful lives:

Cleveland-Cliffs Inc and Consolidated Subsidiaries


                     Buildings               45 Years
                     Mining Equipment        10 to 20 Years
                     Processing Equipment    15 to 45 Years

Depletion of mineral lands is computed using the units of production method based upon proven mineral reserves.

On January 5, 1998, the Company sold plant and equipment of its wholly-owned Republic Mine in Michigan, which ceased operations in 1981 and was permanently closed in 1996. The assets, which had a recorded cost of $85.3 million and a net book value of $1.2 million, were sold for $1.3 million.

ENVIRONMENTAL REMEDIATION COSTS: The Company has a formal code of environmental protection and restoration. The Company's obligations for known environmental problems at active and closed mining operations, and other sites have been recognized based on estimates of the cost of investigation and remediation at each site. If the cost can only be estimated as a range of possible amounts with no specific amount being most likely, the minimum of the range is accrued. Costs of future expenditures are not discounted to their present value. Potential insurance recoveries have not been reflected in the determination of the liabilities.

STOCK COMPENSATION: The Company applies the provisions of Accounting Principles Board Opinion No. 25 ("APB 25") and related interpretations in accounting for its stock option plans. Accordingly, compensation expense is not recognized for stock options when the stock option price at the grant date is equal to or greater than the fair market value of the stock.

EXPLORATION, RESEARCH AND DEVELOPMENT COSTS: Exploration, research and development costs of mining properties are charged to operations as incurred.

INCOME PER COMMON SHARE: Basic income per common share is calculated on the average number of common shares outstanding during each period. Diluted income per common share is based on the average number of common shares outstanding during each period, adjusted for the effect of outstanding stock options, restricted stock and performance shares.

RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform to current year classifications.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE A - ACCOUNTING AND DISCLOSURE CHANGES

The Financial Accounting Standards Board's ("FASB") Statement 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components, was adopted in the first quarter of 1998. Prior financial statements have been reclassified to reflect this change in disclosure.

FASB's Statement 131, "Disclosures About Segments of an Enterprise and Related Information," changed the way that segment information is defined and reported in annual and interim financial statements. The standard was adopted by the Company in 1998.

FASB's Statement 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," is intended to improve and standardize pension and other postretirement benefit disclosures. The Statement, which was adopted by the Company, does not change measurement or recognition of pensions or other postretirement benefits.

In June, 1998, the FASB issued Statement 133, "Accounting for Derivative Instruments and for Hedging Activities." This Statement, effective for fiscal years beginning after June 15, 1999, provides comprehensive and consistent standards for recognition and measurement of derivatives and hedging activities. The Company does not expect that compliance with the Statement to have a material effect on the Company's consolidated financial statements.

In March, 1998, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Statement, effective for fiscal years beginning after December 15, 1998, is intended to eliminate the diversity in practice in accounting for internal-use software costs and improve financial reporting. The Company does not expect the adoption of the Statement to have a material impact on the Company's consolidated financial statements.

In April, 1998, AcSEC issued SOP 98-5, "Reporting on the Costs of Start-up Activities," which requires such costs to be expensed as incurred instead of being capitalized and amortized. The adoption of the SOP, effective for financial statements for fiscal years beginning after December 15, 1998, is not expected to have a material impact on the Company's consolidated financial statements.

Cleveland-Cliffs Inc and Consolidated Subsidiaries




NOTE B - OTHER COMPREHENSIVE INCOME

Components of Other Comprehensive Income (Loss) and related tax effects allocated to each are shown below:

                                                                                 (In Millions)
                                                            ---------------------------------------------------------
                                                                 Pre-Tax              Tax              After-Tax
                                                                 Amount             Benefit             Amount
                                                            ------------------   --------------    ------------------
YEAR ENDED DECEMBER 31, 1996
     Unrealized (losses) on securities                           $(1.6)               $  .5              $(1.1)
     Foreign currency translation adjustment                       (.2)                                    (.2)
                                                                 -----                -----              -----
        Total                                                    $(1.8)               $  .5              $(1.3)
                                                                 =====                =====              =====

YEAR ENDED DECEMBER 31, 1997
     Unrealized (losses) on securities                           $(1.7)               $  .7              $(1.0)
     Foreign currency translation adjustment                       (.1)                                    (.1)
                                                                 -----                -----              -----
        Total                                                    $(1.8)               $  .7              $(1.1)
                                                                 =====                =====              =====

YEAR ENDED DECEMBER 31, 1998
     Unrealized (losses) on securities                           $(3.5)                $1.2              $(2.3)
                                                                 =====                 ====              =====

Other Comprehensive Income (Loss) balances are as follows:

                                                                 (In Millions)
                                           -----------------------------------------------------------
                                                                                     Accumulated
                                              Unrealized           Foreign              Other
                                             (Losses) on          Currency          Comprehensive
                                              Securities            Items           Income (Loss)
                                           -----------------    --------------   ---------------------
Balance December 31, 1995                       $   .1              $ .3               $   .4
     Change during 1996                           (1.1)              (.2)                (1.3)
                                                ------             -----               ------
Balance December 31, 1996                         (1.0)               .1                  (.9)
     Change during 1997                           (1.0)              (.1)                (1.1)
                                                ------             -----               ------
Balance December 31, 1997                         (2.0)                                  (2.0)
     Change during 1998                           (2.3)                                  (2.3)
                                                ------            -------              ------
Balance December 31, 1998                        $(4.3)                                 $(4.3)
                                                 =====            =======               =====



NOTE C - INVESTMENTS IN ASSOCIATED COMPANIES

NORTH AMERICAN IRON ORE
-----------------------

The Company's investments in North America mining ventures consist of its 40 percent interest in Tilden Mining Company L.C., 22.5625 percent interest in Empire Iron Mining Partnership, 15 percent interest in Hibbing Taconite Company, and 22.78 percent (7.69 percent in 1996) interest in Wabush Mines ("Wabush"). The remaining interests in the ventures are owned by U.S. and Canadian integrated steel companies.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


Following is a summary of combined financial information of the operating ventures:

                                                                        (In Millions)
                                                     ----------------------------------------------------
                                                          1998               1997              1996
                                                     ----------------   ---------------   ---------------
               INCOME
                  Gross revenue                         $ 1,072.4            $1,027.0         $1,043.7
                                                        =========            ========         ========
                  Equity income                         $   134.3            $  111.1         $  121.0
                                                        =========            ========         ========

               FINANCIAL POSITION
                  Current assets                        $   187.0            $  144.9         $  134.6
                  Properties - net                          691.4               713.8            745.6
                  Other long-term assets                     30.0                29.0             28.8
                  Current liabilities                      (159.8)             (143.3)          (145.8)
                  Long-term liabilities                     (79.6)              (74.4)           (59.1)
                                                        ---------            --------         --------

                      Net assets                        $   669.0            $  670.0         $  704.1
                                                        =========            ========         ========

               Company's equity in
                  underlying net assets                 $   194.3            $  196.7         $  189.2
                                                        =========            ========         ========
               Company's investment                     $   156.0            $  160.8         $  147.5
                                                        =========            ========         ========

The Company manages all of the ventures and leases or subleases mineral rights to certain ventures. In addition, the Company is required to purchase its applicable current share, as defined, of the ventures' production. The Company purchased $253.9 million in 1998 (1997-$243.3 million; 1996-$228.0 million) of iron ore pellets from certain ventures. During 1998, the Company earned royalties and management fees of $49.7 million (1997-$47.5 million; 1996-$51.5 million) from ventures, of which $13.3 million in 1998 (1997-$11.8 million; 1996-$14.4 million) was the Company's share as a participant in the ventures. Payments by the Company, as a participant in the ventures, are reflected in royalties and management fees revenue and cost of goods sold upon the sale of the product.

Costs and expenses incurred by the Company, on behalf of the ventures, are charged to such ventures in accordance with management and operating agreements. The Company's equity in the income of the ventures is credited to the cost of goods sold and includes the amortization to income of the difference of the Company's equity in the underlying net assets and its investment on the straight-line method based on the useful lives of the underlying assets. The difference between the Company's equity in underlying net assets and recorded investment results from the assumption of interests from former participants in the ventures, acquisitions, and reorganizations. The Company's equity in the income of ventures was $25.6 million in 1998 (1997-$19.8 million; 1996-$19.8 million).

The Company acquired Ispat Inland Inc.'s 15.1 percent interest in Wabush for $15.0 million effective January 1, 1997, raising the Company's interest to 22.78 percent. Depending on the magnitude of future tonnage, additional payments to Ispat Inland may be required, but are not expected to be material in any year.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

On September 28, 1998, Acme Metals Incorporated and its wholly-owned subsidiary Acme Steel Company (collectively "Acme"), a partner in Wabush and an iron ore customer, petitioned for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company had a $1.2 million pre-petition trade receivable from Acme, which has been fully provided in the allowance for doubtful accounts. Since its filing, Acme has continued its relationship with Wabush and the Company. Sales to Acme in 1998 and 1997 represented less than 5 percent of total sales volume.


FERROUS METALLICS
-----------------

Cliffs and Associates Limited, a joint venture in Trinidad and Tobago, is completing construction of a facility to produce premium quality HBI to be marketed to the steel industry. The venture's participants, through subsidiaries, include the Company, 46.5 percent; The LTV Corporation ("LTV"),
46.5 percent; and Lurgi AG of Germany, 7 percent, with the Company as manager and sales agent. Project capital expenditures were $141.1 million (Company share
- $65.6 million) through December 31, 1998. Currently estimated total capital expenditures of $151.0 million (Company share - $70.2 million) do not include disputed contractors' claims, which are not expected to be material to the consolidated financial statements. Following is a summary of project expenditures:



                                                                   (In Millions)
                                                   -----------------------------------------------
                                                         COMPANY'S                  Total
                                                           SHARE                   Project
                                                   ----------------------   ----------------------

Capital expenditures:
         1996                                              $ 13.1                   $  28.2
         1997                                                35.8                      77.0
         1998                                                16.7                      35.9
                                                           ------                   -------
             Total                                         $ 65.6                   $ 141.1
                                                           ======                   =======

Start-up expense:
         1996                                              $                        $    .1
         1997                                                 1.5                       3.2
         1998                                                 2.3                       4.8
                                                           ------                   -------
             Total                                         $  3.8                   $   8.1
                                                           ======                   =======

Investment at December 31*:
         1996                                               $14.4
         1997                                                57.5
         1998                                                79.4

Capitalized interest:
         1996                                              $   .3
         1997                                                 2.3
         1998                                                 4.5
                                                           ------
             Total                                         $  7.1
                                                           ======

*   Includes the Company's capitalized interest on qualifying assets.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE D - SEGMENT REPORTING

The Company has two reportable segments offering different iron products and services to the steel industry. Iron Ore is the Company's dominant segment. The Ferrous Metallics segment is in the development stage, consisting mainly of the HBI venture project in Trinidad and Tobago. "Other" includes non-reportable segments, closed Australian operation and unallocated corporate other income and expense.


                                                                      (IN MILLIONS)
                                       -----------------------------------------------------------------------------
                                           IRON          FERROUS         SEGMENTS                     CONSOLIDATED
                                           ORE          METALLICS         TOTAL           OTHER           TOTAL
                                       -------------   -------------   -------------   -------------  --------------
1998
----
SALES AND SERVICES TO EXTERNAL             $444.1          $               $444.1         $                $444.1
CUSTOMERS
ROYALTIES AND MANAGEMENT FEES(1)             49.7                            49.7                            49.7
                                          -------         -------        --------         ------         --------
   TOTAL OPERATING REVENUES                 493.8                           493.8                           493.8
                                          =======         =======        ========         ======         ========

INCOME (LOSS) BEFORE TAXES                   76.7            (5.5)           71.2             .6            71.8
DEPRECIATION AND AMORTIZATION(2)             20.3                            20.3                           20.3
EQUITY INCOME (LOSS)                                         (2.3)           (2.3)                          (2.3)
INVESTMENTS IN EQUITY METHOD INVESTEES      156.0            79.4           235.4                          235.4
OTHER IDENTIFIABLE ASSETS                   468.0              .8           468.8           19.3           488.1
                                          -------          ------        --------         ------          -------
   TOTAL ASSETS                             624.0            80.2           704.2           19.3           723.5
                                          =======         =======        ========         ======         ========
PROPERTY EXPENDITURES(2)                     31.7            16.7            48.4                           48.4

                                                                      (In Millions)
                                       -----------------------------------------------------------------------------
                                           Iron          Ferrous         Segments                     Consolidated
                                           Ore          Metallics         Total           Other           Total
                                       -------------   -------------   -------------   -------------  --------------
1997
----
Sales and services to external             $381.9          $               $381.9         $  9.5          $391.4
customers
Royalties and management fees(1)             47.4                            47.4             .1            47.5
                                          -------         -------        --------         ------         --------
   Total operating revenues                 429.3                           429.3            9.6           438.9
                                          =======         =======        ========         ======         ========
Income (loss) before taxes                   66.1            (3.8)           62.3           10.3            72.6
Depreciation and amortization(2)             18.9                            18.9                           18.9
Equity income (loss)                                         (1.5)           (1.5)            .1            (1.4)
Investments in equity method investees      160.8            57.5           218.3                          218.3
Other identifiable assets                   458.0              .5           458.5           17.5           476.0
                                          -------         -------        --------         ------         --------
   Total assets                             618.8            58.0           676.8           17.5           694.3
                                          =======         =======        ========         ======         ========
Property expenditures(2)                     19.6            35.8            55.4                           55.4

                                                                    (In Millions)
                                     -----------------------------------------------------------------------------
                                           Iron         Ferrous         Segments                      Consolidated
                                            Ore         Metallics         Total           Other           Total
                                     --------------  -------------   -------------   -------------   -------------
1996
----
Sales and services to external             $395.1         $                $395.1          $56.6           $451.7
customers
Royalties and management fees(1)             51.3                            51.3             .2             51.5
                                          -------         -------        --------         ------         --------
   Total operating revenues                 446.4                           446.4           56.8            503.2
                                          =======         =======        ========         ======         ========
Income (loss) before taxes                   77.0            (2.4)           74.6           20.9             95.5
Depreciation and amortization(2)             17.6                            17.6                            17.6
Investments in equity method investees      147.5            14.4           161.9                           161.9
Other identifiable assets                   486.5              .3           486.8           25.0            511.8
                                          -------         -------        --------         ------         --------
   Total assets                             634.0            14.7           648.7           25.0            673.7
                                          =======         =======        ========         ======         ========
Property expenditures(2)                     22.6            13.1            35.7                            35.7

(1) Includes revenue from the Company's share of ventures' production that is recognized when the product is sold.
(2)  Includes Company's share of associated companies.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


Included in the consolidated financial statements are the following amounts relating to geographic locations:

                                                                           (In Millions)
                                                       -------------------------------------------------------
                                                             1998               1997               1996
                                                       -----------------  -----------------   ----------------
Revenue(1)
----------
   United States                                             $444.3            $383.2              $399.2
   Canada                                                      42.1              38.9                39.1
   Australia                                                                      9.5                48.1
   Other Countries                                              7.4               7.3                16.8
                                                             ------            -------             ------
                                                             $493.8            $438.9              $503.2
                                                             ======            ======              ======

Long-Lived Assets(2)
--------------------
   United States                                             $644.2            $700.3              $692.1
   Canada                                                      56.8              62.2                21.7
   Trinidad and Tobago                                         65.6              48.9                13.1
   Other Countries                                                                                    2.3
                                                             ------            -------             ------
                                                             $766.6            $811.4              $729.2
                                                             ======            =======             ======

(1)  Revenue is attributed to countries based on the location of the customer.

(2) Gross properties, before allowance for depreciation, including Company's share of associated companies.


NOTE E - ENVIRONMENTAL RESERVES

At December 31, 1998, the Company had an environmental reserve, including its share of ventures, of $21.5 million ($22.7 million at December 31, 1997), of which $2.0 million was classified as current. Payments in 1998 were $.9 million (1997 - $2.4 million and 1996 - $1.6 million). The reserve includes the Company's obligations related to Federal and State Superfund and Clean Water Act sites where the Company is named as a potentially responsible party, including Cliffs-Dow and Kipling sites in Michigan and the Rio Tinto mine site in Nevada, all of which sites are independent of the Company's iron mining operations. The reserves are based on engineering studies prepared by outside consultants engaged by the potentially responsible parties. The Company continues to evaluate the recommendations of the studies and other means for site clean-up. Significant site clean-up activities have taken place at Rio Tinto and Cliffs-Dow. The City of Marquette, Michigan purchased the Cliffs-Dow plant site from the Company and has assumed any future environmental responsibilities with respect to that site. Also included in the reserve are wholly-owned active and closed mining operations, and other sites, including former operations, for which reserves are based on the Company's estimated cost of investigation and remediation.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE F - LONG-TERM DEBT

Long-term debt of the Company consists of $70 million of senior unsecured notes payable to an insurance company group. The notes, due in December, 2005, have a fixed interest rate of 7.0 percent. The note agreement requires the Company to meet certain covenants related to net worth ($243.5 million at December 31, 1998), leverage, and other provisions. The Company was in compliance with the debt covenants at December 31, 1998.

The Company's $100 million revolving credit agreement was amended in June, 1998 to extend the expiration date to May 31, 2003. No borrowings are outstanding under this agreement. Additionally, the Company has outstanding $5.9 million of unsecured letters of credit, including its share of ventures.


NOTE G - LEASE OBLIGATIONS

The Company and its ventures lease certain mining, production, data processing and other equipment under operating leases. The Company's operating lease expense, including its share of ventures, was $9.1 million in 1998, $8.5 million in 1997 and $7.5 million in 1996.

Assets acquired under capital leases by the Company, including its share of ventures, were $9.2 million and $8.1 million, respectively, at December 31, 1998 and 1997. Corresponding accumulated amortization of capital leases included in respective allowances for depreciation was $4.0 million and $3.3 million at December 31, 1998 and 1997, respectively.

Future minimum payments under capital leases and noncancellable operating leases, including the Company's share of ventures, at December 31, 1998 were:

                                                                                  (In Millions)
                                                                          -------------------------------
                   Year Ending                                               Capital         Operating
                   December 31                                               Leases           Leases
                   -----------                                            --------------   --------------

                      1999                                                      $1.9           $  9.1
                      2000                                                       1.7              7.9
                      2001                                                       1.3              6.4
                      2002                                                        .8              4.6
                      2003                                                        .3              3.7
                      2004 and thereafter                                         .3              7.6
                                                                                ----            -----

           Total minimum lease payments                                          6.3            $39.3
                                                                                                =====

           Amounts representing interest                                          .9
                                                                                ----
           Present value of net minimum lease payments                          $5.4
                                                                                ====

The Company's share of ventures' capital and operating lease obligations (total minimum lease payments - $38.0 million) are largely non-recourse to the Company.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE H - PENSIONS AND OTHER POSTRETIREMENT BENEFITS

The Company and its ventures sponsor defined benefit pension plans covering substantially all employees. The plans are largely noncontributory, and benefits are generally based on employees' years of service and average earnings for a defined period prior to retirement. In addition, the Company and its ventures currently provide retirement health care and life insurance benefits ("Other Benefits") to most full-time employees who meet certain length of service and age requirements (a portion of which are pursuant to collective bargaining agreements). Other Benefits are provided through programs administered by insurance companies whose charges are based on benefits paid. The following table presents a reconciliation of funded status of the Company's plans, including its proportionate share of plans of its ventures, at December 31, 1998 and 1997:


                                                                            (In Millions)
                                                     -------------------------------------------------------------
                                                           Pension Benefits                 Other Benefits
                                                     -----------------------------   -----------------------------
                                                         1998            1997            1998            1997
                                                     -------------   -------------   -------------   -------------
CHANGE IN PLAN ASSETS
   Fair value of plan assets at beginning of year       $293.2          $267.5          $ 17.3          $ 14.7
   Actual return on plan assets                           35.4            42.7             1.3             1.1
   Contributions                                           2.8             3.5             1.3             1.5
   Benefits paid                                         (15.2)          (14.3)
   Dissolution of one plan                                                (6.2)
                                                       -------         -------          ------         -------
   Fair value of plan assets at end of year              316.2           293.2            19.9            17.3

CHANGE IN BENEFIT OBLIGATION
   Benefit obligation at beginning of year               215.5           204.9            88.4            82.7
   Service cost                                            4.5             4.0             1.6             1.3
   Interest cost                                          15.6            15.1             6.3             6.2
   Amendments                                               .6              .5
   Actuarial losses                                       17.1            11.5             6.7             2.8
   Benefits paid                                         (15.2)          (14.3)           (5.3)           (4.6)
   Dissolution of one plan                                                (6.2)
                                                       -------         -------          ------         -------
   Benefit obligation at end of year                     238.1           215.5            97.7            88.4
                                                       -------         -------          ------         -------

   Funded status of the plan (underfunded)                78.1            77.7           (77.8)          (71.1)
   Unrecognized prior service cost                         6.8             8.0             1.6              .7
   Unrecognized net actuarial (gain) loss                (30.0)          (28.4)            2.1            (3.6)
   Unrecognized net asset at date of adoption            (19.7)          (22.2)
                                                       -------         -------          ------         -------
   Prepaid (accrued) benefit cost                      $  35.2          $ 35.1          $(74.1)         $(74.0)
                                                       =======         =======          ======         =======

ASSUMPTIONS AS OF DECEMBER 31
   Discount rate                                          6.75%           7.25%           6.75%           7.25%
   Expected long-term return on plan assets               9.00%           9.00%           6.50%           7.25%
   Rate of compensation increase - average                4.30%           4.31%


                                                                        (In Millions)
                                           ------------------------------------------------------------------------
                                                    Pension Benefits                      Other Benefits
                                           -----------------------------------  -----------------------------------
                                             1998        1997         1996        1998         1997        1996
                                           ----------  ----------   ----------  ----------   ----------  ----------
COMPONENTS OF NET PERIODIC BENEFIT COST
   Service cost                              $  4.5     $  4.0        $  3.9      $ 1.6         $1.3        $ 1.3
   Interest cost                               15.6       15.1          13.6        6.3          6.2          5.9
   Expected return on plan assets             (22.5)     (20.8)        (17.9)      (1.3)        (1.0)         (.9)
   Amortization and other                       4.6        (.4)          (.5)        .1
                                             ------     ------        ------      -----         ----        -----



   Net periodic benefit cost (credit)        $  2.2     $ (2.1)       $  (.9)     $ 6.7         $6.5        $ 6.3
                                             ======     ======        ======      =====         ====        =====

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Annual contributions to the pension plans are made within income tax deductibility restrictions in accordance with statutory regulations. The Company plans to contribute $1.4 million in 1999, including its share of ventures' funding, a decrease of $1.4 million from 1998. In the event of termination, the sponsors could be required to fund shutdown and early retirement obligations which are not included in the pension benefit obligations.

Other Benefits assets include deposits relating to funded life insurance contracts that are available to fund retired employees' life insurance obligations. Additionally, Voluntary Employee Benefits Association Trusts were established for certain mining ventures. As a participant, the Company's minimum annual contribution is $.7 million per year. The Company's estimated contribution will approximate $1.4 million per year based on its share of tons produced.

For measurement purposes, a 7.0 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999, decreasing by
 .5 percent per year to an annual rate of 5 percent for the year 2003 and annually thereafter.

The assumed health care cost trend rate has a significant effect on the amounts reported. A one percentage point change in the assumed health care cost trend rate would have the following effects:

                                                                                    (In Millions)
                                                                           ---------------------------------
                                                                              Increase          Decrease
                                                                           ---------------   ---------------
   Effect on total of service and interest cost components in 1998             $  1.2            $  (1.0)
   Effect on Other Benefits obligation as of December 31, 1998                   13.3              (11.7)


NOTE I - INCOME TAXES

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997 are as follows:

                                                                                   (In Millions)
                                                                          ---------------------------------
                                                                               1998              1997
                                                                          ---------------   ---------------

Deferred tax assets:
     Postretirement benefits other than pensions                                $21.8             $22.3
     Other liabilities                                                           13.7              14.7
     Product inventories                                                          3.8               4.2
     Other                                                                       16.2              10.4
                                                                               ------            ------
        Total deferred tax assets                                                55.5              51.6

Deferred tax liabilities:
     Investment in ventures                                                      21.2              23.0
     Properties                                                                  14.8              11.5
     Other                                                                        6.8               6.4
                                                                              -------           -------
        Total deferred tax liabilities                                           42.8              40.9
                                                                               ------            ------
           Net deferred tax assets                                              $12.7             $10.7
                                                                                =====             =====

Cleveland-Cliffs Inc and Consolidated Subsidiaries

The components of provisions for income taxes are as follows:

                                                             (In Millions)
                                           ---------------------------------------------------
                                                1998              1997              1996
                                           ---------------   ---------------   ---------------
                    Current                      $14.8            $11.9             $23.6
                    Deferred                       (.4)             5.8              10.9
                                                 -----            -----             -----
                                                 $14.4            $17.7             $34.5
                                                 =====            =====             =====

In the fourth quarter of 1998, a favorable tax adjustment of $3.5 million was recorded reflecting the Company's continuing assessment of its tax obligations. The reevaluation of the current and prior years' tax provision primarily reflects the expected outcome of audit issues for tax years 1993 and 1994.

In 1997, the Company and the Internal Revenue Service reached agreement settling issues raised during examination of the Company's federal income tax returns for tax years 1991 and 1992. As a result, the Company made additional tax and interest payments of $3.3 million and recorded a $5.6 million reversal of prior years' tax accruals in 1997.

The provision for income taxes included Australian federal income taxes of $2.1 million and $7.5 million for the years 1997 and 1996, respectively.

Reconciliation of effective income tax rate and United States statutory rate follows:

                                                               1998              1997             1996
                                                          ----------------  ---------------  ---------------
      Statutory tax rate                                       35.0%             35.0%             35.0%
      Increase (decrease) due to:
         Percentage depletion in excess
           of cost depletion                                   (8.2)             (5.8)             (5.9)
         Effect of foreign taxes                                 .1               3.0               5.3
         Prior years' tax adjustment                           (6.6)            (10.0)              (.2)
         Other items - net                                      (.2)              2.2               2.0
                                                               -----            -----             -----

      Effective tax rate                                       20.1%             24.4%             36.2%
                                                               =====            =====             =====

Cleveland-Cliffs Inc and Consolidated Subsidiaries

NOTE J - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and fair value of the Company's financial instruments at December 31, 1998 were as follows:

                                                                       (In Millions)
                                                              --------------------------------
                                                                 Carrying           Fair
                                                                  Amount           Value
                                                              ---------------  ---------------
                 Cash and cash equivalents                        $130.3            $130.3
                 Long-term investments                               4.8               4.8
                 Long-term debt                                     70.0              71.3

At December 31, 1998, the Company had .8 million shares of The LTV Corporation Common Stock recorded as a long-term investment (included in Other Assets - miscellaneous) and classified as available-for-sale. These shares, which had an original cost of $11.5 million, had an estimated fair value and carrying value of $4.8 million and $8.3 million at December 31, 1998 and 1997, respectively.

The fair value of the Company's long-term debt was determined based on a discounted cash flow analysis and estimated borrowing rates.

The Company had $13.9 million and $22.0 million of Canadian forward currency exchange contracts at December 31, 1998 and 1997, respectively. The market value of the Canadian forward currency exchange contracts, which have varying maturity dates to December 1, 1999, was estimated to be $13.9 million, based on the December 31, 1998 forward rates.


NOTE K - STOCK PLANS

During the term of the 1987 Incentive Equity Plan, 838,144 Common Shares were granted or awarded in the form of stock options, stock appreciation rights and restricted or deferred stock awards. Effective April 29, 1997, no further grants or awards may be made from this Plan.

The 1992 Incentive Equity Plan authorizes the Company to issue up to 1,150,000 Common Shares upon the exercise of Options Rights, as Restricted Shares, in payment of Performance Shares or Performance Units that have been earned, as Deferred Shares, or in payment of dividend equivalents paid with respect to awards made under the Plan. Such shares may be shares of original issuance or treasury shares or a combination of both.

Stock options may be granted at a price not less than the fair market value of the stock on the date the option is granted, generally are not subject to re-pricing, and must be exercisable not later than ten years and one day after the date of grant. Stock appreciation rights may be granted either at or after the time of grant of a stock option. Common Shares may be awarded or sold to certain employees with restrictions as to disposition over specified periods. The market value of restricted stock awards and Performance Shares is charged to expense over the vesting period.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


The 1996 Nonemployee Directors' Compensation Plan authorizes the Company to issue up to 50,000 Common Shares to nonemployee Directors. The Plan provides for the grant of 1,000 Restricted Shares (2,000 Restricted Shares, effective January 1, 1999) to nonemployee Directors first elected after June 30, 1995. The Plan also provides that nonemployee Directors must take at least 50 percent (40 percent, effective January 1, 1999) of their annual retainer, and may elect to take the balance of their retainer and all other fees, in Common Shares. The Restricted Shares vest five years from the date of award.

In accordance with the provisions of FASB Statement 123, "Accounting for Stock-Based Compensation," ("Statement 123"), the Company has elected to continue applying the provisions of APB 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, the Company does not recognize compensation expense for stock options when the stock option price at the grant date is equal to or greater than the fair market value of the stock at that date. However, the Company recorded $2.5 million, $3.0 million, and $2.7 million in 1998, 1997 and 1996, respectively, relating to other stock-based compensation, primarily the Performance Share program.

Statement 123 requires pro forma disclosure of net income and earnings per share as if the fair value method for valuing stock options, as prescribed by Statement 123, had been applied. The Company's pro forma information follows:

                                                        1998             1997             1996
                                                   ---------------  ---------------  ---------------

             Net income (millions)                       $56.5            $54.7            $61.1
             Earnings per share:
                Basic                                    $5.02            $4.81            $5.27
                Diluted                                  $4.98            $4.78            $5.24

The fair value of these options was estimated at the date of grant using a Black-Sholes option pricing model with the following weighted-average assumptions for 1998, 1997 and 1996:

                                                        1998             1997             1996
                                                   ---------------  ---------------  ---------------

      Risk-free interest rate                            5.47%            6.04%             6.04%
      Dividend yield                                     3.15%            2.97%             3.00%
      Volatility factor - market
          price of Company's common stock                 .224             .221              .219
      Expected life of options - years                    4.31             4.31              4.22

Compensation costs included in the pro forma information reflect fair values associated with options granted after January 1, 1995. Pro forma information may not be indicative of future pro forma information applicable to future outstanding awards.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


Stock option, restricted stock award, and performance share activities under the Company's 1987 and 1992 Incentive Equity Plans, and the 1996 Nonemployee Directors' Compensation Plan are summarized as follows:

                                                 1998                        1997                        1996
                                       --------------------------  --------------------------  --------------------------
                                                      WEIGHTED-                   Weighted-                   Weighted-
                                                       AVERAGE                     Average                     Average
                                                      EXERCISE                    Exercise                    Exercise
                                         SHARES         PRICE        Shares         Price        Shares         Price
                                       ------------  ------------  ------------  ------------  ------------  ------------
Stock options:
    Options outstanding at
       beginning of year                  252,625       $39.00       157,425       $35.99         72,775        $23.66
    Granted during the year               128,450        44.56       114,950        43.38        109,500         44.82
    Exercised                             (18,616)       34.96        (3,000)       21.52         (6,250)        20.29
    Cancelled                             (15,717)       44.26       (16,750)       43.95        (18,600)        45.00
                                          -------                    -------                      ------
    Options outstanding
       at end of year                     346,742        41.04       252,625        39.00        157,425         35.99
    Options exercisable
       at end of year                     138,609        36.22        96,925        31.10         72,525         25.45

Restricted awards:
    Awarded and restricted
       at beginning of year                49,449                     39,665                      10,854
    Awarded during the year                 5,000                     13,200                      30,000
    Vested                                 (2,153)                      (816)                     (1,189)
    Cancelled                                                         (2,600)
                                          -------                    -------                      ------
    Awarded and restricted
       at end of year                      52,296                     49,449                      39,665

Performance shares:
    Allocated at beginning of year        161,000                    145,167                      88,767
    Allocated during the year              73,554                     63,126                      57,400
    Issued                                (58,504)                   (45,293)
    Forfeited                                                         (2,000)                     (1,000)
                                          -------                    -------                      ------
    Allocated at end of year              176,050                    161,000                     145,167

Required retainer and voluntary shares:
    Awarded at beginning of year            4,548                      3,150
    Awarded during the year                 6,649                      4,540                       3,150
    Issued                                 (4,548)                    (3,142)
                                          -------                    -------                      ------
    Awarded at end of year                  6,649                      4,548                       3,150

Reserved for future grants
    or awards at end of year              520,704                    718,640                     339,007

Weighted-average fair value of
    options granted during the year         $8.86                      $8.65                       $8.75

Exercise prices for options outstanding as of December 31, 1998 ranged from $20.12 to $45.00, with 84 percent of options outstanding having exercise prices in the range of $40.00 to $45.00 per share. The weighted-average remaining contractual life of options outstanding is 7.3 years at December 31, 1998.

Cleveland-Cliffs Inc and Consolidated Subsidiaries


NOTE L - SHAREHOLDERS' EQUITY

On September 19, 1997, the Company adopted a new share purchase rights ("Rights") plan that replaced an expired rights plan. A Right is attached to each of the Company's Common Shares outstanding or subsequently issued, which entitles the holder to buy from the Company one-hundredth of one (.01) Common Share at an exercise price per whole share of $160.00. The Rights expire on September 19, 2007 and are not exercisable until the occurrence of certain triggering events, which include the acquisition of, or tender or exchange offer for, 20 percent or more of the Company's Common Shares. There are approximately 168,000 Common Shares reserved for these Rights. The Company is entitled to redeem the Rights at one cent per Right upon the occurrence of certain events.

Through December 31, 1998, the Company has purchased 1,130,500 of its Common Shares under its authorization to repurchase up to 1.5 million Common Shares in open market or negotiated transactions. Following is a summary of purchases by year since inception:

                                         Common                    Cost
                                         Shares               (In Millions)
                                  ----------------------  -----------------------

           1995                             284,500                $10.8
           1996                             495,800                 19.5
           1997                             113,100                  4.9
           1998                             237,100                 11.5
                                          ---------                -----
           Total                          1,130,500                $46.7
                                          =========                =====

Average cost per share                                            $41.28
                                                                  ======


NOTE M - EARNINGS PER SHARE

The following table summarizes the computation of basic and diluted earnings per share.

                                                    (In Millions, Except Per Share)
                                                    -------------------------------
                                                       1998       1997      1996
                                                       ----       ----      ----
            Net income                               $  57.4   $  54.9   $  61.0

            Basic weighted-average shares               11.2      11.4      11.6

            Effect of dilutive shares:
               Stock options/performance shares           .1        .1        .1
                                                     -------   -------   -------

            Diluted weighted-average shares             11.3      11.5      11.7
                                                     =======   =======   =======

            Basic earnings per share                 $  5.10   $  4.83   $  5.26
                                                     =======   =======   =======

            Diluted earnings per share               $  5.06   $  4.80   $  5.23
                                                     =======   =======   =======

Cleveland-Cliffs Inc and Consolidated Subsidiaries

NOTE N - LITIGATION

The Company and its ventures are periodically involved in litigation incidental to their operations. Management believes that any pending litigation will not result in a material liability in relation to the Company's consolidated financial statements.