Form 10-K405, Exhibit 13
period 1998-12-31
CLEVELAND CLIFFS INC
filed 1999-03-25
CIK 764065

QUARTERLY RESULTS OF OPERATIONS - (Unaudited)                      Exhibit 13(h)
(In Millions, Except Per Share Amounts)


                                                         1998
                                -----------------------------------------------------------
                                                 Quarters
                                ----------------------------------------------------
                                First       Second       Third        Fourth         Year
                                -----       ------       -----        ------        -------
Total revenues                   $38.0       $158.1       $176.1       $131.7       $503.9
Gross profit                       5.3         28.7         32.6         29.2         95.8
Net income
  Amount                            .5         16.9         20.1         19.9         57.4
  Per common share
      Basic                        .04         1.49         1.80         1.77         5.10
      Diluted                      .04         1.48         1.78         1.76         5.06
Average number of shares
      Basic                       11.3         11.3         11.2         11.1         11.2
      Diluted                     11.4         11.4         11.3         11.3         11.3

Fourth quarter results included a $3.5 million tax credit reflecting a reassessment of current and prior years' tax obligations resulting from the audit of prior years' tax returns.

                                                           1997
                                ----------------------------------------------------------
                                                  Quarters
                                ----------------------------------------------------
                                First       Second         Third       Fourth         Year
                                -----       ------         -----       ------         ----
Total revenues                   $31.3       $122.1       $149.0       $153.7       $456.1
Gross profit                       7.8         19.0         28.4         28.8         84.0
Net income
  Amount                           3.0         12.9         21.1         17.9         54.9
  Per common share
      Basic                        .26         1.14         1.86         1.57         4.83
      Diluted                      .26         1.13         1.85         1.56         4.80
Average number of shares
      Basic                       11.4         11.4         11.4         11.4         11.4
      Diluted                     11.4         11.4         11.5         11.5         11.5

Second quarter results included a $2.8 million after-tax credit resulting from reversal of Savage River Mine closedown obligations recorded in prior years. Third quarter results included a $5.6 million tax credit resulting from the settlement of prior years' tax issues.

--------------------------------------------------------------------------------

Common Share Price Performance and Dividends

                                   Price Performance
                        -----------------------------------------
                             1998                  1997                     Dividends
                        ---------------        --------------          ------------------
                        High        Low        High       Low          1998          1997
                        ----        ---        ----       ---          ----          ----

First Quarter          $55.18      $42.75      $45.88      $41.50        $.325       $.325
Second Quarter          57.31       49.81       43.50       40.00         .375        .325
Third Quarter           57.69       36.06       44.88       40.69         .375        .325
Fourth Quarter          41.88       37.00       47.13       40.88         .375        .325
                                                                        ------      ------
      Year              57.69       36.06       47.13       40.00       $1.45       $1.30
                                                                        ======      ======

                                       61