Form 10-K405, Exhibit 13
period 1998-12-31
CLEVELAND CLIFFS INC
filed 1999-03-25
CIK 764065

INVESTOR AND CORPORATE INFORMATION                                Exhibit 13(i)


STOCK EXCHANGE INFORMATION

The principal market for Cleveland-Cliffs Inc common shares (ticker symbol CLF) is the New York Stock Exchange. The common shares are also listed on the Chicago Stock Exchange.

































                                       62