Form 10-K405, Exhibit 13
period 1998-12-31
CLEVELAND CLIFFS INC
filed 1999-03-25
CIK 764065

SUMMARY OF FINANCIAL AND OTHER STATISTICAL DATA                   Exhibit 13(j)
CLEVELAND-CLIFFS INC AND CONSOLIDATED SUBSIDIARIES

                                                                            1998         1997           1996
--------------------------------------------------------------------------------------------------------------
FINANCIAL DATA (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
FOR THE YEAR
Operating Earnings (a)
    Operating Revenues - Product Sales and Services                        $444.1        $391.4        $451.7
                       - Royalties and Management Fees                       49.7          47.5          51.5
                                                                           ----------------------------------
                       - Total                                              493.8         438.9         503.2
    Cost of Goods Sold and Operating Expenses and AS&G Expenses             416.7         372.0         409.6
                                                                           ----------------------------------
    Operating Earnings                                                       77.1          66.9          93.6
Net Income (Loss) (a)                                                        57.4          54.9          61.0
Net Income (Loss) Per Common Share (a)
    Basic                                                                    5.10          4.83          5.26
    Diluted                                                                  5.06          4.80          5.23
Distributions to Common Shareholders:
    Regular Cash Dividends -  Per Share                                      1.45          1.30          1.30
                           -  Total                                          16.3          14.8          15.1
    Special Dividends      -  Per Share
                           -  Total
    Spin-off of Securities -  Per Share
                           -  Total
Repurchases of Common Shares                                                 11.5           4.9          19.5

AT YEAR-END
Cash and Marketable Securities                                              130.3         115.9         169.4
Total Assets                                                                723.5         694.3         673.7
Long-Term Obligations Effectively Serviced (c)                               75.4          74.9          72.9
Shareholders' Equity                                                        437.6         407.4         370.6
Book Value Per Common Share                                                 39.25         36.02         32.59
Market  Value Per Common Share                                              40.31         45.81         45.38
-------------------------------------------------------------------------------------------------------------
IRON ORE PRODUCTION AND SALES STATISTICS (MILLIONS OF GROSS TONS)
Production From Mines Managed By Cliffs:
    North America                                                            40.3          39.6          39.9
    Australia                                                                                             1.6
                                                                           ----------------------------------
        Total                                                                40.3          39.6          41.5
        Cliffs' Share                                                        11.4          10.9          12.0
Cliffs' Sales From:
    North American Mines                                                     12.1          10.4          11.0
    Australian Mine                                                                          .3           1.7
                                                                           ----------------------------------
        Total                                                                12.1          10.7          12.7
-------------------------------------------------------------------------------------------------------------
OTHER INFORMATION
Common Shares Outstanding (Millions)  - Average For Year                     11.3          11.4          11.6
                                      - At Year-End                          11.2          11.3          11.4
Common Shares Price Range - High                                           $57.69        $47.13        $46.88
                          - Low                                             36.06         40.00         36.25
Employees at Year-End (d)                                                   6,029         5,951         6,251

(a) Results include an after-tax credit of $3.5 million ($.31 per diluted share) in 1998, after-tax credits of $8.8 million ($.77 per diluted share) in 1997, net contributions from non-recurring items and extraordinary charge of $2.4 million ($.20 per diluted share) in 1995, recoveries on bankruptcy claims of $23.2 million ($1.92 per diluted share) and $47.1 million ($4.00 per diluted share) in 1993 and 1990, respectively, and a $38.7 million ($3.23 per diluted share) after-tax charge for accounting changes in 1992. Operating results reflect the acquisition of Northshore Mining Company in the fourth quarter of 1994. Represents revenues and income from continuing operations for 1989 and 1988.



    1995         1994        1993          1992         1991        1990        1989       1988
------------------------------------------------------------------------------------------------



   $411.2       $334.8       $268.1        $266.9       $271.6      $272.2      $294.9     $247.9
     49.5         44.7         39.7          43.8         45.8        37.7        55.6       50.2
------------------------------------------------------------------------------------------------
    460.7        379.5        307.8         310.7        317.4       309.9       350.5      298.1
    371.5        315.8        268.5         275.5        275.0       279.7       257.8      227.6
------------------------------------------------------------------------------------------------
     89.2         63.7         39.3          35.2         42.4        30.2        92.7       70.5
     57.8         42.8         54.6          (7.9)        53.8        73.8        62.5       42.6

     4.84         3.54         4.55          (.66)        4.55        6.31        5.37       3.12
     4.82         3.53         4.53          (.66)        4.51        6.26        5.32       3.08

     1.30         1.23         1.20          1.18         1.03         .80         .40
     15.5         14.8         14.4          14.1         12.1         9.3         4.7
                               2.70(b)                    4.00                                .79(b)
                               32.4(b)                    47.0                               12.8(b)
                                                                                             3.55(b)
                                                                                             41.3(b)
     10.8                                                                                   125.2


    148.8        141.4        161.0         128.6         95.9        96.0        95.5       52.4
    644.6        608.6        549.1         537.2        478.7       510.9       415.2      390.6
     76.3         84.2         88.6          92.1         65.0        82.4        93.4      145.7
    342.6        311.4        280.4         269.5        290.8       290.8       226.0      168.6
    28.96        25.74        23.25         22.47        24.40       24.88       19.36      14.53
    41.00        37.00        37.38         35.63        36.13       27.13       29.00      26.63
------------------------------------------------------------------------------------------------


     39.6         35.2         32.3          32.9         32.1        31.7        39.3       39.0
      1.5          1.5          1.5           1.5          1.3         2.2         2.3        2.4
------------------------------------------------------------------------------------------------
     41.1         36.7         33.8          34.4         33.4        33.9        41.6       41.4
     11.3          8.3          6.8           7.3          7.0         6.6         8.9        9.1

     10.4          8.2          6.4           6.0          6.0         6.5         7.5        6.7
      1.5          1.5          1.4           1.3          1.3          .3
------------------------------------------------------------------------------------------------
     11.9          9.7          7.8           7.3          7.3         6.8         7.5        6.7
------------------------------------------------------------------------------------------------

     11.9         12.1         12.0          12.0         11.8        11.7        11.6       13.2
     11.8         12.1         12.1          12.0         11.9        11.7        11.7       11.6
   $46.75       $45.50       $37.50        $40.38       $36.50      $35.00      $34.00     $28.00
    36.13        34.00        28.75         29.50        25.00       19.63       25.75      14.25
    6,411        6,504        6,173         6,594        6,709       6,900       7,729      7,832

(b)  Includes securities at market value on distribution date.
(c) Includes the Company's share of ventures and equipment acquired on capital leases.
(d)  Includes employees of managed mining ventures.
     At December 31, 1998, the Company had 2,819 shareholders of record.



                                       64