Form 10-K405, Exhibit 13
period 1999-12-31
CLEVELAND CLIFFS INC
filed 2000-03-16
CIK 764065

Exhibit 13(a)

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

In 1999, Cleveland-Cliffs Inc (“Company”) earned $4.8 million, or $.43 per share (references to per share earnings are “diluted earnings per share”), a decrease of $52.6 million, or $4.63 per share, from 1998. Following is a summary of results for the years 1999, 1998 and 1997:

	1999	1998	1997

Net income

- Amount (in millions)	$4.8	$57.4	$54.9

- Per share (basic)	$.43	$5.10	$4.83

- Per share (diluted)	$.43	$5.06	$4.80

Average number of shares (in thousands)

- Basic	11,076	11,248	11,371

- Diluted	11,124	11,336	11,456

1999 versus 1998

Net income for 1999 was $4.8 million, or $.43 per share compared to 1998 net income of $57.4 million, or $5.06 per share. The $52.6 million earnings decrease reflected lower income before income taxes of $67.1 million, partially offset by a $14.5 million decrease in income taxes.

The decrease in pre-tax income was primarily due to:

•	Negative pellet sales margin of $13.3 million in 1999 compared to a margin of $46.1 million in 1998, a decrease of $59.4 million summarized as follows:

	(In Millions)

			Increase (Decrease)

	1999	1998	Amount	Percent

Sales (Tons)	8.9	12.1	(3.2)	(26)%

Revenue from product sales and services	$305.7	$444.1	$(138.4)	(31)%

Cost of goods sold and operating expenses	319.0	398.0	(79.0)	(20)%

Sales margin	$(13.3)	$46.1	$(59.4)	(129)%

Revenue from product sales and services decreased by $138.4 million, primarily due to the decreased sales volume due to blast furnace outages and significant imports of unfairly traded steel, and a decrease in average sales price realization, reflecting a lower pellet price and the mix of contracts. The decrease in cost of goods sold and operating expenses was not proportional to the decrease in sales volume due to fixed costs incurred during production curtailments to balance production with the lower sales volume.

•	Higher equity loss from Cliffs and Associates Limited, $6.8 million, reflecting start-up and commissioning costs on the hot briquetted-iron (“HBI”) joint venture project in Trinidad and Tobago.

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

•	Higher interest expense, $3.3 million, reflecting the cessation of interest capitalization when construction of the HBI facility was completed in April, 1999.

•	Lower interest income, $2.1 million, reflecting lower average cash balances throughout the year.

•	Lower royalty and management fee revenue in 1999, including amounts paid by the Company as a participant in the mining ventures, of $48.5 million, a decrease of $1.2 million from 1998, mainly due to lower production.

•	Partially offsetting was lower administrative expense of $2.6 million, including lower management incentive compensation, cost reduction initiatives and a 10 percent reduction of corporate staff in the first quarter of 1999.

•	Other expenses also decreased $3.9 million, including lower business development expenses and an increase in the allowance for doubtful accounts recorded in 1998.

Income taxes were a credit of $.1 million in 1999 compared to a charge of $14.4 million in 1998. The $14.5 million decrease was primarily due to the decrease in pre-tax income, partially offset by a non-recurring prior years’ credit recorded in 1998. Both years taxes were favorably impacted by the effect of percentage depletion.

1998 versus 1997

Net income for the year was $57.4 million, or $5.06 per share, an increase of $2.5 million or $.26 per share, compared to 1997 earnings of $54.9 million, or $4.80 per share. The increase in earnings reflected a $3.3 million decrease in income taxes, partially offset by $.8 million lower income before income taxes.

Pre-tax income was $71.8 million in 1998 compared to $72.6 million in 1997; the $.8 million decrease included the following components:

•	Pellet sales margin of $46.1 million in 1998 increased $9.6 million from the 1997 margin of $36.5 million. The year 1997 sales margin included .3 million tons of sales, $10.9 million in revenue and a $4.6 million margin related to closed Australian operations. Following is a summary comparison of North American sales margin for 1998 and 1997, which excludes Australian operations:

	(In Millions)

			Increase (Decrease)

	1998	1997	Amount	Percent

Sales (Tons)	12.1	10.4	1.7	16%

Revenue from product sales and services	$444.1	$380.5	$63.6	17%

Cost of goods sold and operating expenses	398.0	348.6	49.4	14%

Sales margin	$46.1	$31.9	$14.2	45%

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

North American sales margin increased by $14.2 million primarily reflecting a 1.7 million ton increase in sales volume. Revenue from North American sales and services increased $63.6 million due to the sales volume increase and higher sales price realization.

•	Royalty and management fee revenue and income, including amounts paid by the Company as a participant in the mining ventures, was $49.7 million in 1998 versus $47.5 million in 1997, an increase of $2.2 million, primarily due to increased production at Tilden Mine.

•	Lower interest expense, $2.2 million, reflecting interest capitalization on the HBI project.

•	Offsetting was lower other income, $6.2 million, primarily reflecting the non-recurring 1997 reversal of closedown costs, $5.0 million, related to the shutdown and sale of Australian operations, which had been provided in prior years.

•	Higher other expenses, $5.3 million, including increased business development costs, $3.1 million, and an increase in the allowance for doubtful accounts, $1.2 million.

•	Higher administrative expense, $1.6 million, lower investment income, $.9 million, and an increase in the Cliffs and Associates Limited equity loss, $.8 million.

The lower effective tax rate in 1998, relative to 1997, reflects the absence of the higher Australian statutory tax rate and the increased benefit of depletion allowances. Partially offsetting were tax credits of $3.5 million and $5.6 million recorded in 1998 and 1997, respectively, reflecting reassessment of income tax obligations resulting from audits of prior years’ tax returns.

Cash Flow and Liquidity

At December 31, 1999, the Company had cash and cash equivalents of $67.6 million. In addition, the full amount of a $100 million unsecured revolving credit facility was available. Principal payments on the Company’s $70 million senior unsecured notes are not required until 2005, when the full amount is due.

Following is a summary of 1999 cash flow activity:

(In Millions)

Cash flow from operations:

Before changes in operating assets and liabilities	$35.6

Changes in operating assets and liabilities	(31.6)

Net cash from operations	4.0

Capital expenditures	(20.3)

Investment and advances to Cliffs and Associates Limited	(12.5)

Repurchases of common shares	(17.2)

Dividends	(16.7)

Decrease in cash and cash equivalents	$(62.7)

The $31.6 million increase in operating assets and liabilities primarily reflected higher trade receivables, $23.6 million, due to increased sales in the month of December 1999 versus 1998, and lower payables and accrued expenses, $14.5 million. Iron ore inventory at December 31, 1999 was $36.6 million, a decrease of $6.8 million from December 31, 1998.

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Following is a summary of key liquidity measures:

	At December 31 (In Millions)

	1999	1998	1997

Cash and cash equivalents	$67.6	$130.3	$115.9

Long-term debt	70.0	70.0	70.0

Net cash (debt)	$(2.4)	$60.3	$45.9

Working capital	$143.4	$176.1	$178.9

Ratio of current assets to current liabilities	3.0:1	3.1:1	3.1:1

Iron Ore

The six mines managed by the Company produced 36.2 million tons of iron ore in 1999, compared to record production of 40.3 million tons in 1998. The Company’s share of production was 8.8 million tons in 1999 versus a record 11.4 million tons in 1998. The decrease was mainly due to production curtailments which were undertaken to reduce inventory levels because of lower sales volume. The Company and its steel company partners have elected to start 2000 operating the mines at capacity levels. However, production rates are subject to change during the year.

The Company’s iron ore pellet sales were 8.9 million tons in 1999 versus 12.1 million tons in 1998. The decrease in sales was due to blast furnace outages at two of the Company’s steel customers, representing more than two million tons of annual pellet sales, and significant imports of unfairly traded steel, especially semi-finished. Expected higher pellet sales volume and aggressive actions taken in 1999 to reduce inventory and production costs should contribute to an improved year in 2000. Iron ore pellet sales in 2000 are projected to exceed eleven million tons, largely due to the return of blast furnace operations that were out for most of 1999 and improving markets. The Company’s sales volume is largely committed under multi-year sales contracts, which are subject to changes in customer requirements. During 1999, the Company negotiated replacement or extension of sales agreements with Acme Metals, AK Steel and WCI Steel for periods of up to five years representing 3.5 to 4.0 million tons in total per year. No major multi-year contracts are due to expire before December 31, 2002.

International iron ore pellet price changes impact certain of the Company’s multi-year sales contracts, which use international prices as price adjustment factors. Average price realization on the Company’s 2000 sales is projected to approximate 1999, reflecting the mix of various multi-year contracts.

As a result of an extended shutdown of the Rouge Industries, Inc. (“Rouge”) blast furnaces from an explosion on February 1, 1999 at a power generating facility that supplies Rouge, and the resulting loss of pellet sales, the Company is pursuing a business interruption claim under its property insurance program. A recovery on the claim is anticipated in 2000.

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

New five-year labor agreements between the United Steelworkers of America (“USWA”) and the Empire, Hibbing, and Tilden mines were ratified in August 1999. The agreements, which were patterned after agreements negotiated earlier by major steel companies, provide employees with improvements in pensions, wages, and other benefits. The agreements also commit the mines and the union to jointly seek operating cost improvements. LTV Steel Mining Company, in separate negotiations, also entered into a new five-year pattern agreement with the USWA. The Wabush mine in Canada settled on a new five-year contract in July.

The Company and its mining venture partners have made substantial capital expenditures in recent years to reduce operating costs and maintain production rates. The following table summarizes 1999 and estimated 2000 capital equipment additions and replacements, including leased equipment, for the six mining ventures and supporting operations in North America.

      Capital Investment

	(In Millions)

	Company's
	Share	Total

Actual 1999:

Total*	$33.2	$115.4

Capital	$21.3	$47.4

Estimated 2000:

Total*	$34.6	$144.3

Capital	$24.1	$73.1

*	Includes leased equipment, which leases are largely non-recourse to the Company.

The Company expects to fund its share of capital expenditures from current operations.

On September 28, 1998, Acme Metals Incorporated and its wholly-owned subsidiary Acme Steel Company (collectively “Acme”), a partner in Wabush and an iron ore customer, petitioned for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company had a $1.2 million pre-petition trade receivable from Acme, which has been fully provided in the allowance for doubtful accounts. Since its filing, Acme has maintained operations with debtor-in-possession financing and has continued its relationship with Wabush and the Company. Sales to Acme in 1999 represented less than 8 percent of total sales volume.

The major business risk faced by the Company in iron ore is lower customer or venture partner consumption of iron ore from the Company’s owned and managed ventures which may result from competition from other iron ore suppliers; use of iron ore substitutes, including imported semi-finished steel; steel industry consolidation, rationalization or financial failure; or decreased North American steel production, resulting from increased imports or lower steel consumption. Loss of sales and/or royalty and management fee income on any such unmitigated loss of business would have a greater impact on earnings than revenue, due to the high level of fixed costs in the iron mining business.

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Ferrous Metallics

The Company’s strategy includes extending its business scope to produce and supply ferrous metallic products to an expanded customer base, including electric arc furnace steelmakers.

Cliffs and Associates Limited, a joint venture in Trinidad and Tobago, has completed construction of a facility to produce premium quality HBI to be marketed to the steel industry. The venture’s participants, through subsidiaries, include the Company, 46.5 percent; The LTV Corporation, 46.5 percent; and Lurgi AG of Germany, 7.0 percent; with the Company acting as manager and sales agent. Project capital construction expenditures were $165.2 million (Company share — $76.8 million). No project financing was used for construction.

The HBI facility has produced sufficient reduced iron to demonstrate that the Circored® process technology will yield a product that meets the quality specifications that were expected, including high metalization rates. Sustained levels of briquette production have not yet been achieved due to an extended start-up curve, which has delayed the introduction of CIRCAL™ briquettes into the market. The Company remains confident in the eventual success of the facility.

The primary business risk faced by the Company in ferrous metallics is the as yet undemonstrated capability of the Trinidad facility to produce a sustained quantity of market-quality HBI to achieve profitable operations.

The Company continues to evaluate an investment in a plant at the Company’s wholly-owned Northshore mine in Minnesota to produce premium grade pig iron. While progress has been made in a number of areas, uncertainty over market conditions and timing of state environmental permitting has postponed a decision on the project.

Strategic Investments

The Company is pursuing additional domestic and international investment opportunities to broaden its scope as a supplier of iron units to the steel industry, including investments in iron ore pellet or ferrous metallics facilities. In the normal course of business, the Company examines opportunities to increase profitability and strengthen its position by evaluating various investment opportunities consistent with its strategy. In the event of any future acquisitions or joint venture opportunities, the Company may consider using available liquidity, incurring additional indebtedness, project financing, or other sources of funding to make investments.

Capitalization

Long-term debt of the Company consists of $70 million of senior unsecured notes, with a fixed interest rate of 7.0 percent, and which are scheduled to be repaid on December 15, 2005. In addition to the senior unsecured notes, the Company, including its share of mining ventures, had capital lease obligations at December 31, 1999 of $4.8 million, which are largely non-recourse to the Company. The Company also has a $100 million revolving credit agreement. No borrowings are outstanding under this agreement, which expires on May 31, 2003.

In 1999 and 1998, the Company purchased .6 million and .2 million shares of its Common Shares at a cost of $17.2 million and $11.5 million, respectively. Through December 31, 1999, the Company has purchased 1.7 million shares under its authorization to repurchase up to 2.0 million Common Shares. The shares will initially be retained as Treasury Stock.

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Actuarial Assumptions

As a result of an increase in long-term interest rates, the Company re-evaluated the rates used to calculate its pension and other postretirement benefit (“OPEB”) obligations. The discount rate used to calculate the Company’s pension and OPEB obligations was increased to 8.0 percent at December 31, 1999 from 6.75 percent at December 31, 1998. The change in the discount rate assumption is projected to decrease pension and OPEB expense for 2000 by approximately $1.5 million.

The Company makes contributions to the pension plans within income tax deductibility restrictions in accordance with statutory requirements. In 1999, the Company contributed $1.1 million, including its share of ventures funding, a decrease of $1.7 million from 1998.

Environmental Costs

The Company has a formal code of environmental conduct which promotes environmental protection and restoration. The Company’s obligations for known environmental conditions at active and closed mining operations, and other sites have been recognized based on estimates of the cost of investigation and remediation at each site. If the cost can only be estimated as a range of possible amounts with no specific amount being most likely, the minimum of the range is accrued in accordance with generally accepted accounting principles. Estimates may change as additional information becomes available. Actual costs incurred may vary from the estimates due to the inherent uncertainties involved. Potential insurance recoveries have not been reflected in the determination of the financial reserves.

At December 31, 1999, the Company had a reserve for environmental obligations, including its share of the environmental obligations of ventures, of $20.6 million ($21.5 million at December 31, 1998), of which $3.3 million is current. Payments in 1999 were $1.0 million (1998 — $.9 million).

Year 2000 Technology

The year 2000 (“Y2K”) compliance program, a major business priority of the Company, was successfully completed in 1999. A substantial portion of year 2000 compliance was the implementation of the Company’s Information Technology Plan (“IT Plan”). The IT Plan, initiated in 1996, involved the implementation of a purchased, mining-based, year 2000 compliant, software suite that replaced legacy programs for operations and administrative mainframe systems servicing most domestic locations. In addition to avoiding year 2000 problems, the IT Plan resulted in improved system and operating effectiveness.

The Company did not experience any significant malfunctions or errors in its operating or business systems when the date changed from 1999 to 2000. Based on operations since January 1, 2000, the Company does not expect any significant impact to its ongoing business as a result of the Y2K issue. However, it is possible that the entire impact of the date change has not yet been fully recognized. The Company currently is not aware of any significant Y2K or similar problems that have arisen for its customers and suppliers.

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Compliance issues for legacy programs and locations not covered by the IT Plan as well as the impact of the date change on the Company’s mainframe computer system, technical infrastructure, end-user computing, process control systems, environmental and safety monitoring, and security and access systems were satisfactorily addressed.

Following is a summary of the Y2K compliance cost incurred through December 31, 1999:

	(In Millions)

	Company's
	Share	Total

IT Plan:

Capital	$16.0 *	$17.1

Operating	1.7	6.1

Total IT

Plan	17.7	23.2

Other**	2.0	4.8

Total	$19.7	$28.0

*	Includes amounts reimbursable by mining ventures of $13.5 million.

**	Includes charges for legacy software not covered by the IT Plan, hardware, process control systems and environmental and safety monitoring.

Market Risk

The Company is subject to a variety of market risks, including those caused by changes in the market value of equity investments, foreign currency fluctuations and changes in interest rates. The Company has established policies and procedures to manage such risks; however, certain risks are beyond the control of the Company.

The Company’s investment policy relating to its short-term investments (classified as cash equivalents) is to preserve principal and liquidity while maximizing the return through investment of available funds. The carrying value of these investments approximates fair value on the reporting dates.

A portion of the Company’s operating costs are subject to change in the value of the Canadian dollar. Derivative financial instruments, in the form of forward currency exchange contracts, are used by the Company to manage its risk of operating costs at its Canadian venture. Forward exchange contracts are hedging transactions that have been entered into with the objective of managing the impact of exchange rate fluctuations of the Canadian dollar on the Company’s operating costs. The Company’s normal procedure is to use forward contracts to fix the cost in U.S. dollars of a portion of its annual Canadian dollar requirements. The Company does not engage in acquiring or issuing derivative financial instruments for trading purposes. At December 31, 1999 and 1998, the notional amounts of the outstanding forward currency exchange contracts were $22.5 million and $13.9 million, with fair values of $.4 million and zero, respectively, based on December 31, 1999 and 1998 forward rates. If the Canadian dollar forward rates were to change 10 percent from the December 31, 1999 year-end rate, the value and potential cash flow effect on the 1999 contracts would be approximately $2.3 million.

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

The value of the Company’s long-term equity investment in publicly traded common stock is subject to changes in market value as reflected in the trading price. This investment has been classified as an available-for-sale investment, and accordingly, changes in value have been recorded in Shareholders’ Equity. If the market price of the stock at December 31, 1999, were to increase or decrease 10 percent, the value of the investment would change approximately $.2 million after-tax.

The Company has $70 million of long-term debt outstanding at a fixed interest rate of 7 percent due in December, 2005. A hypothetical increase or decrease of 10 percent from 1999 year-end interest rates would change the fair value of the debt by $1.9 million.

Forward-Looking Statements

The preceding discussion and analysis of the Company’s operations, financial performance and results, as well as material included elsewhere in this report, includes statements not limited to historical facts. Such statements are “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause future results to differ materially from expected results. Such statements are based on management’s beliefs and assumptions made on information currently available to it. Factors that could cause the Company’s actual results to be materially different from the Company’s expectations include, but are not limited to the following:

•	Displacement of iron production by North American integrated steel producers due to electric furnace production or imports of semi-finished steel or pig iron;

•	Loss of major iron ore sales contracts;

•	Changes in the financial condition of the Company’s partners and/or customers;

•	Substantial changes in imports of steel, iron ore, or ferrous metallic products;

•	Development of alternate steel-making technologies;

•	Displacement of steel by competing materials;

•	Unanticipated changes in the market value of steel, iron ore or ferrous metallics;

•	Domestic or international economic and political conditions;

•	Major equipment failure, availability, and magnitude and duration of repairs;

•	Unanticipated geological conditions or ore processing changes;

•	Process difficulties, including the failure of new technology to perform as anticipated;

•	Availability and cost of the key components of production (e.g., labor, electric power, fuel, water);

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

•	Weather conditions (e.g., extreme winter weather, availability of process water due to drought);

•	Changes in tax laws (e.g., percentage depletion allowance);

•	Changes in laws, regulations or enforcement practices governing remediation requirements at existing environmental sites, remediation technology advancements, the impact of inflation, the identification and financial condition of other responsible parties, and the number of sites and the extent of remediation activity;

•	Changes in laws, regulations or enforcement practices governing compliance with safety, health and environmental standards at operating locations; and,

•	Accounting principle or policy changes by the Financial Accounting Standards Board or the Securities and Exchange Commission.

The Company is under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This page intentionally left blank for pagination purposes.