Form 10-K405, Exhibit 13
period 1999-12-31
CLEVELAND CLIFFS INC
filed 2000-03-16
CIK 764065

Exhibit 13(c)

Statement of Consolidated Financial Position
Cleveland-Cliffs Inc and Consolidated Subsidiaries

	(In Millions)
	December 31

	1999	1998

ASSETS

CURRENT ASSETS

Cash and cash equivalents	$67.6	$130.3

Trade accounts receivable	66.0	42.4

Receivables from associated companies	16.6	16.7

Inventories

Iron ore	36.6	43.4

Supplies and other	16.0	16.2

	52.6	59.6

Other	14.3	11.2

TOTAL CURRENT ASSETS	217.1	260.2

PROPERTIES

Plant and equipment	204.9	191.8

Minerals	19.1	19.1

	224.0	210.9

Allowances for depreciation and depletion	(70.1)	(60.9)

TOTAL PROPERTIES	153.9	150.0

INVESTMENTS IN ASSOCIATED COMPANIES	233.4	235.4

OTHER ASSETS

Prepaid pensions	40.8	40.0

Miscellaneous	34.5	38.2

TOTAL OTHER ASSETS	75.3	78.2

TOTAL ASSETS	$679.7	$723.8

35

Statement of Consolidated Financial Position
Cleveland-Cliffs Inc and Consolidated Subsidiaries

	(In Millions)
	December 31

	1999	1998

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES

Trade accounts payable	$9.8	$14.8

Payables to associated companies	19.3	23.5

Accrued expenses	30.3	28.2

State and local taxes payable	9.8	10.3

Other	4.5	7.3

TOTAL CURRENT LIABILITIES	73.7	84.1

LONG-TERM DEBT	70.0	70.0

POSTEMPLOYMENT BENEFIT LIABILITIES	68.1	70.5

OTHER LIABILITIES	60.6	61.6

SHAREHOLDERS’ EQUITY

Preferred Stock

Class A — no par value

Authorized - 500,000 shares; issued none

Class B — no par value

Authorized - 4,000,000 shares; issued none

Common Shares — par value $1 a share

Authorized - 28,000,000 shares;

Issued - 16,827,941 shares	16.8	16.8

Capital in excess of par value of shares	67.1	70.9

Retained income	501.3	513.2

Cost of 6,180,742 Common Shares in

Treasury (1998 - 5,677,287 shares)	(171.5)	(155.9)

Accumulated other comprehensive loss, net of tax	(5.2)	(4.3)

Unearned compensation	(1.2)	(3.1)

TOTAL SHAREHOLDERS’ EQUITY	407.3	437.6

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$679.7	$723.8

See notes to consolidated financial statements.

36