Form 10-K405, Exhibit 13
period 1999-12-31
CLEVELAND CLIFFS INC
filed 2000-03-16
CIK 764065

Exhibit 13(d)

Statement of Consolidated Income
Cleveland-Cliffs Inc and Consolidated Subsidiaries

	(In Millions, Except Per Share Amounts)
	Year Ended December 31

	1999	1998	1997

REVENUES

Product sales and services	$305.7	$444.1	$391.4

Royalties and management fees	48.5	49.7	47.5

Total Operating Revenues	354.2	493.8	438.9

Interest income	3.3	5.4	6.3

Other income	3.9	4.7	10.9

Total Revenues	361.4	503.9	456.1

COSTS AND EXPENSES

Cost of goods sold and operating expenses	319.0	398.0	354.9

Administrative, selling and general expenses	16.1	18.7	17.1

Equity loss in Cliffs and Associates Limited	9.1	2.3	1.5

Interest expense	3.7	.4	2.6

Other expenses	8.8	12.7	7.4

Total Costs and Expenses	356.7	432.1	383.5

INCOME BEFORE INCOME TAXES	4.7	71.8	72.6

INCOME TAXES	(.1)	14.4	17.7

NET INCOME	$4.8	$57.4	$54.9

NET INCOME PER COMMON SHARE

Basic	$.43	$5.10	$4.83

Diluted	$.43	$5.06	$4.80

AVERAGE NUMBER OF SHARES

Basic	11.1	11.2	11.4

Diluted	11.1	11.3	11.5

See notes to consolidated financial statements.

37