Form 10-K405, Exhibit 13
period 1999-12-31
CLEVELAND CLIFFS INC
filed 2000-03-16
CIK 764065

Exhibit 13(e)

Statement of Consolidated Cash Flows
Cleveland-Cliffs Inc and Consolidated Subsidiaries

	(In Millions,
	Brackets Indicate Cash Decrease)
	Year Ended December 31

	1999	1998	1997

OPERATING ACTIVITIES

Net income	$4.8	$57.4	$54.9

Adjustments to reconcile net income

to net cash from operations:

Depreciation and amortization:

Consolidated	10.5	7.8	6.7

Share of associated companies	12.0	12.5	12.2

Equity loss in Cliffs and Associates Limited	9.1	2.3	1.5

Deferred income taxes	(.2)	3.1	16.4

Tax credit		(3.5)	(5.6)

Decrease in Savage River closedown reserve			(13.8)

Other	(.6)	(4.5)	2.0

Total before changes in operating assets and liabilities	35.6	75.1	74.3

Changes in operating assets and liabilities:

Inventories and prepaid expenses	6.4	2.3	(13.3)

Receivables	(23.5)	13.1	(3.2)

Payables and accrued expenses	(14.5)	1.6	(15.5)

Total changes in operating assets and liabilities	(31.6)	17.0	(32.0)

Net cash from operating activities	4.0	92.1	42.3

INVESTING ACTIVITIES

Purchase of property, plant and equipment:

Consolidated	(15.4)	(24.5)	(14.1)

Share of associated companies	(5.4)	(7.2)	(5.5)

Investment and advances in Cliffs and Associates Limited	(12.5)	(19.7)	(42.3)

Purchase of Wabush interest			(15.0)

Other	.5	1.5	4.9

Net cash used by investing activities	(32.8)	(49.9)	(72.0)

FINANCING ACTIVITIES

Dividends	(16.7)	(16.3)	(14.8)

Repurchases of Common Shares	(17.2)	(11.5)	(4.9)

Net cash used by financing activities	(33.9)	(27.8)	(19.7)

EFFECT OF EXCHANGE RATE CHANGES ON CASH			(.1)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(62.7)	14.4	(49.5)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	130.3	115.9	165.4

CASH AND CASH EQUIVALENTS AT END OF YEAR	$67.6	$130.3	$115.9

Taxes paid on income	$6.9	$12.5	$17.1

Interest paid on debt obligations	$4.9	$4.9	$4.9

See notes to consolidated financial statements.

38