Form 10-K405, Exhibit 13
period 1999-12-31
CLEVELAND CLIFFS INC
filed 2000-03-16
CIK 764065

Statement of Consolidated Shareholders’ Equity	Exhibit 13(f)

Cleveland-Cliffs Inc and Consolidated Subsidiaries

	(In Millions)

		Capital In
		Excess of		Common	Other
	Common	Par Value	Retained	Shares in	Comprehensive
	Shares	Of Shares	Income	Treasury	Income	Other	Total

January 1, 1997	$16.8	$68.8	$432.0	$(142.5)	$(.9)	$(3.6)	$370.6

Comprehensive income

Net income			54.9				54.9

Other comprehensive income

Unrealized losses on securities					(1.0)		(1.0)

Foreign currency translation adj.					(.1)		(.1)

Total comprehensive income							53.8

Cash dividends — $1.30 a share			(14.8)				(14.8)

Stock plans

Restricted stock/stock options		.2		.4		(.5)	.1

Performance shares		.8		.7		1.0	2.5

Repurchases of Common Shares				(4.9)			(4.9)

Other				.1			.1

December 31, 1997	16.8	69.8	472.1	(146.2)	(2.0)	(3.1)	407.4

Comprehensive income

Net income			57.4				57.4

Other comprehensive income

Unrealized losses on securities					(2.3)		(2.3)

Total comprehensive income							55.1

Cash dividends — $1.45 a share			(16.3)				(16.3)

Stock plans

Restricted stock/stock options		.3		.6		.2	1.1

Performance shares		.7		1.1		(.2)	1.6

Repurchases of Common Shares				(11.5)			(11.5)

Other		.1		.1			.2

December 31, 1998	16.8	70.9	513.2	(155.9)	(4.3)	(3.1)	437.6

Comprehensive income

Net income			4.8				4.8

Other comprehensive income

Unrealized losses on securities					(.9)		(.9)

Total comprehensive income							3.9

Cash dividends — $1.50 a share			(16.7)				(16.7)

Stock plans

Restricted stock/stock options				.3		.4	.7

Performance shares		(3.9)		1.4		1.6	(.9)

Repurchases of Common Shares				(17.2)			(17.2)

Other		.1		(.1)		(.1)	(.1)

December 31, 1999	$16.8	$67.1	$501.3	$(171.5)	$(5.2)	$(1.2)	$407.3

See notes to consolidated financial statements.

39