Form 10-K405, Exhibit 13
period 1999-12-31
CLEVELAND CLIFFS INC
filed 2000-03-16
CIK 764065

Exhibit 13(g)

Notes to Consolidated Financial Statements
Cleveland-Cliffs Inc and Consolidated Subsidiaries

Accounting Policies

Basis of Consolidation: The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries (“Company”). “Investments in Associated Companies” are comprised of partnerships and unconsolidated companies (“ventures”) which the Company does not control. Such investments are accounted by the equity method and include, where appropriate, capitalized interest incurred during the construction phase of qualifying assets (see Note 2). The Company’s share of earnings of mining ventures from which the Company purchases iron ore is credited to “Cost of Goods Sold and Operating Expenses” upon sale of the product. Hot-briquetted iron (“HBI”) venture results are reflected as “Equity Loss in Cliffs and Associates Limited.”

Business: The Company’s dominant business is the production and sale of iron ore pellets to integrated steel companies. The Company manages and owns interests in mines; sells iron ore; controls, develops, and leases reserves to mine owners; and owns ancillary companies providing services to the mines. Iron ore production activities are conducted in North America. Iron ore is marketed in North America and Europe. The three largest steel company customer and partner contributions to the Company’s revenues were 19 percent, 19 percent and 10 percent in 1999; 22 percent, 15 percent and 9 percent in 1998; and 20 percent, 13 percent and 10 percent in 1997.

The Company is developing a ferrous metallics business, with its initial entry being a 46.5 percent interest in a joint venture, located in Trinidad and Tobago, to produce and market HBI. See Note 2 — Ferrous Metallics.

The Savage River Mines operation terminated production in December, 1996 and shipped its remaining iron ore inventory during the first quarter of 1997. The Australian operation had total revenues and earnings of $10.9 million and $3.1 million in 1997. The remaining assets and all related environmental and rehabilitation obligations were transferred to the Tasmanian government in 1997, resulting in a $3.2 million after-tax reversal of previously recorded closedown obligations.

Revenue Recognition: Revenue is recognized on sales of products when title has transferred, and on services when services have been performed. Royalty revenue from the Company’s share of ventures’ production is recognized when the product is sold. Royalty revenue from the ventures’ other participants is recognized on production.

Business Risk: The major business risk faced by the Company in iron ore is lower customer or venture partner consumption of iron ore from the Company’s owned and managed ventures which may result from competition from other iron ore suppliers; use of iron ore substitutes, including imported semi-finished steel; steel industry consolidation, rationalization or financial failure; or decreased North American steel production, resulting from increased imports or lower steel consumption. Loss of sales and/or royalty and management fee income on any such unmitigated loss of business would have a greater impact on earnings than revenue, due to the high level of fixed costs in the iron mining business.

Notes to Consolidated Financial Statements
Cleveland-Cliffs Inc and Consolidated Subsidiaries

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

Investments: The Company determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each financial statement date. Accordingly, the Company has classified its long-term equity investment as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized holding gains and losses, net of tax, reported as a separate component of shareholders’ equity.

Derivative Financial Instruments: Derivative financial instruments, in the form of forward currency exchange contracts, are used to manage foreign exchange risks. The Company does not engage in acquiring or issuing derivative financial instruments for trading purposes. Designated forward exchange contracts are hedging transactions that have been entered into with the objective of managing the risk of exchange rate fluctuations with respect to the ordinary local currency obligations of the Company’s operations. Gains and losses are recognized in the same period as the hedged transaction.

Inventories: Iron ore inventories are stated at the lower of cost or market. The cost is determined using the last-in, first-out (“LIFO”) method. The excess of current cost over LIFO cost of iron ore inventories was $5.9 million and $3.6 million at December 31, 1999 and 1998, respectively. The cost of supplies and other inventories are determined by the average cost method.

Properties: Properties are stated at cost. Depreciation of plant and equipment is computed principally by the straight-line method based on estimated useful lives, not to exceed the life of the operating unit, and is not reduced when operating units are temporarily idled. Depreciation on buildings, mining and processing equipment and information technology is provided over the following estimated useful lives:

Buildings	45 Years

Mining Equipment	10 to 20 Years

Processing Equipment	15 to 45 Years

Information Technology	2 to 7 Years

Notes to Consolidated Financial Statements
Cleveland-Cliffs Inc and Consolidated Subsidiaries

Environmental Remediation Costs: The Company has a formal code of environmental protection and restoration. The Company’s obligations for known environmental problems at active and closed mining operations, and other sites have been recognized based on estimates of the cost of investigation and remediation at each site. If the cost can only be estimated as a range of possible amounts with no specific amount being most likely, the minimum of the range is accrued. Costs of future expenditures are not discounted to their present value. Potential insurance recoveries have not been reflected in the determination of the liabilities.

Stock Compensation: In accordance with the provisions of Financial Accounting Standard Board’s (“FASB”) Statement 123, “Accounting for Stock-Based Compensation,” the Company has elected to continue applying the provisions of Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, the Company does not recognize compensation expense for stock options when the stock option price at the grant date is equal to or greater than the fair market value of the stock at that date. The market value of restricted stock awards and performance shares is charged to expense over the vesting period.

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

Notes to Consolidated Financial Statements
Cleveland-Cliffs Inc and Consolidated Subsidiaries

Note 1 — Accounting and Disclosure Changes

The FASB Statement 133, “Accounting for Derivative Instruments and for Hedging Activities,” as amended by FASB Statement 137, effective for fiscal years beginning after June 15, 2000, provides comprehensive and consistent standards for recognition and measurement of derivatives and hedging activities. The Company does not expect compliance with the Statement to have a material effect on the Company’s consolidated financial statements.

The Accounting Standards Executive Committee (“AcSEC”) of the American Institute of Certified Public Accountants issued Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” and SOP 98-5, “Reporting on the Costs of Start-up Activities,” effective for fiscal years beginning after December 15, 1998. Both SOPs, which were adopted by the Company in the first quarter of 1999, did not have a material impact on the Company’s consolidated financial statements.

Note 2 — Investments in Associated Companies

Iron Ore

The Company’s investments in mining ventures consist of its 40 percent interest in Tilden Mining Company L.C., 22.5625 percent interest in Empire Iron Mining Partnership, 15 percent interest in Hibbing Taconite Company, and 22.78 percent interest in Wabush Mines (“Wabush”). The remaining interests in the ventures are owned by U.S. and Canadian integrated steel companies.

Following is a summary of combined financial information of the operating ventures:

	(In Millions)

	1999	1998	1997

Income

Gross revenue	$922.3	$1,072.4	$1,027.0

Income	$65.8	$134.3	$111.1

Financial Position

Current assets	$196.5	$187.0	$144.9

Properties — net	660.1	691.4	713.8

Other long-term assets	30.7	30.0	29.0

Current liabilities	(145.7)	(159.8)	(143.3)

Long-term liabilities	(106.5)	(79.6)	(74.4)

Net assets	$635.1	$669.0	$670.0

Company’s equity in underlying net assets	$184.8	$194.3	$196.7

Company’s investment	$149.3	$156.0	$160.8

Notes to Consolidated Financial Statements
Cleveland-Cliffs Inc and Consolidated Subsidiaries

The Company manages all of the ventures and leases or subleases mineral rights to certain ventures. In addition, the Company is required to purchase its applicable current share, as defined, of the ventures’ production. The Company purchased $174.7 million in 1999 (1998-$253.9 million; 1997-$243.3 million) of iron ore pellets from certain ventures.

Following is a summary of royalties and management fees earned by the Company and the Company’s share as a participant in the ventures:

	(In Millions)
	1999	1998	1997

Other venture partners’ share	$40.9	$36.4	$35.7

Company’s share as a participant	7.6	13.3	11.8

Total royalties and management fees	$48.5	$49.7	$47.5

Payments by the Company, as a participant in the ventures, are reflected in royalties and management fees revenue and cost of goods sold upon sale of the product.

Costs and expenses incurred by the Company, on behalf of the ventures, are charged to such ventures in accordance with management and operating agreements. The Company’s equity in income of the ventures is credited to cost of goods sold and includes amortization to income of the difference of the Company’s equity in underlying net assets and its investment on the straight-line method based on the useful lives of the underlying assets. The difference between the Company’s equity in underlying net assets and recorded investment results from the assumption of interests from former participants in the ventures, acquisitions, and reorganizations. The Company’s equity in the income of ventures was $4.0 million in 1999 (1998-$29.3 million; 1997-$23.0 million).

On September 28, 1998, Acme Metals Incorporated and its wholly-owned subsidiary Acme Steel Company (collectively “Acme”), a partner in Wabush and an iron ore customer, petitioned for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company had a $1.2 million pre-petition trade receivable from Acme, which is reflected in the Company’s $2.2 million allowance for doubtful accounts. Since its filing, Acme has continued its relationship with Wabush and the Company.

Notes to Consolidated Financial Statements
Cleveland-Cliffs Inc and Consolidated Subsidiaries

Ferrous Metallics

Cliffs and Associates Limited, a joint venture in Trinidad and Tobago, has completed construction of a facility to produce premium quality HBI to be marketed to the steel industry. The venture’s participants, through subsidiaries, include the Company, 46.5 percent; The LTV Corporation (“LTV”), 46.5 percent; and Lurgi AG of Germany, 7 percent, with the Company as manager and sales agent. Following is a summary of project expenditures:

	(In Millions)
	Company's	Total
	Share	Project

Capital expenditures:

1996	$13.1	$28.2

1997	35.8	77.0

1998	16.7	35.9

1999	11.2	24.1

Total	$76.8	$165.2

Start-up expense:

1996	$	$.1

1997	1.5	3.2

1998	2.3	4.8

1999	9.1	19.5

Total	$12.9	$27.6

Investment at December 31*:

1996	$14.4

1997	57.5

1998	79.4

1999	84.1

Capitalized interest:

1996	$.3

1997	2.3

1998	4.5

1999	1.3

Total	$8.4

*	Includes the Company’s capitalized interest on qualifying assets.

Notes to Consolidated Financial Statements
Cleveland-Cliffs Inc and Consolidated Subsidiaries

Note 3 — Segment Reporting

The Company has two reportable segments offering different iron products and services to the steel industry. Iron Ore is the Company’s dominant segment. The Ferrous Metallics segment consists of the HBI venture project in Trinidad and Tobago and other developmental activities. “Other” includes non-reportable segments, closed operations and unallocated corporate administrative costs and other income and expense.

	(In Millions)

	Iron	Ferrous		Segments			Consolidated
	Ore	Metallics		Total	Other		Total

1999

Sales and services to external customers	$305.7	$		$305.7	$		$305.7

Royalties and management fees(1)	48.5			48.5			48.5

Total operating revenues	354.2			354.2			354.2

Income (loss) before taxes	31.7		(11.8)	19.9		(15.2)	4.7

Depreciation and amortization(2)	22.5			22.5			22.5

Equity loss			(9.1)	(9.1)			(9.1)

Investments in equity method investees	149.3		84.1	233.4			233.4

Other identifiable assets	423.3		1.5	424.8		21.5	446.3

Total assets	572.6		85.6	658.2		21.5	679.7

Property expenditures(2)	20.8		11.2	32.0			32.0

1998

Sales and services to external customers	$444.1	$		$444.1	$		$444.1

Royalties and management fees(1)	49.7			49.7			49.7

Total operating revenues	493.8			493.8			493.8

Income (loss) before taxes	91.6		(5.5)	86.1		(14.3)	71.8

Depreciation and amortization(2)	20.3			20.3			20.3

Equity loss			(2.3)	(2.3)			(2.3)

Investments in equity method investees	156.0		79.4	235.4			235.4

Other identifiable assets	468.3		.8	469.1		19.3	488.4

Total assets	624.3		80.2	704.5		19.3	723.8

Property expenditures(2)	31.7		16.7	48.4			48.4

1997

Sales and services to external customers	$381.9	$		$381.9		$9.5	$391.4

Royalties and management fees(1)	47.4			47.4		.1	47.5

Total operating revenues	429.3			429.3		9.6	438.9

Income (loss) before taxes	79.5		(3.8)	75.7		(3.1)	72.6

Depreciation and amortization(2)	18.9			18.9			18.9

Equity income (loss)			(1.5)	(1.5)		.1	(1.4)

Investments in equity method investees	160.8		57.5	218.3			218.3

Other identifiable assets	458.0		.5	458.5		17.5	476.0

Total assets	618.8		58.0	676.8		17.5	694.3

Property expenditures(2)	19.6		35.8	55.4			55.4

(1)    Includes revenue from the Company's share of ventures' production that is recognized when the product is sold.

(2)    Includes Company's share of associated companies.

Notes to Consolidated Financial Statements
Cleveland-Cliffs Inc and Consolidated Subsidiaries

Included in the consolidated financial statements are the following amounts relating to geographic locations:

	(In Millions)

	1999	1998	1997

Revenue(1)

United States	$310.5	$444.3	$383.2

Canada	36.5	42.1	38.9

Other Countries	7.2	7.4	16.8

	$354.2	$493.8	$438.9

Long-Lived Assets(2)

United States	$295.9	$298.1	$286.0

Canada	16.0	16.8	17.8

Trinidad and Tobago	76.8	65.6	48.9

	$388.7	$380.5	$352.7

(1)	Revenue is attributed to countries based on the location of the customer.

(2)	Net properties include Company’s share of associated companies.

Note 4 — Environmental Obligation

At December 31, 1999, the Company had an environmental reserve, including its share of ventures, of $20.6 million ($21.5 million at December 31, 1998), of which $3.3 million was classified as current. Payments in 1999 were $1.0 million (1998 — $.9 million and 1997 - $2.4 million). The reserve includes the Company’s obligations related to Federal and State Superfund and Clean Water Act sites where the Company is named as a potentially responsible party, including Cliffs-Dow and Kipling sites in Michigan and the Rio Tinto site in Nevada, all of which sites are independent of the Company’s iron mining operations. Reserves are based on Company estimates and engineering studies prepared by outside consultants engaged by the potentially responsible parties. The Company continues to evaluate the recommendations of the studies and other means for site clean-up. Significant site clean-up activities have taken place at Rio Tinto and Cliffs-Dow. Also included in the reserve are wholly-owned active and closed mining operations, and other sites, including former operations, for which reserves are based on the Company’s estimated cost of investigation and remediation.

Note 5 — Long-Term Debt

Long-term debt of the Company consists of $70 million of senior unsecured notes due in December, 2005, with a fixed interest rate of 7 percent. The note agreement requires the Company to meet certain covenants related to net worth ($244.9 million at December 31, 1999), leverage, and other provisions. The Company was in compliance with the debt covenants at December 31, 1999.

Notes to Consolidated Financial Statements
Cleveland-Cliffs Inc and Consolidated Subsidiaries

The Company has a $100 million revolving credit agreement which expires on May 31, 2003. No borrowings are outstanding under this agreement. The Company also has unsecured letters of credit outstanding of $6.0 million, including its share of ventures.

Note 6 — Lease Obligations

The Company and its ventures lease certain mining, production, data processing and other equipment under operating leases. The Company’s operating lease expense, including its share of ventures, was $10.0 million in 1999, $9.1 million in 1998 and $8.5 million in 1997.

Assets acquired under capital leases by the Company, including its share of ventures, were $10.3 million and $9.2 million, respectively, at December 31, 1999 and 1998. Corresponding accumulated amortization of capital leases included in respective allowances for depreciation was $5.2 million and $4.0 million at December 31, 1999 and 1998, respectively.

Future minimum payments under capital leases and noncancellable operating leases, including the Company’s share of ventures, at December 31, 1999 were:

	(In Millions)

Year Ending	Capital	Operating
December 31	Leases	Leases
—————	———	——————
2000	$2.1	$10.6

2001	1.6	9.2

2002	1.0	7.2

2003	.4	6.3

2004	.2	4.0

2005 and thereafter	.2	6.2

Total minimum lease payments	5.5	$43.5

Amounts representing interest	.7

Present value of net minimum lease payments	$4.8

The $49.0 million of total minimum lease payments is comprised of the Company’s direct obligation of $4.6 million and the Company’s share of ventures’ obligations of $44.4 million, which are largely non-recourse to the Company.

Note 7 — Pensions and Other Postretirement Benefits

The Company and its ventures sponsor defined benefit pension plans covering substantially all employees. The plans are largely noncontributory, and benefits are generally based on employees’ years of service and average earnings for a defined period prior to retirement. In addition, the Company and its ventures currently provide retirement health care and life insurance benefits (“Other Benefits”) to most full-time employees who meet certain length of service and age requirements (a portion of which are pursuant to collective bargaining agreements). Other Benefits are provided through programs administered by insurance companies whose charges are based on benefits paid. The following table presents a reconciliation of funded status of the Company’s plans, including its proportionate share of plans of its ventures, at December 31, 1999 and 1998:

Notes to Consolidated Financial Statements
Cleveland-Cliffs Inc and Consolidated Subsidiaries

	(In Millions)

	Pension Benefits		Other Benefits

	1999	1998	1999	1998

Change in plan assets

Fair value of plan assets at beginning of year	$316.2	$293.2	$19.9	$17.3

Actual return on plan assets	34.9	35.4	1.8	1.3

Contributions	1.1	2.8	1.5	1.3

Benefits paid	(16.3)	(15.2)	(1.7)

Fair value of plan assets at end of year	335.9	316.2	21.5	19.9

Change in benefit obligation

Benefit obligation at beginning of year	238.1	215.5	97.7	88.4

Service cost	4.6	4.5	1.8	1.6

Interest cost	17.2	15.6	6.3	6.3

Amendments	24.5	.6

Actuarial (gains) losses	(18.8)	17.1	(15.2)	6.7

Benefits paid	(16.3)	(15.2)	(6.0)	(5.3)

Benefit obligation at end of year	249.3	238.1	84.6	97.7

Funded status of the plan (underfunded)	86.6	78.1	(63.1)	(77.8)

Unrecognized prior service cost	29.5	6.8	1.5	1.6

Unrecognized net actuarial (gain) loss	(65.7)	(30.0)	(13.4)	2.1

Unrecognized net asset at date of adoption	(17.1)	(19.7)

Prepaid (accrued) benefit cost	$33.3	$35.2	$(75.0)	$(74.1)

Assumptions as of December 31

Discount rate	8.00%	6.75%	8.00%	6.75%

Expected long-term return on plan assets	9.00%	9.00%	7.62%	7.00%

Rate of compensation increase – average	4.26%	4.30%

	(In Millions)

	Pension Benefits			Other Benefits

	1999	1998	1997	1999	1998	1997

Components of net periodic benefit cost

Service cost	$4.6	$4.5	$4.0	$1.8	$1.6	$1.3

Interest cost	17.2	15.6	15.1	6.3	6.3	6.2

Expected return on plan assets	(24.9)	(22.5)	(20.8)	(1.5)	(1.3)	(1.0)

Amortization and other	6.2	4.6	(.4)	.1	.1

Net periodic benefit cost (credit)	$3.1	$2.2	$(2.1)	$6.7	$6.7	$6.5

The Company and its ventures reached agreement with the United Steelworkers of America on a new labor contract effective August 1, 1999. The agreement covers a five-year period and provides for increased pension benefits consistent with the pattern of benefit improvements negotiated earlier by the major steel companies. As a result, the Company’s annual pension expense increased $1.7 million for plan improvements commencing August 1, 1999.

Annual contributions to the pension plans are made within income tax deductibility restrictions in accordance with statutory regulations. In the event of termination, the sponsors could be required to fund shutdown and early retirement obligations which are not included in the pension benefit obligations.

Notes to Consolidated Financial Statements
Cleveland-Cliffs Inc and Consolidated Subsidiaries

Assets for Other Benefits include deposits relating to insurance contracts and Voluntary Employee Benefit Association (“VEBA”) Trusts for certain mining ventures that are available to fund retired employees’ life insurance obligations and medical benefits. The Company’s estimated annual contribution to the VEBAs will approximate $1.1 million based on its share of tons produced.

An annual rate of increase in the per capita cost of covered health care benefits of 6.5 percent was assumed for 2000, decreasing by .5 percent per year to an annual rate of 5.0 percent for 2003 and annually thereafter. A one percentage point change in this assumption would have the following effects:

	(In Millions)

	Increase	Decrease

Effect on total of service and interest cost components in 1999	$1.5	$(1.1)

Effect on Other Benefits obligation as of December 31, 1999	11.5	(10.1)

Note 8 — Income Taxes

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 1999 and 1998 are as follows:

	(In Millions)

	1999	1998

Deferred tax assets:

Postretirement benefits other than pensions	$21.4	$21.8

Other liabilities	13.2	13.7

Alternative minimum tax credit carryforwards	8.9	2.4

Equity loss – Cliffs and Associates Limited	4.5	1.3

Other	14.7	18.7

Total deferred tax assets	62.7	57.9

Deferred tax liabilities:

Investment in ventures	20.7	21.2

Properties	20.2	14.8

Other	8.4	9.2

Total deferred tax liabilities	49.3	45.2

Net deferred tax assets	$13.4	$12.7

The components of the Company’s provision for income taxes are as follows:

	(In Millions)

	1999	1998	1997

Current	$.1	$14.8	$11.9

Deferred	(.2)	(.4)	5.8

	$(.1)	$14.4	$17.7

Notes to Consolidated Financial Statements
Cleveland-Cliffs Inc and Consolidated Subsidiaries

In 1999, the Company made additional tax and interest payments of $1.5 million related to final settlement of audit issues for years 1993 and 1994. In the fourth quarter of 1998, a favorable tax adjustment of $3.5 million was recorded which primarily reflected the expected outcome of the 1993 and 1994 audit issues. In 1997, the Company made additional tax and interest payments of $3.3 million and recorded a $5.6 million reversal of prior years’ tax accruals in settlement of audits for years 1991 and 1992. For 1997, the provision for income tax included Australian federal income taxes of $2.1 million.

Reconciliation of the Company’s income tax to the tax at the United States statutory rate follows:

	(In Millions)

	1999	1998	1997

Tax at statutory rate of 35 percent	$1.7	$25.1	$25.4

Increase (decrease) due to:

Percentage depletion in excess of cost depletion	(1.8)	(5.9)	(4.2)

Effect of foreign taxes	.2		2.2

Prior years’ tax adjustment	(.3)	(4.7)	(7.3)

Other items – net	.1	(.1)	1.6

Income tax expense (credit)	$(.1)	$14.4	$17.7

Note 9 — Fair Value of Financial Instruments

The carrying amount and fair value of the Company’s financial instruments at December 31, 1999 were as follows:

	(In Millions)

	1999		1998

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Cash and cash equivalents	$67.6	$67.6	$130.3	$130.3

Long-term investments	3.5	3.5	4.8	4.8

Long-term debt	70.0	63.4	70.0	71.3

At December 31, 1999 and 1998, the Company had an investment in publicly traded common stock, with an original basis of $11.5 million, which was recorded as a long-term investment (included in Other Assets — Miscellaneous) and classified as available-for-sale.

The fair value of the Company’s long-term debt was determined based on a discounted cash flow analysis and estimated current borrowing rates.

The Company had Canadian forward currency exchange contracts in the notional amount of $22.5 million and $13.9 million at December 31, 1999 and 1998, respectively. The fair value of the contracts, which have varying maturity dates of less than twelve months, were estimated to be $.4 million and zero, respectively, based on December 31, 1999 and 1998 forward rates.

Notes to Consolidated Financial Statements
Cleveland-Cliffs Inc and Consolidated Subsidiaries

Note 10 — Stock Plans

The 1992 Incentive Equity Plan was amended in May, 1999 to authorize the Company to issue up to 1,700,000 Common Shares (previously 1,150,000 Common Shares) upon the exercise of Options Rights, as Restricted Shares, in payment of Performance Shares or Performance Units that have been earned, as Deferred Shares, or in payment of dividend equivalents paid on awards made under the Plan. Such shares may be shares of original issuance, treasury shares, or a combination of both. Stock options may be granted at a price not less than the fair market value of the stock on the date the option is granted, generally are not subject to re-pricing, and must be exercisable not later than ten years and one day after the date of grant. Stock appreciation rights may be granted either at or after the time of a stock option grant. Common Shares may be awarded or sold to certain employees with disposition restrictions over specified periods. The Company recorded a credit of $.3 million in 1999, and expense of $2.5 million and $3.0 million in 1998 and 1997, respectively, relating to other stock-based compensation, primarily the Performance Share program.

The 1996 Nonemployee Directors’ Compensation Plan authorizes the Company to issue up to 50,000 Common Shares to nonemployee Directors. The Plan was amended effective January 1, 1999 to provide for the grant of 2,000 Restricted Shares to nonemployee Directors first elected on or after January 1, 1999, and also provides that nonemployee Directors must take at least 40 percent of their annual retainer in Common Shares. The Restricted Shares vest five years from the date of award.

FASB Statement 123 requires pro forma disclosure of net income and earnings per share as if the fair value method for valuing stock options had been applied. The Company’s pro forma information follows:

	1999	1998	1997

Net income (millions)	$3.1	$57.2	$55.0

Earnings per share:

Basic	$.28	$5.09	$4.83

Diluted	$.28	$5.05	$4.80

The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998 and 1997:

	1999	1998	1997

Risk-free interest rate	4.79%	5.47%	6.04%

Dividend yield	3.42%	3.15%	2.97%

Volatility factor – market price of Company’s common stock	.223	.224	.221

Expected life of options – years	6.15	4.31	4.31

Weighted-average fair value of options granted during the year	$5.52	$8.65	$8.94

Notes to Consolidated Financial Statements
Cleveland-Cliffs Inc and Consolidated Subsidiaries

Compensation costs included in the pro forma information reflect fair values associated with options granted after January 1, 1995. Pro forma information may not be indicative of future pro forma information applicable to future outstanding awards.

Stock option, restricted stock award, and performance share activities under the Company’s Incentive Equity Plans, and the Nonemployee Directors’ Compensation Plan are summarized as follows:

	1999		1998		1997

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Stock options:

Options outstanding at beginning of year	346,742	$41.04	252,625	$39.00	157,425	$35.99

Granted during the year	454,150	58.88	128,450	44.56	114,950	43.38

Exercised	(6,750)	21.98	(18,616)	34.96	(3,000)	21.52

Cancelled	(19,900)	43.98	(15,717)	44.26	(16,750)	43.95

Options outstanding at end of year	774,242	51.59	346,742	41.04	252,625	39.00

Options exercisable at end of year	221,126	39.90	138,609	36.22	96,925	31.10

Restricted awards:

Awarded and restricted at beginning of year	52,296		49,449		39,665

Awarded during the year	4,000		5,000		13,200

Vested	(3,073)		(2,153)		(816)

Cancelled					(2,600)

Awarded and restricted at end of year	53,223		52,296		49,449

Performance shares:

Allocated at beginning of year	176,050		161,000		145,167

Allocated during the year	69,472		73,554		63,126

Issued	(59,672)		(58,504)		(45,293)

Forfeited/cancelled	(49,101)				(2,000)

Allocated at end of year	136,749		176,050		161,000

Required retainer and voluntary shares:

Awarded at beginning of year	6,649		4,548		3,150

Awarded during the year	10,255		6,649		4,540

Issued	(6,924)		(4,548)		(3,142)

Awarded at end of year	9,980		6,649		4,548

Reserved for future grants or awards at end of year	601,828		520,704		718,640

Exercise prices for options outstanding as of December 31, 1999 ranged from $20.12 to $75.80, with 93 percent of options outstanding having exercise prices greater than $43.00. The weighted-average remaining contractual life of options outstanding is 7.9 years at December 31, 1999.

Notes to Consolidated Financial Statements
Cleveland-Cliffs Inc and Consolidated Subsidiaries

Note 11 — Shareholders’ Equity

Under the Company’s share purchase rights (“Rights”) plan, a Right is attached to each of the Company’s Common Shares outstanding or subsequently issued, which entitles the holder to buy from the Company one-hundredth of one (.01) Common Share at an exercise price per whole share of $160.00. The Rights expire on September 19, 2007 and are not exercisable until the occurrence of certain triggering events, which include the acquisition of, or tender or exchange offer for, 20 percent or more of the Company’s Common Shares. There are approximately 168,000 Common Shares reserved for these Rights. The Company is entitled to redeem the Rights at one cent per Right upon the occurrence of certain events.

In 1999 and 1998, the Company purchased .6 million and .2 million shares of its Common Shares at a cost of $17.2 million and $11.5 million, respectively. Through December 31, 1999, the Company has purchased 1.7 shares under its authorization to repurchase up to 2.0 million Common Shares. The shares will initially be retained as Treasury Stock.

Note 12 — Earnings Per Share

The following table summarizes the computation of basic and diluted earnings per share.

	(In Millions, Except Per Share)

	1999	1998	1997

Net income	$4.8	$57.4	$54.9

Basic weighted-average shares	11.1	11.2	11.4

Effect of dilutive shares:

Stock options/performance shares		.1	.1

Diluted weighted-average shares	11.1	11.3	11.5

Basic earnings per share	$.43	$5.10	$4.83

Diluted earnings per share	$.43	$5.06	$4.80

Note 13 – Contingencies

The Company and its ventures are periodically involved in litigation incidental to their operations. Management believes that any pending litigation will not result in a material liability in relation to the Company’s consolidated financial statements.

Rouge Industries, Inc., a major customer of the Company, incurred an extended shutdown of its blast furnaces due to a 1999 explosion at the power generating facility that supplies Rouge, resulting in a loss of pellet sales by the Company to Rouge of over one million tons. The Company is pursuing a business interruption claim under its property insurance program to mitigate the earnings impact of the lost sales. The Company will record the gain when the insurance recovery is deemed probable.