Form 10-K405, Exhibit 13
period 1999-12-31
CLEVELAND CLIFFS INC
filed 2000-03-16
CIK 764065

Exhibit 13(h)

Quarterly Results of Operations - (Unaudited)
(In Millions, Except Per Share Amounts)

	1999

	Quarters

	First	Second	Third	Fourth	Year

Total revenues	$25.0	$97.9	$91.8	$146.7	$361.4

Gross profit (loss)	9.8	18.7	(9.8)	16.5	35.2

Net income (loss)

Amount	2.7	7.8	(10.7)	5.0	4.8

Per common share

Basic	.24	.70	(.96)	.45	.43

Diluted	.24	.70	(.96)	.45	.43

Average number of shares

Basic	11.2	11.2	11.1	10.8	11.1

Diluted	11.2	11.2	11.2	10.9	11.1

First and third quarter results included pre-tax favorable adjustments of $4 million and $2 million, respectively, primarily relating to recoveries of prior years’ state taxes. Third and fourth quarter results also included approximately $25 million and $7 million, respectively, of pre-tax fixed costs related to production curtailments.

	1998

	Quarters

	First	Second	Third	Fourth	Year

Total revenues	$38.0	$158.1	$176.2	$131.6	$503.9

Gross profit	5.3	28.7	32.5	29.3	95.8

Net income

Amount	.5	16.9	20.1	19.9	57.4

Per common share

Basic	.04	1.49	1.80	1.77	5.10

Diluted	.04	1.48	1.78	1.76	5.06

Average number of shares

Basic	11.3	11.3	11.2	11.1	11.2

Diluted	11.4	11.4	11.3	11.3	11.3

Fourth quarter net income included a $3.5 million tax credit reflecting a reassessment of current and prior years’ tax obligations resulting from the audit of prior years’ tax returns.

Common Share Price Performance and Dividends

	Price Performance

	1999		1998		Dividends

	High	Low	High	Low	1999	1998

First Quarter	$43.56	$32.94	$55.18	$42.75	$.375	$.325

Second Quarter	41.44	31.81	57.31	49.81	.375	.375

Third Quarter	34.50	30.06	57.69	36.06	.375	.375

Fourth Quarter	31.94	26.81	41.88	37.00	.375	.375

Year	43.56	26.81	57.69	36.06	$1.50	$1.45

55