Form 10-K405, Exhibit 13
period 1999-12-31
CLEVELAND CLIFFS INC
filed 2000-03-16
CIK 764065

Summary of Financial and Other Statistical Data Cleveland-Cliffs Inc and Consolidated Subsidiaries	Exhibit 13(j)

	1999	1998	1997

Financial Data (In Millions, Except Per Share Amounts)

For The Year

Operating Earnings (a)

Operating Revenues - Product Sales and Services	$305.7	$444.1	$391.4

- Royalties and Management Fees	48.5	49.7	47.5

- Total	354.2	493.8	438.9

Cost of Goods Sold and Operating Expenses and AS&G Expenses	335.1	416.7	372.0

Operating Earnings	19.1	77.1	66.9

Net Income (Loss) (a)	4.8	57.4	54.9

Net Income (Loss) Per Common Share (a)

Basic	.43	5.10	4.83

Diluted	.43	5.06	4.80

Cash Flow from Operations Before Changes in Operating Assets and Liabilities	35.6	75.1	74.3

Distributions to Common Shareholders:

Regular Cash Dividends - Per Share	1.50	1.45	1.30

- Total	16.7	16.3	14.8

Special Dividends - Per Share

- Total

Repurchases of Common Shares	17.2	11.5	4.9

At Year-End

Cash and Marketable Securities	67.6	130.3	115.9

Total Assets	679.7	723.8	694.3

Long-Term Obligations Effectively Serviced (c)	74.7	75.4	74.9

Shareholders’ Equity	407.3	437.6	407.4

Book Value Per Common Share	38.27	39.25	36.02

Market Value Per Common Share	31.13	40.31	45.81

Iron Ore Production and Sales Statistics (Millions of Gross Tons)

Production From Mines Managed By Cliffs:

North America	36.2	40.3	39.6

Australia

Total	36.2	40.3	39.6

Cliffs’ Share	8.8	11.4	10.9

Cliffs’ Sales From:

North American Mines	8.9	12.1	10.4

Australian Mine			.3

Total	8.9	12.1	10.7

Other Information

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (d)	27.6	87.1	87.8

Earnings Before Interest and Taxes (EBIT) (d)	5.1	66.8	68.9

Common Shares Outstanding (Millions) - Average For Year	11.1	11.3	11.4

- At Year-End	10.6	11.2	11.3

Common Shares Price Range - High	$43.56	$57.69	$47.13

- Low	26.81	36.06	40.00

Employees at Year-End (e)	5,947	6,029	5,951

(a) Results include an after-tax credit of $3.5 million ($.31 per diluted share) in 1998, after-tax credits of $8.8 million ($.77 per diluted share) in 1997, net contributions from non-recurring items and extraordinary charge of $2.4 million ($.20 per diluted share) in 1995, recoveries on bankruptcy claims of $23.2 million ($1.92 per diluted share) and $47.1 million ($4.00 per diluted share) in 1993 and 1990, respectively, and a $38.7 million ($3.23 per diluted share) after-tax charge for accounting changes in 1992. Operating results reflect the acquisition of Northshore Mining Company in the fourth quarter of 1994. Represents revenues and income from continuing operations for 1989.

57

	1996	1995	1994

Financial Data (In Millions, Except Per Share Amounts)

For The Year

Operating Earnings (a)

Operating Revenues - Product Sales and Services	$451.7	$411.2	$334.8

- Royalties and Management Fees	51.5	49.5	44.7

- Total	503.2	460.7	379.5

Cost of Goods Sold and Operating Expenses and AS&G Expenses	409.6	371.5	315.8

Operating Earnings	93.6	89.2	63.7

Net Income (Loss) (a)	61.0	57.8	42.8

Net Income (Loss) Per Common Share (a)

Basic	5.26	4.84	3.54

Diluted	5.23	4.82	3.53

Cash Flow from Operations Before Changes in Operating Assets and Liabilities	89.6	84.7	54.5

Distributions to Common Shareholders:

Regular Cash Dividends - Per Share	1.30	1.30	1.23

- Total	15.1	15.5	14.8

Special Dividends - Per Share

- Total

Repurchases of Common Shares	19.5	10.8

At Year-End

Cash and Marketable Securities	169.4	148.8	141.4

Total Assets	673.7	644.6	608.6

Long-Term Obligations Effectively Serviced (c)	72.9	76.3	84.2

Shareholders’ Equity	370.6	342.6	311.4

Book Value Per Common Share	32.59	28.96	25.74

Market Value Per Common Share	45.38	41.00	37.00

Iron Ore Production and Sales Statistics (Millions of Gross Tons)

Production From Mines Managed By Cliffs:

North America	39.9	39.6	35.2

Australia	1.6	1.5	1.5

Total	41.5	41.1	36.7

Cliffs’ Share	12.0	11.3	8.3

Cliffs’ Sales From:

North American Mines	11.0	10.4	8.2

Australian Mine	1.7	1.5	1.5

Total	12.7	11.9	9.7

Other Information

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (d)	108.2	85.6	70.6

Earnings Before Interest and Taxes (EBIT) (d)	90.6	68.8	56.2

Common Shares Outstanding (Millions) - Average For Year	11.6	11.9	12.1

- At Year-End	11.4	11.8	12.1

Common Shares Price Range - High	$46.88	$46.75	$45.50

- Low	36.25	36.13	34.00

Employees at Year-End (e)	6,251	6,411	6,504

	1993		1992	1991

Financial Data (In Millions, Except Per Share Amounts)

For The Year

Operating Earnings (a)

Operating Revenues - Product Sales and Services	$268.1		$266.9	$271.6

- Royalties and Management Fees	39.7		43.8	45.8

- Total	307.8		310.7	317.4

Cost of Goods Sold and Operating Expenses and AS&G Expenses	268.5		275.5	275.0

Operating Earnings	39.3		35.2	42.4

Net Income (Loss) (a)	54.6		(7.9)	53.8

Net Income (Loss) Per Common Share (a)

Basic	4.55		(.66)	4.55

Diluted	4.53		(.66)	4.51

Cash Flow from Operations Before Changes in Operating Assets and Liabilities	34.8		49.7	106.0

Distributions to Common Shareholders:

Regular Cash Dividends - Per Share	1.20		1.18	1.03

- Total	14.4		14.1	12.1

Special Dividends - Per Share	2.70	(b)		4.00

- Total	32.4	(b)		47.0

Repurchases of Common Shares

At Year-End

Cash and Marketable Securities	161.0		128.6	95.9

Total Assets	549.1		537.2	478.7

Long-Term Obligations Effectively Serviced (c)	88.6		92.1	65.0

Shareholders’ Equity	280.4		269.5	290.8

Book Value Per Common Share	23.25		22.47	24.40

Market Value Per Common Share	37.38		35.63	36.13

Iron Ore Production and Sales Statistics (Millions of Gross Tons)

Production From Mines Managed By Cliffs:

North America	32.3		32.9	32.1

Australia	1.5		1.5	1.3

Total	33.8		34.4	33.4

Cliffs’ Share	6.8		7.3	7.0

Cliffs’ Sales From:

North American Mines	6.4		6.0	6.0

Australian Mine	1.4		1.3	1.3

Total	7.8		7.3	7.3

Other Information

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (d)	86.7		50.9	81.3

Earnings Before Interest and Taxes (EBIT) (d)	73.2		36.8	65.3

Common Shares Outstanding (Millions) - Average For Year	12.0		12.0	11.8

- At Year-End	12.1		12.0	11.9

Common Shares Price Range - High	$37.50		$40.38	$36.50

- Low	28.75		29.50	25.00

Employees at Year-End (e)	6,173		6,594	6,709

	1990	1989	1988

Financial Data (In Millions, Except Per Share Amounts)

For The Year

Operating Earnings (a)

Operating Revenues - Product Sales and Services	$272.2	$294.9	$247.9

- Royalties and Management Fees	37.7	55.6	50.2

- Total	309.9	350.5	298.1

Cost of Goods Sold and Operating Expenses and AS&G Expenses	279.7	257.8	227.6

Operating Earnings	30.2	92.7	70.5

Net Income (Loss) (a)	73.8	62.5	42.6

Net Income (Loss) Per Common Share (a)

Basic	6.31	5.37	3.12

Diluted	6.26	5.32	3.08

Cash Flow from Operations Before Changes in Operating Assets and Liabilities	32.1	81.5

Distributions to Common Shareholders:

Regular Cash Dividends - Per Share	.80	.40

- Total	9.3	4.7

Special Dividends - Per Share			.79	(b)

- Total			12.8	(b)

Repurchases of Common Shares			125.2

At Year-End

Cash and Marketable Securities	96.0	95.5	52.4

Total Assets	510.9	415.2	390.6

Long-Term Obligations Effectively Serviced (c)	82.4	93.4	145.7

Shareholders’ Equity	290.8	226.0	168.6

Book Value Per Common Share	24.88	19.36	14.53

Market Value Per Common Share	27.13	29.00	26.63

Iron Ore Production and Sales Statistics (Millions of Gross Tons)

Production From Mines Managed By Cliffs:

North America	31.7	39.3	39.0

Australia	2.2	2.3	2.4

Total	33.9	41.6	41.4

Cliffs’ Share	6.6	8.9	9.1

Cliffs’ Sales From:

North American Mines	6.5	7.5	6.7

Australian Mine	.3

Total	6.8	7.5	6.7

Other Information

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (d)	119.2	107.0

Earnings Before Interest and Taxes (EBIT) (d)	103.8	92.0

Common Shares Outstanding (Millions) - Average For Year	11.7	11.6	13.2

- At Year-End	11.7	11.7	11.6

Common Shares Price Range - High	$35.00	$34.00	$28.00

- Low	19.63	25.75	14.25

Employees at Year-End (e)	6,900	7,729	7,832

(b) Includes securities at market value on distribution date.

(c) Includes the Company’s share of ventures and equipment acquired on capital leases.

(d) EBITDA and EBIT are not presented as substitute measures of operating results or cash flow from operations, but because they are widely accepted indicators of a company’s ability to acquire and service debt.

(e) Includes employees of managed mining ventures.

At December 31, 1999, the Company had 2,702 shareholders of record.

58